As filed with the Securities and Exchange Commission on September 18, 2007
Registration No.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

URS CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	8711	94-1381538
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

600 Montgomery Street, 26th Floor
San Francisco, California 94111-2728
(415) 774-2700
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

H. Thomas Hicks
Vice President and Chief Financial Officer
600 Montgomery Street, 26th Floor
San Francisco, California 94111-2728
(415) 744-2700
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Paul D. Tosetti, Esq. Steven B. Stokdyk, Esq. Latham & Watkins LLP 633 West Fifth Street, Suite 4000 Los Angeles, California 90071-2007 (213) 485-1234	Stephen G. Hanks President and Chief Executive Officer Washington Group International, Inc. 720 Park Boulevard, P.O. Box 73 Boise, Idaho 83729 (208) 386-5000	David A. Katz, Esq. Wachtell, Lipton, Rosen & Katz 51 West 52nd Street New York, New York 10019 (212) 403-1000	Samuel M. Livermore, Esq. Cooley Godward Kronish LLP 101 California Street, 5th Floor San Francisco, CA 94111 (415) 693-2000

Approximate date of commencement of proposed sale to the public:  As soon as practicable after the effectiveness of this registration statement and the satisfaction or waiver of all other conditions under the merger agreement described herein.

If the securities being registered on this form are to be offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Calculation of Registration Fee

		Proposed Maximum	Proposed Maximum	Amount of
Title of Each Class of	Amount to be	Offering Price	Aggregate Offering	Registration Fee
Securities to be Registered	Registered	Per Unit	Price (2)	(3)
Common Stock, $0.01 par value per share	26,595,683 (1)	N/A	$1,476,542,687	$45,329.86

(1)	The number of shares to be registered is based on the estimated maximum number of shares of common stock of URS Corporation issuable to stockholders of Washington Group in the merger based on the exchange ratio of 0.772.

(2)	Because the Registrant’s securities are being offered in a merger, in accordance with Rules 457(c) and (f), under the Securities Act, the maximum aggregate offering price is based upon the product of: (A) 34,450,366, the maximum number of shares of Washington Group common stock that may be exchanged in the merger (equal to the sum of (i) 28,936,664 shares of Washington Group common stock outstanding as of September 7, 2007, (ii) 5,072,861 shares of Washington Group common stock issuable upon the exercise of outstanding options as of September 7, 2007, (iii) 371,078 restricted shares of Washington Group common stock granted under Washington Group’s employee and director equity and performance incentive plans and (iv) 69,763 deferred shares of Washington Group common stock granted under Washington Group’s employee and director equity and performance incentive plans), multiplied by (B) $86.66, the average of the high and low sale prices for shares of Washington Group common stock as reported on the New York Stock Exchange on September 14, 2007, less $1,508,926,031, the amount of cash expected to be paid to Washington Group stockholders in the merger.

(3)	Pursuant to Rule 457(b), under the Securities Act, the registration fee has been offset against the fee of $82,457.35 previously paid by the Registrant in connection with the filing of its preliminary joint proxy statement filed on Schedule 14A, with Washington Group International, on July 17, 2007.

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment that specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this joint proxy statement/prospectus is not complete and may be changed. URS may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This joint proxy statement/prospectus is not an offer to sell securities and it is not soliciting an offer to buy nor shall there be any sale of these securities in any state where the offer, solicitation or sale is not permitted.

SUBJECT TO COMPLETION, DATED SEPTEMBER 17, 2007

MERGER PROPOSED — YOUR VOTE IS VERY IMPORTANT

URS Corporation and Washington Group International, Inc. have agreed to a merger that combines URS and Washington Group, subject to approval of both companies’ stockholders. If the proposed merger is completed, each outstanding share of Washington Group common stock (other than those shares held by URS, any subsidiary of URS, Elk Merger Corporation or Bear Merger Sub and other than treasury shares and shares as to which a Washington Group stockholder has validly demanded and perfected appraisal rights under Delaware law) will be converted into the right to receive 0.772 of a share of URS common stock and $43.80 in cash, without interest. In the merger, URS expects to pay approximately $      billion in cash and issue approximately      million shares of URS common stock, based on Washington Group’s shares of common stock and equity awards outstanding as of          , 2007. Washington Group stockholders are expected to own approximately  % of the shares of URS common stock outstanding after the merger. The exchange ratio is fixed and will not be adjusted for changes in the stock prices of either company before the merger is consummated. URS stockholders will continue to own their existing shares of URS common stock, which generally should not be affected by the merger, other than by the dilution resulting from the issuance of URS common stock in the merger. URS common stock is traded on the New York Stock Exchange under the trading symbol “URS.” On          , 2007, URS common stock closed at $      per share as reported on the New York Stock Exchange Composite Transaction Tape.

The merger cannot be completed unless URS stockholders approve the issuance of shares of URS common stock in the merger and Washington Group stockholders adopt the merger agreement and approve the merger. The boards of directors of URS and Washington Group unanimously recommend that their respective stockholders vote “FOR” these proposals.

The proposals are being presented to the respective stockholders of each company at their special meetings. The dates, times and places of the meetings are as follows:

For URS stockholders:	For Washington Group stockholders:
October 30, 2007, 11:00 a.m., local time, at	October 30, 2007, 11:00 a.m., local time, at

This joint proxy statement/prospectus contains important information about URS, Washington Group, the merger agreement, the proposed merger and the special meetings of the respective stockholders of URS and Washington Group. We encourage you to read carefully this joint proxy statement/prospectus before voting, including the section entitled “Risk Factors” beginning on page 19.

Your vote is very important. Whether or not you plan to attend your company’s special meeting, please take the time to vote by completing and mailing to us the enclosed proxy card or, if the option is available to you, by granting your proxy electronically over the Internet or by telephone.

Sincerely,

Martin M. Koffel	Stephen G. Hanks
Chairman of the Board of Directors and	President and Chief Executive Officer
Chief Executive Officer	Washington Group International, Inc.
URS Corporation

Neither the Securities and Exchange Commission nor any state securities regulator has approved or disapproved of the transactions described in this joint proxy statement/prospectus or the securities to be issued pursuant to the merger or determined if the information contained in this joint proxy statement/prospectus is accurate or adequate. Any representation to the contrary is a criminal offense.

This joint proxy statement/prospectus is dated          , 2007, and is being mailed to stockholders of URS and Washington Group on or about          , 2007.

URS CORPORATION
600 Montgomery Street, 26th Floor
San Francisco, California 94111-2728

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
TO BE HELD ON OCTOBER 30, 2007

To the Stockholders of URS Corporation:

We will hold a special meeting of stockholders of URS at          , on October 30, 2007, at 11:00 a.m., local time, for the following purposes:

1. To consider and vote upon a proposal to approve the issuance of shares of URS common stock pursuant to the Agreement and Plan of Merger, dated as of May 27, 2007, by and among URS, Elk Merger Corporation, a wholly owned subsidiary of URS, Bear Merger Sub, Inc., a wholly owned subsidiary of URS, and Washington Group International, Inc., pursuant to which Elk Merger Corporation will merge with and into Washington Group, and each outstanding share of Washington Group common stock, other than those shares held by URS, any subsidiary of URS, Elk Merger Corporation or Bear Merger Sub and other than treasury shares and shares as to which a Washington Group stockholder has validly demanded and perfected appraisal rights under Delaware law, will be converted into the right to receive 0.772 of a share of URS common stock and $43.80 in cash, without interest.

2. To consider and vote upon a proposal to authorize the proxyholders to vote to adjourn or postpone the special meeting, in their sole discretion, to solicit additional proxies if there are not sufficient votes in favor of the foregoing.

3. To transact any other business as may properly come before the special meeting or any adjournments or postponements of the special meeting.

These items of business are described in the attached joint proxy statement/prospectus. Only URS stockholders of record at the close of business on September 21, 2007, the record date for the special meeting, are entitled to notice of and to vote at the special meeting and any adjournments or postponements of the special meeting.

The URS board of directors unanimously recommends that you vote “FOR” the proposal to approve the issuance of shares of URS common stock pursuant to the merger agreement and “FOR” the proposal to authorize the adjournment or postponement of the URS special meeting.

A list of stockholders eligible to vote at the URS special meeting will be available for inspection at the special meeting, and at the executive offices of URS during regular business hours for a period of no less than ten days prior to the special meeting.

Your vote is very important. It is important that your shares be represented and voted whether or not you plan to attend the special meeting in person. Instructions regarding the different methods for voting your shares are provided under the section entitled “Questions And Answers About the Special Meetings of Stockholders of URS and Washington Group” on page iv.

By Order of the Board of Directors,

Martin M. Koffel
Chairman of the Board of Directors and
Chief Executive Officer
URS Corporation

          , 2007

WASHINGTON GROUP INTERNATIONAL, INC.
720 Park Boulevard, P.O. Box 73
Boise, Idaho 83729

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
TO BE HELD ON OCTOBER 30, 2007

To the Stockholders of Washington Group International, Inc.:

We will hold a special meeting of stockholders of Washington Group at          , on October 30, 2007, at 11:00 a.m. local time, for the following purposes:

1. To consider and vote upon a proposal to adopt the Agreement and Plan of Merger, dated as of May 27, 2007, by and among URS, Elk Merger Corporation, a wholly owned subsidiary of URS, Bear Merger Sub, Inc., a wholly owned subsidiary of URS, and Washington Group, pursuant to which Elk Merger Corporation will merge with and into Washington Group, and each outstanding share of Washington Group common stock, other than those shares held by URS, any subsidiary of URS, Elk Merger Corporation or Bear Merger Sub and other than treasury shares and shares as to which a Washington Group stockholder has validly demanded and perfected appraisal rights under Delaware law, will be converted into the right to receive 0.772 of a share of URS common stock and $43.80 in cash, without interest, and approve such merger.

2. To consider and vote upon a proposal to authorize the proxyholders to vote to adjourn or postpone the special meeting, in their sole discretion, to solicit additional proxies if there are not sufficient votes in favor of the foregoing.

3. To transact any other business as may properly come before the special meeting or any adjournments or postponements of the special meeting.

These items of business are described in the attached joint proxy statement/prospectus. Only Washington Group stockholders of record at the close of business on September 21, 2007, the record date for the special meeting, are entitled to notice of and to vote at the special meeting and any adjournments or postponements of the special meeting.

The Washington Group board of directors has approved the merger agreement and the transactions contemplated by the merger agreement, including the merger, and unanimously recommends that you vote “FOR” the proposal to adopt the merger agreement and approve the merger and “FOR” the proposal to authorize the adjournment or postponement of the Washington Group special meeting.

A list of stockholders eligible to vote at the Washington Group special meeting will be available for inspection at the special meeting, and at the executive offices of Washington Group during regular business hours for a period of no less than ten days prior to the special meeting.

Your vote is very important. It is important that your shares be represented and voted whether or not you plan to attend the special meeting in person. Instructions regarding the different methods for voting your shares are provided under the section entitled “Questions And Answers About the Special Meetings of Stockholders of URS and Washington Group” on page iv.

By Order of the Board of Directors,

Stephen G. Hanks
President and Chief Executive Officer
Washington Group International, Inc.

          , 2007

ADDITIONAL INFORMATION

This joint proxy statement/prospectus incorporates by reference important business and financial information about URS and Washington Group from documents that are not included in or delivered with this joint proxy statement/prospectus. For a more detailed description of the information incorporated by reference into this joint proxy statement/prospectus and how you may obtain it, see “Additional Information — Where You Can Find More Information” on page 147.

You can obtain any of the documents incorporated by reference into this joint proxy statement/prospectus from URS or Washington Group, as applicable, or from the Securities and Exchange Commission, which is referred to as the SEC, through the SEC’s website at http://www.sec.gov. Documents incorporated by reference are available from URS and Washington Group without charge, excluding any exhibits to those documents, unless the exhibit is specifically incorporated by reference as an exhibit in this joint proxy statement/prospectus. URS stockholders and Washington Group stockholders may request a copy of such documents in writing or by telephone by contacting the applicable department at:

URS Corporation	Washington Group International, Inc.
600 Montgomery Street, 26th Floor	720 Park Boulevard, P.O. Box 73
San Francisco, California 94111-2728	Boise, Idaho 83729
Attn: Investor Relations	Attn: Investor Relations
(877) 877-8970	(866) 964-4636

In addition, you may obtain copies of the information relating to URS, without charge, by sending an e-mail to investor_relations@urscorp.com. You may obtain copies of some of this information by making a request through the URS investor relations website at http://www.urscorp.com/investor.

You may also obtain copies of the information relating to Washington Group, without charge, by sending an e-mail to investor.relations@wgint.com. You may obtain copies of some of this information by making a request through the Washington Group investor relations website at http://investor.wgint.com.

We are not incorporating the contents of the websites of the SEC, URS, Washington Group or any other person into this joint proxy statement/prospectus. We are providing the information about how you can obtain certain documents that are incorporated by reference into this joint proxy statement/prospectus at these websites only for your convenience.

In order for you to receive timely delivery of the documents in advance of the respective URS and Washington Group special meetings, URS or Washington Group, as applicable, must receive your request no later than October 22, 2007.

For information about where to obtain copies of documents, see “Additional Information — Where You Can Find More Information” on page 147.

i

Annexes

Annex A	Agreement and Plan of Merger
Annex B	Opinion of Morgan Stanley & Co. Incorporated
Annex C	Opinion of Goldman, Sachs & Co.
Annex D	Section 262 of the General Corporation Law of the State of Delaware
EXHIBIT 5.1
EXHIBIT 8.1
EXHIBIT 8.2
EXHIBIT 23.1
EXHIBIT 23.2
EXHIBIT 99.1
EXHIBIT 99.2
EXHIBTI 99.3
EXHIBIT 99.4

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETINGS OF STOCKHOLDERS
OF URS AND WASHINGTON GROUP

The following are some questions that you, as a stockholder of URS or Washington Group, may have regarding the respective special meetings of stockholders of URS and Washington Group and brief answers to those questions. For more detailed information about the matters discussed in these questions and answers, see “The URS Special Meeting,” beginning on page 43 and “The Washington Group Special Meeting,” beginning on page 47. URS and Washington Group urge you to read carefully the remainder of this joint proxy statement/prospectus because the information in this section does not provide all the information that might be important to you with respect to the merger and the other matters being considered at the respective special meetings of stockholders. Additional important information is also contained in the Annexes to and the documents incorporated by reference in this joint proxy statement/prospectus.

Q:	When and where will the special meetings of stockholders be held?

A:	The URS special meeting will take place at , on October 30, 2007, at 11:00 a.m., local time. The Washington Group special meeting will take place at , on October 30, 2007, at 11:00 a.m., local time.

Q:	Who can attend and vote at the special meetings?

A:	Only holders of record of URS common stock at the close of business on September 21, 2007, which is referred to as the URS record date, are entitled to notice of and to vote at the URS special meeting. As of the URS record date, there were shares of URS common stock outstanding and entitled to vote at the special meeting, held by approximately holders of record. Each holder of URS common stock is entitled to one vote for each share of URS common stock owned as of the URS record date.

Only holders of record of Washington Group common stock at the close of business on September 21, 2007, which is referred to as the Washington Group record date, are entitled to notice of and to vote at the Washington Group special meeting. As of the Washington Group record date, there were shares of Washington Group common stock outstanding and entitled to vote at the special meeting, held by approximately holders of record. Each holder of Washington Group common stock is entitled to one vote for each share of Washington Group common stock owned as of the Washington Group record date.

Q:	What are URS stockholders voting to approve and why is this approval necessary?

A:	URS stockholders are voting on a proposal to approve the issuance of shares of URS common stock pursuant to the merger agreement. The approval of this proposal by URS stockholders is required by the listing requirements of the NYSE and is a condition to the consummation of the merger. URS stockholders are also voting on a proposal to grant authority to the proxyholders to vote to adjourn or postpone the meeting, if necessary, to permit further solicitation of proxies if there are not sufficient votes at the time of the URS special meeting in favor of the share issuance proposal.

Q:	What are Washington Group stockholders voting to approve and why is this approval necessary?

A:	Washington Group stockholders are voting on a proposal to adopt the merger agreement and approve the merger. The approval of this proposal by Washington Group stockholders is required by Delaware law and is a condition to the consummation of the merger. Washington Group stockholders are also voting on a proposal to grant authority to the proxyholders to vote to adjourn or postpone the meeting, if necessary, to permit further solicitation of proxies if there are not sufficient votes at the time of the Washington Group special meeting in favor of the merger proposal.

Q:	What vote of URS stockholders is required to approve the issuance of shares of URS common stock in the merger?

A:	In accordance with NYSE listing requirements and the merger agreement, the approval by URS stockholders of the issuance of shares of URS common stock pursuant to the merger agreement requires a majority of the votes cast on the proposal, provided that the total votes cast on such proposal represent over 50% of the outstanding shares of URS common stock entitled to vote on such proposal. The approval of the proposal to grant authority to the proxyholders to vote to adjourn the special meeting requires the affirmative vote of the holders of a majority of the shares of URS common stock present in person or represented by proxy at the special meeting and entitled to vote thereon, whether or not a quorum is present.

Q:	What vote of Washington Group stockholders is required to adopt the merger agreement and approve the merger?

A:	Under Delaware law and the merger agreement, approval of the proposal to adopt the merger agreement and approve the merger requires the affirmative vote of the holders of a majority of the outstanding shares of Washington Group common stock entitled to vote at the special meeting. The approval of the proposal to grant authority to the proxyholders to vote to adjourn the special meeting requires the affirmative vote of the holders of a majority of the shares of Washington Group common stock present in person or represented by proxy at the special meeting and entitled to vote thereon.

Q:	How does the board of directors of URS recommend that URS stockholders vote?

A:	The URS board of directors believes that the merger is advisable for, fair to and in the best interest of, URS and its stockholders and has declared the merger to be advisable to its stockholders, and unanimously recommends that URS stockholders vote “FOR” approval of the issuance of shares of URS common stock to Washington Group stockholders pursuant to the merger agreement. In addition, the URS board of directors unanimously recommends that URS stockholders vote “FOR’’ the proposal to authorize the adjournment or postponement of the URS special meeting, if necessary, to permit further solicitation of proxies if there are not sufficient votes at the time of the URS special meeting in favor of the foregoing.

Q:	How does the board of directors of Washington Group recommend that Washington Group stockholders vote?

A:	The Washington Group board of directors has determined that the merger agreement and the transactions contemplated by the merger agreement, including the merger, are advisable for, fair to and in the best interests of Washington Group and its stockholders. Accordingly, the Washington Group board of directors has approved the merger agreement and the transactions contemplated by the merger agreement, including the merger. The Washington Group board of directors unanimously recommends that Washington Group stockholders vote “FOR” the proposal to adopt the merger agreement and approve the merger and “FOR” the proposal to authorize the adjournment or postponement of the Washington Group special meeting, if necessary, to permit further solicitation of proxies if there are not sufficient votes at the time of the Washington Group special meeting in favor of the foregoing.

Q:	What should URS and Washington Group stockholders do now in order to vote on the proposals being considered at their company’s special meeting?

A:	Stockholders of record of URS as of the record date for the URS special meeting and stockholders of record of Washington Group as of the record date for the Washington Group special meeting may vote now by proxy by completing, signing, dating and returning the enclosed proxy card in the accompanying pre-addressed postage paid envelope or by submitting a proxy over the Internet or by telephone by following the instructions on the enclosed proxy card. If you hold URS shares or Washington Group shares in “street name,” which means your shares are held of record by a broker, bank or nominee, you must provide the record holder of your shares with instructions on how to vote your shares. Please refer to the voting instruction card used by your broker, bank or nominee to see if you may submit voting instructions using the Internet or telephone.

Additionally, you may also vote in person by attending your company’s special meeting of stockholders. If you plan to attend your company’s special meeting and wish to vote in person, you will be given a ballot at the special meeting. Please note, however, that if your shares are held in “street name,” and you wish to vote in person at your company’s special meeting, you must bring a proxy from the record holder of the shares authorizing you to vote at the special meeting. Whether or not you plan to attend your company’s special meeting, you are encouraged to grant your proxy as described in this joint proxy statement/prospectus.

v

Q:	What will happen if I abstain from voting or fail to vote?

A:	For purposes of approving the issuance of shares of URS common stock, an abstention, which occurs when a stockholder attends a meeting, either in person or by proxy, but abstains from voting, will have the same effect as voting against the issuance of shares of URS common stock under the merger agreement and the approval of the adjournment proposal. The failure of a URS stockholder to vote or to instruct his or her broker to vote if his or her shares are held in “street name” may have a negative effect on URS’ ability to obtain the number of votes cast necessary for approval of the issuance of shares of URS common stock under the merger agreement in accordance with the listing requirements of the New York Stock Exchange, which is referred to as the NYSE. For purposes of adopting the merger agreement and approving the merger, an abstention or the failure of a Washington Group stockholder to vote or to instruct your broker, bank or nominee to vote if your shares are held in “street name” will have the same effect as voting against the proposal to adopt the merger agreement and approve the merger.

Q:	Can I change my vote after I have delivered my proxy?

A:	Yes. If you are a holder of record, you can change your vote at any time before your proxy is voted at the special meeting by:

• delivering a signed written notice of revocation to the corporate secretary of your company at:

URS Corporation	Washington Group International, Inc.
600 Montgomery Street	720 Park Boulevard
26th Floor	P.O. Box 73
San Francisco, California 94111-2728	Boise, Idaho 83729
Attn: Corporate Secretary	Attn: Corporate Secretary

• signing and delivering a new, valid proxy bearing a later date, and if it is a written proxy, it must be signed and delivered to the attention of your company’s corporate secretary;

• submitting another proxy by telephone or on the Internet (your latest telephone or Internet voting instructions are followed); or

• attending the special meeting and voting in person, although your attendance alone will not revoke your proxy.

If your shares are held in a “street name” account, you must contact your broker, bank or other nominee to change your vote.

Q:	What should URS stockholders or Washington Group stockholders do if they receive more than one set of voting materials?

A:	You may receive more than one set of voting materials, including multiple copies of this joint proxy statement/prospectus and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a holder of record and your shares are registered in more than one name, you will receive more than one proxy card. In addition, if you are a stockholder of both URS and Washington Group, you will receive one or more separate proxy cards or voting instruction cards for each company. Please complete, sign, date and return each proxy card and voting instruction card that you receive.

Q:	Should Washington Group stockholders send in their Washington Group stock certificates now?

A:	No. After the merger is completed, Washington Group stockholders will be sent written instructions for exchanging their stock certificates for the merger consideration.

Q:	Who can help answer my questions?

A:	If you have any questions about the merger or how to submit your proxy, or if you need additional copies of this joint proxy statement/prospectus, the enclosed proxy card or voting instructions, you should contact:

if you are a URS stockholder:

or
URS Corporation	D.F. King & Co., Inc.
600 Montgomery Street	48 Wall Street, 22nd Floor
26th Floor	New York, New York 10005
San Francisco, California 94111-2728	(800) 829-6551 (toll-free)
Attn: Investor Relations	(212) 269-5550 (collect)
(877) 877-8970	urs@dfking.com

if you are a Washington Group stockholder:

or
Washington Group International, Inc.	MacKenzie Partners, Inc.
720 Park Boulevard, P.O. Box 73	185 Madison Avenue
Boise, Idaho 83729	New York, New York 10016
Attn: Investor Relations	(800) 322-2895 (toll-free)
(866) 964-4636	(212) 929-5500 (collect)
proxy@mackenziepartners.com

SUMMARY

The following is a summary that highlights information contained in this joint proxy statement/prospectus. This summary may not contain all of the information that may be important to you. For a more complete description of the merger agreement and the transactions contemplated by the merger agreement, including the merger and the share issuance, we encourage you to read carefully this entire joint proxy statement/prospectus, including the attached Annexes. In addition, we encourage you to read the information incorporated by reference into this joint proxy statement/prospectus, which includes important business and financial information about URS and Washington Group that has been filed with the SEC. You may obtain the information incorporated by reference into this joint proxy statement/prospectus without charge by following the instructions in the section entitled “Additional Information — Where You Can Find More Information” beginning on page 147.

The Companies

URS Corporation
600 Montgomery Street, 26th Floor
San Francisco, California 94111-2728
(415) 774-2700

URS is one of the largest engineering design services firms worldwide and a major U.S. federal government contractor for systems engineering and technical assistance and operations and maintenance services. URS’ business focuses primarily on providing fee-based professional and technical services in the engineering and construction services and defense markets. URS operates through two divisions: the URS Division and the EG&G Division. The URS Division provides a comprehensive range of professional planning and design, program management, construction management, and operations and maintenance services to various government agencies and departments in the United States and internationally, as well as to private industry clients. URS’ EG&G Division provides planning, systems engineering and technical assistance, operations and maintenance, and program management services to various U.S. federal government agencies, primarily the Departments of Defense and Homeland Security.

URS was originally incorporated in California on May 1, 1957 under the former name of Broadview Research Corporation. On May 18, 1976, URS was re-incorporated in Delaware. On March 28, 1974, URS changed its name to URS Corporation. Since then, URS has implemented several name changes as a result of mergers and acquisitions. On February 21, 1990, URS changed its name back to URS Corporation. URS common stock is traded on the NYSE under the symbol “URS.”

Washington Group International, Inc.
720 Park Boulevard, P.O. Box 73
Boise, Idaho 83729
(208) 386-5000

Washington Group is an international provider of a broad range of design, engineering, construction, construction management, facilities and operations management, environmental remediation and mining services. Washington Group offers its various services separately or as part of an integrated package throughout the life cycle of a customer’s project.

•	In providing design and engineering services, Washington Group participates in the conceptualization and planning stages of projects that are part of Washington Group’s customers’ overall capital programs. Washington Group develops the physical designs and determines the technical specifications. Washington Group also devises project configurations to maximize both construction and operating efficiency.

•	As a contractor, Washington Group is responsible for the construction and completion of each contract in accordance with its specifications and contracting terms (primarily schedule and total cost). In this capacity, Washington Group often manages the procurement of materials, subcontractors and craft labor. Depending on the project, Washington Group may function as the primary contractor or as a subcontractor to another firm.

•	On some projects, Washington Group functions as a construction manager, engaged by the customer to oversee other contractors’ compliance with design specifications and contracting terms.

•	Under operations and maintenance contracts, Washington Group provides staffing, technical support, repair, renovation, predictive and preventive services to customer facilities globally. Washington Group also offers other facility services, such as general building maintenance and asset management. In addition, Washington Group provides inventory and product logistics for manufacturing plants, information technology support, equipment servicing and tooling changeover.

Washington Group was originally incorporated in Delaware on April 28, 1993 under the name Kasler Holding Company. In April 1996, Washington Group changed its name to Washington Construction Group, Inc. On September 11, 1996, Washington Group purchased Morrison Knudsen Corporation and changed its name to Morrison Knudsen Corporation. On September 15, 2000, following several additional acquisitions, Washington Group changed its name to Washington Group International, Inc. Washington Group common stock is traded on the NYSE under the symbol “WNG.”

The Merger (see page 51)

URS and Washington Group have agreed to the acquisition of Washington Group by URS under the terms of the merger agreement that is described in this joint proxy statement/prospectus. Pursuant to the merger agreement, a wholly owned subsidiary of URS will merge with and into Washington Group, with Washington Group continuing as the surviving corporation and a wholly owned subsidiary of URS. Immediately following this merger, URS will cause Washington Group to merge with and into another wholly owned subsidiary of URS with this subsidiary continuing as the surviving corporation and a wholly owned subsidiary of URS. We have attached the merger agreement as Annex A to this joint proxy statement/prospectus. We encourage you to carefully read the merger agreement in its entirety.

Merger Consideration

If you are a Washington Group stockholder, other than a Washington Group stockholder that has validly demanded and perfected appraisal rights under Delaware law, upon completion of the merger, each of your shares of Washington Group common stock will be converted into the right to receive 0.772 of a share of URS common stock and $43.80 in cash, without interest. We refer to the share and cash consideration to be paid to the Washington Group stockholders by URS as the merger consideration. URS stockholders will continue to own their existing shares of URS common stock, which will not be affected by the merger, except that, because URS will be issuing new shares of URS common stock to Washington Group stockholders in the merger, each outstanding share of URS common stock immediately prior to the merger will, after the merger, represent a smaller percentage ownership interest in URS.

Fractional Shares

URS will not issue fractional shares of URS common stock in the merger. As a result, a Washington Group stockholder will receive cash for any fractional share of URS common stock that they would otherwise be entitled to receive in the merger. For a full description of the treatment of fractional shares, see “The Merger Agreement — Fractional Shares” on page 102.

Washington Group Equity Awards

Stock Options

Immediately following the completion of the merger, each outstanding option to acquire shares of Washington Group common stock, whether or not vested, that remains outstanding as of the closing of the merger will be cancelled and converted into the right to receive a combination of cash and URS common stock determined as follows: the “option consideration” will equal the product of (1) the number of shares of Washington Group common stock subject to the option and (2) the excess, if any, of $80.00 over the exercise price per share of Washington Group common stock subject to the option. Of the option consideration, 54.75% will be paid in cash and the remaining 45.25%, which is referred to as the share-settled amount, will be settled in a number of shares of URS common stock equal to the quotient of the share-settled amount divided by $46.89. The cash and shares payable pursuant to the preceding sentence will be subject to any applicable withholding taxes. Immediately after the merger is completed, any cancelled option will no longer be exercisable by its former holder, but will only entitle the holder to the payment of the option consideration.

Restricted Shares

Each award of restricted Washington Group common stock will vest in full immediately prior to the closing of the merger and will be converted into the right to receive the merger consideration.

Deferred Shares

Upon the completion of the merger, each deferred share of Washington Group will be converted into the right to receive $80.00 in cash, payable on a deferred basis at the time that the underlying deferred shares would have been settled under their terms as in effect immediately prior to the effective time of the merger, plus earnings thereon as described in the merger agreement.

Performance Units

Upon the completion of the merger, all performance units will be settled and paid in cash based on the greater of the par value of such performance unit and the value of such performance unit determined based upon Washington Group’s actual results during the applicable performance period through the effective time of the merger.

For a full description of the treatment of Washington Group equity-based incentive awards, see “The Merger Agreement — Washington Group Incentive-Based Equity Awards and Employee Benefit Plans — Washington Group Incentive-Based Equity Awards” beginning on page 113.

Share Ownership of Directors and Executive Officers

At the close of business on the URS record date, directors and executive officers of URS and their affiliates beneficially owned and were entitled to vote approximately           shares of URS common stock, collectively representing approximately     % of the shares of URS common stock outstanding on that date.

At the close of business on the Washington Group record date, directors and executive officers of Washington Group and their affiliates beneficially owned and were entitled to vote approximately           shares of Washington Group common stock, collectively representing     % of the shares of Washington Group common stock outstanding on that date.

Opinions of Financial Advisors (see pages 71 and 81)

URS

On May 27, 2007, Morgan Stanley & Co. Incorporated, which is referred to as Morgan Stanley, financial advisor to URS, delivered to the URS board of directors its oral opinion, which was subsequently confirmed in writing that, as of that date, and based upon and subject to the considerations described in its opinion and based upon such other matters as Morgan Stanley considered relevant, the merger consideration to be paid by URS pursuant to the merger agreement was fair from a financial point of view to URS.

The full text of Morgan Stanley’s written opinion is attached to this joint proxy statement/prospectus as Annex B. We encourage you to read this opinion carefully in its entirety for a description of the procedures followed, assumptions made, matters considered and limitations on the review undertaken. Morgan Stanley’s opinion is directed to the URS board of directors and does not constitute a recommendation to any stockholder as to how to vote or any other matters relating to the merger. Pursuant to an engagement letter between URS and Morgan Stanley, URS has agreed to pay Morgan Stanley a transaction fee based on the aggregate consideration for the transaction, a substantial portion of which fee is contingent upon consummation of the transaction. URS also has entered into a financing commitment letter with an affiliate of Morgan Stanley to provide 50% of a senior secured debt financing in connection with the merger, for which the affiliate will receive a substantial fee, which is also contingent upon the consummation of a transaction.

Washington Group

At the meeting of Washington Group’s board of directors on May 27, 2007, Goldman, Sachs & Co., which is referred to as Goldman Sachs, financial advisor to Washington Group, delivered its oral opinion, which opinion was later confirmed in writing, that as of that date, and based upon and subject to the factors and assumptions set forth therein, the consideration to be received by holders of shares of Washington Group common stock, taken in the aggregate, pursuant to the merger agreement was fair from a financial point of view to such holders.

The full text of the written opinion of Goldman Sachs, dated May 27, 2007, which sets forth assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex C. Goldman Sachs provided its opinion for the information and assistance of the board of directors of Washington Group in connection with its consideration of the transaction. The Goldman Sachs opinion is not a recommendation as to how any holder of shares of Washington Group common stock should vote with respect to the transaction. Pursuant to an engagement letter between Washington Group and Goldman Sachs, Washington Group has agreed to pay Goldman Sachs a transaction fee based on the aggregate consideration for the transaction, a substantial portion of which is contingent upon consummation of the transaction.

Ownership of URS After the Merger

In the merger, URS expects to issue approximately                     shares of URS common stock, based on Washington Group’s shares of common stock and stock options outstanding as of          , 2007, and assuming that all of the stock options outstanding as of such date remain outstanding as of the effective time of the merger. Washington Group stockholders are expected to own approximately  % of the shares of URS common stock outstanding after the merger. URS stockholders will continue to own their existing shares of URS common stock, which will not be affected by the merger, other than by the dilution resulting from the issuance of URS common stock in the merger.

Interests of URS’ Directors and Executive Officers in the Merger (see page 95)

None of the executive officers and directors of URS has interests in the merger that differ from, or are in addition to, the interests of URS’ stockholders.

Interests of Washington Group’s Directors and Executive Officers in the Merger (see page 95)

In considering the recommendation of the Washington Group board of directors, Washington Group stockholders should be aware that Washington Group’s directors and executive officers have interests in the merger and have arrangements that are different from, or in addition to, those of Washington Group’s stockholders generally. These interests and arrangements may create potential conflicts of interest.

These interests and arrangements include:

•	vesting of all unvested Washington Group equity awards, including those held by Washington Group’s executive officers;

•	vesting and cash out of all unvested Washington Group performance units, including those performance units held by Washington Group’s current executive officers;

•	change-in-control severance agreements with Washington Group’s current executive officers that provide for payment of incentive compensation accrued as of the change-in-control date, as well as severance benefits in the event of certain qualifying terminations of employment in connection with or following the merger; and

•	continued indemnification and insurance coverage as required under the merger agreement.

Management of URS and Washington Group After the Merger

It is currently expected that each of the current members of the URS board of directors will continue to serve on the URS board of directors following the closing of the merger. At the effective time of the merger, one director of Washington Group who was a director of Washington Group on May 27, 2007 will be chosen by URS to serve as a director of URS after the merger is consummated. Martin M. Koffel will continue to serve as Chairman of the URS board of directors.

It is currently expected that all of the executive officers of URS and Washington Group will remain with URS after the merger, including Mr. Koffel as Chief Executive Officer of URS and Mr. Hanks as the head of URS’ Washington Group division.

Listing of URS Common Stock (see page 91) and Delisting and Deregistration of Washington Group Common Stock (see page 95)

Application will be made to have the shares of URS common stock to be issued in the merger approved for listing on the NYSE, where URS common stock currently is traded under the symbol “URS.” If the merger is completed, Washington Group common stock will no longer be listed on the NYSE and will be deregistered under the Securities Exchange Act of 1934, as amended, which is referred to as the Exchange Act, and Washington Group will no longer file periodic reports with the SEC.

Appraisal Rights (see page 91)

URS

Under Delaware law, holders of URS common stock are not entitled to appraisal rights in connection with the issuance of URS common stock in the merger with respect to their URS shares.

Washington Group

Holders of Washington Group common stock who do not wish to accept the consideration payable pursuant to the merger may seek, under Section 262 of the DGCL judicial appraisal of the fair value of their shares by the Delaware Court of Chancery. This value could be more than, less than or the same as the merger consideration for the Washington Group common stock. Failure to strictly comply with all the procedures required by Section 262 of the DGCL, including, without limitation, with requirement that stockholders who wish to seek appraisal rights not vote for the proposal to adopt the merger agreement and approve the merger, will result in a loss of the right of appraisal.

Merely not voting for the merger will not preserve the right of Washington Group stockholders to appraisal of their shares of Washington Group common stock under Delaware law. Also, because a submitted proxy not marked “against” or “abstain” will be voted “FOR” the proposal to adopt the merger agreement and approve the merger and “FOR” the proposal to authorize the adjournment or postponement of the Washington Group special meeting, if necessary, the submission of a proxy not marked “against” or “abstain” will result in the waiver of appraisal rights. Washington Group stockholders who hold shares in the name of a broker or other nominee must instruct their nominees to take the steps necessary to enable them to demand appraisal for their shares.

Annex D to this joint proxy statement/prospectus contains the full text of Section 262 of the DGCL, which describes the rights of appraisal and related requirements. We encourage you to read these provisions carefully and in their entirety. Any holder of Washington Group common stock who wishes to exercise appraisal rights or who wishes to preserve such holder’s right to do so, should review the discussion under the caption “The Merger — Appraisal Rights” on page 91 and Annex D carefully because failure to timely and properly comply with the procedures specified will result in the loss of appraisal rights. Moreover, due to the complexity of the procedures for exercising the right to seek appraisal, Washington Group stockholders who are considering exercising such rights are encouraged to seek the advice of legal counsel.

Conditions to Completion of the Merger (see page 103)

A number of conditions to each party’s obligation to close must be satisfied before the merger will be completed. These include among others:

•	the approval of the merger and adoption of the merger agreement by Washington Group stockholders and the approval of the issuance of shares of URS common stock in the merger by URS stockholders;

•	the expiration or termination of the applicable waiting period and any extension of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, which, together with the rules and regulations promulgated thereunder, is referred to as the HSR Act;

•	the absence of any legal prohibition having the effect of preventing or prohibiting completion of the merger which prohibition continues to be in effect;

•	the effectiveness, under the Securities Act of 1933, as amended, which is referred to as the Securities Act, of the registration statement of which this joint proxy statement/prospectus is a part and the absence of any pending or threatened proceeding related to the registration statement;

•	the approval for listing on the NYSE of the shares of URS common stock to be issued in the merger, subject to official notice of issuance;

•	the accuracy and correctness of representations and warranties of the other party, subject to certain qualifications described in the merger agreement;

•	the other party’s having performed and complied with its covenants in the merger agreement in all material respects prior to the effective time of the merger, and the receipt of a certificate from the officers of the other party to that effect; and

•	the receipt by each party of an opinion from the party’s counsel that the merger and the second merger, taken together, will qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code.

Each of URS, Elk Merger Corporation and Washington Group may waive the conditions to the performance of its obligations under the merger agreement and complete the merger even though one or more of these conditions has not been met. Neither URS nor Washington Group can give any assurance that all of the conditions to the merger will be either satisfied or waived or that the merger will occur.

Regulatory Approvals (see page 88)

The notifications required under the HSR Act to the United States Federal Trade Commission, which is referred to as the FTC, and the Antitrust Division of the United States Department of Justice, which is referred to as the DOJ, were filed on June 8, 2007 by both URS and Washington Group, and the statutory waiting period under the HSR Act expired on July 9, 2007. No further regulatory approvals are required for the completion of the merger.

Financing Commitments (see page 97)

URS has entered into a Senior Credit Facilities Commitment Letter, which is referred to as the financing commitment letter, with Morgan Stanley Senior Funding, Inc., which is referred to as MSSF, and Wells Fargo Bank, National Association, which is referred to as Wells Fargo. Subject to the terms and conditions of the letter, MSSF and Wells Fargo have each committed to provide 50% of a senior secured financing to URS up to an aggregate of $2.1 billion, consisting of $1.4 billion in term loans and a $700.0 million senior secured revolving credit facility. The term loans will refinance URS’ existing senior credit facilities, refinance any amounts outstanding under the credit facilities of Washington Group and fund the merger. Up to $50.0 million of the $700.0 million revolving credit facility may be used to consummate the merger on the closing date. After the closing, the full amount of the revolving credit facility may be used for working capital and other corporate purposes. The financing commitment letter also includes customary conditions to funding, including, without limitation, satisfaction of the conditions to closing of the merger as set forth in the merger agreement, the absence of any material adverse effect on Washington Group or its subsidiaries, taken as a whole, obtaining credit ratings, a maximum ratio of pro forma combined total debt to combined pro forma EBITDA of 3.50 to 1.00 on the closing date, the accuracy of certain representations and warranties of the parties, customary legal documentation, and repayment of Washington Group’s credit facilities.

No Solicitation by URS or Washington Group (see page 105)

Subject to exceptions, the merger agreement precludes URS and Washington Group from soliciting or engaging in discussions or negotiations with a third party with respect to a proposal to acquire a significant interest in URS’ or Washington Group’s equity or assets. Notwithstanding such restrictions, the merger agreement provides that, under specified circumstances and prior to the applicable approval by their respective stockholders, if URS or Washington Group receives an unsolicited proposal from a third party to acquire a significant interest in it that its board of directors determines in good faith is reasonably likely to lead to a proposal that is superior to the merger, URS or Washington Group, as applicable, may furnish nonpublic information to that third party and engage in negotiations regarding an acquisition proposal with that third party.

Termination of the Merger Agreement (see page 115)

URS and Washington Group may mutually agree in writing by action of their respective boards of directors, at any time before the effective time of the merger, to abandon the merger and terminate the merger agreement. Also, either URS or Washington Group may terminate the merger agreement in a number of circumstances, including if:

•	the merger is not consummated by December 27, 2007, unless that date is extended to May 27, 2008 on the terms provided in the merger agreement, and we refer to the December 27, 2007 date, as it may be extended, as the outside date;

•	Washington Group stockholders fail to adopt the merger agreement and approve the merger at the Washington Group special meeting;

•	URS stockholders fail to approve the issuance of shares of URS common stock in the merger at the URS special meeting; or

•	any governmental entity prohibits the merger and that prohibition has become final and nonappealable, except that the party seeking to terminate the merger agreement must have used its reasonable best efforts to remove the prohibition.

URS also may terminate the merger agreement if:

•	Washington Group breaches any representation, warranty, covenant or agreement made by Washington Group in the merger agreement or any representation and warranty made by Washington Group has become untrue or incorrect after the execution of the merger agreement, in each case, such that the conditions to the completion of the merger would not be satisfied and such breach or failure to be true is not cured within 30 days of notice by URS;

•	prior to the URS stockholder meeting, URS receives an unsolicited bona fide written acquisition proposal (other than the merger agreement and the transaction) in compliance with the applicable provisions of the merger agreement that is a superior proposal and URS has complied with its obligations set forth in the merger agreement with respect to acquisition proposals; or

•	prior to the Washington Group stockholder meeting, the Washington Group board of directors withdraws, qualifies, modifies its approval of the merger agreement or its recommendation to the stockholders of Washington Group, in each case, in a manner adverse to URS, or approves or recommends any acquisition proposal (other than the merger agreement and the transaction).

Washington Group also may terminate the merger agreement if:

•	URS breaches any representation, warranty, covenant or agreement made by URS in the merger agreement or any representation and warranty made by URS has become untrue or incorrect after the execution of the merger agreement, in each case, such that the conditions to the completion of the merger would not be satisfied and such breach or failure to be true is not cured within 30 days of notice by Washington Group;

•	prior to the Washington Group stockholder meeting, Washington Group receives an unsolicited bona fide written acquisition proposal (other than the merger agreement and the transaction) in compliance with the applicable provisions of the merger agreement that is a superior proposal and Washington Group has complied with its obligations set forth in the merger agreement with respect to acquisition proposals;

•	prior to the URS stockholder meeting, the URS board of directors withdraws, qualifies, modifies its approval of the merger agreement or its recommendation to the stockholders of URS, in each case, in a manner adverse to Washington Group, or approves or recommends any acquisition proposal (other than the merger agreement and the transaction); or

•	URS does not effect the closing of the merger within five business days after notice by Washington Group to URS that the mutual conditions to each party’s obligation to consummate the merger and the conditions to URS’ obligations to consummate the merger are satisfied and all such conditions have, in fact, been satisfied (or, upon an immediate closing of the merger, would be satisfied as of such closing). (Note that the Merger Agreement refers to Washington Group’s (rather than URS’) obligations to consummate the merger, and the parties have agreed that this was a drafting error).

Termination Fee (see page 116)

If the merger agreement is terminated, Washington Group may be required in specified circumstances to pay a termination fee of $70.0 million to URS, and URS may be required in specified circumstances to pay a termination fee of $50.0 million or $70.0 million to Washington Group.

Material United States Federal Income Tax Consequences (see page 88)

URS has received an opinion of Latham & Watkins LLP, which is referred to as Latham & Watkins, and Washington Group has received an opinion of Wachtell, Lipton, Rosen & Katz, which is referred to as Wachtell Lipton, to the effect that, for United States federal income tax purposes, the merger and the second merger, taken together, will constitute a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code. Such opinions are based on the assumptions, representations, warranties and covenants set forth or referred to in such opinions. The consummation of the merger is conditioned on the receipt by each of URS and Washington Group of further opinions from their respective counsel, dated as of the closing date of the merger, to the effect that the merger and the second merger, taken together, will so qualify. Based on the opinions of Latham & Watkins and Wachtell Lipton that URS and Washington Group, respectively, have received to the effect that, for United States federal income tax purposes, the merger and the second merger, taken together, will constitute a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code, a Washington Group stockholder:

•	will recognize gain (but not loss) with respect to its Washington Group common stock in an amount equal to the lesser of (i) any gain realized with respect to that stock or (ii) the amount of cash received with respect to that stock (other than any cash received instead of a fractional share of URS common stock); and

•	will recognize gain (or loss) to the extent any cash received instead of a fractional share of URS common stock exceeds (or is less than) the basis of the fractional share.

Accounting Treatment (see page 91)

URS will account for the merger using the purchase method of accounting for business combinations under United States generally accepted accounting principles, which is referred to as GAAP.

Risk Factors (see page 19)

In evaluating the merger, the merger agreement or the issuance of shares of URS common stock in the merger, you should carefully read this joint proxy statement/prospectus and especially consider the factors discussed in the section entitled “Risk Factors” on page 19, including the risk that URS may not realize all of the anticipated benefits of the merger, the risk that URS may not be able to retain and motivate key employees, and the risk that the increase in URS’ indebtedness resulting from the merger could adversely affect URS’ cash flows and business.

Dividend Policies

URS

The holders of URS common stock receive dividends if and when declared by the URS board of directors. URS has not paid cash dividends since 1986, and at the present time, URS does not anticipate paying dividends on its common stock in the near future. URS’ existing senior credit facilities have specified restrictions on dividend payments. URS has agreed that it will not make, declare or pay any dividend or distribution on any shares of URS’ capital stock or that of its subsidiaries or any securities or obligations convertible into or exchangeable for any shares of URS’ capital stock or that of its subsidiaries prior to the closing of the merger. In addition, URS’ new senior secured credit facilities will also have specified restrictions on dividend payments similar to those provided for in URS’ existing senior credit facilities.

Washington Group

The holders of Washington Group common stock receive dividends if and when declared by the Washington Group board of directors. Washington Group has not paid a cash dividend since the first quarter of fiscal 1994 and does not intend to pay cash dividends in the near term. Washington Group’s existing credit facility has specified restrictions on dividend payments. Washington Group has agreed that it will not make, declare or pay any dividend or distribution on any shares of Washington Group’s capital stock or that of its subsidiaries or any securities or obligations convertible into or exchangeable for any shares of Washington Group’s capital stock or that of its subsidiaries prior to the closing of the merger.

Comparison of Stockholder Rights and Corporate Governance Matters (see page 136)

Washington Group stockholders receiving merger consideration will have different rights once they become URS stockholders due to differences between the governing documents of URS and Washington Group. These differences are described in detail under “Comparison of Stockholder Rights and Corporate Governance Matters” beginning on page 136.

Fees and Expenses (see page 117)

Generally, all fees and expenses incurred in connection with the merger agreement and the transactions contemplated by the merger agreement will be paid by the party incurring those expenses, subject to the specific exceptions discussed in this joint proxy statement/prospectus.

Summary Selected Historical Financial Data

URS Corporation

The following selected financial data as of and for the fiscal years ended December 29, 2006 and December 30, 2005, the two months ended December 31, 2004, the two months ended December 31, 2003 (unaudited), and the fiscal years ended October 31, 2004, 2003, and 2002 is derived from URS’ audited consolidated financial statements and reflects URS’ August 2002 acquisition of Carlyle-EG&G Services, Inc., which was accounted for under the purchase method of accounting. Effective January 1, 2005, URS adopted a 52/53-week fiscal year ending on the Friday closest to December 31st, with interim quarters ending on the Fridays closest to March 31st, June 30th, and September 30th. URS filed a transition report on Form 10-Q with the SEC for the two months ended December 31, 2004. URS’ 2005 fiscal year began on January 1, 2005 and ended on December 30, 2005. The financial data as of and for the six months ended June 29, 2007 and June 30, 2006 is derived from URS’ unaudited condensed consolidated financial statements. The unaudited results reflect all the adjustments (consisting only of normal recurring adjustments) that URS management considers necessary for a fair statement of operating results.

The information is only a summary and should be read in conjunction with URS’ consolidated financial statements, accompanying notes and management’s discussion and analysis of results of operations and financial condition, all of which can be found in publicly available documents, including those incorporated by reference into this joint proxy statement/prospectus. See “Additional Information — Where You Can Find More Information” on page 147.

	Six	Six
	Months	Months
	Ended	Ended	Year Ended	Year Ended	Two Months Ended
	June 29,	June 30,	December 29,	December 30,	December 31,		Years Ended October 31,
	2007	2006	2006	2005(1)	2004(1)	2003(1)	2004	2003	2002
	(Unaudited)	(Unaudited)				(Unaudited)
	(In thousands, except per share data)

Income Statement Data:
Revenues	$2,382,393	$2,068,140	$4,240,150	$3,917,565	$566,997	$489,665	$3,381,963	$3,186,714	$2,427,827
Direct operating expenses	1,576,831	1,322,235	2,737,828	2,555,538	369,527	314,485	2,140,890	2,005,339	1,489,386

Gross profit	805,562	745,905	1,502,322	1,362,027	197,470	175,180	1,241,073	1,181,375	938,441
Indirect, general and administrative expenses(2,4)	679,414	636,045	1,283,533	1,187,605	188,400	153,609	1,079,088	999,977	790,099

Operating income	126,148	109,860	218,789	174,422	9,070	21,571	161,985	181,398	148,342
Interest expense	7,991	10,985	19,740	31,587	6,787	12,493	60,741	84,564	57,231

Income before income taxes and minority interest	118,157	98,875	199,049	142,835	2,283	9,078	101,244	96,834	91,111
Income tax expense	49,032	41,592	84,793	60,360	1,120	3,630	39,540	38,730	35,940
Minority interest in income of consolidated subsidiaries, net of tax	1,962	457	1,244	—	—	—	—	—	—

Net income	67,163	56,826	113,012	82,475	1,163	5,448	61,704	58,104	55,171
Preferred stock dividend	—	—	—	—	—	—	—	—	5,939

Net income after preferred stock dividend	67,163	56,826	113,012	82,475	1,163	5,448	61,704	58,104	49,232
Less: net income allocated to convertible participating preferred stockholders under the two-class method	—	—	—	—	—	—	—	894	907

Net income available for common stockholders	$67,163	$56,826	$113,012	$82,475	$1,163	$5,448	$61,704	$57,210	$48,325

Earnings per share:
Basic	$1.31	$1.13	$2.23	$1.76	$.03	$.16	$1.58	$1.78	$2.18

Diluted	$1.28	$1.11	$2.19	$1.72	$.03	$.16	$1.53	$1.76	$2.03

	June 29,	December 29,	December 30,	December 31,		October 31,
	2007	2006	2005(1)	2004(1)	2003(1)	2004	2003	2002
	(Unaudited)				(Unaudited)
	(In thousands)

Balance Sheet Data:
Total assets	$2,634,929	$2,581,029	$2,469,448	$2,307,748	$2,219,319	$2,275,045	$2,193,723	$2,251,905
Total long-term debt	$116,004	$149,494	$297,913	$508,584	$801,460	$502,118	$788,708	$925,265
Preferred stock	$—	$—	$—	$—	$—	$—	$—	$46,733
Stockholders’ equity(3)	$1,598,564	$1,506,687	$1,344,504	$1,082,121	$771,941	$1,067,224	$765,073	$633,852

(1)	Effective January 1, 2005, URS adopted a 52/53-week fiscal year ending on the Friday closest to December 31st, with interim quarters ending on the Fridays closest to March 31st, June 30th, and September 30th. URS filed a transition report on Form 10-Q with the SEC for the two months ended December 31, 2004. URS’ 2005 fiscal year began on January 1, 2005 and ended on December 30, 2005.

(2)	Indirect, general and administrative expenses for the 2006 fiscal year included stock-based compensation expense of $6.6 million recorded in accordance with Statement of Financial Accounting Standards No. 123(R), “Share-Based Payment.” There was no stock-based compensation expense related to employee stock options and employee stock purchases under Statement of Financial Accounting Standards No. 123, “Accounting for Stock-Based Compensation” which is referred to as SFAS 123, prior to fiscal year 2006 because URS did not adopt the recognition provisions of SFAS 123.

(3)	Stockholders’ equity for fiscal year 2006 included the incremental effect of applying and the effects of adopting Statement of Financial Accounting Standards No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans — an amendment of FASB Statements No. 87, 88, 106 and 132(R)” which is referred to as SFAS 158. During fiscal year 2006, URS adopted SFAS 158 and recognized additional pension liabilities of approximately $4.4 million. URS also reduced its stockholders’ equity by approximately $4.4 million on an after-tax basis.

(4)	Indirect, general and administrative expenses included charges of $0.2 million, $33.1 million and $28.2 million for costs incurred to extinguish URS’ debt during the years ended December 29, 2006, December 30, 2005, and October 31, 2004, respectively.

Washington Group International, Inc.

The following selected financial data as of and for the fiscal years ended December 29, 2006, December 30, 2005, December 31, 2004, and January 2, 2004 and the eleven months ended January 3, 2003 and the predecessor company month ended February 1, 2002 is derived from Washington Group’s audited consolidated financial statements. As of February 1, 2002, in connection with Washington Group’s emergence from bankruptcy protection, Washington Group adopted fresh-start reporting pursuant to the guidance provided by the American Institute of Certified Public Accountants Statement of Position 90-7, Financial Reporting by Entities in Reorganization Under the Bankruptcy Code. In connection with the adoption of fresh-start reporting, Washington Group created a new entity for financial reporting purposes. The effective date of Washington Group’s emergence from bankruptcy is considered to be the close of business on February 1, 2002 for financial reporting purposes. In the tables below, the month ended February 1, 2002 has been designated “Predecessor Company.”

On August 25, 2004, Washington Group agreed to acquire BNFL Nuclear Services, Inc.’s interest in the government and environmental services businesses previously jointly acquired from CBS Corporation (now Viacom, Inc.) and effective December 30, 2005, Washington Group settled all remaining acquisition payments resulting in the termination of BNFL Nuclear Services, Inc.’s interest in such businesses. The financial data as of and for the six months ended June 29, 2007 and June 30, 2006 is derived from Washington Group’s unaudited condensed consolidated financial statements. The unaudited results reflect all adjustments (consisting only of normal recurring adjustments) that Washington Group’s management considers necessary for a fair statement of operating results.

There were no cash dividends declared during any period presented.

The information is only a summary and should be read in conjunction with Washington Group’s consolidated financial statements, accompanying notes and management’s discussion and analysis of results of operations and financial condition, all of which can be found in publicly available documents, including those incorporated by reference into this joint proxy statement/prospectus. See “Additional Information — Where You Can Find More Information” on page 147.

								Predecessor
	Six Months	Six Months					Eleven Months	Company Month
	Ended	Ended	Year Ended				Ended	Ended
	June 29,	June 30,	December 29,	December 30,	December 31,	January 2,	January 3,	February 1,
Income Statement Data:	2007	2006	2006	2005	2004	2004	2003	2002
	(Unaudited)	(Unaudited)
	(In thousands, except per share data)

Revenue	$1,789,253	$1,718,399	$3,398,082	$3,188,454	$2,915,382	$2,501,151	$3,311,614	$349,912
Gross profit	78,033	100,396	155,792	126,354	147,155	173,703	144,251	11,120
Equity in income of unconsolidated affiliates	12,934	16,816	35,816	29,596	26,917	25,519	27,342	3,109
Operating income	53,269	82,205	115,896	92,127	112,141	137,620	105,772	9,424
Extraordinary item — gain on debt discharge(1)	—	—	—	—	—	—	—	567,193
Net income	$23,731	$47,660	$80,846	$53,860	$47,573	$34,157	$21,917	$522,150
Income per share:
Basic	$.83	$1.67	$2.83	$2.07	$1.88	$1.37	$.88	$—	(2)
Diluted	$.77	$1.55	$2.64	$1.77	$1.71	$1.35	$.88	$—	(2)
Shares used to compute income per share:
Basic	28,742	28,575	28,605	26,037	25,281	25,007	25,000	—	(2)
Diluted	30,740	30,667	30,608	30,408	27,890	25,352	25,000	—	(2)

	June 29,	December 29,	December 30,	December 31,	January 2,	January 3,	February 1,
Balance Sheet Data:	2007	2006	2005	2004	2004	2003	2002
	(Unaudited)
	(In thousands)

Cash and cash equivalents	$136,490	$232,096	$237,706	$224,529	$118,263	$80,401	$40,707
Current assets	1,032,968	1,125,160	1,027,620	949,272	789,011	731,094	1,072,410
Total assets	1,725,178	1,732,324	1,664,979	1,604,305	1,425,489	1,425,468	1,783,372
Current liabilities	654,288	718,024	704,366	620,253	540,095	605,356	972,588
Long-term debt	—	—	—	—	—	—	40,000
Minority interests	11,629	9,947	5,578	47,920	48,469	56,115	78,021
Stockholders’ equity	846,928	798,249	757,091	749,020	675,850	606,854	550,000

(1)	Extraordinary item consists of a gain on debt discharge of $1,460,732, less the value of common stock and warrants issued of $550,000, net of income tax of $343,539, upon emergence from bankruptcy.

(2)	Income per share is not presented for this period, as it is not meaningful because of the revised capital structure of the successor company.

Selected Unaudited Pro Forma Condensed Combined Financial Information

The merger will be accounted for using the purchase method of accounting in accordance with GAAP. The tangible and intangible assets and liabilities of Washington Group will be recorded as of the closing date of the merger, at their respective fair values, and assumed by and added to those of URS. For a detailed description of the purchase accounting method, see “The Merger — Accounting Treatment” on page 91.

The following selected unaudited pro forma condensed combined balance sheet information as of June 29, 2007 and the selected unaudited pro forma condensed combined statements of operations information for the year ended December 29, 2006 and the six months ended June 29, 2007 are based on the separate historical consolidated financial statements of URS and Washington Group, and reflect the merger and related events and apply the assumptions and adjustments described in the notes to the unaudited pro forma condensed combined financial statements. The pro forma adjustments are more fully described in the notes to the unaudited pro forma condensed combined financial statements found on page 120 of this joint proxy statement/prospectus. The selected unaudited pro forma condensed combined balance sheet as of June 29, 2007 reflects the merger and related events as if they had been consummated on June 29, 2007. The selected unaudited pro forma condensed combined statements of operations for the year ended December 29, 2006 and the six months ended June 29, 2007 reflect the merger and related events as if they had been consummated on December 31, 2005, the beginning of URS’ 2006 fiscal year.

The pro forma adjustments are based upon available information and assumptions that the managements of URS and Washington Group believe reasonably reflect the merger. The selected unaudited pro forma condensed combined financial statements do not include the effects of the costs associated with any restructuring or integration activities resulting from the transaction. In addition, the selected unaudited pro forma condensed combined financial statements do not include the potential realization of any cost savings from operating efficiencies or synergies resulting from the transaction, nor do they include any potential incremental revenues and earnings that may be achieved with the combined capabilities of the companies. The final purchase price allocation, which will be determined subsequent to the closing of the merger, and its effect on results of operations, may differ significantly from the pro forma amounts included in the selected unaudited pro forma condensed combined financial statements. These amounts represent the managements’ best estimate as of the date of this joint proxy statement/prospectus.

We present the unaudited pro forma condensed combined financial statements for informational purposes only. The selected pro forma condensed combined financial statements are not necessarily indicative of what our financial position or results of operations actually would have been had we completed the merger as of the dates indicated. In addition, the selected unaudited pro forma condensed combined financial statements do not purport to project the future financial position or operating results of the combined company.

The following selected unaudited pro forma condensed combined financial information (a) has been derived from, and should be read in conjunction with, the unaudited pro forma condensed combined financial statements and the accompanying notes included in this joint proxy statement/prospectus beginning on page 120 and (b) should be read in conjunction with the consolidated financial statements of URS and Washington Group and other information filed by URS and Washington Group with the SEC and incorporated by reference into this joint proxy statement/prospectus. See “Additional Information — Where You Can Find More Information” on page 147.

	Six Months
	Ended	Year Ended
	June 29,	December 29,
	2007	2006
	(In thousands, except
	per share amounts)

Statements of Income Data:
Revenues	$4,183,154	$7,629,723
Operating income	186,708	312,617
Net income	63,492	114,708
Net income per share of common stock:
Basic	$0.83	$1.52
Diluted	$0.82	$1.50

June 29,
2007
(In thousands)

Balance Sheet Data:
Cash and cash equivalents	$63,511
Total assets	6,144,159
Long-term debt	1,375,398
Stockholders’ equity	2,808,300

Unaudited Comparative Per Share Information

The following table summarizes unaudited per share information for URS and Washington Group on a historical basis, on an unaudited pro forma combined basis for URS, taking into account the pro forma effects of the merger, and an equivalent pro forma combined basis for Washington Group. It has been assumed for purposes of the pro forma financial information provided below that the merger and related events had been consummated on December 31, 2005 for income statement purposes, and on June 29, 2007 for balance sheet purposes.

The following information should be read together with the audited consolidated financial statements of URS and Washington Group as of and for the fiscal year ended December 29, 2006, which are incorporated by reference into this joint proxy statement/prospectus, and the unaudited consolidated financial statements of URS and Washington Group as of and for the six-month period ended June 29, 2007, which are also incorporated by reference into this joint proxy statement/prospectus, and the unaudited pro forma condensed combined financial information as of and for the fiscal year ended December 29, 2006 and as of and for the six-month period ended June 29, 2007 set forth in the section entitled “Unaudited Pro Forma Condensed Combined Financial Statements” beginning on page 120. The pro forma information below is presented for illustrative purposes only and is not necessarily indicative of the operating results or financial position that would have occurred if the acquisition had been completed on December 31, 2005 for statement of operations purposes and on June 29, 2007 for balance sheet purposes, nor is it necessarily indicative of the future operating results or financial position of the combined company.

The historical book value per share is computed by dividing total stockholders’ equity by the number of shares of common stock outstanding at the end of the period. The pro forma per share income of the combined company is computed by dividing the pro forma total income of the combined company by the pro forma weighted-average number of shares of common stock of the combined company outstanding over the period. The pro forma combined book value per share is computed by dividing total pro forma stockholders’ equity of the combined company by the pro forma number of shares of common stock of the combined company outstanding at the end of the period. Washington Group equivalent pro forma combined per share amounts are calculated by multiplying the pro forma combined per share amounts by 0.772, the fraction of a share of URS common stock that would be exchanged for each share of Washington Group common stock in the acquisition. The Washington Group equivalent per share amounts do not include the benefits of the cash portion of the acquisition consideration. There were no cash dividends declared on URS common stock or Washington Group common stock during any period presented.

				Pro Forma
	URS	Washington Group		Washington Group
	Historical	Historical	Pro Forma Combined	Equivalents(1)

Year Ended December 29, 2006
Net income per share:
Basic	$2.23	$2.83	$1.52	$1.17
Diluted	$2.19	$2.64	$1.50	$1.16
Six Months Ended June 29, 2007
Net income per share:
Basic	$1.31	$.83	$0.83	$0.64
Diluted	$1.28	$.77	$0.82	$0.63
As of June 29, 2007:
Book value per share	$30.13	$28.93	$36.04	$27.82

(1)	Washington Group equivalent per share amounts are calculated by multiplying pro forma per share amounts by the exchange ratio of 0.772, the portion of the acquisition consideration to be paid in shares of URS common stock.

Comparative Per Share Market Price Data

URS common stock trades on the NYSE under the symbol “URS.” From March 6, 2003 to March 27, 2007, Washington Group common stock traded on the NASDAQ Global Select Market® (or its predecessor) under the ticker symbol “WGII.” Since March 27, 2007, Washington Group common stock has traded on the NYSE under the symbol “WNG.” The table below sets forth, for the periods indicated, dividends and the range of high and low per share closing sales prices for URS common stock as reported on the NYSE and Washington Group common stock as reported on the NASDAQ Global Select Market® (or its predecessor) and the NYSE. For current price information, you should consult publicly available sources. For more information on URS and Washington Group payment of dividends, see “— Dividend Policies” on page 9.

	URS Common Stock
	High	Low	Dividends Paid

Fiscal Year 2005
First quarter	$31.53	$27.21	—
Second quarter	$37.73	$28.15	—
Third quarter	$40.39	$36.45	—
Fourth quarter	$43.29	$37.06	—
Fiscal Year 2006
First quarter	$44.75	$38.26	—
Second quarter	$48.87	$37.78	—
Third quarter	$41.99	$36.79	—
Fourth quarter	$44.25	$38.14	—
Fiscal Year 2007
First quarter	$45.98	$40.83	—
Second quarter	$50.50	$42.15	—
Third quarter (through September 14, 2007)	$56.41	$46.06	—

	Washington Group Common Stock
	High	Low	Dividends Paid

Fiscal Year 2005
First quarter	$46.70	$38.21	—
Second quarter	$52.14	$41.23	—
Third quarter	$54.16	$49.28	—
Fourth quarter	$53.99	$48.04	—
Fiscal Year 2006
First quarter	$59.35	$53.13	—
Second quarter	$61.21	$48.02	—
Third quarter	$59.80	$50.93	—
Fourth quarter	$61.79	$54.47	—
Fiscal Year 2007
First quarter	$66.42	$56.40	—
Second quarter	$85.04	$64.74	—
Third quarter (through September 14, 2007)	$86.80	$77.75	—

The following table presents:

•	the last reported sale price of a share of URS common stock, as reported on the NYSE; and

•	the last reported sale price of a share of Washington Group common stock, as reported on the NYSE;

in each case, on May 25, 2007, the last full trading day prior to the public announcement of the proposed merger, and on          , 2007, the last practicable trading day prior to the date of this joint proxy statement/prospectus.

	URS	Washington Group
Date	Common Stock	Common Stock

May 25, 2007	$46.89	$69.97
, 2007	$	$

The market value of the shares of URS common stock to be issued in exchange for shares of Washington Group common stock upon the completion of the merger will not be known at the time Washington Group stockholders vote on the proposal to adopt the merger agreement and approve the merger or at the time URS stockholders vote on the proposal to approve the issuance of shares of URS common stock in the merger because the merger will not be completed by the time of the respective stockholder votes. The exchange ratio is fixed and will not be adjusted for changes in the stock prices of either company before the merger is consummated.

The above tables show only historical comparisons. Because the market prices of URS common stock and Washington Group common stock will likely fluctuate prior to the merger, these comparisons may not provide meaningful information to URS stockholders in determining whether to approve the issuance of shares of URS common stock in the merger or to Washington Group stockholders in determining whether to adopt the merger agreement and approve the merger. URS and Washington Group stockholders are encouraged to obtain current market quotations for URS and Washington Group common stock and to review carefully the other information contained in this joint proxy statement/prospectus or incorporated by reference into this joint proxy statement/prospectus in considering whether to approve the respective proposals before them. See the section entitled “Additional Information — Where You Can Find More Information” on page 147.

RISK FACTORS

The merger involves risks for URS and Washington Group stockholders. Washington Group stockholders will be choosing to invest in URS common stock by voting in favor of the merger and URS stockholders will be choosing to permit significant dilution of their percentage ownership in URS by voting in favor of the issuance of stock in the merger. In addition to the other information included in this joint proxy statement/prospectus, including the matters addressed in “Cautionary Statement Concerning Forward-Looking Statements” on page 41, you should carefully consider the following risks before deciding whether to vote for adoption of the merger agreement and approval of the merger in the case of Washington Group stockholders, or for approval of the issuance of shares of URS common stock pursuant to the merger agreement, in the case of URS stockholders. In addition, you should read and consider the risks associated with each of the businesses of URS and Washington Group because these risks will also affect the combined company. These risks can be found below under “Risk Factors — Risks Related to URS” and “Risk Factors — Risks Related to Washington Group” beginning on pages 25 and 33, respectively, as well as in the URS Annual Report on Form 10-K for the fiscal year ended December 29, 2006, the URS Quarterly Report on Form 10-Q for the quarter ended June 29, 2007, the Washington Group Annual Report on Form 10-K, as amended on February 27, 2007, for the fiscal year ended December 29, 2006 and the Washington Group Quarterly Report on Form 10-Q for the quarter ended June 29, 2007, which are filed with the SEC and incorporated by reference into this joint proxy statement/prospectus. You should also read and consider the other information in this joint proxy statement/prospectus and the other documents incorporated by reference in this joint proxy statement/prospectus. See “Additional Information — Where You Can Find More Information” beginning on page 147.

Risks Relating to the Merger

URS may not realize all of the anticipated benefits of the transaction.

The combined company’s ability to realize the anticipated benefits of the merger will depend, in part, on the ability of URS to integrate the businesses of Washington Group with URS. The combination of two independent companies is a complex, costly and time-consuming process. As a result, the combined company will be required to devote significant management attention and resources to integrating the diverse business practices and operations of URS and Washington Group. The integration process may disrupt the business of either or both of the companies and, if implemented ineffectively, preclude realization of the full benefits expected by URS and Washington Group. URS has not previously completed a merger or acquisition comparable in size or scope to the transaction. The failure of the combined company to meet the challenges involved in integrating successfully the operations of URS and Washington Group or otherwise to realize any of the anticipated benefits of the transaction could cause an interruption of, or a loss of momentum in, the activities of the combined company and could seriously harm its results of operations. In addition, the overall integration of the two companies may result in unanticipated problems, expenses, liabilities, competitive responses, loss of customer relationships, and diversion of management’s attention, and may cause the combined company’s stock price to decline. The difficulties of combining the operations of the companies include, among others:

•	coordinating bid and marketing functions;

•	unanticipated issues in integrating information, communications and other systems;

•	unanticipated incompatibility of logistics, marketing and administration methods;

•	maintaining employee morale and retaining key employees;

•	integrating the business cultures of both companies;

•	preserving important strategic and customer relationships;

•	consolidating corporate and administrative infrastructures and eliminating duplicative operations;

•	the diversion of management’s attention from ongoing business concerns; and

•	coordinating geographically separate organizations.

In addition, even if the operations of URS and Washington Group are integrated successfully, the combined company may not realize the full benefits of the transaction, including the synergies, cost savings, or sales or growth opportunities that we expect. These benefits may not be achieved within the anticipated time frame, or at all. Further, because the businesses of URS and Washington Group differ, the results of operations of the combined company and the market price of URS common stock may be affected after the transaction by factors different from those affecting the shares of URS and Washington Group currently, and may suffer as a result of the transaction. As a result, URS and Washington Group cannot assure you that the combination of Washington Group with URS will result in the realization of the full benefits anticipated from the transaction.

To be successful, the combined company must retain and motivate key employees, and failure to do so could seriously harm the combined company.

To be successful, the combined company must retain and motivate executives and other key employees. As a professional and technical services company, the combined company will be labor intensive and, therefore, its ability to retain qualified senior management and professional, business development and technical staff will be particularly important to its future success. Employees of URS and Washington Group may experience uncertainty about their future roles with the combined company until or after strategies for the combined company are announced or executed. These circumstances may adversely affect the combined company’s ability to retain key personnel. The combined company also must continue to motivate employees and keep them focused on the strategies and goals of the combined company, which effort may be adversely affected as a result of the uncertainty and difficulties with integrating URS and Washington Group. If the combined company is unable to retain executives and other key employees, the roles and responsibilities of such executive officers and employees will need to be filled either by existing or new URS officers and employees, which may require the combined company to devote time and resources to identifying, hiring and integrating replacements for the departed executives of URS that could otherwise be used to integrate the businesses of URS and Washington Group or otherwise pursue business opportunities.

URS will have more indebtedness after the merger, which could adversely affect its cash flows and business.

In order to complete the merger, URS has obtained a commitment for the funding of approximately $2.1 billion of new term and revolving debt financing, with the option of adding up to $500.0 million in synthetic letter of credit financing and up to $300.0 million in additional term loans. Proceeds from the initial financing will be used, in part, to fund the cash portion of the consideration paid to Washington Group stockholders. URS’ debt outstanding as of June 29, 2007 was approximately $132.5 million, but immediately after the merger, the combined company’s debt is anticipated to be approximately $1.4 billion. As of June 29, 2007, URS’ debt service obligations, comprised of principal and interest (excluding capital leases and equipment notes), during the next twelve months would, in the absence of the merger, have been approximately $3.5 million. On a pro forma basis and based on assumed interest rates, leverage ratios and credit ratings, after incurring the debt financing to effect the merger, URS’ debt service obligations, comprised of principal and interest (excluding capital leases and equipment notes), during the twelve months following the merger will be approximately $168.6 million. If our credit ratings are lower, or our leverage ratio is higher, than assumed, our interest expenses, unused revolving line of credit fees and up-front fees may be greater. Based on then anticipated outstanding indebtedness of approximately $1.4 billion under the arranged credit facility, if market rates of interest were to average 1% higher or lower during that same twelve-month period, URS’ net-of-tax interest expense would increase or decrease by approximately $8.2 million. As a result of this increase in debt, demands on URS’ cash resources will increase after the completion of the merger. The increased levels of debt could, among other things:

•	require URS to dedicate a substantial portion of its cash flow from operations to the servicing and repayment of its debt, thereby reducing funds available for working capital, capital expenditures, dividends, acquisitions and other purposes;

•	increase URS’ vulnerability to, and limit flexibility in planning for, adverse economic and industry conditions;

•	adversely affect URS’ credit rating, with the result that the cost of servicing URS’ indebtedness might increase and its ability to obtain surety bonds could be impaired;

•	limit URS’ ability to obtain additional financing to fund future working capital, capital expenditures, additional acquisitions and other general corporate requirements;

•	create competitive disadvantages compared to other companies with less indebtedness;

•	adversely affect URS’ stock price; and

•	limit URS’ ability to apply proceeds from an offering or asset sale to purposes other than the servicing and repayment of debt.

If URS is unable to finance the merger through existing cash balances and debt financings, the completion of the merger will be jeopardized.

URS intends to finance the merger primarily with debt financing, existing cash balances and cash flow from operations. Although URS has entered into a financing commitment letter with MSSF and Wells Fargo, the financing commitment letter includes customary conditions to funding, including, without limitation, satisfaction of the conditions to closing of the merger as set forth in the merger agreement, the absence of any material adverse effect on Washington Group or its subsidiaries, taken as a whole, obtaining credit ratings, a maximum ratio of pro forma combined total debt to combined pro forma EBITDA of 3.50 to 1.00 on the closing date, the accuracy of certain representations and warranties of the parties, customary legal documentation, and repayment of Washington Group’s credit facilities. In the event that these conditions are not satisfied and URS is unable to finance the merger, but is still obligated to complete the merger, URS will have to adopt one or more alternatives, such as selling assets or restructuring debt, which may adversely affect URS’ business, financial condition and results of operations. Additionally, other financing may not be available on acceptable terms, in a timely manner or at all. If other financing becomes necessary and URS is unable to secure such additional financing, the completion of the merger will be jeopardized and URS could be in breach of the merger agreement.

If the combined company is unable to manage its growth, its business and financial results could suffer.

The combined company’s future financial results will depend in part on its ability to profitably manage its core businesses, including any growth that the combined company may be able to achieve. Over the past several years, each of URS and Washington Group has engaged in the identification of, and competition for, growth and expansion opportunities. In order to achieve those initiatives, the combined company will need to maintain existing customers and attract new customers, recruit, train, retain and effectively manage employees, as well as expand operations, customer support and financial control systems. If the combined company is unable to manage its businesses effectively and profitably, any growth that the combined company may be able to achieve, its business and financial results could suffer.

The issuance of shares of URS common stock to Washington Group stockholders in the merger will substantially reduce the percentage ownership interests of URS stockholders.

If the transaction is completed, URS and Washington Group expect that, based on Washington Group’s shares of common stock and equity awards outstanding as of          , 2007, URS will pay approximately $          billion in cash and issue approximately   million shares of URS common stock in the merger. Washington Group stockholders are expected to own approximately          % of the shares of URS common stock outstanding after the merger. URS stockholders will continue to own their existing shares of URS common stock, which will not be affected by the merger, other than by the dilution resulting from the issuance of URS common stock in the merger. The issuance of approximately           million shares of URS common stock to Washington Group stockholders and holders of equity-based incentive awards will cause a significant reduction in the relative percentage interests of current URS stockholders in earnings, voting, liquidation value and book and market value.

The price of URS common stock might decline prior to the completion of the merger, which would decrease the value of the stock portion of the merger consideration to be received by Washington Group stockholders in the merger. Further, at the Washington Group special meeting, Washington Group stockholders will not know the exact value of URS common stock that will be issued in the merger.

The market price of URS common stock at the time of completion of the merger may vary significantly from the price on the date of the merger agreement or from the price on the dates of the URS and Washington Group stockholder meetings. URS common stock has historically experienced volatility. On May 25, 2007, the last full trading day prior to the public announcement of the proposed merger, URS common stock closed at $46.89 per share as reported on the New York Stock Exchange Composite Transaction Tape. From May 29, 2007, through          , 2007, the trading price of URS common stock ranged from a closing high of $      per share to a closing low of $      per share.

Under the merger agreement, each outstanding share of Washington Group common stock will be converted into the right to receive, upon completion of the merger and in addition to the cash consideration, stock consideration equal to 0.772 of a share of URS common stock (other than those shares held by URS, any subsidiary of URS, Elk Merger Corporation or Bear Merger Sub, Inc. and other than shares as to which a Washington Group stockholder has validly demanded and perfected appraisal rights under Delaware law). The exchange ratio is fixed and will not be adjusted for changes in the stock prices of either company before the merger is consummated. As a result, any changes in the market price of URS common stock will have a corresponding effect on the value of the consideration that URS pays to Washington Group stockholders in the merger. Neither party, however, has a right to terminate the merger agreement based solely upon changes in the market price of URS or Washington Group common stock.

URS and Washington Group are working to complete the transaction as quickly as possible. However, the time period between the stockholder votes taken at the special meetings and the completion of the transaction will depend upon, among other things, the timing of receipt of financing proceeds, which must be obtained prior to the completion of the transaction. There is no way to predict how long it will take to obtain the required financing. Because the date when the transaction is completed may be later than the date of the special meetings, URS and Washington Group stockholders may not know the exact value of the URS common stock that will be issued in the merger at the time they vote on the merger proposals. As a result, if the market price of URS common stock at the completion of the merger is lower than the market price on the date of the Washington Group special meeting, the value of the merger consideration received by Washington Group stockholders in the merger will be lower than the value of the merger consideration at the time of vote by the Washington Group stockholders. Moreover, during this interim period, events, conditions or circumstances could arise that could have a material impact or effect on URS, Washington Group or their respective industries.

The pro forma financial statements are presented for illustrative purposes only and may not be an indication of the combined company’s financial condition or results of operations following the transaction.

The pro forma financial statements contained in this joint proxy statement/prospectus are presented for illustrative purposes only and may not be an indication of the combined company’s financial condition or results of operations following the merger for several reasons. The pro forma financial statements have been derived from the historical financial statements of URS and Washington Group and adjustments and assumptions have been made regarding the combined company after giving effect to the transaction. The information upon which these adjustments and assumptions have been made is preliminary, and these kinds of adjustments and assumptions are difficult to make with accuracy. Moreover, the pro forma financial statements do not reflect all costs that are expected to be incurred by the combined company in connection with the transaction. For example, the impact of any incremental costs incurred in integrating the two companies is not reflected in the pro forma financial statements. As a result, the actual financial condition and results of operations of the combined company following the merger may not be consistent with, or evident from, these pro forma financial statements.

The assumptions used in preparing the pro forma financial information may not prove to be accurate, and other factors may affect the combined company’s financial condition or results of operations following the transaction.

Any decline or potential decline in the combined company’s financial condition or results of operations may cause significant variations in the stock price of the combined company. See “Unaudited Pro Forma Condensed Combined Financial Statements” beginning on page 120.

The financial forecasts involve risks, uncertainties and assumptions, many of which are beyond the control of URS and Washington Group. As a result, they may not prove to be accurate and are not necessarily indicative of current values or future performance.

The financial forecasts of URS and Washington Group contained in this joint proxy statement/prospectus involve risks, uncertainties and assumptions and are not a guarantee of performance. The future financial results of URS, Washington Group and, if the merger is completed, the combined company, may materially differ from those expressed in the financial forecasts due to factors that are beyond URS’ and/or Washington Group’s ability to control or predict. Neither URS nor Washington Group can provide any assurance that their respective financial forecasts will be realized or that their respective future financial results will not materially vary from the financial forecasts. Since the financial forecasts cover multiple years, the information by its nature becomes less reliable with each successive year. The financial forecasts do not take into account any circumstances or events occurring after the date they were prepared.

More specifically, the financial forecasts:

•	necessarily make numerous assumptions, many of which are beyond the control of URS and Washington Group and may not prove to have been, or may no longer be, accurate;

•	do not necessarily reflect revised prospects for URS’ and Washington Group’s businesses, changes in general business or economic conditions, or any other transaction or event that has occurred or that may occur and that was not anticipated at the time the forecasts were prepared;

•	are not necessarily indicative of current values or future performance, which may be significantly more favorable or less favorable than is reflected in the forecasts; and

•	should not be regarded as a representation that the financial forecasts will be achieved.

The financial forecasts were not prepared with a view toward public disclosure or compliance with published guidelines of the SEC or the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information or GAAP and do not reflect the effect of any proposed or other changes in GAAP that may be made in the future. In addition, the financial forecasts were developed from historical financial statements, do not give effect to any changes or expenses as a result of the merger or any other effects of the merger.

Some of the conditions to the merger may be waived by URS or Washington Group without resoliciting stockholder approval of the merger agreement.

Some of the conditions set forth in the merger agreement may be waived by URS or Washington Group, subject to the agreement of the other party in specific cases. See “The Merger Agreement — Conditions to Completion of the Merger” on page 103. If any conditions are waived, URS and Washington Group will evaluate whether amendment of this joint proxy statement/prospectus and resolicitation of proxies is warranted. In the event that the board of directors of URS or Washington Group determines that resolicitation of stockholders is not warranted, the applicable company will have the discretion to complete the transaction without seeking further stockholder approval.

Provisions of the merger agreement may deter alternative business combinations and could negatively impact the stock prices of URS and Washington Group if the merger agreement is terminated in certain circumstances.

Restrictions in the merger agreement on solicitation generally prohibit URS and Washington Group from soliciting any acquisition proposal or offer for a merger or business combination with any other party, including a proposal that might be advantageous to the stockholders of URS or Washington Group when compared to the terms and conditions of the merger described in this joint proxy statement/prospectus. In addition, if the merger agreement is terminated, Washington Group may be required in specified circumstances to pay a termination fee of $70.0 million to URS, and URS may be required in specified circumstances to pay a termination fee of $70.0 million to Washington Group. These provisions may deter third parties from proposing or pursuing alternative business combinations that might result in greater value to URS or Washington Group stockholders than the transaction. In the event the merger is terminated by URS or Washington Group in circumstances that obligate either party to pay the termination fee to the other party, including where either party terminates the merger agreement because the other party’s board of directors withdraws its support of the merger, the trading price of URS’ and/or Washington Group’s stock may decline.

Directors and executive officers of Washington Group have interests in the transaction that may be different from, or in addition to, the interests of Washington Group stockholders.

In considering the recommendation of the Washington Group board of directors, Washington Group stockholders should be aware that Washington Group’s directors and executive officers have interests in the merger and have arrangements that are different from, or in addition to, those of Washington Group’s stockholders generally. These interests and arrangements may create potential conflicts of interest.

These interests and arrangements include:

•	vesting of all unvested Washington Group equity awards, including those held by Washington Group’s executive officers;

•	vesting and cash out of all unvested Washington Group performance units, including those performance units held by Washington Group’s current executive officers;

•	change-in-control severance agreements with Washington Group’s current executive officers that provide for payment of incentive compensation accrued as of the change-in-control date, as well as severance benefits in the event of qualifying terminations of employment in connection with or following the merger; and

•	continued indemnification and insurance coverage as required under the merger agreement.

As a result of these interests, directors and officers of Washington Group could be more likely to vote, and, in the case of directors, recommend to stockholders that they vote, to adopt the merger agreement and approve the merger than if they did not hold these interests, and may have reasons for doing so that are not the same as the interests of other Washington Group stockholders. For a full description of the interests of directors and executive officers of Washington Group in the merger, see “The Merger — Interests of Washington Group’s Directors and Executive Officers in the Merger” on page 95.

The merger will result in substantial goodwill for the combined company. If the combined company’s goodwill or intangible assets become impaired, then the profits of the combined company may be significantly reduced or eliminated.

Because URS has grown through acquisitions, goodwill and other intangible assets represent a substantial portion of its assets. URS’ goodwill and net purchased intangible assets were $1.0 billion as of June 29, 2007 and the amount of the combined company’s goodwill and other net purchased intangible assets are expected to increase substantially as a result of the merger. On a pro forma basis, after giving effect to the merger and related events and applying the assumptions set forth in the unaudited pro forma condensed combined financial statements, the combined company’s pro forma goodwill as of June 29, 2007 is estimated to be approximately $2.6 billion, and the combined company’s pro forma net purchased intangible assets, which will be amortized over a period ranging from approximately four months to fifteen years, is estimated to be approximately $517.9 million. If any of the combined company’s goodwill or intangible assets were to become impaired, the combined company would be required to write off the impaired amount, which may significantly reduce or eliminate its profits.

Risks Relating to URS

Demand for URS’ services is cyclical and vulnerable to economic downturns. If the economy weakens, then URS’ revenues, profits and financial condition may deteriorate.

Demand for URS’ services in its infrastructure and defense markets is cyclical and vulnerable to sudden economic downturns, which may result in clients delaying, curtailing or canceling proposed and existing projects. For example, there was a decrease in the URS Division revenues of $77.9 million, or 3.4%, in fiscal year 2002 compared to fiscal year 2001 as a result of the general economic decline. URS’ clients may demand better pricing terms and their ability to pay URS’ invoices may be affected by a weakening economy. URS’ government clients may face budget deficits that prohibit them from funding proposed and existing projects. URS’ business traditionally lags the overall recovery in the economy; therefore, its business may not recover immediately when the economy improves. If the economy weakens, then URS’ revenues, net income and overall financial condition may deteriorate.

URS may not realize the full amount of revenues reflected in its book of business, which could harm its operations and significantly reduce its future revenues.

URS accounts for all contract awards that may eventually be recognized as revenues as its “book of business,” which includes backlog, designations, option years and indefinite delivery contracts, which are referred to as IDCs. URS’ backlog consists of the amount billable at a particular point in time, including task orders issued under IDCs. As of June 29, 2007, its backlog was approximately $5.7 billion. Its designations consist of projects that clients have awarded URS, but for which URS does not yet have signed contracts. URS’ option year contracts are multi-year contracts with base periods, plus option years that are exercisable by its clients without the need for URS to go through another competitive bidding process. URS’ IDCs are signed contracts under which it performs work only when its clients issue specific task orders. URS’ book of business estimates may not result in actual revenues in any particular period because clients may modify or terminate projects and contracts and may decide not to exercise contract options or issue task orders. If URS does not realize a substantial amount of its book of business, its operations could be harmed and its future revenues could be significantly reduced.

As a government contractor, URS is subject to a number of procurement laws, regulations and government audits; a violation of any such laws and regulations could result in sanctions, contract termination, forfeiture of profit, harm to URS’ reputation or loss of URS’ status as an eligible government contractor.

URS is affected by and must comply with federal, state, local and foreign laws and regulations relating to the formation, administration and performance of government contracts. For example, URS must comply with the Federal Acquisition Regulation, which is referred to as the FAR, the Truth in Negotiations Act, the Cost Accounting Standards, which are referred to as the CAS, the Services Contract Act and the U.S. Department of Defense security regulations, as well as many other laws and regulations. These laws and regulations affect how URS transacts business with its clients and in some instances, impose additional costs on URS’ business operations. Even though URS takes precautions to prevent and deter fraud, misconduct and non-compliance, URS faces the risk that its employees or outside partners may engage in misconduct, fraud or other improper activities. Government agencies, such as the U.S. Defense Contract Audit Agency, which is referred to as the DCAA, routinely audit and investigate government contractors. These government agencies review and audit a government contractor’s performance under its contracts, direct and indirect cost structure, and compliance with applicable laws, regulations and standards. For example, during the course of its audits, the DCAA may question URS’ incurred project costs, and if the DCAA believes URS has accounted for such costs in a manner inconsistent with the requirements for the FAR or CAS, the DCAA auditor may recommend to URS’ U.S. government corporate administrative contracting officer to disallow such costs. Historically, URS has not experienced significant disallowed costs as a result of government audits. However, URS can provide no assurance that the DCAA or other government audits will not result in material disallowances for incurred costs in the future. Government contract violations could result in the imposition of civil and criminal penalties or sanctions, contract termination, forfeiture of profit, and/or suspension of payment, any of which could make URS lose its status as an eligible government contractor. URS could also suffer serious harm to its reputation.

Because URS depends on federal, state and local governments for a significant portion of its revenue, URS’ inability to win or renew government contracts during regulated procurement processes could harm its operations and significantly reduce or eliminate its profits.

Revenues from federal government contracts and state and local government contracts represented approximately 41% and 22%, respectively, of URS’ total revenues for the six months ended June 29, 2007. Government contracts are awarded through a regulated procurement process. The federal government has increasingly relied upon multi-year contracts with pre-established terms and conditions, such as IDCs, that generally require those contractors who have previously been awarded the IDC to engage in an additional competitive bidding process before a task order is issued. The increased competition, in turn, may require URS to make sustained efforts to reduce costs in order to realize revenues and profits under government contracts. If URS is not successful in reducing the amount of costs URS incurs, its profitability on government contracts will be negatively impacted. Moreover, even if URS is qualified to work on a government contract, URS may not be awarded the contract because of existing government policies designed to protect small businesses and underrepresented minority contractors. URS’ inability to win or renew government contracts during regulated procurement processes could harm its operations and significantly reduce or eliminate its profits.

Each year some government contracts may be dependent on the legislative appropriations process. If legislative appropriations are not made in subsequent years of a multiple-year government contract, then URS may not realize all of its potential revenues and profits from that contract.

Each year the funding for some of URS’ government contracts may be dependent on the legislative appropriations process. For example, the passage of the SAFETEA-LU highway and transit bill in August of 2005 has provided additional funding for state transportation projects in which URS provides services. Legislatures may appropriate funds for a given project on a year-by-year basis, even though the project may take more than one year to perform. As a result, at the beginning of a project, the related contract may only be partially funded, and additional funding is committed only as appropriations are made in each subsequent year. These appropriations, and the timing of payment of appropriated amounts, may be influenced by, among other things, the state of the economy, competing political priorities, curtailments in the U.S. of government contracting firms, rise in raw material costs, delays associated with a lack of a sufficient number of government staff to oversee contracts, budget constraints, the timing and amount of tax receipts and the overall level of government expenditures. If appropriations are not made in subsequent years of a multiple-year contract, URS may not realize all of its potential revenues and profits from that contract.

URS’ government contracts may give the government the right to modify, delay, curtail or terminate URS’ contracts at their convenience at any time prior to their completion and, if URS does not replace these contracts, then URS may suffer a decline in revenues.

Government projects in which URS participates as a contractor or subcontractor may extend for several years. Generally, government contracts include the right for the government to modify, delay, curtail or terminate contracts and subcontracts at their convenience any time prior to their completion. Any decision by a government client to modify, delay, curtail or terminate URS’ contracts at their convenience may result in a decline in revenues.

If URS is unable to accurately estimate and control its contract costs, then URS may incur losses on its contracts, which could decrease its operating margins and significantly reduce or eliminate its profits.

It is important for URS to control its contract costs so that it can maintain positive operating margins. URS generally enters into three principal types of contracts with its clients: cost-plus, fixed-price and time-and-materials. Under cost-plus contracts, which may be subject to contract ceiling amounts, URS is reimbursed for allowable costs and fees, which may be fixed or performance-based. If its costs exceed the contract ceiling or are not allowable under the provisions of the contract or any applicable regulations, URS may not be reimbursed for all of the costs it incurs. Under fixed-price contracts, URS receives a fixed price regardless of what its actual costs will be. Consequently, URS realizes a profit on fixed-price contracts only if it controls its costs and prevents cost over-runs on the contracts. Under time-and-materials contracts, URS is paid for labor at negotiated hourly billing rates and for other expenses. Profitability on URS’ contracts is driven by billable headcount and its ability to manage costs.

Under each type of contract, if URS is unable to control costs, URS may incur losses on its contracts, which could decrease its operating margins and significantly reduce or eliminate its profits.

URS’ actual results could differ from the estimates and assumptions that it uses to prepare its financial statements, which may significantly reduce or eliminate its profits.

To prepare financial statements in conformity with GAAP, management is required to make estimates and assumptions as of the date of the financial statements, which affect the reported values of assets and liabilities and revenues and expenses and disclosures of contingent assets and liabilities. Areas requiring significant estimates by URS’ management include:

•	the application of the “percentage-of-completion” method of accounting, and revenue recognition on contracts, change orders, and contract claims;

•	provisions for uncollectible receivables and customer claims and recoveries of costs from subcontractors, vendors and others;

•	provisions for income taxes and related valuation allowances;

•	value of goodwill and recoverability of other intangible assets;

•	valuation of assets acquired and liabilities assumed in connection with purchase business combinations;

•	valuation of defined benefit pension plans and other employee benefit plans;

•	valuation of stock-based compensation expense; and

•	accruals for estimated liabilities, including litigation and insurance reserves.

URS’ actual results could differ from those estimates, which may significantly reduce or eliminate its profits.

URS’ use of the “percentage-of-completion” method of accounting could result in reduction or reversal of previously recorded revenues and profits.

A substantial portion of URS’ revenues and profits are measured and recognized using the “percentage-of-completion” method of accounting. URS’ use of this accounting method results in recognition of revenues and profits ratably over the life of a contract, based generally on the proportion of costs incurred to date to total costs expected to be incurred for the entire project. The effects of revisions to revenues and estimated costs are recorded when the amounts are known or can be reasonably estimated. Such revisions could occur in any period and their effects could be material. URS estimates the extent of progress towards completion of long-term engineering, program management, construction management or construction contracts in process, but due to uncertainties inherent in the estimating process, it is possible for actual costs to vary materially from estimates, including reductions or reversals of previously recorded revenues and profits.

URS’ failure to successfully bid on new contracts and renew existing contracts with private and public sector clients could adversely reduce or eliminate its profitability.

URS’ business depends on its ability to successfully bid on new contracts and renew existing contracts with private and public sector clients. Contract proposals and negotiations are complex and frequently involve a lengthy bidding and selection process, which are affected by a number of factors, such as market conditions, financing arrangements and required governmental approvals. For example, a client may require URS to provide a bond or letter of credit to protect the client should URS fail to perform under the terms of the contract. If negative market conditions arise, or if URS fails to secure adequate financial arrangements or the required governmental approval, it may not be able to pursue particular projects, which could adversely reduce or eliminate its profitability.

If URS fails to timely complete, miss a required performance standard or otherwise fail to adequately perform on a project, then URS may incur a loss on that project, which may reduce or eliminate its overall profitability.

URS may commit to a client that it will complete a project by a scheduled date. URS may also commit that a project, when completed, will achieve specified performance standards. If the project is not completed by the scheduled date or fails to meet required performance standards, URS may either incur significant additional costs or be held responsible for the costs incurred by the client to rectify damages due to late completion or failure to achieve the required performance standards. The uncertainty of the timing of a project can present difficulties in planning the amount of personnel needed for the project. If the project is delayed or canceled, URS may bear the cost of an underutilized workforce that was dedicated to fulfilling the project. In addition, performance of projects can be affected by a number of factors beyond URS’ control, including unavoidable delays from weather conditions, unavailability of vendor materials, changes in the project scope of services requested by clients or labor disruptions. In some cases, should URS fail to meet required performance standards, it may also be subject to agreed-upon financial damages, which are determined by the contract. To the extent that these events occur, the total costs of the project could exceed URS’ estimates and URS could experience reduced profits or, in some cases, incur a loss on a project, which may reduce or eliminate its overall profitability.

If URS’ partners fail to perform their contractual obligations on a project, URS could be exposed to liability, loss of reputation or reduced or eliminated profits.

URS sometimes enters into subcontracts, joint ventures and other contractual arrangements with outside partners to jointly bid on and execute a particular project. The success of these joint projects depends upon, among other things, the satisfactory performance of the contractual obligations of URS’ partners. If any of URS’ partners fails to satisfactorily perform its contractual obligations, URS may be required to make additional expenditures and provide additional services to complete the project. If URS is unable to adequately address its partner’s performance issues, then its client could terminate the joint project, exposing URS to liability, loss of reputation or reduced or eliminated profits.

URS may be subject to substantial liabilities under environmental laws and regulations.

A portion of URS’ environmental business involves the planning, design, program management, construction management and operation and maintenance of pollution control facilities, hazardous waste or Superfund sites and military bases. In addition, URS has contracts with U.S. governmental entities to destroy hazardous materials, including chemical agents and weapons stockpiles. These activities may require URS to manage, handle, remove, treat, transport and dispose of toxic or hazardous substances. URS must comply with a number of governmental laws that strictly regulate the handling, removal, treatment, transportation and disposal of toxic and hazardous substances. Under the Comprehensive Environmental Response, Compensation, and Liability Act, which is referred to as CERCLA, and comparable state laws, URS may be required to investigate and remediate regulated hazardous materials. CERCLA and comparable state laws typically impose strict, joint and several liabilities without regard to whether a company knew of or caused the release of hazardous substances. The liability for the entire cost of clean up can be imposed upon any responsible party. Other principal federal environmental, health and safety laws affecting URS include, but are not limited to, the Resource Conservation and Recovery Act, the National Environmental Policy Act, the Clean Air Act, the Clean Air Interstate Rule, the Clean Air Mercury Rule, the Occupational Safety and Health Act, the Toxic Substances Control Act and the Superfund Amendments and Reauthorization Act. URS’ business operations may also be subject to similar state and international laws relating to environmental protection. Liabilities related to environmental contamination or human exposure to hazardous substances, or a failure to comply with applicable regulations could result in substantial costs to URS, including clean-up costs, fines and civil or criminal sanctions, third party claims for property damage or personal injury or cessation of remediation activities. URS’ continuing work in the areas governed by these laws and regulations exposes URS to the risk of substantial liability; however, URS is currently not subject to any material claims under environmental laws and regulations.

URS may become subject to civil or criminal legal actions that may adversely affect its operations; liabilities resulting from such actions may exceed URS’ insurance coverage.

In performing its services, URS may be exposed to criminal or civil proceedings in connection with personal injury claims, property damage, cost overruns, labor shortages or disputes, weather problems and foreseen or unforeseen engineering, architectural, environmental and geological problems. URS’ services frequently require URS to make judgments and recommendations about environmental, structural, geotechnical and other physical conditions at project sites. If URS’ performance, judgments and recommendations are later found to be incomplete or incorrect, then URS may be liable for the resulting damages. Various legal proceedings are pending against URS in connection with the performance of its professional services and other actions by URS. For example, federal and state investigators are reviewing URS’ engineering analysis of the Interstate 35W bridge in Minneapolis that URS was performing at the time of the bridge’s collapse in August 2007 and URS’ construction management services relating to the demolition of the Deutsche Bank building located at the World Trade Center where a fire that resulted in accidental fatalities occurred in August 2007. The resolution of these investigations, and any outstanding claims, is subject to inherent uncertainty, and it is reasonably possible that any resolution could have an adverse effect on URS’ operations.

In certain cases, parties may seek damages (or liabilities may be found) that may exceed URS’ insurance coverage. Currently, URS has limits of $125.0 million per loss and $125.0 million in the aggregate for general liability, professional errors and omissions liability and contractor’s pollution liability insurance (in addition to other policies for some specific projects). The general liability policy includes a self-insured claim retention of $4.0 million (or $10.0 million in some circumstances). The professional errors and omissions liability and contractor’s pollution liability insurance policies include a self-insured claim retention amount of $10.0 million for each covered claim. If URS sustains damages that exceed its insurance coverage or for which it is not insured, URS’ results of operations and financial condition could be materially adversely impacted.

Changes in environmental laws, regulations and programs could reduce demand for URS’ environmental services, which could in turn negatively impact its revenues.

URS’ environmental services business is driven by federal, state, local and foreign laws, regulations and programs related to pollution and environmental protection. On the other hand, a relaxation or repeal of these laws and regulations, or changes in governmental policies regarding the funding, implementation or enforcement of these programs, could result in a decline in demand for environmental services, which could in turn negatively impact URS’ revenues.

A decline in U.S. defense spending or a change in budgetary priorities could harm URS’ operations and significantly reduce its future revenues.

Revenues under contracts with the U.S. Department of Defense and other defense-related clients represented approximately 36% and 33% of URS’ total revenues for the fiscal year ended December 29, 2006 and six months ended June 29, 2007, respectively. While spending authorization for defense-related programs has increased significantly in recent years due to greater homeland security and foreign military commitments, as well as the trend to outsource federal government jobs to the private sector, these spending levels may not be sustainable. For example, the U.S. Department of Defense budget declined in the late 1980s and the early 1990s, resulting in U.S. Department of Defense program delays and cancellations. Future levels of expenditures and authorizations for defense-related programs, including foreign military commitments, may decrease, remain constant or shift to programs in areas where URS does not currently provide services. As a result, a general decline in U.S. defense spending or a change in budgetary priorities could harm URS’ operations and significantly reduce URS’ future revenues.

URS’ overall revenues will decline if it is unable to compete successfully in its industry.

URS’ industry is highly fragmented and intensely competitive. According to the publication Engineering News-Record, based on information voluntarily reported by 500 design firms, the top ten engineering design firms only accounted for approximately 32% of the total design firm revenues in 2005. URS’ competitors are numerous, ranging from small private firms to multi-billion dollar companies. In addition, the technical and professional aspects of URS’ services generally do not require large upfront capital expenditures and provide limited barriers against new competitors.

Some of URS’ competitors have achieved greater penetration in some of the markets in which URS competes and have substantially more financial resources and/or financial flexibility than URS does. As a result of the number of competitors in the industry, URS’ clients may select one of its competitors on a project due to competitive pricing or a specific skill set. If URS is unable to maintain its competitiveness, its revenues will decline. These competitive forces could have a material adverse effect on its business, financial condition and results of operations by reducing URS’ relative share in the markets it serves.

URS’ failure to attract and retain key employees could impair its ability to provide services to its clients and otherwise conduct its business effectively.

As a professional and technical services company, URS is labor intensive, and therefore its ability to attract, retain and expand its senior management and its professional and technical staff is an important factor in determining its future success. From time to time, it may be difficult to attract and retain qualified individuals with the expertise and in the timeframe demanded by URS’ clients. For example, some of URS’ government contracts may require URS to employ only individuals who have particular government security clearance levels. In addition, URS relies heavily upon the expertise and leadership of its senior management. The failure to attract and retain key individuals could impair URS’ ability to provide services to its clients and conduct its business effectively.

Employee, agent, or partner misconduct or URS’ failure to comply with laws or regulations could weaken URS’ ability to win contracts with government clients, which could result in decreasing revenues.

As a federal, state and local government contractor, misconduct, fraud, non-compliance with applicable laws and regulations, or other improper activities by one of URS’ employees, agents, or partners could have a significant negative impact on URS’ business and reputation. Such misconduct could include the failure to comply with government procurement regulations, regulations regarding the protection of classified information, laws regarding the pricing of labor and other costs in government contracts, regulations on lobbying or similar activities, environmental laws and any other applicable laws or regulations. For example, URS regularly provides services that may be highly sensitive or that relate to critical national security matters; if a security breach were to occur, URS’ ability to procure future government contracts could be severely limited. Other examples of potential misconduct include time card fraud and violations of the Anti-Kickback Act. The precautions URS takes to prevent and detect these activities may not be effective, and URS could face unknown risks or losses. URS’ failure to comply with applicable laws or regulations or acts of misconduct could subject URS to fines and penalties, loss of security clearance and suspension or debarment from contracting, which could weaken URS’ ability to win future contract with government clients.

Recent changes in accounting for equity-related compensation have impacted URS’ financial statements and could negatively impact its ability to attract and retain key employees.

URS adopted Statement of Financial Accounting Standards No. 123 (revised 2004), “Share-Based Payment” on December 31, 2005. At that time, URS evaluated its current stock-based compensation plans and employee stock purchase plans. In order to minimize the volatility of its stock-based compensation expense, URS is currently issuing restricted stock awards and units to selected employees rather than granting stock options. URS also revised its employee stock purchase plan from a 15% discount on its stock price at the beginning or the end of the six-month offering period, whichever is lower, to a 5% discount on its stock price at the end of the six-month offering period. These changes to URS’ equity-related compensation may negatively impact its ability to attract and retain key employees.

Because URS is a holding company, URS may not be able to service its debt if URS’ subsidiaries do not make sufficient distributions to URS.

URS has no direct operations and no significant assets other than investments in the stock of its subsidiaries. Because URS conducts its business operations through its operating subsidiaries, URS depends on those entities for payments and dividends to generate the funds necessary to meet its financial obligations. Legal restrictions, including local regulations and contractual obligations associated with secured loans, such as equipment financings, could restrict its subsidiaries’ ability to pay dividends or make loans or other distributions to URS. The earnings from, or other available assets of, these operating subsidiaries may not be sufficient to make distributions to enable URS to pay interest on its debt obligations when due or to pay the principal of such debt at maturity. As of June 29, 2007, URS’ debt service obligations, comprised of principal and interest (excluding capital leases and equipment notes), during the next twelve months would, in the absence of the merger, have been approximately $3.5 million. On a pro forma basis and based on assumed interest rates, leverage ratios and credit ratings, after incurring the debt financing to effect the merger, URS’ debt service obligations, comprised of principal and interest (excluding capital leases and equipment notes), during the twelve months following the merger will be approximately $168.6 million. If our credit ratings are lower, or our leverage ratios are higher, than assumed, our interest expenses, unused revolving line of credit fees and up-front fees may be greater. Based on then anticipated outstanding indebtedness of approximately $1.4 billion under the arranged credit facility, if market rates were to average 1% higher or lower during that same twelve-month period, URS’ net of tax interest expense would increase or decrease by approximately $8.2 million.

URS’ international operations are subject to a number of risks that could harm its operations and significantly reduce its future revenues.

As a multinational company, URS has operations in over 20 countries and it derived 10% and 9% of its revenues from international operations for the six months ended June 29, 2007 and June 30, 2006, respectively. International business is subject to a variety of risks, including:

•	lack of developed legal systems to enforce contractual rights;

•	greater risk of uncollectible accounts and longer collection cycles;

•	currency fluctuations;

•	logistical and communication challenges;

•	potentially adverse changes in laws and regulatory practices, including export license requirements, trade barriers, tariffs and tax laws;

•	changes in labor conditions;

•	exposure to liability under the Foreign Corrupt Practices Act and export control and anti-boycott laws; and

•	general economic and political conditions in foreign markets.

These and other risks associated with international operations could harm URS’ overall operations and significantly reduce its future revenues. In addition, services billed through foreign subsidiaries are attributed to the international category of URS’ business, regardless of where the services are performed and conversely, services billed through domestic operating subsidiaries are attributed to a domestic category of clients, regardless of where the services are performed. As a result, URS’ international risk exposure may be more or less than the percentage of revenues attributed to its international operations.

URS’ business activities may require its employees to travel to and work in high security risk countries, which may result in employee death or injury, repatriation costs or other unforeseen costs.

As a multinational company, URS’ employees often travel to and work in high security risk countries around the world that are undergoing political, social and economic upheavals resulting in war, civil unrest, criminal activity or acts of terrorism. For example, URS has employees working in high security risk countries located in the Middle East and Southwest Asia. As a result, URS may be subject to costs related to employee death or injury, repatriation or other unforeseen circumstances.

URS relies on third-party software to run its critical accounting, project management, and financial information systems, and as a result, any sudden loss, disruption or unexpected costs to maintain such systems could significantly increase URS’ operational expense as well as disrupt the management of its business operations.

URS relies on third-party software to run its critical accounting, project management and financial information systems. For example, URS relied on one software vendor’s products to process approximately 68% of its total revenues as of June 29, 2007. URS also depends on its third party software vendors to provide long-term software maintenance support for its information systems. Software vendors may decide to discontinue further development, integration or long-term software maintenance support for its information systems, in which case URS may need to abandon one or more of its current information systems and migrate some or all of its accounting, project management and financial information to other systems, thus increasing its operational expense as well as disrupting the management of URS’ business operations.

Force majeure events, including natural disasters and terrorists’ actions have negatively impacted and could further negatively impact the economies in which URS operates, which may affect its financial condition, results of operations or cash flows.

Force majeure events, including natural disasters, such as Hurricane Katrina that affected the Gulf Coast in August 2005 and terrorist attacks, such as those that occurred in New York and Washington, D.C. on September 11, 2001, could negatively impact the economies in which URS operates. For example, Hurricane Katrina caused several of URS’ Gulf Coast offices to close, interrupted a number of active client projects and forced the relocation of URS’ employees in that region from their homes. In addition, during the September 11, 2001 terrorist attacks, several of URS’ offices were shut down due to terrorist attack warnings.

URS typically remains obligated to perform its services after a terrorist action or natural disaster unless the contract contains a force majeure clause relieving URS of its contractual obligations in such an extraordinary event. If URS is not able to react quickly to force majeure, URS’ operations may be affected significantly, which would have a negative impact on its financial condition, results of operations or cash flows.

Negotiations with labor unions and possible work actions could divert management attention and disrupt operations. In addition, new collective bargaining agreements or amendments to agreements could increase URS’ labor costs and operating expenses.

As of June 29, 2007, approximately 8% of URS’ employees were covered by collective bargaining agreements. The outcome of any future negotiations relating to union representation or collective bargaining agreements may not be favorable to URS. URS may reach agreements in collective bargaining that increase its operating expenses and lower its net income as a result of higher wages or benefits expenses. In addition, negotiations with unions could divert management attention and disrupt operations, which may adversely affect URS’ results of operations. If URS is unable to negotiate acceptable collective bargaining agreements, URS may have to address the threat of union-initiated work actions, including strikes. Depending on the nature of the threat or the type and duration of any work action, these actions could disrupt URS’ operations and adversely affect its operating results.

URS has only a limited ability to protect its intellectual property rights, which are important to its success. URS’ failure to protect its intellectual property rights could adversely affect its competitive position.

URS’ success depends, in part, upon URS’ ability to protect its proprietary information and other intellectual property. URS relies principally on trade secrets to protect much of its intellectual property where URS does not believe that patent or copyright protection is appropriate or obtainable. However, trade secrets are difficult to protect. Although URS’ employees are subject to confidentiality obligations, this protection may be inadequate to deter or prevent misappropriation of its confidential information. In addition, URS may be unable to detect unauthorized use of its intellectual property or otherwise take appropriate steps to enforce its rights. Failure to obtain or maintain trade secret protection would adversely affect URS’ competitive business position. In addition, if

URS is unable to prevent third parties from infringing or misappropriating URS’ trademarks or other proprietary information, URS’ competitive position could be adversely affected.

Delaware law and URS’ charter documents may impede or discourage a merger, takeover or other business combination even if the business combination would have been in the best interests of URS’ current stockholders

URS is a Delaware corporation and the anti-takeover provisions of Delaware law impose various impediments to the ability of a third party to acquire control of URS, even if a change-in-control would be beneficial to its existing stockholders. In addition, URS’ board of directors has the power, without stockholder approval, to designate the terms of one or more series of preferred stock and issue shares of preferred stock, which could be used defensively if a takeover is threatened. URS’ incorporation under Delaware law, the ability of URS’ board of directors to create and issue a new series of preferred stock and provisions in URS’ certificate of incorporation and bylaws could impede a merger, takeover or other business combination involving URS or discourage a potential acquirer from making a tender offer for shares of URS common stock, even if the business combination would have been in the best interests of URS’ current stockholders.

Risks Relating to Washington Group

Economic downturns and reductions in government funding could have a negative impact on Washington Group’s businesses.

Demand for the services offered by Washington Group has been, and is expected to continue to be, subject to significant fluctuations due to a variety of factors beyond Washington Group’s control, including economic conditions. During economic downturns, the ability of both private and governmental entities to make expenditures may decline significantly. Washington Group cannot be certain that economic or political conditions will be generally favorable or that there will not be significant fluctuations adversely affecting Washington Group’s industry as a whole or key markets targeted by Washington Group. In addition, Washington Group’s operations are, in part, dependent upon government funding. Significant changes in the level of government funding could have an unfavorable impact on Washington Group’s business, financial position, results of operations and cash flows.

Washington Group’s success depends on attracting and retaining qualified personnel in a competitive environment.

Washington Group is dependent upon its ability to attract and retain highly qualified managerial, technical and business development personnel. Competition for key personnel is intense. Washington Group cannot be certain that it will retain its key managerial, technical and business development personnel or that Washington Group will attract or assimilate key personnel in the future. Failure to retain or attract such personnel could adversely affect Washington Group’s businesses, financial position, results of operations and cash flows.

Washington Group is engaged in highly competitive businesses and must bid against competitors to obtain engineering, construction and service contracts.

Washington Group is engaged in highly competitive businesses in which customer contracts are awarded through competitive bidding processes. Washington Group competes with other general and specialty contractors, both foreign and domestic, including large international contractors and small local contractors. Some competitors have greater financial and other resources than Washington Group does, which, in some instances, could give them a competitive advantage over Washington Group.

Washington Group’s fixed-price contracts subject it to the risk of increased project costs.

Washington Group’s fixed-price contracts involve risks relating to its inability to receive additional compensation in the event the costs of performing those contracts prove to be greater than anticipated. Washington Group’s cost of performing the contracts may be greater than anticipated due to uncertainties inherent in estimating contract completion costs, contract modifications by customers resulting in claims, failure of subcontractors and joint venture partners to perform and other unforeseen events and conditions. As of June 29, 2007, approximately

16%, or $1.0 billion, of Washington Group’s backlog represented fixed-price and fixed-unit-price contracts. Any one or more of these risks could result in reduced profits or increased losses on a particular contract or contracts.

Washington Group has seen an increase in its claims against project owners for payment and Washington Group’s failure to recover adequately on these and future claims could have a material effect on it.

Washington Group has over the past few years seen an increase in the volume and the amount of claims brought by Washington Group against project owners for additional costs exceeding the contract price or for amounts not included in the original contract price. These types of claims occur due to matters such as owner-caused delays or changes from the initial project scope, both of which may result in additional costs, both direct and indirect. Often, these claims can be the subject of lengthy arbitration or litigation proceedings, and it is difficult to accurately predict when these claims will be fully resolved. When these types of events occur and unresolved claims are pending, Washington Group has used significant working capital in projects to cover cost overruns pending the resolution of the relevant claims. A failure to promptly recover on these types of claims could have a negative impact on Washington Group’s liquidity and financial condition.

The U.S. government can audit and disallow costs reimbursed under Washington Group’s government contracts and can terminate those contracts without cause.

Government contracts, primarily with the U.S. Departments of Energy and Defense, are, and are expected to continue to be, a significant part of Washington Group’s business. Washington Group derived approximately 51% of its consolidated revenue in 2006 from contracts funded by the U.S. government. Allowable costs under government contracts are subject to audit by the U.S. government. To the extent that these audits result in determinations that costs claimed as reimbursable are not allowable costs or were not allocated in accordance with federal government regulations, Washington Group could be required to reimburse the U.S. government for amounts previously received. In addition, if Washington Group were to lose and not replace its revenue generated by one or more of the U.S. government contracts, Washington Group’s businesses, financial condition, results of operations and cash flows could be adversely affected.

Washington Group has a number of contracts and subcontracts with agencies of the U.S. government, principally for environmental remediation, threat reduction, restoration and operations work, which extend beyond one year and for which government funding has not yet been approved. Washington Group cannot be certain that funding will be approved. All contracts with agencies of the U.S. government and some commercial and foreign contracts are subject to unilateral termination at the convenience of the customer. In the event of a termination, Washington Group would not receive projected revenue or profits associated with the terminated portion of those contracts.

In addition, government contracts are subject to specific procurement regulations, contract provisions and a variety of other socioeconomic requirements relating to the formation, administration, performance and accounting for these contracts. Many of these contracts include express or implied certifications of compliance with applicable laws and contract provisions. As a result of Washington Group’s government contracting, claims for civil or criminal fraud may be brought by the government for violations of these regulations, requirements or statutes. Washington Group may also be subject to qui tam litigation brought by private individuals on behalf of the government under the Federal Civil False Claims Act, which could include claims for up to treble damages. Further, if Washington Group fails to comply with any of these regulations, requirements or statutes, its existing government contracts could be terminated, Washington Group could be suspended from government contracting or subcontracting, including federally funded projects at the state level, and Washington Group’s ability to participate in foreign projects funded by the U.S. government could be adversely affected. If one or more of Washington Group’s government contracts are terminated for any reason, or if Washington Group is suspended from government work, Washington Group could suffer a significant reduction in expected revenue and earnings.

Washington Group’s dependence on one or a few customers could adversely affect it.

One or a few clients have in the past and may in the future contribute a significant portion of Washington Group’s consolidated revenue in any one year or over a period of several consecutive years. In 2006, approximately

27% of Washington Group’s revenue was from the U.S. Department of Defense and approximately 23% of Washington Group’s revenue was from the U.S. Department of Energy. As Washington Group’s backlog frequently reflects multiple projects for individual clients, one major customer may comprise a significant percentage of Washington Group’s backlog at any point in time. For example, the U.S. Department of Defense, with which Washington Group has 77 contracts, represented an aggregate of 18% of Washington Group’s backlog at June 29, 2007, and the U.S. Department of Energy, with which Washington Group has 175 contracts, represented an aggregate of 15% of Washington Group’s backlog at June 29, 2007.

Because these significant customers generally contract with Washington Group for specific projects, Washington Group may lose these customers from year to year as their projects with it are completed. If Washington Group does not replace them with other customers or other projects, Washington Group’s business could be materially adversely affected.

Additionally, Washington Group has long-standing relationships with many of its significant customers. Washington Group’s contracts with these customers, however, are on a project-by-project basis, and the customers may unilaterally reduce or discontinue their purchases at any time. The loss of business from any one of such customers could have a material adverse effect on Washington Group’s business or results of operations.

Changes in environmental laws, regulations and programs, could reduce demand for Washington Group’s environmental services, which could negatively impact its revenue.

Washington Group’s environmental business is driven by federal, state, local and foreign laws, regulations and programs related to pollution and environmental protection. Accordingly, a relaxation or repeal of these laws and regulations, or changes in governmental policies regarding the funding, implementation or enforcement of these programs, could result in a decline in demand for environmental services that could negatively impact Washington Group’s revenue.

Washington Group’s backlog is subject to unexpected adjustments and cancellations and is, therefore, an uncertain indicator of its future earnings.

As of June 29, 2007, Washington Group’s backlog was approximately $6.2 billion. Washington Group cannot assure that the revenue projected in its backlog will be realized or, if realized, will result in profits. Projects may remain in Washington Group’s backlog for an extended period of time prior to project execution and, once project execution begins, Washington Group may occur unevenly over the current and multiple future periods. Although Washington Group has not experienced any significant cancellations, project terminations, suspensions or reductions in scope, these could occur from time to time with respect to contracts reflected in Washington Group’s backlog. Such backlog reductions would adversely affect the revenue and profit Washington Group actually receives from contracts reflected in its backlog.

Washington Group’s businesses involve many project-related and contract-related risks.

Washington Group’s businesses are subject to a variety of project-related risks, including changes in political and other circumstances, particularly since contracts for major projects are performed over extended periods of time. These risks include the failure of applicable governing authorities to take necessary actions, opposition by third parties to particular projects and the failure by customers to obtain adequate financing for particular projects. Due to these factors, losses on a particular contract or contracts could occur, and Washington Group could experience significant changes in operating results on a quarterly or annual basis.

Washington Group may also be adversely affected by various risks and hazards, including industrial accidents, labor disputes, geological conditions, environmental hazards, acts of terrorism or war, weather and other natural phenomena such as earthquakes and floods.

Washington Group could be subject to liabilities as a result of its performance.

The nature of Washington Group’s engineering and construction businesses exposes it to potential liability claims and contract disputes that may reduce its profits.

Washington Group engages in engineering and construction activities for large industrial facilities where design, construction or systems failures can result in substantial injury or damage to third parties. Currently, Washington Group has limits of $500 million per loss and $500 million in the aggregate for general liability insurance and contractor’s pollution liability insurance and a sublimit of $225 million for its professional errors and omissions liability insurance (in addition to other policies for certain projects). Washington Group’s general liability, professional errors and omissions liability, and contractor’s pollution liability insurance policies include a self-insured claim retention amount of $2.0 million per claim. Any liability in excess of Washington Group’s insurance limits at locations designed or constructed by it, where Washington Group’s products are installed or where its services are performed, could result in significant liability claims against Washington Group, which claims may reduce its earnings. In addition, if a customer disputes its performance of project services, the customer may decide to delay or withhold payment to Washington Group. If Washington Group were ultimately unable to collect on these payments, its profits would be reduced.

Washington Group’s dependence on subcontractors and equipment manufacturers could adversely affect it.

Washington Group relies on third-party subcontractors as well as third-party equipment manufacturers to complete its projects. To the extent that Washington Group cannot engage subcontractors or acquire equipment or materials, its ability to complete a project in a timely fashion or at a profit may be impaired. If the amount Washington Group is required to pay for these goods and services exceeds the amount it has estimated in bidding for fixed-price, fixed-unit-price or target-price contracts, Washington Group could experience reduced profit or losses in the performance of these contracts. In addition, if a subcontractor or a manufacturer is unable to deliver its services, equipment or materials according to the negotiated terms for any reason, including the deterioration of its financial condition, Washington Group may be required to purchase the services, equipment or materials from another source at a higher price. This may reduce the profit to be realized or result in a loss on a project for which the services, equipment or materials were needed.

Strikes, work stoppages and other similar events, as well as resulting increases in operating costs, would have a negative impact on Washington Group’s operations and financial results.

Washington Group is a party to several regional labor agreements that expire between June 2007 and June 2010, as well as project-specific labor agreements that commit Washington Group to use union building trades on certain projects. If Washington Group were unable to negotiate with any of the unions, it could result in strikes, work stoppages or increased operating costs as a result of higher than anticipated wages or benefits. If the unionized workers engage in a strike or other work stoppage, or other employees become unionized, Washington Group could experience a disruption of its operations and higher ongoing labor costs, which could adversely affect portions of its business, and its financial position, results of operations and cash flows.

If Washington Group guarantees to a customer the timely completion or performance standards of a project, Washington Group could incur additional costs to meet its guarantee obligations.

In certain instances, including in some of Washington Group’s fixed-price contracts, Washington Group guarantees a customer that it will complete a project by a scheduled date. Washington Group sometimes also provides that the project, when completed, will achieve certain performance standards. If Washington Group subsequently fails to complete the project as scheduled, or if the project subsequently fails to meet the guaranteed performance standards, Washington Group may be held responsible for cost impacts to the client resulting from any delay or the costs incurred by the project to achieve the performance standards. In most cases where Washington Group fails to meet contract-defined performance standards, Washington Group may be subject to agreed-upon liquidated damages. To the extent that these events occur, the total costs for the project would exceed Washington Group’s original estimates and it could experience reduced profits or in some cases a loss for that project.

The success of Washington Group’s joint ventures is dependent on the performance of its joint venture partners of their contractual obligations.

Washington Group enters into various joint ventures as part of its engineering and construction business and project-specific joint ventures. Success of these joint ventures depends largely on the satisfactory performance by

Washington Group’s partners of their contractual obligations. If Washington Group’s joint venture partners fail to perform their contractual obligations as a result of financial or other difficulties, Washington Group may be required to make additional investments and provide additional services to ensure the adequate performance and delivery of the contracted services. These additional obligations could result in reduced profits or in losses for Washington Group.

Washington Group’s international operations involve special risks.

Washington Group pursues project opportunities internationally through foreign and domestic subsidiaries as well as through agreements with domestic and foreign joint venture partners. Washington Group’s international operations accounted for approximately 21% of its revenue in 2006, including 10% from work performed in Iraq. Washington Group’s foreign operations are subject to special risks, including:

•	unstable political, economic, financial and market conditions;

•	potential incompatibility with foreign joint venture partners;

•	foreign currency fluctuations;

•	trade restrictions and governmental regulations;

•	restrictions on repatriating foreign profits back to the U.S.;

•	increases in taxes;

•	civil disturbances and acts of terrorism, violence or war in the U.S. or elsewhere; and

•	changes in labor conditions, labor strikes and difficulties in staffing and managing international operations.

Events outside of Washington Group’s control may limit or disrupt operations, restrict the movement of funds, result in the deprivation of contract rights, increase foreign taxes or limit repatriation of earnings. In addition, in some cases, applicable law and joint venture or other agreements may provide that each joint venture partner is jointly and severally liable for all liabilities of the venture.

Washington Group’s international operations may require its employees or subcontractors to travel to high security risk countries, which may result in employee injury, repatriation costs or other unforeseen costs.

As a global provider of engineering, construction and management services, Washington Group dispatches employees and subcontractors to various countries around the world. A country may represent a high security risk because of its political, social or economic upheaval such as war, civil unrest or ongoing acts of terrorism. Senior level employees and other key employees and subcontractors have been, and may continue to be, deployed to provide services in high security risk countries. As a result, it is possible that Washington Group’s employees or subcontractors may suffer injury or death, repatriation problems or other unforeseen costs and risks in the course of their international responsibilities, which could negatively impact its operations.

Actual results could differ from the estimates and assumptions used to prepare Washington Group’s financial statements.

In order to prepare financial statements in conformity with GAAP, Washington Group’s management is required to make estimates and assumptions as of the date of the financial statements. These estimates and assumptions affect the reported values of assets, liabilities, revenue and expenses and disclosure of contingent assets and liabilities. Areas requiring significant estimates by Washington Group’s management include:

•	determination of new work awards and backlog;

•	recognition of contract revenue, costs, profit or losses in applying the principles of percentage-of-completion accounting;

•	recognition of recoveries under contract change orders or claims;

•	collectibility of billed and unbilled accounts receivable and the need and amount of any allowance for doubtful accounts;

•	the amount of reserves necessary for self-insured risks;

•	the determination of liabilities under pension and other post-retirement benefit programs;

•	estimated amounts for expected project losses, reclamation costs, warranty costs or other contract close-out costs;

•	recoverability of goodwill and other intangible assets;

•	provisions for income taxes and realizability of deferred tax assets; and

•	accruals for other estimated liabilities, including litigation reserves.

Washington Group’s use of percentage-of-completion accounting could result in a reduction or elimination of previously reported profits.

Approximately 40% of Washington Group’s revenue during fiscal year 2006 was recognized using the percentage-of-completion method of accounting. Generally, the percentage-of-completion accounting practices Washington Group utilizes result in Washington Group recognizing contract revenues and earnings ratably, based on the proportion of costs incurred to total estimated contract costs or on the proportion of labor hours or labor costs incurred to total estimated labor hours or labor costs. For some long-term contracts, completion is measured on estimated physical completion or units of production.

The cumulative effect of revisions to contract revenue and estimated completion costs, including incentive awards, penalties, change orders, claims and anticipated losses, is recorded in the accounting period in which the amounts become known and can be reasonably estimated. Such revisions could occur at any time and the effects could be material. A change order is included in total estimated contract revenue when it is probable that the change order will result in a bona fide addition to contract value and can be reliably estimated. Estimated contract revenue associated with change orders may include amounts in excess of costs (profit) when appropriate. Claims are included in total estimated contract revenue, only to the extent that contract costs related to the claim have been incurred, when it is probable that the claim will result in a bona fide addition to contract value and can be reliably estimated, which generally occurs when amounts have been received or awarded.

Washington Group estimates the extent of progress towards completion of contract revenue and of contract completion costs on Washington Group’s long-term engineering and construction contracts, but due to uncertainties inherent in the estimation process it is possible that actual completion costs may vary from estimates, and it is possible that such variances could be material to Washington Group’s operating results.

If Washington Group has to write off a significant amount of intangible assets, its earnings will be negatively impacted.

Goodwill and other intangible assets totaling $118.4 million are included in Washington Group’s consolidated balance sheet as of June 29, 2007. Washington Group must evaluate its goodwill and other intangible assets for impairment at least annually. If Washington Group’s goodwill and other intangible assets were to become impaired, Washington Group would be required to write-off the impaired amount. The write-off would negatively impact Washington Group’s earnings; however, it would not impact its cash flows. As of June 29, 2007, all of Washington Group’s goodwill and other intangible assets relate to its Defense and Energy & Environment business units, which are almost entirely dependent on continued spending by the U.S. government.

The significant demands on Washington Group’s cash resources could affect its ability to achieve its business plan.

Washington Group has substantial demands on its cash resources in addition to operating expenses, principally capital expenditures. Washington Group’s ability to fund working capital requirements will depend upon its future operating performance, which, in turn, will be affected by prevailing economic conditions and financial, business and other factors, many of which are beyond its control. If Washington Group is unable to fund its businesses, Washington Group will be forced to adopt an alternative strategy that may include:

•	reducing or delaying capital expenditures;

•	limiting its growth;

•	seeking additional debt financing or equity capital; or

•	selling assets.

Washington Group cannot provide assurances that any of these strategies could be affected on favorable terms or at all.

If Washington Group experiences delays and/or defaults in customer payments, Washington Group could suffer liquidity problems or it could be unable to recover all expenditures.

Because of the nature of its contracts, at times Washington Group commits resources to projects prior to receiving payments from the customer in amounts sufficient to cover expenditures on client projects as they are incurred. Delays in customer payments may require Washington Group to make a working capital investment. If a customer defaults in making its payments on a project in which Washington Group has devoted significant resources, it could have an adverse effect on its financial position, results of operations and cash flows.

Washington Group could be subject to liability under environmental laws and regulations.

Washington Group is subject to a variety of environmental, health and safety laws and regulations governing, among other things, discharges to air and water, the handling, storage and disposal of hazardous or solid waste materials and the remediation of contamination associated with releases of hazardous substances. These laws and regulations and the risk of attendant litigation can cause significant delays to a project and add significantly to its cost. Violations of these environmental, health and safety laws and regulations could subject Washington Group and its management to civil and criminal penalties and other liabilities. These laws and regulations may become more stringent, or be more stringently enforced, in the future.

Various federal, state and local environmental laws and regulations, as well as common law, may impose liability for property damage and costs of investigation and cleanup of hazardous or toxic substances on property currently or previously owned by Washington Group or arising out of its waste management or environmental remediation activities. These laws may impose responsibility and liability without regard to knowledge of or causation of the presence of contaminants. The liability under these laws is joint and several. Washington Group has potential liabilities associated with its past waste management and contract mining activities and with its current and prior ownership of various properties.

Adequate bonding is necessary for Washington Group to successfully win new work awards on some types of contracts.

In line with industry practice, Washington Group is often required, primarily in its Infrastructure business unit, to provide performance and surety bonds to customers under fixed-price contracts. These bonds indemnify the customer should Washington Group fail to perform its obligations under the contract. If a bond is required for a particular project and Washington Group is unable to obtain an appropriate bond, Washington Group cannot pursue that project. Washington Group has bonding capacity but, as is typically the case, the issuance of a bond is at the surety’s sole discretion. Moreover, due to events that affect the insurance and bonding markets generally, bonding may be more difficult to obtain in the future or may only be available at significant additional cost. There can be no assurance that bonds will continue to be available to Washington Group on reasonable terms. Washington Group’s inability to obtain adequate bonding and, as a result, to bid on new work could have a material adverse effect on Washington Group’s businesses, financial condition, results of operations and cash flows. Of $4.2 billion of new work awarded during 2006, 2% required bonding.

Unavailability of insurance coverage could have a negative impact on Washington Group’s operations and results.

Washington Group maintains insurance coverage as part of its overall risk management strategy and due to requirements to maintain specific coverage in its financing agreements and in most of its construction contracts. Although Washington Group has been able to obtain insurance coverage to meet its requirements in the past, there is no assurance that such insurance coverage will be available in the future.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

Statements contained in this joint proxy statement/prospectus that are not historical facts may constitute forward-looking statements, including statements relating to timing of and satisfaction of conditions to the merger, whether any of the anticipated benefits of the merger will be realized, future revenues, future net income, future cash flows, financial forecasts, future competitive positioning and business synergies, future acquisition cost savings, future expectations that the merger will be accretive to GAAP and cash earnings per share, future market demand, future benefits to stockholders, future debt payments and future economic and industry conditions. Words such as “expect,” “estimate,” “project,” “budget,” “forecast,” “anticipate,” “intend,” “expect,” “plan,” “may,” “will,” “could,” “should,” “believe,” “predict,” “potential,” “continue” and similar expressions are also intended to identify forward-looking statements. URS and Washington Group believe that their expectations are reasonable and are based on reasonable assumptions. However, such forward-looking statements by their nature involve risks and uncertainties that could cause actual results to differ materially from the results predicted or implied by the forward-looking statement. The potential risks and uncertainties include, but are not limited to:

•	potential difficulties that may be encountered in integrating the merged businesses;

•	potential uncertainties regarding market acceptance of the combined company;

•	uncertainties as to the timing of the merger;

•	approval of the transaction by the stockholders of the companies and the satisfaction of other closing conditions to the transaction;

•	competitive responses to the merger;

•	an economic downturn;

•	changes in URS’ and Washington Group’s book of business;

•	URS’ and Washington Group’s compliance with government contract procurement regulations;

•	URS’ and Washington Group’s ability to procure government contracts;

•	URS’ and Washington Group’s reliance on government appropriations;

•	the ability of the government to unilaterally terminate URS’ and Washington Group’s contracts;

•	URS’ and Washington Group’s ability to make accurate estimates and control costs;

•	URS’ and Washington Group’s ability to win or renew contracts;

•	URS’ and Washington Group’s and their respective partners’ ability to bid on, win, perform and renew contracts and projects;

•	environmental issues and liabilities;

•	liabilities for pending and future litigation;

•	the impact of changes in laws and regulations;

•	a decline in defense spending;

•	industry competition;

•	URS’ and Washington Group’s ability to attract and retain key individuals;

•	employee, agent or partner misconduct;

•	risks associated with changes in equity-based compensation requirements;

•	URS’ and Washington Group’s leveraged position and ability to service its debt;

•	risks associated with international operations;

•	business activities in high security risk countries;

•	third-party software risks;

•	terrorist and natural disaster risks;

•	URS’ and Washington Group’s relationships with its labor unions;

•	URS’ and Washington Group’s ability to protect its intellectual property rights; and

•	anti-takeover risks and other factors.

You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this joint proxy statement/prospectus or, in the case of documents incorporated by reference, as of the date of those documents. URS and Washington Group disclaim any intent or obligation to update any forward-looking statements contained herein.

THE URS SPECIAL MEETING

General

This joint proxy statement/prospectus is being provided to URS stockholders as part of a solicitation of proxies by the URS board of directors for use at a special meeting of URS stockholders. This joint proxy statement/prospectus provides URS stockholders with the information they need to know to be able to vote, or instruct their brokers or other nominees to vote, at the special meeting of URS stockholders.

Date, Time, Place and Purpose of the URS Special Meeting

The special meeting of URS stockholders will be held on October 30, 2007, at 11:00 a.m., local time, at          .

The URS special meeting is being held for the following purposes:

•	to consider and vote upon a proposal to approve the issuance of shares of URS common stock pursuant to the Agreement and Plan of Merger, dated as of May 27, 2007, by and among URS, Elk Merger Corporation, a wholly owned subsidiary of URS, Bear Merger Sub, Inc., a wholly owned subsidiary of URS, and Washington Group;

•	to consider and vote upon a proposal to authorize the proxyholders to vote to adjourn or postpone the special meeting, in their sole discretion, to solicit additional proxies if there are not sufficient votes in favor of the foregoing; and

•	to transact any other business as may properly come before the special meeting or any adjournments or postponements of the special meeting.

Recommendation of the URS Board of Directors

The URS board of directors unanimously recommends that you vote “FOR” the proposal to approve the issuance of shares of URS common stock pursuant to the merger agreement and “FOR” the proposal to authorize the adjournment or postponement of the URS special meeting, if necessary, to permit further solicitation of proxies if there are not sufficient votes at the time of the URS special meeting in favor of the foregoing. See “The Merger — Recommendation of the URS Board of Directors and Its Reasons for the Merger” on page 65.

Record Date; Outstanding Shares; Shares Entitled to Vote

Only holders of record of URS common stock at the close of business on the record date, September 21, 2007, are entitled to notice of and to vote at the URS special meeting. As of the URS record date, there were           shares of URS common stock outstanding and entitled to vote at the special meeting, held by approximately           holders of record. Each holder of URS common stock is entitled to one vote for each share of URS common stock owned as of the URS record date.

A complete list of URS stockholders will be available for review at the special meeting and at the executive offices of URS during regular business hours for a period of ten days before the special meeting.

Quorum and Vote Required

A majority of the shares of URS common stock issued and outstanding and entitled to vote as of the record date must be present in person or represented by proxy at the URS special meeting to constitute a quorum. A quorum must be present before a vote can be taken on the proposal to approve the issuance of shares of URS common stock pursuant to the merger agreement or any other matter except adjournment or postponement of the meeting due to the absence of a quorum. Abstentions and broker non-votes, if any, which are described below, will be counted for purposes of determining the presence of a quorum at the URS special meeting. If a quorum is not present, URS expects that the special meeting will be adjourned or postponed to solicit additional proxies. At any subsequent reconvening of the special meeting, all proxies will be voted in the same manner as the proxies would have been voted at the original convening of the special meeting, except for any proxies that have been effectively revoked or withdrawn prior to the subsequent meeting.

In accordance with NYSE listing requirements, the approval by URS stockholders of the issuance of shares of URS common stock pursuant to the merger agreement requires the approval of a majority of the votes cast on the proposal, provided that the total votes cast on such proposal represent over 50% of the outstanding shares of URS common stock entitled to vote on such proposal. Votes “for,” votes “against” and abstentions count as votes cast, while broker non-votes do not count as votes cast for this purpose. All outstanding shares of URS common stock, including broker non-votes, count as shares entitled to vote. Thus the total sum of votes “for,” plus votes “against,” plus abstentions, which is referred to as the “NYSE Votes Cast,” must be greater than 50% of the total outstanding shares of URS common stock. Once that threshold has been achieved, the number of votes “for” the proposal must be greater than 50% of the NYSE Votes Cast.

In accordance with the DGCL and URS’ bylaws, approval of the proposal to authorize the adjournment or postponement of the URS special meeting, if necessary, to permit further solicitation of proxies requires the affirmative vote of the holders of a majority of the shares of URS common stock present in person or represented by proxy at the special meeting and entitled to vote thereon.

Voting by URS’ Directors and Executive Officers

As of the URS record date for the special meeting, the directors and executive officers of URS as a group beneficially owned and were entitled to vote approximately           shares of URS common stock, or approximately     % of the outstanding shares of URS on that date.

Voting; Proxies; Revocation

You may vote by proxy or in person at the URS special meeting. Votes cast by proxy or in person at the URS special meeting will be tabulated and certified by URS’ transfer agent.

Voting in Person

If you plan to attend the URS special meeting and wish to vote in person, you will be given a ballot at the special meeting. Please note, however, that if your shares are held in “street name,” which means your shares are held of record by a broker, bank or other nominee, and you wish to vote in person at the URS special meeting, you must bring to the special meeting a proxy from the record holder of the shares authorizing you to vote at the URS special meeting.

Voting by Proxy

Your vote is very important. Accordingly, please complete, sign and return the enclosed proxy card whether or not you plan to attend the URS special meeting in person. You should vote your proxy even if you plan to attend the URS special meeting. You can always change your vote at the special meeting. Voting instructions are included on your proxy card. If you properly give your proxy and submit it to URS in time to vote, one of the individuals named as your proxy will vote your shares as you have directed. A proxy card is enclosed for your use.

The method of voting by proxy differs for shares held as a record holder and shares held in “street name.” If you hold your shares of URS common stock as a record holder, you may vote by completing, dating and signing the enclosed proxy card and promptly returning it in the enclosed, pre-addressed, postage-paid envelope or otherwise mailing it to URS, or by submitting a proxy over the Internet or by telephone by following the instructions on the enclosed proxy card. If you hold your shares of URS common stock in street name, which means your shares are held of record by a broker, bank or nominee, you will receive instructions from your broker, bank or other nominee that you must follow in order to vote your shares. Your broker, bank or nominee may allow you to deliver your voting instructions over the Internet or by telephone. Please see the voting instructions from your broker, bank or nominee that accompany this joint proxy statement/prospectus.

All properly signed proxies that are received prior to the special meeting and that are not revoked will be voted at the special meeting according to the instructions indicated on the proxies or, if no direction is indicated, they will be voted “FOR” approval of the issuance of shares of URS common stock pursuant to the merger agreement and “FOR” the proposal to authorize the adjournment or postponement of the URS special meeting, if necessary, to permit further solicitation of proxies if there are not sufficient votes at the time of the URS special meeting in favor of the foregoing.

Revocation of Proxy

You may revoke your proxy at any time before your proxy is voted at the URS special meeting by taking any of the following actions:

•	delivering to the corporate secretary of URS a signed written notice of revocation, bearing a date later than the date of the proxy, stating that the proxy is revoked;

•	signing and delivering a new proxy, relating to the same shares and bearing a later date;

•	submitting another proxy by telephone or on the Internet (your latest telephone or Internet voting instructions are followed); or

•	attending the URS special meeting and voting in person, although attendance at the special meeting will not, by itself, revoke a proxy.

If your shares are held in “street name,” you may change your vote by submitting new voting instructions to your broker, bank or other nominee. You must contact your broker, bank or other nominee to find out how to do so.

Written notices of revocation and other communications with respect to the revocation of URS proxies should be addressed to:

URS Corporation
600 Montgomery Street, 26th Floor
San Francisco, California 94111-2728
Attn: Corporate Secretary

Abstentions and Broker Non-Votes

For purposes of both of the proposals, abstentions will have the same effect as voting against the proposals.

Under the listing requirements of the NYSE, brokers who hold shares of URS common stock in “street name” for a beneficial owner of those shares typically have the authority to vote in their discretion on “routine” proposals when they have not received instructions from beneficial owners. However, brokers are not allowed to exercise their voting discretion with respect to the approval of matters that the NYSE determines to be “non-routine,” such as approval of the issuance of shares of URS common stock pursuant to the merger agreement, without specific instructions from the beneficial owner. Broker non-votes are shares held by a broker or other nominee that are represented at the meeting, but with respect to which the broker or nominee is not instructed by the beneficial owner of such shares to vote on the particular proposal and the broker does not have discretionary voting power on such proposal. If your broker holds your URS common stock in “street name,” your broker will vote your shares only if you provide instructions on how to vote by filling out the voter instruction form sent to you by your broker with this joint proxy statement/prospectus. Because it is expected that brokers and other nominees will not have discretionary authority to vote on either proposal, URS anticipates that there will not be any broker non-votes cast in connection with either proposal.

Proxy Solicitation

URS is soliciting proxies for the URS special meeting from URS stockholders. URS will bear the entire cost of soliciting proxies from URS stockholders, except that URS and Washington Group have each agreed to share equally all expenses incurred in connection with the printing of this joint proxy statement/prospectus and related proxy materials. In addition to the solicitation of proxies by mail, URS will request that brokers, banks and other nominees send proxies and proxy materials to the beneficial owners of URS common stock held by them and secure their voting instructions, if necessary. URS will reimburse those record holders for their reasonable expenses. URS has also made arrangements with D.F. King & Co., Inc. to assist it in soliciting proxies, and has agreed to pay D.F. King & Co., Inc.’s reasonable and customary charges for such services, currently estimated not to exceed $150,000, plus expenses. URS also may use several of its regular employees, who will not be specially compensated, to solicit proxies from URS stockholders, either personally or by telephone, Internet, telegram, facsimile or special delivery letter.

Other Business; Adjournments

URS does not expect that any matter other than the proposals presented in this joint proxy statement/prospectus will be brought before the URS special meeting. However, if other matters incident to the conduct of the special meeting are properly presented at the special meeting or any adjournment or postponement of the special meeting, the persons named as proxies will vote in accordance with their best judgment with respect to those matters.

An adjournment may be made from time to time by approval of the holders of shares representing a majority of the votes present in person or by proxy at the special meeting, whether or not a quorum exists, without further notice other than by an announcement made at the special meeting.

Assistance

If you need assistance in completing your proxy card or have questions regarding the URS special meeting, please contact D.F. King & Co., Inc., which is assisting URS with the solicitation of proxies, at (800) 829-6551 (toll-free) or (212) 269-5550 (collect) or via e-mail to urs@dfking.com. Alternatively, you may contact URS Investor Relations at (877) 877-8790 or investor_relations@urscorp.com or write to URS Corporation, 600 Montgomery Street, 26th Floor, San Francisco, California 94111-2728, Attn: Investor Relations.

THE WASHINGTON GROUP SPECIAL MEETING

General

This joint proxy statement/prospectus is being provided to Washington Group stockholders as part of a solicitation of proxies by the Washington Group board of directors for use at a special meeting of Washington Group stockholders. This joint proxy statement/prospectus provides Washington Group stockholders with the information they need to know to be able to vote, or instruct their brokers or other nominees to vote, at the special meeting of Washington Group stockholders.

Date, Time, Place and Purpose of the Washington Group Special Meeting

The special meeting of Washington Group stockholders will be held on October 30, 2007, at 11:00 a.m., local time, at          .

The Washington Group special meeting is being held for the following purposes:

•	to consider and vote upon a proposal to adopt the Agreement and Plan of Merger, dated as of May 27, 2007, by and among URS, Elk Merger Corporation, a wholly owned subsidiary of URS, Bear Merger Sub, Inc., a wholly owned subsidiary of URS, and Washington Group, pursuant to which Elk Merger Corporation will merge with and into Washington Group, and each outstanding share of Washington Group common stock, other than those shares held by URS, any subsidiary of URS, Elk Merger Corporation or Bear Merger Sub and other than shares as to which a Washington Group stockholder has validly demanded and perfected appraisal rights under Delaware law, will be converted into the right to receive 0.772 of a share of URS common stock and $43.80 in cash, without interest, and approve the merger;

•	to consider and vote upon a proposal to authorize the proxyholders to vote to adjourn or postpone the special meeting, in their sole discretion, to solicit additional proxies if there are not sufficient votes in favor of the foregoing; and

•	to transact any other business as may properly come before the special meeting or any adjournments or postponements of the special meeting.

Recommendation of the Washington Group Board of Directors

The Washington Group board of directors has approved the merger agreement and the transactions contemplated by the merger agreement, including the merger, and unanimously recommends that you vote “FOR” the proposal to adopt the merger agreement and approve the merger and “FOR” the proposal to authorize the adjournment or postponement of the Washington Group special meeting, if necessary, to permit further solicitation of proxies if there are not sufficient votes at the time of the Washington Group special meeting in favor of the foregoing. See “The Merger — Recommendation of the Washington Group Board of Directors and Its Reasons for the Merger” on page 68.

Record Date; Outstanding Shares; Shares Entitled to Vote

Only holders of record of Washington Group common stock at the close of business on the record date, September 21, 2007, are entitled to notice of and to vote at the Washington Group special meeting. As of the Washington Group record date, there were           shares of Washington Group common stock outstanding and entitled to vote at the special meeting, held by approximately           holders of record. Each holder of Washington Group common stock is entitled to one vote for each share of Washington Group common stock owned as of the Washington Group record date.

A complete list of Washington Group stockholders will be available for review at the special meeting and at the executive offices of Washington Group during regular business hours for a period of ten days before the special meeting.

Quorum and Vote Required

A majority of the shares of Washington Group common stock issued and outstanding and entitled to vote as of the record date must be present in person or represented by proxy, at the Washington Group special meeting to constitute a quorum. A quorum must be present before a vote can be taken on the adoption of the merger agreement and the approval of the merger or any other matter except adjournment or postponement of the meeting due to the absence of a quorum. Abstentions and broker non-votes, if any, which are described below, will be counted for purposes of determining the presence of a quorum at the Washington Group special meeting. If a quorum is not present, Washington Group expects that the special meeting will be adjourned or postponed to solicit additional proxies. At any subsequent reconvening of the special meeting, all proxies will be voted in the same manner as the proxies would have been voted at the original convening of the special meeting, except for any proxies that have been effectively revoked or withdrawn prior to the subsequent meeting.

For the merger agreement to be adopted and the merger approved the holders of at least a majority of the outstanding shares of Washington Group common stock entitled to vote on the proposal at the Washington Group special meeting must vote in favor of adoption of the merger agreement and approval of the merger.

In accordance with the DGCL and Washington Group’s bylaws, approval of the proposal to authorize the adjournment or postponement of the Washington Group special meeting, if necessary, to permit further solicitation of proxies requires the affirmative vote of the holders of a majority of the shares of Washington Group common stock present in person or represented by proxy at the special meeting and entitled to vote thereon.

Voting by Washington Group Directors and Executive Officers

As of the Washington Group record date for the special meeting, the directors and executive officers of Washington Group as a group beneficially owned and were entitled to vote approximately           shares of Washington Group common stock, or approximately     % of the outstanding shares of Washington Group on that date.

Voting; Proxies; Revocation

You may vote by proxy or in person at the Washington Group special meeting. Votes cast by proxy or in person at the Washington Group special meeting will be tabulated and certified by Washington Group’ transfer agent.

Voting in Person

If you plan to attend the Washington Group special meeting and wish to vote in person, you will be given a ballot at the special meeting. Please note, however, that if your shares are held in “street name,” which means your shares are held of record by a broker, bank or other nominee, and you wish to vote in person at the Washington Group special meeting, you must bring to the special meeting a proxy from the record holder of the shares authorizing you to vote at the Washington Group special meeting.

Voting by Proxy

Your vote is very important. Accordingly, please complete, sign and return the enclosed proxy card whether or not you plan to attend the Washington Group special meeting in person. You should vote your proxy even if you plan to attend the Washington Group special meeting. You can always change your vote at the special meeting. Voting instructions are included on your proxy card. If you properly give your proxy and submit it to Washington Group in time to vote, one of the individuals named as your proxy will vote your shares as you have directed. A proxy card is enclosed for your use.

The method of voting by proxy differs for shares held as a record holder and shares held in “street name.” If you hold your shares of Washington Group common stock as a record holder, you may vote by completing, dating and signing the enclosed proxy card and promptly returning it in the enclosed, pre-addressed, postage-paid envelope or otherwise mailing it to Washington Group, or by submitting a proxy over the Internet or by telephone by following the instructions on the enclosed proxy card. If you hold your shares of Washington Group common stock in street name, which means your shares are held of record by a broker, bank or nominee, you will receive instructions from your broker, bank or other nominee that you must follow in order to vote your shares. Your broker, bank or nominee may allow you to deliver your voting instructions over the Internet or by telephone. Please see the voting instructions from your broker, bank or nominee that accompany this joint proxy statement/prospectus.

All properly signed proxies that are received prior to the special meeting and that are not revoked will be voted at the special meeting according to the instructions indicated on the proxies or, if no direction is indicated, they will be voted “FOR” the proposal to adopt the merger agreement and approve the merger and “FOR” the proposal to authorize the adjournment or postponement of the Washington Group special meeting, if necessary, to permit further solicitation of proxies if there are not sufficient votes at the time of the Washington Group special meeting in favor of the foregoing.

Revocation of Proxy

You may revoke your proxy at any time before your proxy is voted at the Washington Group special meeting by taking any of the following actions:

•	delivering to the corporate secretary of Washington Group a signed written notice of revocation, bearing a date later than the date of the proxy, stating that the proxy is revoked;

•	signing and delivering a new proxy, relating to the same shares and bearing a later date;

•	submitting another proxy by telephone or on the Internet (your latest telephone or Internet voting instructions are followed); or

•	attending the Washington Group special meeting and voting in person, although attendance at the special meeting will not, by itself, revoke a proxy.

If your shares are held in “street name,” you may change your vote by submitting new voting instructions to your broker, bank or other nominee. You must contact your broker, bank or other nominee to find out how to do so.

Written notices of revocation and other communications with respect to the revocation of Washington Group proxies should be addressed to:

Washington Group International, Inc.
720 Park Boulevard, P.O. Box 73
Boise, Idaho 83729
Attn: Corporate Secretary

Abstentions and Broker Non-Votes

For purposes of both of the proposals to adopt the merger agreement and approve the merger, abstentions will have the same effect as voting against the proposals.

Under the listing requirements of the NYSE, brokers who hold shares of Washington Group common stock in “street name” for a beneficial owner of those shares typically have the authority to vote in their discretion on “routine” proposals when they have not received instructions from beneficial owners. However, brokers are not allowed to exercise their voting discretion with respect to the approval of matters that the NYSE determines to be “non-routine,” such as adoption of the merger agreement and approval of the merger, without specific instructions from the beneficial owner. Broker non-votes are shares held by a broker or other nominee that are represented at the meeting, but with respect to which the broker or nominee is not instructed by the beneficial owner of such shares to vote on the particular proposal and the broker does not have discretionary voting power on such proposal. If your broker holds your Washington Group common stock in “street name,” your broker will vote your shares only if you provide instructions on how to vote by filling out the voter instruction form sent to you by your broker with this joint proxy statement/prospectus. Because it is expected that brokers and other nominees will not have discretionary authority to vote on either proposal, Washington Group anticipates that there will not be any broker non-votes cast in connection with either proposal.

For purposes of the proposal to authorize the adjournment or postponement of the special meeting, abstentions will have the same effect as voting against the proposal. It is expected that brokers and other nominees will not have discretionary voting authority on this proposal. Thus, broker non-votes should not result from this proposal.

Proxy Solicitation

Washington Group is soliciting proxies for the Washington Group special meeting from Washington Group stockholders. Washington Group will bear the entire cost of soliciting proxies from Washington Group stockholders, except that URS and Washington Group have each agreed to share equally all expenses incurred in connection with the printing of this joint proxy statement/prospectus and related proxy materials. In addition to the solicitation of proxies by mail, Washington Group will request that brokers, banks and other nominees send proxies and proxy materials to the beneficial owners of Washington Group common stock held by them and secure their voting instructions, if necessary. Washington Group will reimburse those record holders for their reasonable expenses. Washington Group has also made arrangements with Mackenzie Partners, Inc. to assist it in soliciting proxies, and has agreed to pay a fee of approximately $      plus expenses for those services. Washington Group also may use several of its regular employees, who will not be specially compensated, to solicit proxies from Washington Group stockholders, either personally or by telephone, Internet, telegram, facsimile or special delivery letter.

Other Business; Adjournments

Washington Group does not expect that any matter other than the proposals presented in this joint proxy statement/prospectus will be brought before the Washington Group special meeting. However, if other matters incident to the conduct of the special meeting are properly presented at the special meeting or any adjournment or postponement of the special meeting, the persons named as proxies will vote in accordance with their best judgment with respect to those matters.

An adjournment may be made from time to time by approval of the holders of shares representing a majority of the votes present in person or by proxy at the special meeting, whether or not a quorum exists, without further notice other than by an announcement made at the special meeting.

Assistance

If you need assistance in completing your proxy card or have questions regarding the URS special meeting, please contact MacKenzie Partners, Inc., which is assisting Washington Group with the solicitation of proxies, at (800) 322-2895 (toll-free) or (212) 929-5500 (collect) or via e-mail to proxy@mackenziepartners.com. Alternatively, you may contact Washington Group Investor Relations at (866) 964-4636 or investor.relations@wgint.com or write to Washington Group International, Inc., 720 Park Boulevard, P.O. Box 73, Boise, Idaho 83729, Attn: Investor Relations.

THE MERGER

The following is a description of the material aspects of the merger. While we believe that the following description covers the material terms of the merger, the description may not contain all of the information that is important to you. We encourage you to read carefully this entire joint proxy statement/prospectus, including the merger agreement attached to this joint proxy statement/prospectus as Annex A, for a more complete understanding of the merger.

General

Each of the URS and Washington Group board of directors has unanimously approved the merger agreement and the transactions contemplated by the merger agreement, including the merger. At the effective time of the merger, a wholly owned subsidiary of URS will merge with and into Washington Group, with Washington Group continuing as the surviving corporation and a wholly owned subsidiary of URS. Immediately following the merger, URS will cause Washington Group to merge with and into another wholly owned subsidiary of URS, with this subsidiary continuing as the surviving corporation and a wholly owned subsidiary of URS, which subsidiary will be renamed “Washington Group International, Inc.” Each share of Washington Group common stock, other than those shares held by URS, any subsidiary of URS, Elk Merger Corporation or Bear Merger Sub and other than shares as to which a Washington Group stockholder has validly demanded and perfected appraisal rights under Delaware law, will be converted into the right to receive 0.772 of a share of URS common stock and $43.80 in cash, without interest, upon the terms and subject to adjustment as provided in the merger agreement and as further described below under “The Merger Agreement — Merger Consideration” on page 100.

Background of the Merger

The management of Washington Group has from time to time explored and evaluated, and has discussed with the Washington Group board of directors, various strategic options potentially available to Washington Group, including potential strategic business combination transactions. These strategic discussions have focused on, among other things, the business conditions facing engineering and construction firms generally and Washington Group in particular and the potential for further consolidation within the engineering and construction industry. From time to time, the Washington Group board of directors has evaluated a number of these opportunities and through Mr. Stephen G. Hanks, its President and Chief Executive Officer, Mr. Dennis Washington, its Chairman and/or Mr. William H. Mallender, its lead independent director, participated in strategic discussions with certain third parties.

URS’ management and board of directors also regularly review the engineering and construction industry environment, and discuss ways in which to enhance URS’ competitive position and diversification strategy. In recent years, URS’ senior management began to recognize that URS’ existing and prospective customers were increasingly demanding a “single source” vendor that could offer a full lifecycle of planning, engineering, construction and operations and maintenance services, and that URS lacked substantial procurement and construction capabilities as part of the range of services it offered. URS began periodically to analyze whether partnering relationships with, or acquisitions of, other companies in the engineering and construction industry would enhance URS’ scale and service offerings and thereby position URS to offer the integrated services necessary to meet the requirements of its customers. URS was aware of Washington Group’s reputation as a leading integrated engineering, construction and management services company and recognized that a combination of the two companies would enhance URS’ ability to compete for larger and more complex contracts. URS’ management first began considering the possibility of acquiring Washington Group in late 2006 and sought the assistance of Morgan Stanley, which had provided strategic advice as a financial advisor to URS from time to time, to analyze the merits of a possible combination of the two companies. This possibility also was discussed on a preliminary basis with individual URS directors and was included among the range of alternatives considered as part of URS’ strategic reviews.

On May 8, 2006, the chief executive officer of a leading engineering and construction firm, which is referred to as Company A, contacted Mr. Hanks by telephone to discuss the merits of a possible strategic transaction between their companies. Later the same day, Company A’s chief executive officer sent a letter to Mr. Hanks confirming

Company A’s views of the benefits that would result from a combination of the two companies. Shortly thereafter, Mr. Hanks convened a telephonic meeting of the Washington Group board of directors to report on his discussions with the chief executive officer of Company A. After consideration and deliberation in which representatives of Jones Day, Washington Group’s legal advisor, participated, the Washington Group board of directors reached a consensus that it would not be in the best interests of Washington Group or its stockholders to pursue discussion of a possible strategic transaction with Company A at that time. Mr. Hanks then sent a letter to Company A explaining the board’s determination. On May 16, 2006, Company A delivered an indication of interest to the Washington Group board of directors proposing a merger transaction in which each outstanding share of Washington Group common stock would be exchanged for a number of shares of Company A common stock, or a potential combination of cash and Company A common stock, having an aggregate value of $71.25, subject to confirmatory due diligence by Company A and the negotiation of definitive documentation.

On May 18 and 19, 2006, Washington Group’s board of directors convened in person for a regularly scheduled quarterly meeting, which was attended by representatives of Jones Day and Washington Group’s management. Among the other matters discussed, the Washington Group board considered Company A’s May 16 proposal. Washington Group’s management updated the board of directors on its discussions with Company A, and the directors further discussed the potential strategic fit and benefits of potentially pursuing a business combination with Company A as well as the risks of failure to obtain the regulatory approvals necessary to consummate the transaction. After consideration and deliberation in which representatives of Jones Day participated, the Washington Group board of directors determined that it should engage Goldman Sachs to serve as Washington Group’s financial advisor in connection with management’s and the board’s consideration of a potential transaction with Company A as well as consideration of alternatives to such a transaction. Goldman Sachs was engaged by Washington Group later that day.

On May 30, 2006, Washington Group’s board of directors met in person, together with representatives of Jones Day, Goldman Sachs and Washington Group’s management, to consider Company A’s May 16 proposal. Washington Group’s management updated the board of directors on its discussions with Company A, and representatives of Goldman Sachs reviewed with the board of directors their preliminary financial analysis of the transaction proposed by Company A. After consideration and deliberation in which Jones Day and Goldman Sachs participated, the Washington Group board of directors authorized Washington Group management to request further information from Company A in response to its May 16 letter, and requested that Goldman Sachs continue its financial analysis of the transaction proposed by Company A.

On June 20, 2006, Company A delivered a letter to the Washington Group board of directors reiterating its belief in the strategic merits of a transaction with Washington Group. The letter also contained a proposal in which each outstanding share of Washington Group common stock would be exchanged for a number of shares of Company A common stock, or a potential combination of cash and Company A common stock, having an aggregate value of $71.50.

Discussions between Washington Group and Company A continued from late June through early August 2006. During this period, Washington Group’s board of directors met telephonically several times, together with representatives of Jones Day, Goldman Sachs and Washington Group’s management, to discuss, among other matters, the status of Washington Group’s discussions with Company A. At a meeting on July 26, Washington Group’s board of directors authorized the execution of a mutual confidentiality agreement with Company A (which included a standstill that has since expired) in order to facilitate due diligence between the two companies, and such an agreement was executed on August 4, 2006. Among other matters of concern to the Washington Group board of directors regarding a potential transaction with Company A was the potential for regulatory delays or other potential regulatory issues that could delay or prevent a transaction. In order to better understand this concern, the Washington Group board of directors directed the Washington Group management and legal and financial advisors to further explore this issue.

In early August 2006, the chief executive officer of an environmental remediation firm, which is referred to as Company B, contacted Mr. Hanks to discuss the merits of a possible strategic transaction between their companies. On August 9, 2006, Mr. Hanks convened a telephonic meeting of the Washington Group board of directors to report on the contact with Company B and to update the board on the status of Washington Group’s discussions with

Company A as well as the status of Washington Group’s and Company A’s mutual due diligence investigations. The directors requested that Goldman Sachs analyze a potential transaction with Company B. The directors also considered and deliberated, with the assistance of Jones Day and Goldman Sachs, among other matters, the scope of information that should be provided to Company A.

On August 17 and 18, 2006, Washington Group’s board of directors convened in person for a regularly scheduled quarterly meeting, which was attended by representatives of Jones Day, Goldman Sachs and Washington Group’s management. At the meeting, Washington Group management updated the directors on the status of their discussions with, and due diligence investigation of, Company A. Representatives of Goldman Sachs updated their financial analysis of Company A and a possible transaction with Company A. In addition, representatives of Goldman Sachs analyzed Company B on a financial basis and also analyzed the potential business combination with Company B. Previously, Washington Group management had reported to the board of directors that, on July 13, 2006, a representative of an asset management fund that had a significant investment in Washington Group, which is referred to as Investment Fund A, had contacted management to express their view that Washington Group should consider undertaking a leveraged stock repurchase program. At the board of directors’ request, representatives of Goldman Sachs presented an analysis of Investment Fund A’s suggestions from a financial and strategic perspective. Representatives of Goldman Sachs also analyzed other financial alternatives available to Washington Group, including a share repurchase, a sponsored recapitalization and alternative strategic combinations with engineering and construction companies. After consideration and deliberation in which representatives of Jones Day and Goldman Sachs participated, the Washington Group board of directors reached a consensus that the financial measures suggested by Investment Fund A did not have the potential to provide Washington Group or its stockholders the advantages of the transactions being considered at that time and were not consistent with the execution of Washington Group’s existing business model, and therefore should not be further pursued at that time. The directors also reached a consensus that, since it was not certain that a transaction with Company A on acceptable terms would materialize, Washington Group management, with the assistance of Goldman Sachs, should continue to evaluate other potential transactions, including a potential transaction with Company B.

Discussions between Washington Group and Company A continued throughout August and early September 2006. Washington Group management also continued to evaluate the strategic merits of a combination with Company B. During this period, Washington Group’s board of directors had several telephonic meetings, together with representatives of Jones Day, Goldman Sachs and Washington Group’s management, to discuss, among other matters, the status of Washington Group’s discussions with Company A and Company B as well as other potential strategic transactions and alternatives to enhance stockholder value.

On September 11 and 12, 2006, Washington Group convened in person for a regularly scheduled strategic planning meeting of its board of directors that was attended by representatives of Jones Day (who attended by telephone for a portion of the meeting), Goldman Sachs and Washington Group’s management. At that meeting, there was extensive discussion of the various strategic opportunities potentially available to Washington Group at that time. Washington Group’s management presented to the board various possible strategic opportunities that might be considered by Washington Group, including possible acquisitions of, or business combinations with, certain firms in the engineering and construction industry, including Company A and Company B. Washington Group management then updated the board on the status of Washington Group’s discussions with Company A. The board then discussed various aspects of a potential transaction with Company A, including, with the assistance of representatives of Jones Day, the likelihood that the process for receiving regulatory approvals for a transaction with Company A would be protracted and might not be successful. After consideration and deliberation in which representatives of Jones Day, Goldman Sachs and Washington Group’s management participated, the directors authorized Washington Group’s management to continue discussions with Company A, but only if Company A agreed to conditions to the transaction related to assumption of regulatory approval risk. The directors also reached a consensus that a transaction with Company B did not have the potential to provide Washington Group or its stockholders the advantages of either the transaction being considered with Company A at that time or continuation of Washington Group’s existing business on a standalone basis, and therefore should not be further pursued. Company B was orally informed of this conclusion by Mr. Hanks in mid-September 2006, and no further discussions between Washington Group and Company B were held.

Between September 12 and September 19, 2006, Washington Group and its advisors continued due diligence and discussions with Company A, including discussions of the conditions to the transaction related to assumption by Company A of the regulatory approval risk requested by the Washington Group board of directors. Specifically, Washington Group requested that Company A agree to assume the regulatory approval risk as well as agree to pay Washington Group a reverse break-up fee if Company A were unable to obtain the necessary regulatory approvals within a reasonable period of time. On September 19, 2006, discussions between Company A and Washington Group were terminated. At that time, Company A had indicated its unwillingness to agree to the conditions to the transaction related to regulatory approval risk required by Washington Group’s board of directors, specifically rejecting the concept of paying any reverse break-up fee. In addition, Company A’s stock price had significantly declined.

On November 16 and 17, 2006, Washington Group’s board of directors convened in person for a regularly scheduled quarterly meeting, which was attended by representatives of Goldman Sachs and Washington Group’s management. Among other matters, the Washington Group board of directors discussed Washington Group’s strategic plan, including its acquisition strategy, and reviewed Washington Group’s 2007 business plan. At the meeting, a representative of Goldman Sachs analyzed the impact of an increased stock repurchase program that was under consideration by the Washington Group board of directors. After consideration and deliberation in which representatives of Goldman Sachs participated, the directors authorized Washington Group to repurchase an additional $100.0 million of Washington Group stock, bringing Washington Group’s total buyback authorization to $275.0 million. Thereafter, representatives of Goldman Sachs evaluated the engineering and construction industry for the board of directors and discussed potential strategic transactions for the board’s consideration.

In late November 2006, in a discussion with the Chairman of Washington Group’s board of directors, the chief executive officer of Company A conveyed his interest in resuming discussions regarding a potential transaction between Company A and Washington Group. Thereafter, there were a series of discussions between Mr. Mallender and the chief executive officer of Company A. On December 11, 2006, Washington Group’s board of directors held a telephonic meeting, together with representatives of Washington Group’s management, to discuss Company A’s renewed interest in pursuing a business combination with Washington Group. After consideration and deliberation in which representatives of Goldman Sachs and Washington Group’s management participated, the directors reached a consensus that Washington Group should resume discussions with Company A. Thereafter, the board determined to retain Wachtell Lipton to serve as the board of directors’ legal advisor.

Discussions with Company A continued through December 2006 as Washington Group provided Company A with additional information responsive to Company A’s due diligence requests. In addition, the chief executive officer of Company A requested a meeting with the board of directors of Washington Group. Mr. Mallender responded that the Washington Group board of directors was not willing to meet with the chief executive officer of Company A unless Company A indicated its willingness to assume the regulatory approval risk of any transaction and agree to pay Washington Group a reverse break-up fee if Company A were unable to obtain the necessary regulatory approvals within a reasonable period of time. During this period, Washington Group’s board of directors met several times telephonically, together with representatives of Wachtell Lipton, Goldman Sachs and Washington Group’s management, to discuss, among other matters, the status of Washington Group’s discussions with Company A. In early January 2007, however, discussions were again terminated, as Company A remained unwilling to agree to the conditions to a transaction required by the Washington Group board of directors, including refusing to agree to pay Washington Group a reverse break-up fee if Company A were unable to obtain the necessary regulatory approvals within a reasonable period of time.

On January 12, 2007, Mr. Martin Koffel, Chairman and Chief Executive Officer of URS, and Mr. Hanks met informally at Washington Group’s offices and discussed, among other matters, industry trends and the strategic challenges and opportunities facing engineering and construction firms generally and their two companies in particular. During this meeting, Mr. Koffel expressed interest in a possible strategic combination of URS and Washington Group, discussed his views concerning the potential strategic benefits of combining, and indicated that URS would be willing to pursue such a combination only if it were the acquiror. No specific terms of a potential combination were discussed during that meeting. Nevertheless, Mr. Koffel told Mr. Hanks that URS had already received informal indications of interest from potential financing sources in financing an acquisition of Washington Group, which would enable URS to move quickly toward a transaction if Washington Group desired. Following this initial meeting, Mr. Hanks alerted the members of the Washington Group board of directors of his discussion with Mr. Koffel and reported that he was scheduled to meet with Mr. Koffel again on January 29, 2007. At the request of Washington Group’s management, public information regarding URS was circulated to the Washington Group board of directors, and Goldman Sachs undertook an analysis of a potential transaction involving Washington Group and URS.

The following chart sets forth the closing share prices of URS and Washington Group common stock relevant to key dates during the time of the URS and Washington Group discussions.

	Per Share Closing Prices
Date	URS	Washington Group
January 12, 2007	$41.50	$58.60
January 29, 2007	$42.96	$57.65
March 21, 2007	$43.15	$63.01
March 27, 2007	$43.14	$65.00
May 15, 2007	$46.43	$67.76
May 18, 2007	$47.18	$70.17
May 25, 2007	$46.89	$69.97

Following his initial meeting with Mr. Hanks, Mr. Koffel also had telephonic discussions with several members of the URS board of directors during which he again raised the possibility of combining URS and Washington Group and discussed his preliminary views with respect to the strategic benefits that such a combination would offer, the value that could be generated for the stockholders of both companies, and the ability of URS to obtain and support the financing for such a transaction.

A second in-person meeting between Mr. Koffel and Mr. Hanks was held on January 29, 2007. At that meeting, Mr. Koffel and Mr. Hanks further discussed a potential business combination of their respective companies and the benefits for each company that could result from such a transaction. Mr. Koffel then presented to Mr. Hanks a letter proposing a merger transaction in which URS would acquire Washington Group and the holders of each outstanding share of Washington Group common stock would receive cash and URS common stock, in approximately equal amounts, with an aggregate value of $68.00 per share. The letter emphasized the perceived strategic benefits of such a combination for both companies, the benefits to the Washington Group stockholders of the cash and equity consideration being proposed, and the growth opportunities that the combination would present to the employees of both companies. Mr. Koffel reiterated that, given URS’ track record of repaying acquisition-related debt after making strategic acquisitions and its current balance sheet, URS should have no difficulty in obtaining sufficient financing commitments to complete the transaction. Mr. Koffel further requested that Washington Group and URS enter into a confidentiality and standstill agreement, a form of which Mr. Koffel presented to Mr. Hanks, that provided for a three-month exclusivity period during which neither Washington Group nor URS would solicit or encourage any alternative transaction proposals, or enter into any discussions, negotiations, or agreements relating to an alternative transaction.

On January 31, 2007, Washington Group’s board of directors met telephonically, together with representatives of Wachtell Lipton, Goldman Sachs and Washington Group’s management, to consider URS’ January 29 proposal. At the meeting, Mr. Hanks reviewed his discussions with Mr. Koffel, and representatives of Goldman Sachs provided their preliminary financial analysis of URS, the proposed transaction and alternative strategic combinations. The board of directors then considered and discussed the potential strategic fit and benefits of a business combination with URS, as well as alternatives to such a transaction, including either continuing to pursue Washington Group’s existing business on a standalone basis or pursuing other strategic transactions. The Washington Group board of directors also considered the views and opinions of Washington Group’s management regarding the potential advantages and disadvantages of Washington Group’s continuing its current strategy, the expected pace of consolidation within the engineering and construction industry, as well as their views and opinions on a transaction with URS. After consideration and deliberation in which representatives of Wachtell Lipton and Goldman Sachs participated, the directors reached a consensus that representatives of Wachtell Lipton and Goldman Sachs should discuss URS’ January 29 proposal with URS’ financial and legal advisors in order to gain more information about, and a better understanding of, the proposal, and that it was premature at that time to execute a confidentiality agreement or grant URS an exclusivity period.

On February 1, 2007, representatives of Morgan Stanley and Goldman Sachs met in New York, New York to discuss URS’ January 29 proposal, and the potential process and timeline of a transaction with URS.

On February 5, 2007, Mr. Koffel and Mr. Hanks further discussed a possible combination of their companies. Mr. Koffel reiterated his view of the potential strategic fit of the two companies and the benefits of a business combination to both companies and their respective stockholders and employees. Mr. Koffel also emphasized the strength of URS’ balance sheet and resulting ability to borrow substantial amounts needed to fund the cash portion of the purchase price. Mr. Hanks indicated that if Washington Group were seriously to consider a combination with URS, URS would need to offer the Washington Group stockholders compelling value and would need to provide appropriate assurances regarding certainty of consummation of the combination, including agreeing to pay a reverse break-up fee if regulatory approvals were not received within a reasonable period of time.

On February 6, 2007, Washington Group’s board of directors met telephonically, together with representatives of Wachtell Lipton, Goldman Sachs and Washington Group’s management, to further consider URS’ January 29 proposal. Representatives of Goldman Sachs reviewed the details of the January 29 proposal and provided an updated financial analysis of the proposed transaction and alternative strategic combinations. Representatives of Wachtell Lipton and Goldman Sachs then discussed possible terms for the transaction, including possible break-up fees, reverse break-up fees, exclusivity agreements and fiduciary-based termination rights. After consideration and deliberation in which representatives of Wachtell Lipton, Goldman Sachs and Washington Group’s management participated, the directors authorized Washington Group’s management to continue discussions with URS and further authorized Washington Group to execute a confidentiality agreement with URS to facilitate due diligence between the two companies. The Washington Group board, however, concluded that it was not willing at that time to grant URS an exclusivity period.

On February 8, 2007, URS management met with representatives of, and decided to retain, Latham & Watkins to serve as special counsel to URS and its board of directors in connection with its consideration of a possible acquisition of Washington Group.

Wachtell Lipton, on behalf of Washington Group, and Latham & Watkins, on behalf of URS, then negotiated the terms of the confidentiality agreement between the two companies. Representatives of Morgan Stanley and Goldman Sachs continued discussions and negotiations concerning the manner in which URS and Washington Group would coordinate and conduct preliminary business due diligence regarding each other and whether Washington Group would agree to continue discussions on an exclusive basis.

On February 14, 2007, Washington Group and URS executed a mutual confidentiality and standstill agreement which, despite URS’ repeated requests, did not include an exclusivity agreement. Thereafter, representatives of URS and Washington Group began conducting mutual due diligence involving senior executives from both companies, as well as their outside legal and financial advisors. This due diligence included a two-day in-person meeting on February 16 and 17, 2007 attended by senior management of URS and Washington Group, Mr. Mallender, and representatives of Morgan Stanley and Goldman Sachs. Portions of this meeting also were attended by William D. Walsh, URS’ lead independent director. During the diligence meeting, members of the senior management of each of URS and Washington Group made presentations about their respective businesses and discussed how the companies might operate together. In connection with these discussions, Washington Group’s management provided URS with financial forecasts of Washington Group’s future operating performance for 2007 and 2008 and, sometime thereafter, URS’ management provided financial forecasts of URS’ future operating performance for 2007, 2008 and 2009 to Washington Group. See “Financial Forecasts” elsewhere in this proxy statement/prospectus beginning on page 134.

Following the initial in-person due diligence meeting, URS’ management and its outside advisors commenced more in-depth business and legal due diligence, with particular focus on accounting and tax issues, contractual change-of-control analyses and assessments of contractual and environmental liabilities that could impact Washington Group’s business. URS’ management also sought assistance from Cooley Godward Kronish LLP, which is referred to as Cooley Godward, to evaluate antitrust regulatory risks associated with the proposed combination, and to initiate legal work in connection with the debt financing for the acquisition and the combined enterprise.

On February 22, 2007, Washington Group’s board of directors met telephonically, together with representatives of Wachtell Lipton, Goldman Sachs and Washington Group’s management, to further consider, among other matters, URS’ January 29 proposal. At the meeting, Washington Group management updated the Washington Group board of directors on the status of their discussions with URS and reported on the due diligence being conducted by both companies, including the recent in-person due diligence meeting. After consideration and deliberation in which representatives of Wachtell Lipton, Goldman Sachs and Washington Group’s management participated, the directors indicated that Washington Group’s management and legal and financial advisors should proceed further with their discussions with URS, although the directors took notice of the effect of the recent increase in Washington Group’s stock price relative to the value of the merger consideration being offered by URS at that time.

On February 27, 2007, following a series of telephone calls during which Mr. Koffel briefed the URS directors individually regarding the status of the discussions and due diligence efforts between the parties, Mr. Koffel left a voicemail message for Mr. Mallender requesting him to convey to Washington Group’s board of directors that the URS board of directors was fully supportive of URS management’s desire to move forward with the process leading to a possible transaction between the companies.

The Washington Group board of directors convened in person for a regularly scheduled quarterly meeting on March 1 and 2, 2007, which was attended by representatives of Wachtell Lipton, Goldman Sachs and Washington Group’s management. In addition to conducting general business, Washington Group’s board further considered URS’ January 29 proposal. At the meeting, management updated the Washington Group board of directors on its discussions with URS and reported on the due diligence being conducted by both companies. Representatives of Goldman Sachs also presented Goldman Sachs’s updated financial analysis of URS and the proposed transaction to the board of directors. The presentation also included an updated analysis of potential strategic combinations with companies other than URS. In addition, the representatives of Goldman Sachs discussed with the directors the possibility of further increasing Washington Group’s share repurchase program, which had been suspended since mid-2006, as an alternative to a transaction with either URS or another party. After consideration and deliberation in which representatives of Wachtell Lipton, Goldman Sachs and Washington Group’s management participated, the directors reached a consensus that, although the strategic rationale of a transaction with URS appeared to have merit, the merger consideration and other terms proposed by URS’ January 29 proposal were insufficient. The directors therefore instructed Goldman Sachs to convey to Morgan Stanley the board’s conclusions, and Mr. Mallender contacted Mr. Koffel on March 2, 2007 to reiterate the board’s conclusions. Mr. Mallender specifically communicated that Washington Group’s board would require a purchase price that was meaningfully more than $68.00 per share and would prefer the merger consideration to be comprised of a greater proportion of cash relative to stock, with a collar on the exchange ratio applicable to the stock portion of the consideration.

Throughout early March 2007, representatives of Goldman Sachs and Morgan Stanley and representatives of Wachtell Lipton, Latham & Watkins and Cooley Godward discussed the merger consideration and other terms proposed by URS and Washington Group, including the desire of Washington Group that the stock portion of the merger consideration be received by Washington Group stockholders on a tax-free basis and Washington Group’s insistence that URS agree to pay a reverse break-up fee if the merger were not consummated due to failure to obtain necessary antitrust regulatory approvals. With the benefit of these conversations, on March 21, 2007, URS sent a letter to Mr. Hanks, Mr. Mallender and Washington Group proposing a revised merger transaction in which each outstanding share of Washington Group common stock would receive per share consideration of either $71.00 in cash or 1.645 shares of URS common stock, at the election of the holder, subject to proration and election procedures that would ensure that 58% of the Washington Group shares outstanding would be exchanged for cash and 42% of the Washington Group shares outstanding would be exchanged for shares of URS common stock. The transaction structure proposed by URS contemplated that Washington Group stockholders would receive the stock portion of the consideration on a tax-free basis. Assuming that all Washington Group stockholders made the same election for either cash or URS shares, each Washington Group share would be exchanged, on average, for $41.18 in cash and 0.691 of a share of URS common stock, representing an aggregate value of $71.00 per share based on the closing price of URS common stock on March 21, 2007. This revised merger consideration was approximately 4%

higher than URS’ initial proposal of $68.00 per share. URS’ letter also proposed that URS would add to its board of directors one person who then served as a director or officer of Washington Group. Finally, URS again requested that Washington Group agree to a thirty-day exclusivity period during which neither Washington Group nor URS would solicit any alternative transaction with any third party.

On March 23, 2007, URS’ board of directors convened in person for a regularly scheduled meeting, together with representatives of Latham & Watkins, Cooley Godward, Morgan Stanley and URS’ management. At the meeting, Mr. H. Thomas Hicks, URS’ Chief Financial Officer, provided a report to the board on the progress to date of management’s discussions with representatives of Washington Group concerning a possible transaction. Mr. Hicks reviewed the terms of the March 21 revised proposal that management had made to Washington Group. Mr. Hicks also discussed Washington Group’s continued insistence that any proposal include a reverse break-up fee payable in the event of failure to obtain antitrust regulatory approvals, which would have the effect of shifting to URS the risk that antitrust regulators might block the proposed combination or condition approval of the combination on divestitures or other restrictions applicable to URS, Washington Group or the combined business. A representative of Morgan Stanley then presented to the board a preliminary financial analysis of Washington Group and the proposed transaction. Mr. Koffel discussed with the board the approach he proposed URS take in evaluating the proposed combination and conducting extensive diligence on Washington Group before submitting any transaction to the board for approval. The directors then met in an executive session without URS management present to discuss the procedures the board would follow if the overture to Washington Group received a sufficiently positive response to warrant further consideration of a possible transaction. The directors also discussed their initial views regarding the strategic rationale for the proposed combination, and identified a series of questions for management to address regarding the financial impact of the acquisition and its financing, the risk profile of the combined enterprise, the challenges of integrating the businesses and management teams of the two companies, the new business lines that the combination would bring to URS, and integration of the accounting and control systems of the two companies.

On March 26, 2007, Washington Group’s board of directors met in person, with some directors participating by telephone, together with representatives of Wachtell Lipton, Goldman Sachs and Washington Group’s management, to consider URS’ March 21 revised proposal. At the meeting, representatives of Goldman Sachs described the transaction terms set forth in URS’ March 21 revised proposal and updated the board on the status of Washington Group’s discussions with URS, including the preliminary results of URS’ and Washington Group’s due diligence efforts. The representatives of Goldman Sachs then updated their financial analysis of the proposed transaction and alternative strategic combinations. After consideration and deliberation in which representatives of Wachtell Lipton, Goldman Sachs and Washington Group’s management participated, the directors reached a consensus that the merger consideration and other terms proposed by URS were still insufficient and instructed Goldman Sachs to convey to Morgan Stanley the board’s conclusions. Specifically, Goldman Sachs was instructed to convey that Washington Group’s board would not accept a purchase price below $73.00, that the merger consideration should be comprised of 60% cash and 40% stock, and that Washington Group should have the right to terminate an acquisition agreement if the value of URS stock fell more than 12% prior to closing. Goldman Sachs also was instructed to convey that Washington Group’s board should have the ability, subject to payment of a break-up fee equal to 2% of the merger consideration, to terminate the merger agreement to accept a superior proposal, and that URS should have to agree to pay a reverse break-up fee if the merger did not close due to a failure to obtain antitrust regulatory approvals. Washington Group’s board of directors also directed Goldman Sachs to convey to Morgan Stanley its view that Washington Group’s representation on the combined company’s board of directors should be proportional to the percentage of the outstanding stock of the combined company that would be held by Washington Group stockholders following completion of the proposed transaction, rather than a single board seat as URS had proposed. In discussions between Mr. Koffel and Mr. Hanks during the pendency of the negotiations, Mr. Koffel reiterated that URS would not agree to add more than one board seat to be filled by a director or executive officer of Washington Group. Messrs. Koffel and Hanks discussed which of the current members of the Washington Group’s board might be suitable to join the URS board at the closing of the merger. Mr. Koffel indicated that he regarded all current Washington Group directors, including Mr. Hanks as possible candidates; in this connection, Mr. Koffel indicated that he personally would be most comfortable with Mr. Hanks joining the combined company’s board. However, it was recognized that any invitation to join the URS board of directors could be extended only by the Board Affairs Committee of the URS board, of which Mr. Koffel was not a member, and that any election to the

URS board of directors could be made only by the URS board. Mr. Hanks responded that it would be an honor to serve on the URS board of directors if ultimately offered the opportunity at an appropriate time. No commitment regarding these matters was made by either Mr. Koffel or Mr. Hanks during these discussions.

On March 26, 2007, the Washington Group board also indicated willingness to consider agreeing to a three-week exclusivity period with URS if Washington Group had the right to terminate such exclusivity if it received an unsolicited superior offer from a third party during the exclusivity period. On March 27, 2007, a representative of Goldman Sachs conveyed to a representative of Morgan Stanley the terms on which the Washington Group board of directors would be willing to support a combination with URS and the possibility of Washington Group’s entering into an exclusivity agreement.

On March 27, 2007, following deliberation among URS’ senior management and representatives of Morgan Stanley and Latham & Watkins, URS directed a representative of Morgan Stanley to convey to a representative of Goldman Sachs that URS was now willing to offer Washington Group’s stockholders aggregate consideration of $73.00 per share, comprised of 60% cash consideration and 40% stock consideration, equivalent to $43.80 in cash and $29.20 in URS common stock. This revised merger consideration was approximately 7% higher than URS’ initial proposal of $68.00 per share. The terms proposed by URS contemplated a fixed exchange ratio for the stock portion of the proposed consideration and no right for Washington Group to terminate an acquisition agreement based on subsequent changes in the value of URS common stock. Representatives of Morgan Stanley and Goldman Sachs discussed granting a termination right to Washington Group if the value of URS stock fell more than 12% prior to closing, but in such event, URS would have the right to preclude termination by increasing the exchange ratio to maintain the value of the stock portion of the consideration to at least equal the value at signing, less 12%. This approach ultimately was rejected by the parties as being incompatible with ensuring that Washington Group stockholders could receive the stock portion of the purchase price on a tax-free basis, and Washington Group ultimately dropped its insistence on a termination right tied to a decrease in the value of URS common stock.

On April 1, 2007, URS’ board of directors convened by telephone, together with representatives of Latham & Watkins, Cooley Godward, Morgan Stanley and URS’ management, to further consider the proposed acquisition of Washington Group. Messrs. Koffel and Hicks presented an overview of the proposed transaction and its strategic benefits to URS. Representatives of Morgan Stanley presented an overview of discussions between URS and Washington Group concerning the proposed acquisition (including the arguments made for and against various proposed deal terms), various financial analyses of the price and other terms proposed by URS on March 27 and a possible timetable for completing the acquisition. Mr. Hicks led the URS board of directors through a discussion of the strategic rationale and benefits of the proposed transaction, noting in particular the opportunity provided by the transaction to substantially strengthen URS’ competitive position by significantly expanding its service offering, as well as the opportunities to achieve operating efficiencies and synergies. Mr. Hicks also presented to the board an overview of Washington Group’s business and key areas of risk affecting its business and an analysis of the likely financing structure for the cash portion of the proposed purchase price. The board also discussed the risks and opportunities regarding the new lines of business that Washington Group would bring to the combined enterprise, the ability of URS management to effectively integrate the operations of Washington Group in light of URS’ history of effectively integrating business organizations and systems following prior acquisitions, and the ability of URS to manage the debt that would be incurred in the acquisition given URS’ record of rapidly deleveraging its balance sheet following prior acquisitions. After consideration and deliberation in which representatives of Latham & Watkins, Cooley Godward and Morgan Stanley participated, the directors reached a consensus that URS management should continue negotiations with Washington Group and the development of the possible transaction.

On April 5, 2007, Washington Group’s board of directors convened by telephone, together with representatives of Wachtell Lipton, Goldman Sachs and Washington Group’s management, to consider URS’ March 27 proposal. After consideration and deliberation in which Wachtell Lipton and Goldman Sachs participated, the directors reached a consensus that, although there were significant open issues in respect of URS’ proposal, entering into a limited exclusivity agreement with URS might help facilitate URS’ agreeing to terms more favorable to Washington Group and its stockholders. As a result, the directors instructed Goldman Sachs to report to URS that, although there were significant open issues in respect of URS’ proposal, Washington Group was now willing to enter into a limited exclusivity agreement with URS and to continue with due diligence and negotiation of more definitive terms for a possible combination. A representative of Goldman Sachs conveyed this message by telephone to a representative of Morgan Stanley on April 6, 2007, and shortly thereafter, Latham & Watkins and Wachtell Lipton commenced negotiations of the terms of an exclusivity agreement. Cooley Godward and Wachtell Lipton also began jointly assessing risks associated with obtaining approvals from antitrust regulatory authorities for the proposed combination, which included discussions concerning possible tactics for minimizing such risks. Wachtell Lipton conveyed the view of the Washington Group board that URS should assume all such antitrust regulatory risks by agreeing to pay a reverse break-up fee if approvals could not be obtained.

On April 13, 2007, Washington Group and URS executed an exclusivity agreement providing that, for a period of 21 days commencing on the achievement of diligence benchmarks, and subject to applicable law, neither party would, so long as the other party was diligently pursuing the potential transaction, initiate, solicit or knowingly encourage (including by way of furnishing information or assistance) an alternative transaction proposal from a third party, or enter into any negotiations, discussions, agreements or arrangements with a third party providing for the acquisition of all or any significant portion of such party by a third party.

Beginning in mid-April 2007, representatives of Wachtell Lipton and Latham & Watkins began to negotiate a draft merger agreement, and representatives of Washington Group, URS, Wachtell Lipton, Jones Day, Latham & Watkins and Cooley Godward prepared disclosure schedules and continued their due diligence. The financial and legal advisors continued to have regular discussions during this period concerning various significant open issues in the merger agreement, including a reverse break-up fee tied to antitrust regulatory approvals, the size of that fee and of a more traditional break-up fee to be paid in certain circumstances if a third party were to make a superior offer to acquire Washington Group, whether and under what circumstances Washington Group would have the right to terminate an acquisition agreement if the value of URS common stock declined after signing, and the number of URS directors that might be filled by Washington Group representatives.

On April 20, 2007, Latham & Watkins delivered an initial draft merger agreement to Wachtell Lipton and, on April 27, 2007, Wachtell Lipton delivered suggested revisions, which included, among other things, provision for a reverse break-up fee tied to failing to obtain antitrust regulatory approvals. The proposed reverse break-up fee would be payable by URS in an amount equal to the traditional break-up fee payable in certain circumstances when a third party makes a superior offer. During this time, discussions between the managements of URS and Washington Group continued, and both companies continued their due diligence efforts. During his discussions with URS, Mr. Hanks reiterated that, although they were supportive of the strategic rationale of a combination of Washington Group and URS, Washington Group’s board of directors believed that the merger consideration and other terms proposed by URS were insufficient. Through their respective financial advisors, Washington Group conveyed to URS that Washington Group’s board of directors now would not accept a purchase price less than $76.00 per share, which news followed shortly after URS learned from Washington Group that it soon would publicly announce quarterly financial results for its first quarter that were below publicly available estimates. URS was not prepared to offer additional merger consideration at that time, which it communicated to Washington Group through their respective financial advisors on April 30, 2007.

On May 2, 2007, Mr. Koffel sent a letter to Mr. Mallender and Mr. Hanks explaining that, although discussions between URS and Washington Group had terminated, URS continued to believe that a combination of the two companies was strategically desirable for both companies and would create considerable value for each company’s stockholders. Mr. Koffel explained that URS remained prepared to pay $73.00 per share for each outstanding share of Washington Group common stock, had substantially completed its due diligence review, and was prepared to move forward and pursue a transaction if Washington Group was willing to do so. No further discussions took place, as Washington Group was not then prepared to reengage.

On May 15, 2007, Mr. Koffel contacted Mr. Hanks by telephone and indicated that, in light of recent increases in the URS stock price, URS might be willing to offer as much as $75.50 per share in merger consideration. The following day, a representative from Morgan Stanley, in a telephone conversation with a representative of Goldman Sachs, formalized Mr. Koffel’s proposal, explaining that URS would be willing to offer Washington Group stockholders per share consideration of $43.80 in cash and 0.687 of a share of URS common stock, representing an aggregate value of $75.50 per share based on the closing price of URS common stock on May 15, 2007. This revised merger consideration was approximately 11% higher than URS’ initial proposal of $68.00 per share, but represented the same amount of cash consideration and approximately the same stock exchange ratio as had been offered by URS on March 27, 2007. The Morgan Stanley representative also conveyed to his counterpart at Goldman Sachs that URS was prepared to accept inclusion of a reverse break-up fee tied to failure to receive antitrust regulatory approvals (but did not agree on the size of such reverse break-up fee), and would accept structuring the transaction either to be fully taxable to Washington Group stockholders with Washington Group having the right to terminate if the value of URS stock declined by more than 12% prior to closing and with URS having the right to increase the stock exchange ratio to prevent such termination, or to be tax-free (as to the stock portion of the purchase price) with no similar termination or top-up rights.

The Washington Group board of directors convened in person a regularly scheduled quarterly meeting on May 17 and 18, 2007, which was attended by representatives of Wachtell Lipton, Goldman Sachs and Washington Group’s management. In addition to conducting general business, the board discussed URS’ May 15 proposal. At the meeting, Goldman Sachs presented to the board of directors a financial analysis of the May 15 proposal as well as alternative strategic combinations. During an adjournment of the Washington Group board meeting on May 17, Mr. Hanks contacted Mr. Koffel to ask him to increase the exchange ratio for the stock portion of the proposed merger consideration from 0.687 of a share of URS common stock to 0.700 of a share of URS common stock, which Mr. Koffel agreed to present to the URS board. As part of this discussion, Mr. Hanks invited Mr. Koffel to address the Washington Group board of directors the following morning to present his view of the proposed transaction and to answer questions that the Washington Group directors had with respect to the proposed transaction.

At the invitation of the Washington Group board of directors, Mr. Koffel (together with Mr. Hicks) addressed the board of directors on May 18, explaining Mr. Koffel’s views on the strategic benefits of combining URS and Washington Group and answering questions regarding the proposed transaction. Representatives of URS and Washington Group’s legal advisors were also present in person or by telephone for Mr. Koffel’s presentation.

On May 18, 2007, Washington Group held its annual meeting of stockholders. At the meeting, all of Washington Group’s directors were reelected for additional one-year terms.

Between May 18 and May 23, 2007, Cooley Godward, Latham & Watkins and Wachtell Lipton continued discussions concerning various deal terms, including the size and terms of the proposed reverse break-up fee that would be payable by URS if the merger did not close due to a failure to obtain antitrust regulatory approvals. Cooley Godward and Latham & Watkins, on behalf of URS, proposed a reverse break-up fee of $35 million (half of the proposed $70 million traditional break-up fee), while Wachtell Lipton, on behalf of Washington Group, proposed a reverse break-up fee of $70 million. The parties’ legal counsel also discussed other terms related to the extent of commitments the parties would make, and the potential divestitures and restrictions the parties would be compelled to accept, in connection with seeking such approvals. URS and Washington Group ultimately agreed on a $50 million reverse break-up fee tied to failing to obtain antitrust approvals, and a $70 million traditional break-up fee.

On May 23, 2007, URS’ board of directors convened in person (with one director participating by telephone) to further consider the proposed acquisition of Washington Group. Portions of the meeting were also attended by representatives of Latham & Watkins, Morgan Stanley, URS’ management, Cooley Godward and Ernst & Young’s Transactional Advisory Services, as well as other professional advisors who assisted management in evaluating Washington Group and various aspects of the proposed transaction. At the meeting, URS’ management provided an extensive review of the terms and diligence work performed in contemplation of the proposed acquisition, the strategic rationale for the transaction, risks associated with Washington Group, regulatory risks that could arise from the transaction, anticipated market reaction and intended financing structures. Mr. Koffel also discussed with the board the possibility that Washington Group might again ask to raise the purchase price above the price then currently contemplated and obtained feedback from board members concerning whether further increases could be justified. Representatives of Latham & Watkins reviewed the material terms of the transaction and discussed other legal matters pertaining to the proposed transaction and the board’s role in approving such a transaction. Representatives of Morgan Stanley then presented its preliminary financial analysis regarding the merger consideration to be paid to Washington Group’s stockholders as then proposed. The board and the advisors also discussed again the risks and opportunities regarding the new lines of business that Washington Group would bring to the combined enterprise, the challenges of integrating the two companies post-closing, the ability of URS management to effectively integrate the operations of Washington Group in light of URS’ history of effectively integrating business organizations and systems following prior acquisitions, the potential impact of the additional levels of debt that the company would incur to complete the acquisition, the ability of URS to manage the debt that would be incurred given URS’ record of rapidly deleveraging its balance sheet following prior acquisitions. At the conclusion of this meeting, URS board members expressed unanimous support for URS management’s continuing to pursue the proposed transaction.

On May 24, 2007, all of the members of Washington Group’s board of directors met by telephone, together with representatives of Wachtell Lipton, Goldman Sachs and Washington Group’s management, to further consider the proposed transaction. At the meeting, representatives of Wachtell Lipton summarized the terms of the proposed merger agreement, and representatives of Goldman Sachs presented an updated financial analysis of the proposed transaction and alternative strategic combinations. After consideration and deliberation in which representatives of Wachtell Lipton, Goldman Sachs and Washington Group’s management participated, the directors continued their consideration of the proposed transaction, reaching a consensus that the revised consideration and other terms proposed by URS on May 15 remained insufficient, in part due to the then-current market price of Washington Group’s common stock, and the directors instructed Mr. Hanks to convey this conclusion to Mr. Koffel.

On May 24, 2007, Latham & Watkins, on behalf of URS, delivered a revised draft merger agreement to Wachtell Lipton. This draft contemplated a deal structure in which Washington Group stockholders would receive a fixed amount of cash and, on a tax-free basis, a fixed number of shares of URS common stock and did not provide to Washington Group a termination right tied to a decrease in value of URS stock or a corresponding top-up right to URS. In addition, on May 24, 2007, on behalf of Washington Group, Wachtell Lipton and Jones Day furnished initial drafts of Washington Group’s disclosure schedules to Latham & Watkins. Initial drafts of URS’ disclosure schedules were furnished to Wachtell Lipton and Jones Day on May 25, 2007.

On May 24, 2007, URS held its annual meeting of stockholders. At the meeting, all of URS’ directors nominated were reelected for additional one-year terms.

Following the close of the financial markets on May 25, 2007, Mr. Hanks spoke with Mr. Koffel by telephone to convey the Washington Group board’s conclusion that it would not support a transaction with URS on the terms and conditions proposed by URS, including its proposed merger consideration, in part due to recent increases in the market price of Washington Group’s common stock. Representatives of Wachtell Lipton, Goldman Sachs and Washington Group’s management and Mr. Mallender, as well as representatives of Latham & Watkins, Morgan Stanley and URS’ management were also present on the call. At the request of Mr. Hanks, a representative of Wachtell Lipton explained the Washington Group board’s important remaining issues with the terms of the merger agreement proposed by URS, including the proposed termination fees, fiduciary-based termination rights, interim operating covenants and provisions related to regulatory approvals and treatment of stock options. In addition, at the direction of Washington Group’s board of directors, a representative of Goldman Sachs explained that the board was unlikely to approve a transaction that did not offer Washington Group’s stockholders at least $80.00 per share in total consideration, which represented an approximately 14% premium based on that day’s closing price. Washington Group’s board of directors believed, after consultation with its legal and financial advisors, that indicating a price of at least $80.00 per share was appropriate given the circumstances then existing, including the recent performance of Washington Group’s and URS’ stock price and the negotiations that had occurred between the parties up until that time. Mr. Koffel and the representatives of Latham & Watkins, Morgan Stanley and URS’ management then asked questions regarding the proposed terms and conditions outlined by Mr. Hanks, Wachtell Lipton and Goldman Sachs. Following the conclusion of the call, Wachtell Lipton sent a revised version of the merger agreement to Latham & Watkins reflecting Washington Group’s proposed resolution of the terms and conditions discussed on the call.

Mr. Koffel and Mr. Hanks spoke again by telephone later that evening and again during the early afternoon of May 26, 2007. During these discussions, Mr. Koffel questioned the inflexibility, from URS’ perspective, of Washington Group’s proposed terms and conditions, and Mr. Hanks reiterated the firmness of Washington Group’s position.

Following Mr. Koffel’s and Mr. Hanks’ discussions on May 26, 2007, a representative of Morgan Stanley, on behalf of URS, contacted a representative of Goldman Sachs. The representative of Morgan Stanley requested that Washington Group’s Chairman of the Board, Dennis Washington, agree to exercise his options prior to the record date for the stockholder vote on the merger and agree to vote his shares in favor of the proposed transaction with URS. The representative of Morgan Stanley also suggested that URS would not be willing to propose $80.00 per share in total consideration. The representative of Goldman Sachs responded that Washington Group could not cause Mr. Washington to exercise his options and that it was unlikely that Washington Group’s board would agree to condition the transaction on Mr. Washington’s willingness to do so. The representative of Goldman Sachs also reiterated that the Washington Group board was unlikely to approve a transaction that did not offer Washington Group’s stockholders at least $80.00 per share in total consideration. The representative of Morgan Stanley confirmed that URS would be willing to assume the level of regulatory approval risk requested by Washington Group and would agree to pay a reverse break-up fee if the required regulatory approvals were not received in a reasonable time period following announcement of the proposed transaction.

On the evening of May 26, 2007, a call was held between Mr. Koffel and Mr. Hanks. Representatives of Wachtell Lipton and Goldman Sachs as well as representatives of Latham & Watkins, Morgan Stanley and URS’ management were also present on the call. On the call, Mr. Koffel explained that URS was not willing to offer Washington Group’s stockholders $80.00 per share in total consideration, but would be willing to offer, for each outstanding share of Washington Group stock, $43.80 in cash and 0.74 of a share of URS common stock, or approximately $78.50 per share in total consideration. In response, Mr. Hanks indicated that he would be willing to present the proposed merger consideration to Washington Group’s board, although he believed that the board was unlikely to approve a transaction on such terms.

Later that evening, Mr. Koffel called Mr. Hanks and explained that URS would be willing to offer Washington Group’s stockholders $80.00 per share in total consideration, comprised of $43.80 in cash and 0.772 of a share of URS common stock. This revised merger consideration was approximately 18% higher than URS’ initial proposal of $68.00 per share (but included the same amount of cash as had been offered by URS on March 27, 2007 with much of the increase in value attributable to recent increases in the market price of URS stock).

On May 26 and 27, 2007, representatives of Washington Group management, Wachtell Lipton, Jones Day, URS management, Latham & Watkins and Cooley Godward worked together to finalize the terms of the merger agreement and the schedules and exhibits, including URS’ debt financing commitment papers. On May 26, Latham & Watkins also provided Wachtell Lipton a proposed form of agreement whereby Mr. Washington would agree to exercise his options prior to the record date for the stockholder vote on the merger, agree to hold the shares issued upon exercise of the options through the completion of the transaction and agree to vote his shares in favor of the proposed transaction with URS. Latham & Watkins asked Wachtell Lipton to share the draft with Mr. Washington and his counsel, but confirmed that execution of such an agreement would not be a condition to the transaction. Although Mr. Washington did not agree to execute the agreement, he confirmed prior to the execution of the merger agreement that he strongly supported the proposed transaction as being beneficial to Washington Group’s stockholders, employees, customers and other constituencies, and that under appropriate circumstances he would be willing to exercise his options and vote in favor of the transaction with URS to support approval of the transaction by Washington Group’s stockholders.

In the evening of May 27, 2007, Washington Group’s board of directors met by telephone, together with representatives of Wachtell Lipton, Goldman Sachs and Washington Group’s management, to further consider the proposed transaction. At the meeting, Wachtell Lipton described the terms of the proposed merger agreement, discussed considerations relating to URS’ proposed financing commitments for the transaction and discussed various other issues related to the proposed transaction. Representatives of Goldman Sachs also presented an updated financial analysis of the proposed transaction, and delivered Goldman Sachs’s oral opinion, which was subsequently confirmed in writing, to the effect that, as of such date and based upon and subject to the factors and assumptions explained in their presentation and set forth in their written opinion, the $43.80 in cash and 0.772 of a share of URS common stock to be issued in exchange for each share of Washington Group common stock, taken in the aggregate, pursuant to the merger agreement was fair from a financial point of view to Washington Group’s stockholders. During the meeting of the Washington Group board of directors, a representative of Wachtell Lipton contacted a representative of Latham & Watkins and resolved certain outstanding matters with respect to the draft merger agreement, which were then reported to the Washington Group directors during the meeting.

After consideration and deliberation in which representatives of Wachtell Lipton and Goldman Sachs participated, and taking into consideration the factors described under “— Recommendation of the Washington Group Board of Directors and Its Reasons for the Merger,” the Washington Group board of directors voted unanimously to declare it advisable for, fair to and in the best interests of Washington Group and its stockholders for Washington Group to enter into the proposed merger agreement, approved and adopted the proposed merger agreement and determined to recommend the approval of the merger and adoption of the proposed merger agreement by Washington Group’s stockholders. Mr. Hanks then contacted Mr. Koffel to inform him of the outcome of the Washington Group board meeting, and a representative of Wachtell Lipton contacted a representative of Latham & Watkins to confirm the actions that the Washington Group board of directors had taken.

Near the end of the Washington Group’s board meeting, URS’ board convened to consider the proposed transaction. At the meeting, Latham & Watkins summarized changes to the terms of the proposed merger agreement since the board’s last review of the terms at its May 23 meeting and answered questions about various other issues related to the proposed transaction. Representatives of Morgan Stanley also presented an updated financial analysis of the proposed transaction and delivered Morgan Stanley’s oral opinion, subsequently confirmed in writing, to the effect that, as of such date and based on and subject to the factors and assumptions explained in their presentation and set forth in their written opinion, the $43.80 in cash and 0.772 of a share of URS common stock to be issued in exchange for each share of Washington Group common stock pursuant to the merger agreement was fair from a financial point of view to URS. After consideration and deliberation in which Latham & Watkins, Cooley Godward and Morgan Stanley participated, and taking into consideration the factors described under “— Recommendation of the URS Board of Directors and Its Reasons for the Merger” on page 65, the URS board voted unanimously to declare it advisable and in the best interests of URS and its stockholders for URS to enter into the proposed merger agreement, approved and adopted the proposed merger agreement and the financing commitments with MSSF and Wells Fargo, and determined to recommend to URS’ stockholders that they vote to approve the issuance of shares of URS common stock in the proposed merger.

Following the completion of the two board meetings, representatives of Wachtell Lipton and Latham & Watkins negotiated the final terms of the definitive merger agreement, and members of the management of URS and Washington Group met to complete final due diligence matters.

On the evening of May 27, 2007, URS and Washington Group each executed the definitive merger agreement. They issued a joint press release announcing the proposed transaction on May 28, 2007.

In late August 2007, at the request of Washington Group’s board of directors, representatives of Goldman Sachs met with representatives of Greenlight Capital, Inc., which is referred to as Greenlight Capital, to discuss Greenlight Capital’s views concerning the proposed transaction with URS, which views Greenlight Capital had previously communicated in a letter sent to Washington Group’s board and filed with the SEC as an amendment to Greenlight Capital’s Schedule 13D. Greenlight Capital was informed that Washington Group’s board had considered their views regarding the proposed transaction, as the board values the opinions of all of Washington Group’s stockholders, but disagreed with a number of points in the Greenlight Capital letter and continued to believe that the merger is in the best interests of Washington Group and its stockholders. Goldman Sachs discussed with Greenlight Capital a number of factors supporting the board’s determination, including the factors set forth in “ — Recommendation of the Washington Group Board of Directors and Its Reasons for the Merger” on page 68 and the additional factors summarized below:

•	As of the announcement date (and as of the date of the meeting with Greenlight Capital), the merger consideration represented the second highest EBITDA multiple paid in any significant public acquisition transaction in the engineering and construction sector.

•	The view of Washington Group’s management that Greenlight Capital’s valuation of Washington Group was based on aggressive financial forecasts that Washington Group’s management believes are very unlikely to be achieved.

•	Washington Group’s capital structure is in line with its engineering and construction sector peers, and Washington Group management believes that undertaking additional leverage is inconsistent with Washington Group’s business model and growth assumptions.

•	The merger consideration is comprised of stock and cash, and the stock portion provides Washington Group’s stockholders with the opportunity to share in the future growth and expected synergies of the combined company, including the benefits of the increased scale, diversity and resources of the combined company.

Recommendation of the URS Board of Directors and Its Reasons for the Merger

The URS board of directors believes that the acquisition of Washington Group will expand the capabilities of both URS and Washington Group, offer their customers a “single source” vendor that could offer a full lifecycle of planning, engineering, construction and operations and maintenance services and capitalize on their positions in important high growth sectors, including power, infrastructure and environmental management. The URS board of directors has unanimously:

•	determined that the merger is advisable for, fair to and in the best interests of URS and its stockholders;

•	approved the merger agreement and the transactions contemplated by the merger agreement, including the merger;

•	directed that approval of the issuance of URS common stock pursuant to the merger agreement be submitted for consideration by URS stockholders at a URS special meeting; and

•	resolved to recommend that the URS stockholders vote “FOR” the proposal to approve the issuance of shares of URS common stock pursuant to the merger agreement.

In reaching its decision to approve the merger agreement, the URS board of directors consulted with senior members of URS’ management team and consultants regarding the strategic and operational aspects of combining URS and Washington Group and the results of the due diligence efforts undertaken by management and URS’ advisors. In addition, the URS board of directors held discussions with representatives of Morgan Stanley and URS’ other advisors regarding the past and current business operations, financial condition and future prospects of Washington Group. The URS board of directors also consulted with Morgan Stanley as to the fairness, from a financial point of view, to URS of the merger consideration to be paid by URS. The URS board of directors also consulted with representatives of Latham & Watkins and Cooley Godward regarding legal due diligence matters and the terms of the merger agreement and related agreements. URS management and the URS board of directors also retained other firms to provide consulting services to URS in connection with the merger. In reaching its decision to approve the merger agreement, the URS board of directors considered a variety of factors, a number of which are summarized below:

•	Strengthened Strategic Position. The URS board of directors considered that the merger would expand the capabilities of both URS and Washington Group, offer their customers a “single source” vendor that could offer a full lifecycle of planning, engineering, construction and operations and maintenance services and allow the companies to capitalize on their positions in important high growth sectors, including power, infrastructure and environmental management. Further, the URS board of directors considered that, through the merger, URS and Washington Group would be in a better position to capture growth from favorable trends across the engineering and construction sectors, including the increased investment in infrastructure projects, the focus on emissions reduction and energy independence in the power sector, and the increased use of outsourced construction services by federal agencies, such as the U.S. Departments of Defense and Energy. The URS board of directors noted that the combined company would be expected to be a major contractor to the federal government, including a top five provider of technical services to the U.S. Department of Defense and a top provider of engineering, management and environmental services to the U.S. Department of Energy (though no assurances can be given that such relationship with such agencies will continue at the same level enjoyed historically). As a combined entity, URS and Washington Group would have more substantial resources to meet increasing client demand for a single firm that can provide the full range of engineering and construction services required for large, complex projects in high-growth markets in the United States and abroad.

•	Operating Efficiencies and Synergies. The URS board of directors reviewed the potential strategic and other benefits of the merger, including the complementary nature of the businesses of Washington Group and

URS and the opportunity for cost savings. The URS board of directors noted that, although no assurances can be given that any particular level of synergies will be achieved, URS’ management anticipated cost synergies of approximately $52.5 million in 2008. URS’ ability to achieve these goals is subject to various factors, a number of which will be beyond its control, including economic conditions and unanticipated changes in business conditions, and, therefore, there can be no assurance that these results will be achieved. See “Cautionary Statement Concerning Forward-Looking Statements” on page 41.

•	Positioned for Long-Term Growth. The URS board of directors considered that the acquisition of Washington Group had the potential to accelerate URS’ future revenue and earnings growth, which would add stockholder value. In addition, the URS board of directors considered that the acquisition of Washington Group would enhance the valuation of URS and provide URS with access to additional capital and management depth, along with the ability to pursue additional strategic combinations. The URS board of directors concluded that the acquisition of Washington Group would create a larger company with improved prospects for long-term growth.

•	Strategic Alternatives. The URS board of directors considered that URS management had reviewed other possible acquisition candidates and determined that the acquisition of Washington Group was a better strategic fit than the other alternatives considered and presented a unique opportunity to enhance and expand URS’ business, service offerings and position for future growth.

•	Integration of Washington Group. The URS board of directors considered the fact that the combination of the businesses of URS and Washington Group would be challenging. However, after consultation with URS management and its advisors and taking into account URS’ past experience in integrating acquired companies, the URS board of directors determined that, if URS effectively implemented its integration processes, the operations of Washington Group could be integrated with those of URS in an efficient manner.

•	Opinion of Financial Advisor. The URS board of directors considered the opinion of Morgan Stanley that, as of the date of the opinion, and based upon and subject to the considerations described in the opinion and based on such other matters as Morgan Stanley considered relevant, the merger consideration to be paid by URS pursuant to the merger agreement was fair from a financial point of view to URS. See “— Opinion of URS’ Financial Advisor” on page 71.

•	Terms of the Merger Agreement. The URS board of directors, with the assistance of counsel, considered the general terms of the merger agreement, including:

•	Fixed Exchange Ratio. The URS board of directors considered the fact that the fixed exchange ratio provides certainty as to the amount of cash and number of shares of URS common stock to be delivered to Washington Group stockholders and the percentage of the total shares of URS common stock that current Washington Group stockholders will own after the merger. The URS board of directors also considered the premium over the historical trading prices of Washington Group common stock implied by the value of the merger consideration.

•	No Solicitation; Termination Fee. The URS board of directors reviewed the provisions of the merger agreement that limit the ability of URS and Washington Group to solicit other acquisition offers and require each party to pay a termination fee to the other party under specified circumstances. The URS board of directors believed that these provisions were reasonable under the circumstances.

•	Conditions to Consummation. The URS board of directors reviewed with counsel the conditions to consummation of the merger, in particular the likelihood of obtaining the necessary regulatory approvals and stockholder approvals, and the likelihood that the merger would be completed. While the URS board of directors believes that these approvals will be obtained in a timely fashion, the URS board of directors also noted that URS may be required, under certain circumstances, to agree to divestitures or other restrictions on the operation of the business of the combined company.

•	Tax Treatment. The URS board of directors also considered the expected qualification of the merger and the second merger, taken together, as a reorganization within the meaning of Section 368(a) of the Internal

Revenue Code, resulting in the common stock portion of the merger consideration being received by Washington Group stockholders free of federal income tax.

•	Financing. The URS board of directors reviewed with management and its advisors the ability of URS to obtain, and the expected terms of, the financing necessary to pay the cash portion of the merger consideration and refinance the balance sheet of the combined company.

In addition, the URS board of directors also identified and considered a variety of potentially negative factors in its deliberations concerning the merger, including:

•	the possibility that the incremental debt associated with the merger could cause URS to have reduced financial flexibility and adversely affect its competitive position, ability to secure surety bonds and stock price, which risk was considered by the URS board in light of URS’ historical success in paying off acquisition-related debt after making significant acquisitions;

•	the ability of URS to obtain the necessary financing to pay the cash portion of the merger consideration, and the terms on which financing could be obtained, which was addressed by obtaining from MSSF and Wells Fargo commitment letters to provide debt financing, subject to the risk that the financing conditions would not be satisfied and that certain terms may ultimately be less favorable than anticipated;

•	the risk that the potential benefits sought in the merger might not be fully realized, which was evaluated in light of URS’ history related to integrating prior significant acquisitions, and after consideration of potential issues that could arise;

•	the possibility that the merger might not be completed due to difficulties in attracting sufficient stockholder approval, obtaining regulatory clearance or the occurrence of a material adverse change in either company’s business, or that completion might be unduly delayed by regulatory authorities’ withholding consent or seeking to block the merger;

•	the effect of public announcement of the merger on URS’ stock price if URS stockholders perceived that URS was paying too high a price for Washington Group or if stockholders were concerned about the amount of debt being incurred by URS or other concerns that the URS board had not considered;

•	the projected dilution of URS’ earnings per share as a result of issuing a significant number of shares in the merger, and the estimated time period before the merger was expected to be accretive to URS’ earnings per share;

•	the fact that the merger agreement did not contain a financing condition, which might expose URS to significant liability if it were obligated to close the merger but were unable to obtain the financing despite having written commitments from MSSF and Wells Fargo;

•	the risk that management’s efforts to integrate Washington Group would disrupt URS’ operations and distract management’s attention, which might adversely affect Washington Group’s performance and cause the acquisition to appear much less attractive in hindsight;

•	the risk that governmental entities may require that URS and/or Washington Group divest certain assets in order to obtain approval for the merger, which URS’ management explained was likely to occur, if at all, only with respect to a small portion of URS’ and Washington Group’s combined business, and would likely not be required, given URS management’s belief that the principal customer for that portion of the business probably would be supportive of the acquisition;

•	the substantial charges to be incurred in connection with the merger, including costs of integrating the businesses of URS and Washington Group and transaction expenses arising from the merger, which were taken into consideration by URS’ management in deriving pro forma financial information presented to the board;

•	the risks associated with Washington Group’s status as a defendant in lawsuits relating to the levee failures in New Orleans, Louisiana on August 29, 2005, which lawsuit involved a claim for significant damages that had been an important focus of URS management’s diligence review of Washington Group’s business;

•	the risks related to potential exposure to losses arising out of Washington Group’s fixed price contracts if project costs increased, which also had been the subject of financial diligence performed by URS management and reported to the board;

•	the potential loss of customer relationships and contracts that might result from certain customers’ reacting negatively to announcement of the merger or their desire to allocate work among competing businesses and for which URS and Washington Group may previously have competed;

•	the risk that, despite the efforts of the combined company, key management and other key personnel might not remain employed by URS, which risk was viewed in light of URS management’s historical success in retaining key management and personnel from acquired companies;

•	the restrictions on the conduct of URS’ business during the period between the signing of the merger agreement and the completion of the merger, which was not identified as a significant concern given the nature of the restrictions; and

•	other risks associated with Washington Group’s business generally that were raised during diligence presentations made by URS management to the board, many of which were described as being similar to risks inherent in URS’ business.

The URS board of directors concluded that these factors could be managed or mitigated by URS or were unlikely to have a material impact on the merger or URS, and that, overall, the potentially negative factors associated with the merger were outweighed by the potential benefits of the merger.

It was not practical to, and thus the URS board of directors did not, quantify, rank or otherwise assign relative weights to the wide variety of factors it considered in evaluating the merger and the merger agreement, nor did the board determine that any one factor was of particular importance in deciding that the merger agreement and associated transactions were in the best interests of URS and its stockholders. This discussion of information and material factors considered by the URS board of directors is intended to be a summary rather than an exhaustive list. In considering these factors, individual members of the board may have given different weight to different factors. The board conducted an overall analysis of the factors described above, and considered as a whole the factors to support its decision in favor of the merger and the merger agreement. The decision of each member of the URS board of directors was based upon his own judgment, in light of all of the information presented, regarding the overall effect of the merger agreement and associated transactions on URS’ stockholders as compared to any potential alternative courses of action. After considering this information, all members of the URS board of directors unanimously approved the merger agreement and the transactions contemplated by the merger agreement, including the merger, and recommended that URS’ stockholders approve the issuance of shares of URS common stock pursuant to the merger agreement.

Recommendation of the Washington Group Board of Directors and Its Reasons for the Merger

By unanimous vote, the Washington Group board of directors, at a meeting held on May 27, 2007, determined that the merger agreement and the transactions contemplated by the merger agreement were advisable for, fair to and in the best interests of Washington Group and its stockholders, and approved and adopted the merger agreement and the transactions contemplated by the merger agreement. The Washington Group board of directors unanimously recommends that Washington Group’s stockholders vote FOR adoption of the merger agreement and approval of the merger at the Washington Group special meeting.

In reaching this decision, the Washington Group board of directors consulted with Washington Group’s management and its legal and financial advisors and considered a variety of factors, including the following material factors, among others:

•	its belief that the merger would further enhance Washington Group’s role as an engineering and construction leader, with the benefits of the increased scale, diversity and resources of the combined company, including URS’ significant design resources, and would further support Washington Group’s ability to compete for new opportunities in high growth sectors, including power, infrastructure and environmental management;

•	the potential strategic and other benefits of the merger identified by Washington Group’s management and URS’ management, including the highly complementary nature of the businesses of Washington Group and URS and the opportunity for cost savings as a combined company;

•	the expectation that Washington Group’s existing management team would continue with the combined company after the merger and manage Washington Group as a separate business segment of URS headquartered in Boise, and that the impact on customers and employees would therefore be minimized;

•	the presentations by Washington Group’s management concerning the operations, financial condition and prospects of Washington Group and the presentations by Goldman Sachs, its financial advisor, concerning URS, and the expected financial impact of the merger, and the Washington Group board of directors’ belief, based in part on such presentations, that a merger with URS would likely accelerate Washington Group’s future revenue and earnings growth, which would create additional stockholder value, and improve Washington Group’s prospects for long-term growth;

•	the potential for further consolidation in the engineering and construction industry, and its belief that a combination with URS would likely improve Washington Group’s ability to perform in an increasingly competitive industry;

•	its review of other potential strategic transactions, including its discussions with Company A and Company B, and its belief as a result of such review that URS was a strategic fit and that the transaction presented a unique opportunity to combine with URS’ highly complementary business, which was expected to enhance and expand Washington Group’s present business and future growth;

•	the agreement that one current member of the Washington Group board of directors would join the board of directors of URS;

•	its assessment of the likelihood that the merger would be completed in a timely manner and that the management team of the combined company would be able to successfully integrate and operate the businesses of the combined company after the merger; the financial analyses presented by Goldman Sachs to the Washington Group board of directors, and the opinion of Goldman Sachs dated as of May 27, 2007 to the effect that, as of that date, and subject to and based upon the factors and assumptions set forth in such opinion, the consideration to be received by holders of shares of Washington Group common stock, taken in the aggregate, pursuant to the merger agreement was fair from a financial point of view to such holders;

•	the financial terms of the merger, including that the right of Washington Group stockholders to receive, for each share of Washington Group common stock held by them, $43.80 in cash and 0.772 of a share of URS common stock, which represented $80.00 per share in total consideration and a premium of approximately 14% based on the closing prices on the NYSE of Washington Group and URS common stock on May 25, 2007 (the last trading day prior to the execution and announcement of the merger agreement);

•	the belief that the fixed exchange ratio provides certainty as to the number of shares of URS common stock to be issued to Washington Group stockholders and the percentage of the total shares of URS common stock that current Washington Group stockholders will own after the merger;

•	the expectation that Washington Group stockholders will own approximately 31% of the outstanding common stock of the combined company immediately after closing and will have the opportunity to share in the future growth and expected synergies of the combined company, while retaining the flexibility of selling all or a portion of those shares for cash into a very liquid market at any time;

•	the fact that Washington Group and their legal and financial representatives had extensive, arm’s-length negotiations with URS over several months, which, among other things, resulted in an increase in the merger consideration from the initial offer price of $68.00 to $80.00 per share, an approximately 18% increase, and that the per share cash portion of the merger consideration of $43.80 is approximately 29% higher than the initially offered cash consideration of $34.00 per share;

•	its view, based in part on the advice of Wachtell Lipton and Goldman Sachs, that the terms of the merger agreement, including the low termination fee (equivalent to approximately $2.19 per share of Washington

Group), would not preclude a proposal for an alternative transaction involving Washington Group (see “The Merger Agreement — Termination Fee” on page 116);

•	the requirement that URS pay a termination fee of $50.0 million to $70.0 million to Washington Group under certain circumstances (see “The Merger Agreement — Termination Fee” on page 116);

•	the agreement by URS to assume certain regulatory approval risks for the proposed merger;

•	the delivery by URS of financing commitments from reputable and financially sound lenders that, together with the equity commitments received, are sufficient to pay the merger consideration, and that such financing commitments were subject to acceptable conditions to the obligations of such institutions to fund such commitments, each as described under the caption “The Merger — Financing Commitments” on page 97;

•	the fact that the stock portion of the merger consideration is intended to be tax free to Washington Group’s stockholders;

•	the regulatory and other approvals required in connection with the merger and the likelihood such approvals would be received in a timely manner and without unacceptable conditions;

•	the fact that holders of Washington Group common stock that do not vote in favor of the adoption of the merger agreement and approval of the merger or otherwise waive their appraisal rights will have the opportunity to demand appraisal of the fair value of their shares under Delaware law; and

•	the fact that the transaction will be subject to the approval of Washington Group’s stockholders.

The Washington Group board of directors was also aware of and considered the following adverse factors associated with the proposed merger, among others:

•	the fact that Washington Group did not undertake an affirmative auction prior to entering into the merger agreement, although Washington Group had conducted discussions with Company A and Company B, and the Washington Group board of directors was satisfied that the merger agreement provides the board with an adequate opportunity to consider unsolicited proposals and to terminate the merger agreement and accept a superior proposal prior to Washington Group stockholder adoption of the merger agreement and approval of the merger, subject to payment of a lower than customary break-up fee;

•	the risk that the expected synergies and other benefits of the merger might not be fully achieved or may not be achieved within the time frames expected;

•	the possibility that regulatory or governmental authorities might seek to impose conditions on or otherwise prevent or delay the merger (and that the merger may not be completed as a result of conditions imposed by regulatory authorities or otherwise) balanced by the fact that URS had agreed to assume certain regulatory approval risks for the proposed transaction, including payment of a reverse break-up fee if the required regulatory approvals were not received in a reasonable period of time;

•	the requirement that Washington Group pay a termination fee of $70.0 million to URS under certain circumstances (see “The Merger Agreement — Termination Fee” on page 116);

•	the fact that some of Washington Group’s directors and executive officers may have interests in the merger and arrangements that are different from, or in addition to, those of Washington Group stockholders generally, including as a result of employment and compensation arrangements with Washington Group and the manner in which they would be affected by the merger (see “— Interests of Washington Group’s Executive Officers and Directors in the Merger” on page 95);

•	the risk and costs that the merger might not be completed, the potential impact of the restrictions under the merger agreement on Washington Group’s ability to take certain actions during the period prior to the consummation of the merger (which may delay or prevent Washington Group from undertaking business opportunities that may arise pending completion of the merger), the potential for diversion of management and employee attention and for increased employee attrition during that period and the potential effect of these on Washington Group’s business and relations with customers and service providers;

•	that URS would have more indebtedness after the merger, which could adversely affect its cash flows and business and thereby decrease the value of the stock portion of the merger consideration to be received by Washington Group stockholders in the merger; and

•	that the price of URS common stock might decline prior to the completion of the merger, which would decrease the value of the stock portion of the merger consideration to be received by Washington Group stockholders in the merger.

The foregoing discussion of the factors considered by the Washington Group board of directors is not intended to be exhaustive, but, rather, includes the material factors considered by the Washington Group board of directors. In reaching its decision to approve the merger agreement, the merger and the other transactions contemplated by the merger agreement, the Washington Group board of directors did not quantify or assign any relative weights to the factors considered, and individual directors may have given different weights to different factors. The Washington Group board of directors considered all these factors as a whole, including discussions with, and questioning of, Washington Group management and Washington Group’s financial and legal advisors, and overall considered the factors to be favorable to, and to support, its determination. The Washington Group board of directors also considered the experience of Goldman Sachs, its financial advisor, for analyses of the financial terms of the merger and for their opinion as to the fairness of the consideration in the merger to Washington Group’s stockholders.

For the reasons set forth above, the Washington Group board of directors unanimously determined that the merger, the merger agreement and the transactions contemplated by the merger agreement are advisable for, fair to and in the best interests of Washington Group and its stockholders, and approved and adopted the merger agreement and the transactions contemplated by the merger agreement. The Washington Group board of directors unanimously recommends that Washington Group’s stockholders vote FOR adoption of the merger agreement and approval of the merger at the Washington Group special meeting.

Opinion of URS’ Financial Advisor

Morgan Stanley & Co. Incorporated.

On March 23, 2007, the URS board of directors retained Morgan Stanley to act as its exclusive financial advisor and provide a financial opinion letter in connection with a possible acquisition of or business combination with Washington Group. The URS board of directors selected Morgan Stanley to provide financial advice and assistance in connection with the merger based on Morgan Stanley’s qualifications, expertise, reputation, and experience in transactions similar to the merger. At a telephonic meeting of the URS board of directors held on May 27, 2007, Morgan Stanley delivered its oral opinion, subsequently confirmed in writing that, as of that date and based upon and subject to the various assumptions, qualifications and limitations set forth in the opinion, the merger consideration to be paid by URS pursuant to the merger agreement was fair from a financial point of view to URS.

The full text of Morgan Stanley’s opinion, dated May 28, 2007, which sets forth, among other things, the assumptions made, procedures followed, matters considered and qualifications and limitations on the scope of the review undertaken by Morgan Stanley in rendering its opinion, is included as Annex B to this joint proxy statement/prospectus. The summary of Morgan Stanley’s fairness opinion set forth in this joint proxy statement/prospectus is qualified in its entirety by reference to the full text of the opinion. URS stockholders should read this opinion carefully and in its entirety. Morgan Stanley’s opinion is directed to the Board and only addresses the fairness from a financial point of view of the merger consideration to URS. Morgan Stanley’s opinion did not address any other aspect of the merger. Morgan Stanley expressed no opinion or recommendation as to how the URS stockholders or Washington Group stockholders should vote at the stockholder meetings to be held in connection with the merger.

In connection with rendering its opinion, Morgan Stanley, among other things:

•	reviewed certain publicly available financial statements and other business and financial information of Washington Group and URS, respectively;

•	reviewed certain internal financial statements and other financial and operating data, including certain financial forecasts, concerning Washington Group prepared by the management of Washington Group;

•	reviewed certain financial forecasts concerning Washington Group prepared by the management of Washington Group and reviewed by the management of URS;

•	reviewed certain internal financial statements and other financial and operating data, including certain financial forecasts, concerning URS prepared by the management of URS;

•	reviewed information relating to certain strategic, financial and operational benefits anticipated from the merger, prepared by the management of URS;

•	discussed the past and current operations and financial condition and the prospects of URS and Washington Group, including information relating to certain strategic, financial and operational benefits anticipated from the merger, with senior executives of URS;

•	reviewed the pro forma impact of the merger on URS’ earnings per share, cash flow, capitalization and financial ratios;

•	reviewed the reported prices and trading activity for the Washington Group common stock and the URS common stock, respectively;

•	compared the financial performance of Washington Group and URS and the prices and trading activity of Washington Group common stock and URS common stock with that of other publicly-traded companies that are comparable with Washington Group and URS, respectively, and their respective securities;

•	reviewed the financial terms, to the extent publicly available, of certain comparable acquisition transactions;

•	participated in discussions and negotiations among representatives of Washington Group and URS and their financial and legal advisors;

•	reviewed the merger agreement, draft debt commitment letters of URS substantially in the form of the drafts dated May 27, 2007, which are referred to as the Commitment Letters, and certain related documents; and

•	performed such other analyses and considered such other factors as Morgan Stanley deemed appropriate.

In arriving at its opinion, Morgan Stanley assumed and relied upon without independent verification the accuracy and completeness of the information supplied or otherwise made available to it by Washington Group and URS for the purposes of its opinion. With respect to the financial forecasts prepared by the management of URS, including information relating to certain strategic, financial and operational benefits anticipated from the merger, Morgan Stanley assumed that they had been reasonably prepared on bases reflecting the best currently available estimates and judgments of the future financial performance of Washington Group and URS.

In addition, Morgan Stanley assumed that the merger will be consummated in accordance with the terms set forth in the merger agreement without any material waiver, amendment or delay of any terms or conditions, including, among other things, that the second merger will be consummated promptly following the merger, that the merger and the second merger will be treated as a single integrated transaction and that the merger will be treated as a tax-free “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code. Morgan Stanley did not make any independent valuation or appraisal of the assets or liabilities of URS or Washington Group nor was it furnished with any such appraisals. In addition, Morgan Stanley assumed that URS will obtain financing in connection with the merger on terms consistent with the Commitment Letters and as discussed with the senior management of URS. Morgan Stanley assumed that, in connection with the receipt of all the necessary governmental, regulatory or other approvals and consents required for the merger, no delays, limitations, conditions or restrictions will be imposed that would have a material adverse effect on the contemplated benefits expected to be derived in the merger. Morgan Stanley relied upon, without independent verification, the assessment by the management of URS of: (i) the strategic, financial and other benefits expected to result from the merger; (ii) the timing and risks associated with the integration of Washington Group and URS; (iii) the strategic rationale for the merger and (iv) the validity of, and risks associated with, Washington Group’s and URS’ existing and future services, technologies, intellectual property, products and business models. Morgan Stanley is not a legal, tax or regulatory advisor and has relied upon, without independent verification, the assessment of URS and its legal, tax or regulatory advisors with respect to legal, tax and regulatory matters. Morgan Stanley’s opinion was necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to it as of, May 28, 2007. Events occurring after the date of the opinion may affect the opinion and the assumptions used in preparing it, and Morgan Stanley did not assume any obligations to update, revise, or reaffirm this opinion.

The opinion was for the information of the URS board of directors in connection with the merger. In addition, Morgan Stanley’s opinion did not in any manner address the prices at which the URS common stock will trade following consummation of the merger and expressed no opinion or recommendation as to how the URS stockholders and the Washington Group stockholders should vote at the stockholder meetings to be held in connection with the merger.

Valuation Methods and Analyses

The following is a summary of the material financial analyses performed by Morgan Stanley in connection with its oral opinion and the preparation of its written opinion letter dated May 28, 2007. The various analyses summarized below were based on closing prices for the common stock of URS and Washington Group as of May 25, 2007, the last full trading day preceding the day of the special meeting of the URS board of directors to consider and approve, adopt and authorize the merger agreement. As of that date, the value of the merger consideration was $80.00. Although each analysis was provided to the URS board of directors, in connection with arriving at its opinion, Morgan Stanley considered all of its analyses as a whole and did not attribute any particular weight to any analysis described below. Some of these summaries of financial analyses include information presented in tabular format. In order to fully understand the financial analyses used by Morgan Stanley, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses used by Morgan Stanley.

Washington Group

Trading History

Morgan Stanley reviewed the historical trading prices for Washington Group common stock for the four-month period from January 26, 2007 (the last trading day prior to the delivery of the initial offer) to May 25, 2007 (one trading day prior to the announcement of the merger agreement) and for the twelve-month period prior to the announcement of the merger agreement. Morgan Stanley observed that the twelve-month range of trading prices was $47-$74 and the range of trading prices since January 26, 2007 was $56-$74. Morgan Stanley noted that as of May 25, 2007, the closing price of Washington Group common stock was $69.97 per share. Morgan Stanley also noted that based on closing prices for the common stock of URS and Washington Group as of May 25, 2007, the implied transaction value per share of Washington Group common stock was $80.00.

Comparable Company Analysis

Using publicly available information, Morgan Stanley reviewed the market values and trading multiples of Washington Group and the following seven publicly held companies in the engineering and construction industry that Morgan Stanley deemed comparable to Washington Group:

Engineering and Construction Comparables

Fluor Corporation
Foster Wheeler Ltd.
Jacobs Engineering Group Inc.
The Shaw Group Inc.
EMCOR Group, Inc.
VT Group plc
Tetra Tech, Inc.

All multiples were based on closing stock prices on May 25, 2007. Estimated financial data for the selected companies were based on public filings and publicly available equity research analysts’ estimates, as aggregated by the Institutional Brokers’ Estimate System, which is referred to as the IBES. Estimated financial data for Washington Group were based on public filings, publicly announced earnings guidance, URS management’s estimates, D.A. Davidson research estimates (5/11/07) and publicly available equity research analysts’ estimates as aggregated by IBES.

For each of the comparable companies, Morgan Stanley calculated the following:

•	Aggregate Value, which is defined as market value of common equity plus debt and preferred stock, less cash.

•	Aggregate Value/2007E EBITDA, which is defined as Aggregate Value as a multiple of calendar year 2007 estimated earnings before interest, taxes, depreciation and amortization, or EBITDA, based upon publicly available information, including reports of equity research analysts and using the mean of the analysts’ calendar year 2007 estimates.

•	Aggregate Value/2008E EBITDA, which is defined as Aggregate Value as a multiple of calendar year 2008 EBITDA, based upon publicly available information, including reports of equity research analysts and using the mean of the analysts’ calendar year 2008 estimates.

•	Price/2007E Earnings, which is defined as stock price as a multiple of estimated earnings per share, based upon publicly available information, including reports of equity research analysts and using the mean of the analysts’ calendar year 2007 estimates.

•	Price/2008E Earnings, which is defined as stock price as a multiple of estimated earnings per share, based upon publicly available information, including reports of equity research analysts and using the mean of the analysts’ calendar year 2008 estimates.

A summary of the reference range of market trading multiples is set forth below:

Engineering and Construction Comparables	Mean		Median		High		Low

Aggregate Value/2007E EBITDA	12.7	x	12.5	x	18.5	x	10.5	x
Aggregate Value/2008E EBITDA	10.5	x	10.2	x	13.6	x	8.8	x
Price/2007E Earnings	23.6	x	23.8	x	30.2	x	18.0	x
Price/2008E Earnings	18.7	x	19.0	x	20.8	x	16.1	x

Morgan Stanley calculated an implied valuation range by applying multiple ranges to the applicable operating statistics based on publicly available equity research analyst estimates, and other publicly available data. Based upon and subject to the foregoing, Morgan Stanley calculated implied valuation ranges for the Washington Group common stock of $68 to $78 per share based on Aggregate Value/2007E EBITDA and $67 to $75 based on Price/2007E Earnings. Morgan Stanley noted that based on closing prices for the common stock of URS and Washington Group as of May 25, 2007, the implied transaction value per share of Washington Group common stock was $80.00.

Although the foregoing companies were compared to Washington Group for purposes of this analysis, Morgan Stanley noted that no company used in the comparable company analysis is identical to Washington Group because of differences between the business mix, markets served, operations, and other characteristics of Washington Group and the comparable companies. In evaluating the comparable companies, Morgan Stanley relied on publicly available equity research analyst estimates, which estimates are based in part on judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions, and other matters, many of which are beyond the control of Washington Group, such as the impact of competition on the business of Washington Group, as well as on the industry generally, industry growth, and the absence of any adverse material change in the financial condition and prospects of Washington Group or the industry or in the markets generally. Mathematical analysis, such as determining the mean or median, is not in itself a meaningful method of using comparable company data.

Securities Research Analysts’ Price Targets

Morgan Stanley reviewed and analyzed future public market trading price targets for Washington Group common stock prepared and published by equity research analysts. These targets reflect each analyst’s estimate of the future public market trading price of Washington Group common stock. Morgan Stanley discounted the price targets at Washington Group’s estimated average cost of equity capital of 9.6%. The range of discounted analyst price targets for Washington Group was $64 to $66. Morgan Stanley noted that based on closing prices for the common stock of URS and Washington Group as of May 25, 2007, the implied transaction value per share of Washington Group common stock was $80.00.

The public market trading price targets published by the securities research analysts do not necessarily reflect current market trading prices for Washington Group common stock and these estimates are subject to uncertainties, including the future financial performance of Washington Group and future financial market conditions.

Discounted Equity Value Analysis

Morgan Stanley performed an analysis of the implied present value per share of the Washington Group common stock on a standalone basis based on Washington Group’s projected future equity value using calendar year 2009 estimates based on URS management forecasts.

To calculate the discounted equity value, Morgan Stanley multiplied the applicable earnings estimate by the current calendar year multiple range used in the comparable company analysis described above, and discounted the implied nominal equity values of Washington Group to a present value at an illustrative discount rate of 9.6%, which reflected Washington Group’s estimated average cost of equity capital. Based on these forecasts and assumptions, Morgan Stanley derived an implied valuation range for the Washington Group common stock of $82 to $93. Morgan Stanley noted that based on closing prices for the common stock of URS and Washington Group as of May 25, 2007, the implied transaction value per share of Washington Group common stock was $80.00.

Precedent Transactions Analysis

Morgan Stanley also performed a precedent transaction analysis, which is designed to imply a value of a company based on publicly available premiums of selected transactions that share some characteristics with the merger. The precedent transactions analysis was presented to the URS board of directors to provide the URS board of directors with background information and perspective in connection with its consideration of the merger agreement. In connection with its analysis, Morgan Stanley analyzed the consideration to be received by holders of Washington Group common stock in the merger in relation to the historical market price of the Washington Group common stock. The following table lists the percentage premium of the implied transaction value per share for a share of Washington Group common stock of $80.00 as compared to the Washington Group common stock closing prices one day, one week and four weeks prior to the initial announcement of the transaction.

	Premium to Price Prior to Announcement
	(March 17, 2006)
Implied Transaction Value	1 Day	1 Week	4 Weeks

$80.00	14%	14%	17%

Morgan Stanley reviewed publicly available information with respect to acquisitions of United States based publicly-traded target companies with transaction values in excess of $1 billion announced between January 1, 2007 and May 14, 2007. For each transaction, Morgan Stanley analyzed, based on the final offer, the premium offered by the acquiror to the price of the target’s shares one day, one week and four weeks prior to the initial announcement of the transaction.

These transactions (listed by month and year of announcement and target / acquirer) included:

Date	Target / Acquiror

1/2/2007	EGL Inc. / Investor Group
1/8/2007	United Surgical Partners Intl / UNCN Acquisition Corp.
1/16/2007	Genesis HealthCare Corp. / FC-GEN Acquisition Inc.
1/18/2007	ION Media Networks Inc. / Investor Group
1/28/2007	Laureate Education Inc. / Investor Group
2/5/2007	Longview Fibre Co. / Brookfield Asset Mgmt Inc
2/5/2007	Mills Corp. / Investor Group
2/5/2007	Investors Financial Services Corp. / State Street Corp.

Date	Target / Acquiror

2/5/2007	Lear Corp. / American Re Partners LP
2/5/2007	Hanover Compressor Co. / Universal Compression Holdings
2/6/2007	Radian Group Inc. / MGIC Investment Corp.
2/9/2007	Laidlaw International Inc. / FirstGroup PLC
2/10/2007	Novelis Inc / AV Aluminum Inc.
2/12/2007	Hydril Company LP / Tenaris SA
2/20/2007	New River Pharmaceuticals Inc. / Shire PLC
2/25/2007	TXU Corp. / Investor Group
2/27/2007	New Plan Excel Realty Trust, Inc. / Centro Retail Group
2/28/2007	Hyperion Solutions Corp. / Oracle Corp.
3/5/2007	K&F Industries Holdings Inc. / Meggitt PLC
3/12/2007	Sierra Health Services Inc. / UnitedHealth Group Inc.
3/12/2007	Spirit Finance Corp. / Investor Group
3/13/2007	WCI Communities Inc. / Investor Group
3/15/2007	PHH Corp. / Investor Group
3/15/2007	CBOT Holdings Inc. / IntercontinentalExchange Inc
3/15/2007	WebEx Communications Inc. / Cisco Systems Inc.
3/18/2007	InfraSource Services Inc. / Quanta Services Inc
3/18/2007	ServiceMaster Company / Investor Group
3/19/2007	EGL Inc. / Apollo Management LP
3/19/2007	Triad Hospitals Inc. / Community Health Systems Inc.
3/20/2007	Affiliated Computer Services Inc. / Investor Group
3/20/2007	Claire’s Stores Inc. / Apollo Management LP
3/22/2007	Kronos Inc. / Hellman & Friedman Capital
3/22/2007	Paxar Corporation / Avery Dennison Corp.
3/24/2007	Biosite Inc. / Beckman Coulter Inc.
3/29/2007	Lone Star Technologies Inc. / United States Steel Corp
4/2/2007	First Data Corp. / Kohlberg Kravis Roberts & Co.
4/2/2007	Global Imaging Systems Inc. / Xerox Corporation
4/4/2007	Biosite Inc. / Inverness Medical Innovations Inc.
4/16/2007	SLM Corp. / Investor Group
4/16/2007	Innkeepers USA Trust / Apollo Investment Corp.
4/17/2007	Catalina Marketing Corp. / Hellman & Friedman Capital
4/17/2007	OMI Corp. / Investor Group
4/20/2007	Genesco Inc. / Foot Locker Inc
4/23/2007	MedImmune Inc. / AstraZeneca PLC
4/24/2007	Highland Hospitality Corp. / JER Partners Acquisitions IV
4/24/2007	Myers Industries Inc./ GS Capital Partners LP
4/25/2007	Covansys Corp. / Computer Sciences Corp.
4/25/2007	Genesis HealthCare Corp. / Fillmore Capital Partners LLC
4/26/2007	Harman International Industries Inc. / Investor Group
4/30/2007	International Securities Exchange Holdings, Inc. / Eurex AG
5/1/2007	MAF Bancorp / National City Corporation
5/2/2007	BISYS Group Inc. / Investor Group

Date	Target / Acquiror

5/3/2007	IPSCO Inc. / SSAB Svenskt Stål AB
5/4/2007	Greater Bay Bancorp / Wells Fargo & Co.
5/7/2007	Ohio Casualty Corp. / Liberty Mutual Group Inc.
5/7/2007	Armor Holdings Inc. / BAE Systems Inc
5/8/2007	Florida East Coast Industries Inc. / Fortress Investment Group LLC

A summary of the reference range of precedent premiums in these transactions is set forth below:

	Premium Prior to Announcement
	1 Day	1 Week	4 Weeks

25th Percentile	9%	10%	12%
75th Percentile	28%	31%	37%
Implied Transaction Value	14%	14%	17%

Based upon and subject to the foregoing, Morgan Stanley calculated implied valuation ranges for the Washington Group common stock of $76 to $90 per share based on 1-day prior premium, $77 to $92 per share based on 1-week prior premium and $77 to $94 per share based on 4-weeks prior premium. Morgan Stanley noted that based on closing prices for the common stock of URS and Washington Group as of May 25, 2007, the implied transaction value per share of Washington Group common stock was $80.00.

No company or transaction utilized in the analysis of selected precedent premiums or precedent transactions is identical to Washington Group or this transaction. Accordingly, an analysis of the results of such a comparison is not purely mathematical but instead involves complex considerations and judgments concerning differences in historical and projected financial and operating characteristics of the companies involved and other factors that could affect the merger or the selected transactions to which it is being compared.

Discounted Cash Flow Analysis

Morgan Stanley performed a discounted cash flow analysis of the projected unlevered free cash flows of Washington Group for calendar years 2007 through 2011, based on the forecasts prepared by the management of URS. Morgan Stanley calculated implied equity values per share of Washington Group common stock by using estimated discount rates ranging from 8.5% to 9.5% and multiples of estimated 2012 EBITDA ranging from 8.5x to 10.5x. Based on selected ranges of multiples and discount rates, this analysis indicated a range of equity values per share of $71 to $86. Morgan Stanley noted that based on closing prices for the common stock of URS and Washington Group as of May 25, 2007, the implied transaction value per share of Washington Group common stock was $80.00.

Morgan Stanley performed a discounted cash flow analysis of the projected unlevered free cash flows for calendar years 2007 through 2011, based on an extrapolation from the operating forecasts for 2007 and 2008 in D.A. Davidson’s research dated May 11, 2007. Morgan Stanley calculated implied equity values per share of Washington Group common stock by using estimated discount rates ranging from 8.5% to 9.5% and multiples of estimated 2012 EBITDA ranging from 8.5x to 10.5x. Based on selected ranges of multiples and discount rates, this analysis indicated a range of equity values per share of $73 to $87. Morgan Stanley noted that based on closing prices for the common stock of URS and Washington Group as of May 25, 2007, the implied transaction value per share of Washington Group common stock was $80.00.

The valuation stated above is not necessarily indicative of Washington Group’s respective actual, present or future value or results, which may be more or less favorable than suggested by this type of analysis.

URS

Trading History

Morgan Stanley reviewed the historical trading prices for URS common stock for the twelve-month period prior to the announcement of the merger agreement. Morgan Stanley observed that the twelve-month range of trading prices was $36 - $49. Morgan Stanley noted that as of May 25, 2007, the closing price of URS common stock was $46.89 per share.

Comparable Company Analysis

Using publicly available information, Morgan Stanley reviewed the market values and trading multiples of URS and the following twelve publicly held companies in the engineering and construction and government services industries that Morgan Stanley deemed comparable to URS:

Engineering and Construction Comparables	Government Services

Fluor Corporation	SAIC, Inc.
Foster Wheeler Ltd.	CACI International Inc
Jacobs Engineering Group Inc.	SRA International, Inc.
The Shaw Group Inc.	ManTech International Corporation
EMCOR Group, Inc.	DynCorp International Inc.
VT Group plc
Tetra Tech, Inc.

All multiples were based on closing stock prices on May 25, 2007. Estimated financial data for the selected companies were based on public filings and publicly available equity research analysts’ estimates as aggregated by IBES. Estimated financial data for URS were based on public filings, publicly announced earnings guidance, URS management’s estimates, and publicly available equity research analysts’ estimates as aggregated by IBES.

For each of the comparable companies, Morgan Stanley calculated the following, each as previously defined:

•	Aggregate Value

•	Aggregate Value/2007E EBITDA

•	Aggregate Value/2008E EBITDA

•	Price/2007E Earnings

•	Price/2008E Earnings

A summary of the reference range of market trading multiples is set forth below:

Engineering and Construction Comparables	Mean		Median		High		Low

Aggregate Value/2007E EBITDA	12.7	x	12.5	x	18.5	x	10.5	x
Aggregate Value/2008E EBITDA	10.5	x	10.2	x	13.6	x	8.8	x
Price/2007E Earnings	23.6	x	23.8	x	30.2	x	18.0	x
Price/2008E Earnings	18.7	x	19.0	x	20.8	x	16.1	x

Government Services Comparables	Mean		Median		High		Low

Aggregate Value/2007E EBITDA	9.6	x	9.7	x	11.3	x	8.4	x
Aggregate Value/2008E EBITDA	8.5	x	8.4	x	10.3	x	7.3	x
Price/2007E Earnings	20.2	x	19.4	x	22.5	x	17.8	x
Price/2008E Earnings	17.5	x	17.4	x	20.2	x	14.0	x

Morgan Stanley calculated an implied valuation range by applying multiple ranges to the applicable operating statistics based on publicly available equity research analyst estimates, and other publicly available data. Based upon and subject to the foregoing, Morgan Stanley calculated implied valuation ranges for the URS common stock of $45 to $55 per share based on Aggregate Value/2007E EBITDA and $47 to $57 based on Price/2007E Earnings.

Although the foregoing companies were compared to URS for purposes of this analysis, Morgan Stanley noted that no company used in the comparable company analysis is identical to URS because of differences between the business mix, markets served, operations, and other characteristics of URS and the comparable companies. In evaluating the comparable companies, Morgan Stanley relied on publicly available equity research analyst estimates, which estimates are based in part on judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions, and other matters, many of which are beyond the control of URS, such as the impact of competition on the business of URS, as well as on the industry generally, industry growth, and the absence of any adverse material change in the financial condition and prospects of URS or the industry or in the markets generally. Mathematical analysis, such as determining the mean or median, is not in itself a meaningful method of using comparable company data.

Securities Research Analysts’ Price Targets

Morgan Stanley reviewed and analyzed future public market trading price targets for URS common stock prepared and published by equity research analysts. These targets reflect each analyst’s estimate of the future public market trading price of URS common stock. Morgan Stanley discounted the price targets at URS’ estimated average cost of equity capital of 9.8%. The range of discounted analyst price targets for URS was $43 to $49.

The public market trading price targets published by the securities research analysts do not necessarily reflect current market trading prices for URS common stock and these estimates are subject to uncertainties, including the future financial performance of URS and future financial market conditions.

Discounted Equity Value Analysis

Morgan Stanley performed an analysis of the implied present value per share of the URS common stock on a standalone basis based on URS’ projected future equity value using calendar year 2009 estimates based on URS management forecasts.

To calculate the discounted equity value, Morgan Stanley multiplied the applicable earnings estimate by the current calendar year multiple range used in the comparable company analysis described above, and discounted the implied nominal equity values of URS to a present value at an illustrative discount rate of 9.8%, which reflected URS’ estimated average cost of equity capital. Based on the aforementioned forecasts and assumptions, Morgan Stanley derived an implied valuation range for the URS common stock of $51 to $62.

Discounted Cash Flow Analysis

Morgan Stanley performed a discounted cash flow analysis of the projected unlevered free cash flows of URS for calendar years 2007 through 2011, based on the forecasts prepared by the management of URS. Morgan Stanley calculated implied equity values per share of URS common stock by using estimated discount rates ranging from 8.5% to 9.5% and multiples of estimated 2012 EBITDA ranging from 7.5x to 9.5x. Based on selected ranges of multiples and discount rates, this analysis indicated a range of equity values per share of $48 to $61.

The valuation stated above is not necessarily indicative of URS’ respective actual, present or future value or results, which may be more or less favorable than suggested by this type of analysis.

Pro Forma Merger Analysis

Morgan Stanley analyzed the potential pro forma impact of the transaction on URS’ earnings per share and cash earnings per share for calendar years 2008 through and 2011. Morgan Stanley calculated such pro forma earnings per share and cash earnings per share on the basis of the transaction exchange ratio provided for by the merger agreement, URS’ estimates of earnings per share for URS and synergies resulting from the merger estimated by URS management. Morgan Stanley calculated that estimated pro forma GAAP earnings per share would exceed estimated GAAP earnings per share by 0%, 6%, 10% and 14% in 2008, 2009, 2010 and 2011, respectively, and estimated pro forma cash earnings per share would exceed estimated cash earnings per share by 6%, 11%, 14% and

18% in 2008, 2009, 2010 and 2011, respectively, not including the impact of revenue synergies expected to be achieved through the combination.

General

The summary set forth above does not purport to be a complete description of all the analyses performed by Morgan Stanley. The preparation of a fairness opinion is a complex process that involves various determinations as to the most appropriate and relevant methods of financial analyses and the application of these methods to the particular circumstances and is not necessarily susceptible to a partial analysis or summary description. In arriving at its opinion, Morgan Stanley considered the results of all of the analyses as a whole and did not attribute any particular weight to any particular analysis or factor considered by it. The summary provided and the analyses described above must be considered as a whole, and selecting any portion of Morgan Stanley’s analyses, without considering all analyses, would create an incomplete view of the process underlying Morgan Stanley’s opinion. In addition, Morgan Stanley may have given various factors more or less weight than other factors and may have deemed various assumptions more or less probable than other assumptions, so that the ranges of valuations resulting from any particular analysis described above should not be taken to be Morgan Stanley’s view of the actual value of Washington Group or URS.

In performing its analysis, Morgan Stanley made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of Washington Group or URS. Any estimates contained in the analyses performed by Morgan Stanley are not necessarily indicative of actual values, which may be significantly more or less favorable than suggested by such estimates. The analyses performed were prepared solely as part of Morgan Stanley’s analysis of the fairness from a financial point of view to URS of the merger consideration to be paid by URS pursuant to the merger agreement and were conducted in connection with the delivery by Morgan Stanley of its opinion, dated May 28, 2007, to the URS board of directors. These analyses do not purport to be appraisals or to reflect the prices at which shares of common shares of URS or Washington Group might naturally trade.

The merger consideration pursuant to the merger agreement was determined through arm’s-length negotiations between URS and Washington Group and was approved by the URS board of directors. Morgan Stanley provided advice to URS during these negotiations. Morgan Stanley did not, however, recommend any specific merger consideration to URS or the URS board of directors or that any specific merger consideration constituted the only appropriate consideration for the transaction. Morgan Stanley’s opinion to the URS board of directors was one of many factors taken into consideration by the URS board of directors in deciding to approve the transaction. Morgan Stanley did not advise the URS board of directors that any specific consideration constituted the only appropriate consideration for the transaction.

Consequently, the analyses as described above should not be viewed as determinative of the opinion of the URS board of directors with respect to the merger consideration or of whether the URS board of directors would have been willing to agree to different consideration. The foregoing summary describes the material analyses performed by Morgan Stanley but does not purport to be a complete description of the analyses performed by Morgan Stanley.

Morgan Stanley is an internationally recognized investment banking and advisory firm. Morgan Stanley, as part of its investment banking business, is continuously engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate, estate and other purposes. In the ordinary course of its business, Morgan Stanley and its affiliates may from time to time trade in the securities or the indebtedness of URS and its affiliates for its own account, the accounts of investment funds and other clients under the management of Morgan Stanley and for the accounts of its customers and accordingly, may at any time hold a long or short position in such securities or indebtedness for any such account.

Under the terms of its engagement letter, Morgan Stanley provided URS financial advisory services and a financial opinion in connection with the merger. Pursuant to the terms of this engagement letter, URS has agreed to pay Morgan Stanley and its affiliates advisory and financing fees currently estimated at $30 million, of which $2 million was paid upon the announcement of the transaction, and the remainder of which is contingent upon closing of the transaction. URS has also entered into a financing commitment letter with an affiliate of Morgan Stanley to provide 50% of a senior secured debt financing in connection with the transaction, for which the affiliate will receive the financing portion of the aforementioned fees upon the closing of the transaction. URS has also agreed to reimburse Morgan Stanley for its fees and expenses incurred in performing its services. In addition, URS has agreed to indemnify Morgan Stanley and any of its affiliates, their respective directors, officers, agents and employees and each person, if any, controlling Morgan Stanley or any of its affiliates against certain liabilities and expenses, including certain liabilities under the federal securities laws relating to or arising out of its engagement and any related transactions. In the past, Morgan Stanley and its affiliates have provided financial advisory and financing services for URS and have received fees for the rendering of these services. Other than the fees disclosed above, since August 15, 2005, Morgan Stanley has not received any investment banking fees from URS or its affiliates.

Opinion of Washington Group’s Financial Advisor

Goldman, Sachs & Co.

At the meeting of Washington Group’s board of directors on May 27, 2007, Goldman Sachs delivered its oral opinion, which opinion was later confirmed in writing, that, as of May 27, 2007 and based upon and subject to the factors and assumptions set forth in such opinion, the consideration to be received by holders of Washington Group common stock, taken in the aggregate, pursuant to the merger agreement is fair from a financial point of view to such holders.

The full text of the written opinion of Goldman Sachs, dated May 27, 2007, which sets forth assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex C. Goldman Sachs provided its opinion for the information and assistance of Washington Group’s board of directors in connection with its consideration of the transaction. The Goldman Sachs opinion is not a recommendation as to how any holder of Washington Group common stock should vote with respect to the transaction.

In connection with rendering the opinion described above and performing its related financial analyses, Goldman Sachs reviewed, among other things:

•	the merger agreement;

•	the annual reports to stockholders and Annual Reports on Form 10-K of Washington Group and URS for the five fiscal years ended December 29, 2006;

•	certain interim reports to stockholders and Quarterly Reports on Form 10-Q of Washington Group and URS;

•	certain other communications from Washington Group and URS to their respective stockholders; and

•	certain internal financial analyses and forecasts for Washington Group and URS prepared by their respective managements, including certain cost savings and operating synergies projected by the managements of Washington Group and URS.

Goldman Sachs also held discussions with members of the senior managements of Washington Group and URS regarding their assessment of the strategic rationale for, and the potential benefits of, the transaction and the past and current business operations, financial condition, and future prospects of their respective companies. In addition, Goldman Sachs reviewed the reported price and trading activity for shares of Washington Group common stock and URS common stock, compared certain financial and stock market information for Washington Group and URS with similar financial and stock market information for certain other companies the securities of which are publicly traded, and reviewed the financial terms of certain recent business combinations in the engineering and construction industry specifically and in other industries generally and performed such other studies and analyses, and considered such other factors, as it considered appropriate.

Goldman Sachs relied upon the accuracy and completeness of all of the financial, legal, accounting, tax and other information discussed with or reviewed by it and assumed such accuracy and completeness for purposes of rendering the opinion described above. In that regard, Goldman Sachs assumed that the internal financial analyses and forecasts, including certain cost savings and operating synergies, were reasonably prepared on a basis reflecting the best then available estimates and judgments of the managements of Washington Group and URS, as the case may be. In addition, Goldman Sachs did not make an independent evaluation or appraisal of the assets and liabilities (including any contingent, derivative or off-balance-sheet assets and liabilities) of Washington Group and URS or any of their respective subsidiaries, nor was any evaluation or appraisal of the assets or liabilities of Washington Group and URS or any of their respective subsidiaries furnished to Goldman Sachs. Goldman Sachs’ opinion does not address the underlying business decision of Washington Group to engage in the transaction or the relative merits of the transaction as compared to any alternative business strategies or transactions that might be available to Washington Group. In addition, Goldman Sachs’ opinion does not express any opinion as to the prices at which the common stock of URS will trade at any time.

The following is a summary of the material financial analyses delivered by Goldman Sachs to the board of directors of Washington Group in connection with rendering the opinion described above. The following summary, however, does not purport to be a complete description of the financial analyses performed by Goldman Sachs, nor does the order of analyses described represent relative importance or weight given to those analyses by Goldman Sachs. Some of the summaries of the financial analyses include information presented in tabular format. The tables must be read together with the full text of each summary and are alone not a complete description of Goldman Sachs’ financial analyses. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before May 27, 2007 and is not necessarily indicative of current market conditions.

Illustrative Analysis at Various Prices.  Goldman Sachs performed certain analyses, based on historical information, SEC filings, estimates supplied by the IBES and forecasts provided by management of Washington Group, at the most recent market price of $69.97 per share and at the implied transaction price of $80.00 per share, consisting of $43.80 in cash and 0.772 shares of URS common stock for each share of Washington Group common stock. Using these share prices, Goldman Sachs calculated an implied equity value for Washington Group. Goldman Sachs added to this implied equity value the net debt to be incurred as part of the transaction to derive an implied enterprise value of Washington Group. Based on these calculations, Goldman Sachs calculated the multiples described below:

•	Washington Group’s implied enterprise value as a multiple of its earnings before interest, taxes, depreciation and amortization, or EBITDA, for the latest twelve months, as a multiple of Washington Group’s management’s estimates of its EBITDA for the 2007 fiscal year and as a multiple of the estimates of Washington Group’s EBITDA for the 2007 fiscal year based on estimates supplied by IBES; and

•	Washington Group’s implied price as a multiple of Washington Group’s management’s estimates of its earnings per share, which is referred to as EPS, for the 2007 and 2008 fiscal years and as a multiple of the estimates of Washington Group’s EPS for the 2007 and 2008 fiscal years based on estimates supplied by IBES.

The following table presents the results of Goldman Sachs’ analysis (dollar amounts in millions, except for purchase price per share):

Based on
	Washington	Based on an
	Group Closing	Implied Total
	Stock Price of	per Share
	$69.97 on May 25,	Consideration
	2007	of $80

Price (as a % of 52-Week High)	96%	110%
Implied Equity Value	$2,232	$2,577
Implied Enterprise Value	$2,058	$2,403
Implied Enterprise Value/EBITDA
LTM (as of March 30, 2007)	13.6x	15.9x
FY 2007E — IBES	11.9x	13.9x
FY 2007E — Management	10.8x	12.6x
Price/EPS
FY 2007E — IBES	24.4x	27.9x
FY 2007E — Management	23.8x	27.2x
FY 2008E — IBES	20.2x	23.1x
FY 2008E — Management	19.4x	22.1x

Comparison of Selected Companies.  Goldman Sachs reviewed and compared certain financial information for Washington Group and URS to corresponding financial information, ratios and public market multiples for the following publicly traded corporations in the engineering and construction industry:

•	Fluor Corporation;

•	Jacobs Engineering Group Inc.;

•	The Shaw Group Inc.;

•	Chicago Bridge & Iron Company, N.V.;

•	EMCOR Group, Inc.;

•	Granite Construction Inc.;

•	McDermott International, Inc.; and

•	Foster Wheeler Ltd.

Although none of the selected companies is directly comparable to Washington Group or URS, the companies included were chosen because they are publicly traded companies with operations that for purposes of analysis may be considered similar to certain operations of Washington Group and URS.

Goldman Sachs also calculated and compared various financial multiples and ratios based on financial data as of May 25, 2007, information it obtained from SEC filings and IBES estimates. The multiples and ratios of Washington Group were calculated using Washington Group’s closing price on May 25, 2007 and the multiples and ratios of URS were calculated using the URS closing price on May 25, 2007. The multiples and ratios of Washington Group, URS and each of the selected companies were based on company reports, public filings and IBES estimates as of May 25, 2007. With respect to the selected companies, Goldman Sachs calculated, on a fully diluted basis:

•	Enterprise value as a multiple of estimated calendar year 2007 earnings before interest, taxes, depreciation and amortization, or EBITDA; and

•	Price per share of Washington Group common stock as a multiple of estimated 2008 EPS.

The results of these analyses are summarized as follows:

			Washington	Washington
			Group, as of	Group, at
	Selected Companies		May 25,	$80.00 per
Trading Multiple	Range	Median	2007	Share		URS

Enterprise Value/2007E EBITDA	10.1x – 13.3x	11.7x	11.9x	13.9	x	9.4x
Price/2008E EPS	15.7x – 21.0x	19.0x	20.2x	23.1	x	16.7x

Illustrative Analysis of Future Stock Price.  Goldman Sachs analyzed the standalone present value of potential future trading prices of Washington Group common stock by applying selected ranges of multiples to estimates of EPS of Washington Group based on management forecasts of Washington Group provided by the management of Washington Group and estimates provided by IBES. Goldman Sachs applied multiples ranging from 18x to 21x to Washington Group’s estimated EPS for fiscal years 2008 and 2009. Based on the implied future share prices derived from the range of multiples noted above as well as the EPS estimates for Washington Group, Goldman Sachs calculated the present values of the resulting implied per share equity values using a discount rate of 9.5%. The results of this analysis are summarized below:

Implied Present
Value to Washington
Group Stockholders

Implied Present Value to Washington Group Stockholders
Based on 2008E EPS	$62.46 - $75.86
Based on 2009E EPS at a 9.5% Discount Rate	$61.64 - $81.07

Discounted Cash Flow Analysis.  Goldman Sachs performed a discounted cash flow analysis on Washington Group using Washington Group’s management forecasts to determine indications of implied total equity values per share of Washington Group common stock based on the present value as of June 30, 2007 of the stand-alone, unlevered, after-tax estimated future free cash flows of Washington Group and net operating losses for United States federal income tax purposes, which are referred to as NOLs, available to Washington Group. In performing the discounted cash flow analysis, Goldman Sachs calculated illustrative terminal values based upon free cash flow perpetuity growth rates ranging from 2.5% to 4.0%, and discounted all free cash flows to June 30, 2007 using discount rates ranging from 9.0% to 10.0%, reflecting estimates of the weighted average cost of capital for Washington Group. This analysis resulted in a range of implied present values of the total equity value per share of Washington Group common stock of $65.10 to $87.41.

Premium Analysis at Implied Offer Price.  Goldman Sachs calculated the implied premium for Washington Group common stock represented by the implied consideration of $80.00 per share of Washington Group common stock, consisting of $43.80 cash and 0.772 shares of URS common stock for each share of Washington Group common stock, and based on the volume-weighted average closing prices of Washington Group common stock and URS common stock on May 25, 2007 and during the one-month, three-month, six-month, twelve-month and three-year periods ended May 25, 2007.

The results of Goldman Sachs’ calculations are reflected below:

	Volume-
	Weighted
	Average	Implied
Day/Period:	Price	Premium

May 25, 2007	$69.97	14.3%
One-Month Average	$69.42	15.2%
Three-Month Average	$65.57	22.0%
Six-Month Average	$62.80	27.4%
Twelve-Month Average	$59.64	34.1%
Three-Year Average	$51.50	55.3%

Precedent Premiums Analysis.  Goldman Sachs also analyzed the premiums for selected precedent transactions involving U.S. targets acquired for between $1 billion and $5 billion in transaction value over the last two years in which the consideration included a cash component. Goldman Sachs analyzed such premiums as of one day, one week and four weeks prior to the announcement of the transaction. The results of Goldman Sachs’ analysis are reflected below:

	Percent of U.S. Targets from $1 Billion to $5 billion in Transaction Value for the Past Two Years, based on Premium to Price Prior to announcement:
% Premium	One Day	One Week	Four Weeks

≤ 0%	2%	2%	3%
0-10%	24%	19%	12%
10-25%	37%	36%	37%
25-50%	31%	35%	40%
> 50%	7%	8%	9%

Selected Precedent Transactions Analysis.  Goldman Sachs analyzed certain information relating to the following selected transactions in the engineering and construction industry since May 1999:

•	Acquisition of Infrasource Services, Inc. by Quanta Services, Inc., announced on March 19, 2007;

•	Acquisition of Colt Engineering Corporation by WorleyParsons Limited, announced on February 8, 2007;

•	Acquisition of AMEC SPIE, SA by PAI Partners, announced on May 22, 2006;

•	Acquisition of DynCorp by The Veritas Capital Fund II, L.P., announced on December 12, 2004;

•	Acquisition of Parsons E&C Corporation by Worley Group Limited, announced on October 7, 2004;

•	Acquisition of Corsan-Corviam, SA by Isolux-Wat, SA, announced on May 1, 2004;

•	Acquisition of Consolidated Engineering Services, Inc. by EMCOR Group, Inc., announced on December 19, 2002;

•	Acquisition of SPIE, SA (Remaining 54%) by AMEC, plc, announced on December 5, 2002;

•	Acquisition of Carlyle-EG&G Services, Inc. by URS Corp., announced on July 17, 2002;

•	Acquisition of Bouygues Offshore, SA by Saipem S.p.A, announced on May 8, 2002;

•	Acquisition of Coflexip, SA by Technip, SA, announced on July 3, 2001;

•	Acquisition of Howe-Baker International, Inc. by Chicago Bridge & Iron NV, announced on July 31, 2000;

•	Acquisition of Stone & Webster, Inc. by Shaw Group, Inc., announced on July 14, 2000;

•	Acquisition of GTM Group, SA by Vinci, SA, announced on July 13, 2000;

•	Acquisition of Raytheon Engineers & Constructors International, Inc. by Morrison Knudsen Corp., announced on April 17, 2000;

•	Acquisition of AGRA, Inc. by AMEC, plc, announced on February 16, 2000;

•	Acquisition of MYR Group, Inc. by GPU, Inc., announced on December 22, 1999;

•	Acquisition of Nichols Research Corp. by Computer Sciences Corp., announced on September 20, 1999; and

•	Acquisition of Dames & Moore Group by URS Corp., announced on May 5, 1999.

For each of the selected transactions, Goldman Sachs calculated and compared, based on company reports, public filings, press releases, Wall Street research estimates and other public sources, the transaction value as a multiple of EBITDA for the latest twelve months and compared it against the multiples implied for the proposed transaction.

The following table presents the results of this analysis:

	Proposed	Selected Transactions
	Transaction	Mean	Median	High	Low

Implied Transaction Value as a Multiple of LTM EBITDA	15.9x	8.6x	8.7x	17.1x	4.0x

Illustrative Pro Forma Merger Analysis.  Goldman Sachs analyzed the potential pro forma impact of the transaction on URS’ GAAP earnings per share and cash earnings per share for the calendar years 2007 through 2009 based on URS management forecasts provided by the management of URS, Washington Group management forecasts provided by the management of Washington Group and estimates of synergies resulting from the merger provided by the managements of URS and Washington Group.

Based on the closing prices per share of URS and Washington Group common stock as of May 25, 2007, the 0.772 of a share of URS common stock and $43.80 in cash to be received for each share of Washington Group common stock pursuant to the merger agreement, the number of shares and options to purchase shares of URS common stock outstanding as of May 27, 2007 and the number of shares and options to purchase shares of Washington Group common stock outstanding as of May 27, 2007, this analysis indicated that the transaction would be 5% dilutive to URS’ GAAP EPS and 2% dilutive to URS’ cash EPS in 2007, 1% dilutive to URS’ GAAP EPS and 8% accretive to URS’ cash EPS in 2008, and 6% accretive to URS’ GAAP EPS and 13% accretive to URS cash EPS in 2009.

Illustrative Pro Forma Future Stock Price.  Goldman Sachs compared the illustrative standalone future stock price analysis to the present value of the implied consideration to Washington Group stockholders based on potential future trading prices of URS common stock, incorporating the potential pro forma impact of the transaction, by applying selected ranges of multiples to pro forma estimates of EPS of URS based on management forecasts of Washington Group provided by the management of Washington Group and management forecasts of URS provided by the management of URS. Goldman Sachs applied multiples ranging from 18x to 21x to the pro forma estimates of URS EPS for fiscal years 2008 and 2009. Based on the implied future share prices derived from the range of multiples noted above as well as the pro forma EPS estimates for URS, Goldman Sachs calculated the present values of the resulting implied per share consideration to Washington Group stockholders using discount rates of 9.0% and 9.5%. The results of this analysis are summarized below:

Implied Present
Value to Washington
Group Stockholders

Implied Present Value to Washington Group Stockholders
Based on 2008E EPS	$84.13 - $90.86
Based on 2009E EPS at a 9.0% - 9.5% Discount Rate	$87.29 - $94.77

The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary set forth above, without considering the analyses as a whole, could create an incomplete view of the processes underlying Goldman Sachs’ opinion. In arriving at its fairness determination, Goldman Sachs considered the results of all of its analyses and did not attribute any particular weight to any factor or analysis considered by it. Rather, Goldman Sachs made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all of its analyses. No company or transaction used in the above analyses as a comparison is directly comparable to Washington Group or URS or the contemplated transaction.

Goldman Sachs prepared these analyses for purposes of Goldman Sachs’ providing its opinion to Washington Group’s board of directors as to the fairness from a financial point of view of the consideration to be received by holders of shares of Washington Group common stock, taken in the aggregate, pursuant to the merger agreement. These analyses do not purport to be appraisals nor do they necessarily reflect the prices at which businesses or securities actually may be sold. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by these analyses. Because these analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors, none of Washington Group, URS, Goldman Sachs or any other person assumes responsibility if future results are materially different from those forecast.

The consideration to be received by holders of shares of Washington Group common stock pursuant to the merger agreement was determined through arms’-length negotiations between Washington Group and URS and was approved by Washington Group’s board of directors. Goldman Sachs provided advice to Washington Group during these negotiations. Goldman Sachs did not, however, recommend any specific exchange ratio or amount of consideration to Washington Group or its board of directors or that any specific exchange ratio or amount of consideration constituted the only appropriate exchange ratio or consideration for the transaction.

As described above, Goldman Sachs’ opinion to Washington Group’s board of directors was one of many factors taken into consideration by Washington Group’s board of directors in making its determination to approve the merger agreement. The foregoing summary describes the material analyses underlying Goldman Sachs’ fairness opinion, but does not purport to be a complete description of the analyses performed by Goldman Sachs in connection with the fairness opinion and is qualified in its entirety by reference to the written opinion of Goldman Sachs attached as Annex C.

Goldman Sachs and its affiliates, as part of their investment banking business, are continually engaged in performing financial analyses with respect to businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and other transactions as well as for estate, corporate and other purposes. Goldman Sachs has acted as financial advisor to Washington Group in connection with, and has participated in certain of the negotiations leading to, the transaction contemplated by the merger agreement. In addition, Goldman Sachs has provided certain investment banking services to Washington Group from time to time. Goldman Sachs also may provide investment banking services to Washington Group and URS in the future. In connection with the above-described investment banking services Goldman Sachs has received, and may receive in the future, compensation. Except for this transaction, the investment banking business of Goldman Sachs has not had any material engagements with Washington Group or any of its affiliates within the past two years for which it has received or will receive fees for its services.

Goldman Sachs is a full service securities firm engaged, either directly or through its affiliates, in securities trading, investment management, financial planning and benefits counseling, risk management, hedging, financing and brokerage activities for both companies and individuals. In the ordinary course of these activities, Goldman Sachs and its affiliates may provide such service to Washington Group, URS and their respective affiliates, may actively trade the debt and equity securities of Washington Group and URS (or related derivative securities) for their own account and for the accounts of their customers and may at any time hold long and short positions of such securities.

The board of directors of Washington Group selected Goldman Sachs as its financial advisor because it is an internationally recognized investment banking firm that has substantial experience in transactions similar to the transaction. Pursuant to a letter agreement dated May 18, 2006, Washington Group engaged Goldman Sachs to act as its financial advisor in connection with the evaluation of potential strategic transactions. Pursuant to the terms of this engagement letter, Washington Group has agreed to pay Goldman Sachs a financial advisory fee of $1.0 million that has become due and payable (but will be credited against the payment of any transaction fee), and a transaction fee, calculated based on the aggregate consideration for the transaction, of approximately $19.1 million, $5.4 million of which became payable upon the public announcement of the transaction and the balance of which is contingent upon consummation of the transaction. If Goldman Sachs failed to deliver to Washington Group’s board of directors an opinion stating that the consideration to be received by Washington Group’s stockholders in the merger was fair from a financial point of view to such stockholders, it is unlikely that the board would have approved the merger, preventing Goldman Sachs’s transaction fee from becoming payable. In addition, Washington Group has agreed to reimburse Goldman Sachs for its expenses, including attorneys’ fees and disbursements, and to indemnify Goldman Sachs and related persons against various liabilities, including certain liabilities under the federal securities laws.

Regulatory Approvals

The merger was subject to review by the DOJ and the FTC under the HSR Act. Under the HSR Act, URS and Washington Group were required to make pre-merger notification filings and to await the expiration or early termination of the statutory waiting period prior to completing the merger. The notifications required under the HSR Act to the FTC and the DOJ were filed on June 8, 2007 by both URS and Washington Group, and the statutory waiting period under the HSR Act expired on July 9, 2007. No further regulatory approvals are required for the completion of the merger.

At any time before or after completion of the merger, either the DOJ, the FTC or any state attorneys general could challenge, seek to block or block the merger under the antitrust laws, as it deems necessary or desirable in the public interest. Other competition agencies (including foreign governmental authorities) could also initiate action to challenge or block the merger. In addition, in some jurisdictions, a private party could initiate legal action under the antitrust laws challenging or seeking to enjoin the merger, before or after it is completed. URS and Washington Group cannot be sure that a challenge to the merger will not be made or that, if a challenge is made, URS and Washington Group will prevail.

Material United States Federal Income Tax Consequences

The following is a discussion of the material United States federal income tax consequences of the merger and the second merger, taken together, to United States holders of Washington Group common stock. The discussion constitutes the opinion of Latham & Watkins and Wachtell Lipton, respectively, insofar as it sets forth United States federal income tax consequences of the merger and the second merger, taken together.

For purposes of this discussion, the term “merger transaction” means the merger and the second merger, taken together. This discussion is based on the Internal Revenue Code, its legislative history, applicable United States Treasury regulations, judicial authority and administrative rulings and practice, all as of the date of this joint proxy statement/prospectus, all of which are subject to change, possibly with retroactive effect. This discussion does not purport to be a complete discussion of all United States federal income tax consequences of the merger transaction. The discussion below does not address any state, local or foreign tax consequences of the merger, the second merger or the merger transaction and does not address the tax consequences of the merger, the second merger or the merger transaction under United States federal tax law other than income tax law. This discussion may not apply, in whole or in part, to particular stockholders in light of their individual circumstances or to stockholders who are subject to special rules, such as:

•	individuals who hold options or other stock-based rights in respect of Washington Group common stock or who have acquired Washington Group common stock under a compensatory or other employment-related arrangement;

•	banks, insurance companies or other financial institutions;

•	broker-dealers;

•	tax-exempt organizations;

•	expatriates;

•	persons that have a functional currency other than the United States dollar;

•	non-United States holders (as defined below);

•	traders in securities that elect to mark-to-market;

•	holders who own 5% or more of the total outstanding vote or value of Washington Group capital stock;

•	holders of Washington Group common stock who also own, directly or constructively for United States federal income tax purposes, any stock of URS (apart from any URS common stock that such holders receive in the merger in exchange for Washington Group common stock);

•	S-corporations, partnerships or other pass-through entities or persons who hold Washington Group common stock through such entities;

•	persons who are subject to the alternative minimum tax provisions of the Internal Revenue Code; and

•	persons who hold Washington Group common stock as part of a hedge, straddle or conversion transaction.

The following discussion assumes that Washington Group common stock is held as a capital asset at the effective time of the merger and the second merger and that the URS common stock received in the merger will be held as a capital asset. For purposes of this discussion, the term “United States holder” means:

•	a citizen or resident of the United States;

•	a corporation or other entity treated as a corporation created or organized under the laws of the United States or any of its political subdivisions;

•	a trust that (i) is subject to the supervision of a court within the United States and the control of one or more United States persons or (ii) has validly elected under United States Treasury regulations to be treated as a United States person; or

•	an estate that is subject to United States federal income tax on its income regardless of its source.

The term “non-United States holder” means a holder other than a United States holder.

Washington Group stockholders are encouraged to consult their tax advisors as to the particular tax consequences of the merger, the second merger and the merger transaction to them, including the applicability and effect of any United States federal, state, local or foreign laws, and the effect of possible changes in applicable tax laws.

URS has received an opinion of Latham & Watkins, special counsel to URS, and Washington Group has received an opinion of Wachtell Lipton, special counsel to Washington Group and its board of directors, to the effect that, for United States federal income tax purposes, the merger transaction will constitute a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code. These opinions are attached as Exhibits 8.1 and 8.2, respectively, to the registration statement on Form S-4 of which this joint proxy statement/prospectus forms a part. Washington Group stockholders should read these opinions in their entirety.

It is a condition to closing of the merger that URS receive an additional opinion of Latham & Watkins and that Washington Group receive an additional opinion of Wachtell Lipton, in each case, dated as of the date of the merger, to the effect that, for United States federal income tax purposes, the merger transaction will constitute a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code. Each of Latham & Watkins and Wachtell Lipton presently intend to deliver such opinion to URS and Washington Group, respectively, on the closing date of the merger. If the conditions relating to the receipt of these opinions are waived, this joint proxy statement/prospectus will be amended and recirculated and stockholder approval will be resolicited to the extent required by applicable law.

All the above-described opinions of counsel, including the opinions set forth in this discussion, rely or will rely upon assumptions, representations, warranties and covenants, including those contained in representation letters provided by URS and Washington Group. In addition, the tax opinions are or will be based on the law in effect on the date of the opinions. If any of these assumptions, representations, warranties or covenants is inaccurate, the tax consequences of the merger transaction could differ from those described here. These opinions of counsel represent the best legal judgment of counsel to URS and counsel to Washington Group and are not binding on the Internal Revenue Service or the courts. Neither URS nor Washington Group has requested nor will request a ruling from the Internal Revenue Service as to the tax consequences of the merger, the second merger or the merger transaction and there can be no assurance that the Internal Revenue Service will agree with the conclusions in the above-described opinions or in the discussion below.

Based on and subject to the foregoing, the material United States federal income tax consequences of the merger transaction to holders of Washington Group common stock will be as follows:

•	a Washington Group stockholder will recognize gain (but not loss) with respect to its shares of Washington Group common stock in an amount equal to the lesser of (i) any gain realized with respect to such stock or (ii) the amount of cash received with respect to such stock (other than any cash received instead of a fractional share of URS common stock). A holder’s gain realized will equal the difference between the fair market value of the URS common stock and cash received and such holder’s tax basis in the Washington Group common stock surrendered. Any such gain recognized will be a capital gain;

•	a Washington Group stockholder’s aggregate tax basis for the shares of URS common stock received in the merger (including any fractional share interest for which cash is received) will equal the stockholder’s aggregate tax basis in the shares of Washington Group common stock surrendered upon completion of the merger, increased by any gain recognized by such holder in the merger (other than gain resulting from the receipt of cash instead of a fractional share of URS common stock) and reduced by the amount of any cash received in the merger (other than any cash received instead of a fractional share of URS common stock);

•	a Washington Group stockholder’s holding period for the shares of URS common stock received in the merger (including any fractional share interest for which cash is received) will include the period during which the shares of Washington Group common stock surrendered in the merger were held; and

•	a Washington Group stockholder who receives cash instead of a fractional share of URS common stock in the merger will recognize capital gain or loss in an amount equal to the difference between the amount of cash received instead of a fractional share and the stockholder’s adjusted tax basis allocable to such fractional share.

A Washington Group stockholder who holds different blocks of Washington Group common stock (generally, shares of Washington Group common stock purchased or acquired on different dates or at different prices) should consult such stockholder’s tax advisor to determine how the above rules apply to such stockholder.

Capital gains or losses recognized in the merger as described above will constitute long-term capital gain or loss if the Washington Group stockholder’s holding period in the Washington Group common stock surrendered in the merger is more than one year as of the date of the merger. The deductibility of capital losses is subject to limitations.

If the merger transaction does not qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, then a holder of Washington Group common stock that receives cash and URS common stock in the merger would recognize capital gain or loss equal to the difference between the fair market value of the URS common stock and cash received and such holder’s tax basis in the Washington Group common stock surrendered. Shareholders that recognize a loss should consult their tax advisors regarding allowance of this loss.

Holders of Washington Group Common Stock Exercising Appraisal Rights

Holders of Washington Group common stock who exercise appraisal rights under Delaware law and receive cash in exchange for their common stock will recognize capital gain or loss equal to the difference between the cash received (other than any cash received that is treated as actual or imputed interest, which will be taxable as ordinary income) and such holder’s tax basis in the Washington Group common stock exchanged therefor. Capital gains are subject to tax in the manner set forth above.

Backup Withholding

A Washington Group stockholder may be subject to “backup withholding” for United States federal income tax purposes on any cash received in the merger, including cash received instead of a fractional share of URS common stock, unless certain requirements are met. Payments will not be subject to backup withholding if the stockholder (1) is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact, or (2) provides URS or the third-party paying agent, as appropriate, with the holder’s correct taxpayer identification number and completes a form in which the holder certifies that the holder is not subject to backup withholding. The taxpayer identification number of an individual is his or her Social Security number. Any amount paid as backup withholding will be credited against the holder’s U.S. federal income tax liability provided the holder furnishes the required information to the Internal Revenue Service.

Tax matters are very complicated, and the tax consequences of the merger transaction to a particular Washington Group stockholder will depend on that stockholder’s own tax situation. Washington Group stockholders are encouraged to consult their tax advisors regarding the specific tax consequences of the merger transaction, including tax return reporting requirements, the applicability of federal, state, local and foreign tax laws and the effect of any proposed change in the tax laws.

Accounting Treatment

In accordance with GAAP, URS will account for the merger as a purchase business combination. Upon the completion of the merger, URS will record the cash consideration, the market value of its common stock issued (based on an average of the closing prices of URS common stock for a range of trading days from two days before and three days after May 27, 2007, the announcement date) in the merger and the amount of direct transaction costs associated with the merger, as the estimated purchase price of acquiring Washington Group. URS will allocate the estimated purchase price to the tangible and identifiable intangible assets acquired and liabilities assumed based on their respective fair values at the effective time of the merger. Any excess of the estimated purchase price over the fair value of net assets acquired will be accounted for as goodwill.

In accordance with the Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets,” which is referred to as SFAS 142, goodwill resulting from the purchase business combination will not be amortized but instead will be tested for impairment at least annually (more frequently if certain indicators are present). In the event that URS management determines that the value of goodwill has become impaired, the combined company will incur an accounting charge for the amount of impairment during the fiscal quarter in which the determination is made.

Listing of URS Common Stock

URS will use all reasonable best efforts to cause the shares of URS common stock to be issued in connection with the merger to be approved for listing on the NYSE upon the completion of the merger.

Appraisal Rights

Under Delaware law, holders of URS common stock are not entitled to appraisal rights in connection with the issuance of URS common stock in the merger.

Holders of shares of Washington Group common stock who do not vote in favor of adopting the merger agreement and approving the merger and properly demand appraisal of their shares will be entitled to appraisal rights pursuant to the merger agreement under Section 262 of the DGCL.

The following discussion is a complete discussion of the material provisions of the law pertaining to appraisal rights under Section 262 of the DGCL but is qualified in its entirety by the full text of Section 262 of the DGCL, which is attached to this joint proxy statement/prospectus as Annex D. The following summary does not constitute any legal or other advice, nor does it constitute a recommendation that Washington Group stockholders exercise their right to seek appraisal under Section 262 of the DGCL of the DGCL. All references in Section 262 of the DGCL and in this summary to a “stockholder” are to the record holder of the shares of Washington Group common stock as to which appraisal rights are asserted. A person having a beneficial interest in shares of Washington Group common stock held of record in the name of another person, such as a broker, fiduciary, depositary or other nominee, must act promptly to cause the record holder to follow the steps summarized below properly and in a timely manner to perfect appraisal rights.

Under Section 262 of the DGCL, persons who hold shares of Washington Group common stock who do not vote in favor of adopting the merger agreement and approving the merger, and who otherwise follow the procedures set forth in Section 262 of the DGCL will be entitled to have their shares appraised by the Delaware Court of Chancery and to receive payment of the “fair value” of the shares, exclusive of any element of value arising from the accomplishment or expectation of the merger, together with a fair rate of interest, if any, as determined by the court.

Under Section 262 of the DGCL, where a merger is to be submitted for approval at a meeting of stockholders, as in the case of adopting the merger agreement and approving the merger by Washington Group stockholders, the corporation, not less than 20 days prior to the meeting, must notify each of its stockholders entitled to appraisal rights that appraisal rights are available and include in the notice a copy of Section 262 of the DGCL. This joint proxy statement/prospectus constitutes the notice, and the full text of Section 262 of the DGCL is attached to this joint proxy statement/prospectus as Annex D. Any holder of Washington Group common stock who wishes to exercise appraisal rights or who wishes to preserve such holder’s right to do so, should review the following discussion and Annex D carefully because failure to timely and properly comply with the procedures specified will result in the loss of appraisal rights. Moreover, due to the complexity of the procedures for exercising the right to seek appraisal, Washington Group stockholders who are considering exercising such rights are encouraged to seek the advice of legal counsel.

Any Washington Group stockholder wishing to exercise appraisal rights under Section 262 of the DGCL must:

•	deliver to Washington Group, before the vote on the adoption of the merger agreement and approval of the merger at the Washington Group special meeting, a written demand for the appraisal of the stockholder’s shares;

•	not vote its shares of common stock in favor of adoption of the merger agreement and approval of the merger; and

•	hold of record the shares of Washington Group common stock on the date the written demand for appraisal is made and continue to hold the shares of record through the effective time of the merger.

The holder seeking appraisal must not vote in favor of the approval and adoption of the merger agreement and approval of the merger. A proxy that is signed and does not contain voting instructions will, unless revoked, be voted in favor of the approval and adoption of the merger agreement and approval of the transaction, and it will constitute a waiver of the stockholder’s right of appraisal and will nullify any previously delivered written demand for appraisal. Therefore, a stockholder who votes by proxy and who wishes to exercise appraisal rights must vote against the approval and adoption of the merger agreement and approval of the merger or abstain from voting on the merger agreement. Neither voting against the approval and adoption of the merger agreement and approval of the merger (in person or by proxy), nor abstaining from voting or failing to vote on the proposal to adopt the merger agreement and approve the merger will in and of itself constitute a written demand for appraisal satisfying the requirements of Section 262 of the DGCL.

The written demand for appraisal must be in addition to and separate from any proxy or vote. The demand must reasonably inform Washington Group of the identity of the holder as well as the intention of the holder to demand an appraisal of the “fair value” of the shares held by the holder. A stockholder’s failure to make the written demand prior to the taking of the vote on the adoption of the merger agreement and approval of the merger at the Washington Group special meeting will constitute a waiver of appraisal rights.

Only a holder of record of shares of Washington Group common stock on the record date for the Washington Group special meeting is entitled to assert appraisal rights for the shares registered in that holder’s name. A demand for appraisal in respect of shares of Washington Group common stock should be executed by or on behalf of the holder of record, fully and correctly, as the holder’s name appears on the holder’s stock certificates, and must state that the person intends to demand appraisal of the holder’s shares pursuant to the merger agreement. If the shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of the demand should be made in that capacity. If the shares are owned of record by more than one person, as in a joint tenancy and tenancy in common, the demand should be executed by or on behalf of all joint owners. An authorized agent, including an agent for two or more joint owners, may execute a demand for appraisal on behalf of a holder of record. However, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, the agent is acting as agent for the record owner or owners. A record holder such as a broker who holds shares as nominee for several beneficial owners may exercise appraisal rights with respect to the shares held for one or more beneficial owners while not exercising the rights with respect to the shares held for other beneficial owners. In such case, however, the written demand should set forth the number of shares as to which appraisal is sought. If no number of shares is expressly mentioned, the demand will be presumed to cover all shares of Washington Group common stock held in the name of the record owner. Stockholders who hold their shares in brokerage accounts or other nominee forms and who wish to exercise appraisal rights are encouraged to consult with their brokers to determine the appropriate procedures for the making of a demand for appraisal by such a nominee.

All written demands for appraisal pursuant to Section 262 of the DGCL should be sent or delivered to Washington Group Corporation, 720 Park Boulevard, P.O. Box 73, Boise, Idaho 83729, Attention: Corporate Secretary.

Within ten days after the effective time of the merger, Washington Group, or its successor in interest, which we refer to generally as the surviving corporation, must notify each holder of Washington Group common stock who has complied with Section 262 of the DGCL and who has not voted in favor of the adoption of the merger agreement and approval of the merger that the merger has become effective. Within 120 days after the effective time of the merger, but not thereafter, the surviving corporation or any holder of Washington Group common stock who has complied with Section 262 of the DGCL and is entitled to appraisal rights under Section 262 of the DGCL may file a petition in the Delaware Court of Chancery demanding a determination of the fair value of the shares held by all stockholders entitled to appraisal. The surviving corporation is under no obligation to and has no present intention to file a petition. Accordingly, it is the obligation of the holders of Washington Group common stock to initiate all necessary action to perfect their appraisal rights in respect of shares of Washington Group common stock within the time prescribed in Section 262 of the DGCL.

Within 120 days after the effective time of the merger, any holder of Washington Group common stock who has complied with the requirements for exercise of appraisal rights will be entitled, upon written request, to receive from the surviving corporation a statement setting forth the aggregate number of shares of Washington Group common stock not voted in favor of the adoption of the merger agreement and approval of the merger and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. The statement must be mailed within ten days after a written request has been received by the surviving corporation or within ten days after the expiration of the period for delivery of demands for appraisal, whichever is later.

If a petition for an appraisal is timely filed by a holder of shares of Washington Group common stock and a copy is served upon the surviving corporation, the surviving corporation will then be obligated within 20 days to file with the Delaware Register in Chancery a duly verified list containing the names and addresses of all stockholders who have demanded an appraisal of their shares and with whom agreements as to the value of their shares have not been reached. After notice to the stockholders as required by the Court, the Delaware Court of Chancery is empowered to conduct a hearing on the petition to determine those stockholders who have complied with Section 262 of the DGCL and who have become entitled to appraisal rights thereunder. The Delaware Court of Chancery may require the stockholders who demanded payment for their shares to submit their stock certificates to the Register in Chancery for notation on the certificates of the pending appraisal proceeding. If any stockholder fails to comply with the direction, the Delaware Court of Chancery may dismiss the proceedings as to that stockholder.

After determining the holders of Washington Group common stock entitled to appraisal, the Delaware Court of Chancery will appraise the “fair value” of their shares, exclusive of any element of value arising from the accomplishment or expectation of the merger, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. Stockholders considering seeking appraisal should be aware that the fair value of their shares as so determined could be more than, the same as or less than the consideration they would receive pursuant to the merger if they did not seek appraisal of their shares and that an investment banking opinion as to fairness from a financial point of view is not necessarily an opinion as to fair value under Section 262 of the DGCL. You should not expect the surviving corporation to offer more than the applicable merger consideration to any stockholder exercising appraisal rights, and URS reserves the right to assert, in any appraisal proceeding, that for purposes of Section 262 of the DGCL, the “fair value” of a share of Washington Group common stock is less than the applicable merger consideration.

Although Washington Group believes that the merger consideration is fair, no representation is made as to the outcome of the appraisal of fair value as determined by the Delaware Court of Chancery. Delaware courts have decided that the statutory appraisal remedy, depending on factual circumstances, may or may not be a dissenter’s exclusive remedy. The Delaware Court of Chancery will determine the amount of interest, if any, to be paid upon the amounts to be received by persons whose shares of common stock of Washington Group have been appraised. If a petition for appraisal is not timely filed, then the right to an appraisal will cease.

In determining fair value and, if applicable, a fair rate of interest, the Delaware Court of Chancery is to take into account all relevant factors. In Weinberger v. UOP, Inc., the Delaware Supreme Court discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that “proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court” should be considered, and that “fair price obviously requires consideration of all relevant factors involving the value of a company.” The Delaware Supreme Court stated that, in making this determination of fair value, the court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise, and any other facts that could be ascertained as of the date of the merger that throw any light on future prospects of the merged corporation. Section 262 of the DGCL provides that fair value is to be “exclusive of any element of value arising from the accomplishment or expectation of the merger.” In Cede & Co. v. Technicolor, Inc. the Delaware Supreme Court stated that such exclusion is a “narrow exclusion [that] does not encompass known elements of value,” but which rather applies only to the speculative elements of value arising from such accomplishment or expectation. In Weinberger, the Delaware Supreme Court construed Section 262 of the DGCL to mean that “elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered.”

The costs of the action may be determined by the Court and levied upon the parties as the Court deems equitable. The Court may also order that all or a portion of the expenses incurred by any stockholder in connection with an appraisal, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts utilized in the appraisal proceeding, be charged pro rata against the value of all the shares entitled to be appraised.

Any holder of shares of Washington Group common stock who has demanded an appraisal in compliance with Section 262 of the DGCL will not, after the effective time of the merger, be entitled to vote the shares subject to the demand for any purpose or be entitled to the payment of dividends or other distributions on those shares, except dividends or other distributions payable to holders of record of Washington Group common stock as of a record date prior to the effective time of the merger.

Any Washington Group stockholder may withdraw its demand for appraisal and accept the consideration offered pursuant to the merger agreement by delivering to the surviving corporation a written withdrawal of the demand for appraisal. However, any such attempt to withdraw the demand made more than 60 days after the effective date of the merger will require written approval of the surviving corporation. No appraisal proceeding in the Delaware Court of Chancery will be dismissed without the approval of the Delaware Court of Chancery, and such approval may be conditioned upon such terms as the Court deems just. If the surviving corporation does not approve a request to withdraw a demand for appraisal when that approval is required, or if the Delaware Court of Chancery does not approve the dismissal of an appraisal proceeding, the stockholder will be entitled to receive only the appraised value determined in any such appraisal proceeding, which value could be less than, equal to or more than the consideration being offered pursuant to the merger agreement.

If any stockholder who demands appraisal of shares of Washington Group common stock under Section 262 of the DGCL fails to perfect, or effectively withdraws or loses, such holder’s right to appraisal, the stockholder’s shares of Washington Group common stock will be deemed to have been converted at the effective time of the merger into the right to receive the merger consideration. A stockholder will fail to perfect, or effectively lose or withdraw, the stockholder’s right to appraisal if no petition for appraisal is filed within 120 days after the effective time of the merger, or if the stockholder delivers to the surviving corporation a written withdrawal of the holder’s demand for appraisal and an acceptance of the merger consideration, except that any attempt to withdraw made more than 60 days after the effective time of the merger will require the written approval of the surviving corporation and, once a petition for appraisal is filed, the appraisal proceeding may not be dismissed as to any holder absent court approval.

Failure to follow the steps required by Section 262 of the DGCL for perfecting appraisal rights may result in the loss of these rights. Consequently, any stockholder wishing to exercise appraisal rights is encouraged to consult with legal counsel prior to attempting to exercise such rights.

Delisting and Deregistration of Washington Group Common Stock

If the merger is completed, Washington Group common stock will be delisted from the NYSE and deregistered under the Exchange Act and Washington Group will no longer file periodic reports with the SEC.

Restrictions on Sales of Shares of URS Common Stock Received in the Merger

The shares of URS common stock to be issued in connection with the merger will be registered under the Securities Act and will be freely transferable, except for shares of URS common stock issued to any person who is deemed to be an “affiliate” of Washington Group under the Securities Act prior to the merger. Persons who may be deemed to be “affiliates” of Washington Group prior to the merger include individuals or entities that control, are controlled by, or are under common control with, Washington Group prior to the merger, and may include officers and directors, as well as significant stockholders of Washington Group prior to the merger. Affiliates of Washington Group prior to the merger may not sell any of the shares of URS common stock received by them in connection with the merger except pursuant to:

•	an effective registration statement under the Securities Act covering the resale of those shares;

•	an exemption under paragraph (d) of Rule 145 under the Securities Act; or

•	any other applicable exemption under the Securities Act.

URS’ registration statement on Form S-4, of which this joint proxy statement/prospectus is a part, does not cover the resale of shares of URS common stock to be received by affiliates of Washington Group in the merger.

Interests of URS’ Directors and Executive Officers in the Merger

None of the executive officers and directors of URS has interests in the merger that differ from, or are in addition to, the interests of URS’ stockholders.

Interests of Washington Group’s Directors and Executive Officers in the Merger

In considering the recommendation of the Washington Group board of directors with respect to the merger agreement, Washington Group stockholders should be aware that some of the Washington Group directors and executive officers have interests in the merger and have arrangements that are different from, or in addition to, those of Washington Group stockholders generally. These interests and arrangements may create potential conflicts of interest. The Washington Group board of directors was aware of these potential conflicts of interest and considered them, among other matters, in reaching its decisions to approve and adopt the merger agreement and to recommend that Washington Group stockholders vote in favor of adopting the merger agreement.

Stock Options, Restricted Stock, Deferred Shares and Performance Units

Stock Options

Immediately following the completion of the merger, each outstanding option to acquire shares of Washington Group common stock, whether or not vested, that remains outstanding as of the closing of the merger will be cancelled and converted into the right to receive a combination of cash and URS common stock determined as follows: the “option consideration” will equal the product of (1) the number of shares of Washington Group common stock subject to the option and (2) the excess, if any, of $80.00 over the exercise price per share of Washington Group common stock subject to the option. Of the option consideration, 54.75% will be paid in cash and the remaining 45.25% will be the share-settled amount, which will be settled in a number of shares of URS common stock equal to the quotient of the share-settled amount divided by $46.89. The cash and shares payable pursuant to the preceding sentence will be subject to any applicable withholding taxes. Immediately after the merger is completed, any cancelled option will no longer be exercisable by its former holder, but will only entitle the holder to the payment of the option consideration.

Restricted Stock

Under the merger agreement, each award of restricted Washington Group common stock will vest in full immediately prior to the closing of the merger and be converted into the right to receive the merger consideration.

Deferred Shares

Upon the completion of the merger, each deferred share of Washington Group will be converted into the right to receive $80.00 in cash, payable on a deferred basis at the time that the underlying deferred shares would have been settled under their terms as in effect immediately prior to the effective time of the merger, plus earnings thereon as described in the merger agreement.

Performance Units

Upon the completion of the merger, all performance units will be settled and paid in cash based on the greater of the par value of such performance unit and the value of such performance unit determined based upon Washington Group’s actual results during the applicable performance period through the effective time of the merger.

Change-in-Control Severance Arrangements

Washington Group has change-in-control severance agreements with its named executive officers, as well as with two other executive officers (Larry Myers, Senior Vice President of Human Resources, and Rich Parry, Senior Vice President and General Counsel). Four other executive officers (Jerry Lemon, Vice President and Controller, Frank Finlayson, Senior Vice President of Project Development and Treasurer, Cynthia Stinger, Vice President of Government Affairs, and Craig Taylor, Vice President, Associate General Counsel and Corporate Secretary) participate in Washington Group’s Executive Severance Pay Plan, which together with the change-in-control severance agreements are referred to as the change-in-control severance arrangements. The change-in-control severance arrangements provide for cash payment of the pro rata portion of the officer’s incentive bonus, payable within five days following the change in control and based on the greater of target and actual performance. The change-in-control severance arrangements also provide for cash severance and other benefits in the event of a qualifying termination of employment following a change in control. Consummation of the merger will constitute a change in control for purposes of the change-in-control severance arrangements.

Executives receive the benefits under the change-in-control severance arrangements only if there is a change in control of Washington Group such as the merger. The severance benefits under the arrangements become payable only if, in connection with, or within two years after, the change in control, Washington Group terminates the executive’s employment without cause or the executive resigns because of a reduction in job responsibilities, a decrease in compensation, a requirement to relocate or for other good reason.

The compensation and benefits payable under the change-in-control severance arrangement include the following:

•	a severance payment of twice (one time with respect to the four executive officers participating in Washington Group’s Executive Severance Pay Plan) the sum of the executive’s annual base salary plus short-term incentive target;

•	a pro rata portion of the officer’s incentive compensation for the current performance period based on the greater of target and actual performance, payable within five days following the change in control;

•	a lump sum payment of $25,000 in lieu of continued medical and dental coverage for a period of 18 months; and

•	for those who are eligible, a cash payment of $50,000 in lieu of financial counseling for two years.

Mr. Hanks’ agreement contains a covenant not to compete with Washington Group for a period of at least twelve months following a qualifying termination. In consideration of this covenant, Mr. Hanks is entitled to receive an additional amount equal to the sum of his base salary and target short-term incentive.

Indemnification of Directors and Officers; Directors’ and Officers’ Insurance

In addition, the Washington Group directors and officers are entitled under the merger agreement to continued indemnification and insurance coverage (see “The Merger Agreement — Washington Group Incentive-Based Equity Awards and Employee Benefit Plans — Washington Group Benefit Plans,” on page 113).

Consideration to be Received by Directors and Executive Officers

The following table reflects the amounts described above under “Stock Options, Restricted Stock, Deferred Shares and Performance Units” and “Change-in-Control Severance Arrangements” with respect to each of Washington Group’s directors and executive officers as a result of the merger.

	Value of	WGI Restricted Stock
	Consideration in	that Will Vest and	Cash Proceeds in	Cash Proceeds in
	respect of WGI	Receive Merger	respect of WGI	respect of WGI	Cost of Cash
	Unvested Options	Consideration	Deferred Shares	Performance Units	Severance Benefits
	$(1)	#	$	$	$(2)

Stephen G. Hanks	2,459,911	52,400	—	5,000,000	7,110,575(3)
George H. Jutten	639,707	14,100	620,800	2,206,000	2,711,904
Stephen M. Johnson	838,717	18,350	—	2,800,000	2,978,014
Thomas H. Zarges	737,193	16,100	505,920	2,471,000	2,978,014
Louis E. Pardi	411,129	9,275	—	1,472,500	2,058,726
Larry L. Myers	217,619	4,763	227,120	741,500	1,720,041
Richard D. Parry	190,246	4,100	173,680	624,000	1,647,466
Frank S. Finlayson	190,355	4,250	—	666,500	635,400
Cynthia Stinger	131,554	2,850	—	427,500	522,012
Jerry K. Lemon	127,045	2,763	—	424,000	468,725
Craig G. Taylor	67,324	1,450	—	232,000	420,119
John R. Alm	—	—	219,280	—	—
David H. Batchelder	—	—	460,480	—	—
Michael L. D’Appolonia	—	—	460,480	—	—
Scott Greer	—	—	460,480	—	—
Gail E. Hamilton	—	—	310,880	—	—
William H. Mallender	—	—	460,480	—	—
Michael P. Monaco	—	—	460,480	—	—
Cordell Reed	—	—	460,480	—	—
Dennis R. Washington	—	—	—	—	—
Dennis K. Williams	—	—	460,480	—	—

(1)	Based on the number of unvested options to acquire Washington Group common stock that will vest in the merger and the weighted average exercise price of each option.

(2)	Assumes the merger is completed on November 2, 2007 and that thereafter each executive officer’s employment is terminated on that date by Washington Group without cause or voluntarily terminated on that date by the executive officer for good reason.

(3)	Includes a payment of $2,035,000 in respect of Mr. Hanks’ covenant not to compete with Washington Group for a period of at least twelve months following a qualifying termination of employment.

Financing Commitments

Senior Credit Facilities Commitment Letter with Morgan Stanley Senior Funding, Inc. and Wells Fargo Bank, National Association

In connection with the proposed merger, on May 27, 2007, URS entered into the financing commitment letter with MSSF and Wells Fargo. Subject to the terms and conditions of the letter, MSSF and Wells Fargo have each committed to provide to URS 50% of a senior secured financing of up to an aggregate of $2.1 billion. The financing will consist of: (a) a $700.0 million senior secured revolving credit facility, with a $600.0 million letter of credit sublimit; and (b) two tranches of term loans aggregating $1.4 billion. The allocation of debt between Tranche A and Tranche B term loans will be determined in the debt syndication process. After closing, URS will have an option to increase Tranche B by up to $300.0 million in additional loans, and URS separately will have an option to add a synthetic letter of credit facility of up to $500.0 million. The term loans will refinance URS’ existing senior credit facilities, refinance any amounts outstanding under the credit facilities of Washington Group, and fund URS’ payment of the cash portion of the merger consideration. At the closing date, up to $50.0 million of the revolving credit facility may be used to consummate the merger. After closing, the full amount of the revolving credit facility may be used for working capital and other corporate purposes.

The Tranche A term loans will have a final maturity date of five years after the closing date. Quarterly principal payments, commencing with the first full fiscal quarter following the closing date, will be required in aggregate annual amounts expressed as a percentage of the original principal amount of the Tranche A term loans as follows:

Year	Percentage

1	5%
2	5%
3	10%
4	10%
5	70%

The Tranche B term loans will have a final maturity date of seven years after the closing date. Commencing with the first full fiscal quarter following the closing date, quarterly principal payments will be required in aggregate annual amounts equal to 1% of the original aggregate principal amount of the Tranche B term loans in years one through six, with the balance payable in equal quarterly installments in the final year.

The financing commitment letter provides that amounts outstanding under the senior credit facilities and fees payable for unused portions of the revolving line of credit will bear interest, at URS’ option, at the base rate or at the LIBOR rate plus, in each case, an applicable per annum margin. The applicable margin, with respect to the Tranche A term loans and the revolving loans, and fees payable for unused portions of the revolving line of credit will be determined in accordance with an agreed upon grid. The applicable margin with respect to the Tranche B term loans will be within an agreed range as of the closing date of the merger. The terms “base rate” and “LIBOR rate” will have meanings customary and appropriate for financings of this type.

Subject to exceptions to be agreed upon, the senior credit facilities will be required to be prepaid by an amount equal to:

•	100% of the net cash proceeds of all asset dispositions of URS and is subsidiaries (subject to reinvestment rights and other exceptions);

•	100% of the net cash proceeds from the issuance of debt by URS and its subsidiaries, except that such percentage will be reduced to 50% in the event that the leverage ratio is less than 2.50:1.00;

•	50% of the net cash proceeds from the issuance of equity by URS and its subsidiaries (other than equity issuances to finance a permitted acquisition or to directors and employees of URS and its subsidiaries pursuant to employee benefit plans), except that such percentage will be reduced to 0% in the event that the leverage ratio is less than 2.50:1.00; and

•	commencing with fiscal year 2008, 50% of excess cash flow for each fiscal year, except that such percentage will be reduced to 0% for any fiscal year in which the leverage ratio is less than 2.50:1.00.

All such required prepayments will be applied first to the prepayment of the term loan tranches and thereafter to the prepayment of the revolving credit facility, but without reduction of the commitments thereunder. All such mandatory prepayments of the term loan tranches will be applied ratably between the term loan tranches and will be applied to the remaining scheduled installments thereof on a pro rata basis.

The senior credit facilities may, at URS’ option, be prepaid in whole or in part without premium or penalty (subject to breakage costs for LIBOR rate loans) and the commitments related thereto may be reduced or terminated upon such notice and in such amounts as may be agreed upon. Voluntary prepayments of the term loan tranches will be applied ratably between the term loan tranches and will be applied to the remaining scheduled installments thereof in forward chronological order.

The senior credit facilities will be guaranteed by (i) all existing and future domestic subsidiaries of URS with gross revenues of more than $10.0 million for any fiscal year (with exceptions), (ii) any existing or future subsidiary holding the capital stock of any such subsidiary referred to in clause (i) above, and (iii) any other existing or future subsidiary of URS required to execute a guaranty in order to ensure that the gross revenues of URS and all such guarantors are equal at all times to at least 90% of the aggregate gross revenues of URS and its domestic subsidiaries. The senior credit facilities will also be secured by all assets and stock owned by URS and the subsidiary guarantors, but will not be secured by more than 66% of the equity interests in non-U.S. subsidiaries and will not be secured by the pledge of equity interests in joint ventures and non-first-tier non-U.S. subsidiaries.

The senior credit facilities will include financial covenants, including a maximum leverage ratio and minimum interest coverage ratio. The senior credit facilities will also have customary affirmative covenants which will include covenants regarding delivery of financial statements and other reports, default notices under certain surety arrangements, corporate existence, payment of taxes and claims, tax consolidation, maintenance of properties, insurance, inspection rights and lender meetings, compliance with laws, execution of subsidiary guaranty and real and personal property collateral documents by additional subsidiaries, maintenance of credit ratings, application of net insurance and condemnation proceeds and grant of security in after-acquired property required to be pledged. The senior credit facilities will also have customary negative covenants, which will include covenants regarding indebtedness, liens, investments, contingent obligations, restricted junior payments, asset sales, fundamental changes, transactions with affiliates, conduct of business, changes in fiscal year, retirement liabilities, and amendments to the merger documents.

The financing commitment letter also includes customary conditions to funding, including, without limitation, satisfaction of the conditions to closing of the merger as set forth in the merger agreement, the absence of any material adverse effect on Washington Group or its subsidiaries, taken as a whole, obtaining credit ratings, a maximum ratio of pro forma combined total debt to combined pro forma EBITDA of 3.50 to 1.00 on the closing date, the accuracy of certain representations and warranties of the parties, customary legal documentation, and repayment of Washington Group’s and URS’ credit facilities.

The description of the financing commitment letter contained above is based upon the terms set forth in such letter which terms are subject to modification within agreed limits by MSSF and Wells Fargo, and further subject to negotiation and execution of the definitive credit agreement satisfactory to them, the syndicate of financial institutions arranged by them and URS. As a result, the final terms of the definitive credit agreement may vary from those described above, particularly in light of the current volatility of the debt markets. The financing commitment letter expires at the earlier of (i) the outside date set forth in the merger agreement, or (ii) the date on which the merger agreement is terminated for any reason prior to consummation of the merger. MSSF and Wells Fargo will receive compensation in connection with the financing commitment letter and related financing.

THE MERGER AGREEMENT

The following summary describes the material provisions of the merger agreement, which is included in this joint proxy statement/prospectus as Annex A and is incorporated by reference into this joint proxy statement/prospectus. This summary may not contain all of the information about the merger agreement that is important to you. You are encouraged to read the merger agreement carefully in its entirety.

The merger agreement is included in this joint proxy statement/prospectus in order to provide you with information regarding its terms. It is not in any way intended to provide you with factual information about the current state of affairs of either URS or Washington Group. Such information can be found elsewhere in this joint proxy statement/prospectus (including the attached annexes) and in the other public filings that URS and Washington Group make with the SEC, which are available without charge at http://www.sec.gov.

The merger agreement contains representations, warranties, covenants and other agreements, each as of specific dates. These representations, warranties, covenants and other agreements are qualified by information contained in confidential disclosure schedules that the parties exchanged in connection with the execution of the merger agreement. The disclosure schedules contain information that modifies, qualifies and creates exceptions to the representations, warranties, covenants and other agreements set forth in the merger agreement. Since some of the information contained in the disclosure schedules may be non-public, URS and Washington Group do not believe that this information is required to be publicly disclosed under the federal securities laws (although any specific material facts that qualify the representations and warranties in the merger agreement have been disclosed in this joint proxy statement/prospectus). Moreover, some of these representations, warranties, covenants and/or other agreements may not be accurate or complete as of a specific date because they are subject to a contractual standard of materiality that may be different from the standard generally applied under the federal securities laws and/or were used for the purpose of allocating risk between URS and Washington Group rather than establishing matters as facts. Finally, information concerning the subject matter of these representations, warranties, covenants and other agreements may have changed since the date of the merger agreement, which may or may not be fully reflected in URS’ and Washington Group’s public disclosures. Accordingly, you should not rely on these representations, warranties, covenants and other agreements as statements of fact.

Structure of the Merger

The merger agreement provides for the merger of Elk Merger Corporation, a wholly owned subsidiary of URS, with and into Washington Group. Immediately following this merger, Washington Group will merge with and into Bear Merger Sub, Inc., a wholly owned subsidiary of URS. As a result of these transactions, Washington Group will cease to exist and Bear Merger Sub, Inc. will continue as a wholly owned subsidiary of URS, which subsidiary will be renamed “Washington Group International, Inc.”

Completion and Effectiveness of the Merger

The closing of the merger will occur as soon as possible but no later than the second business day after the date upon which all of the conditions to completion of the merger contained in the merger agreement (other than those conditions that are waived or by their nature are to be satisfied at the closing of the merger) are satisfied or at such other date as URS and Washington Group may agree (see “— Conditions to Completion of the Merger” on page 103). The merger will become effective upon the filing of the certificate of merger with the Secretary of State of the State of Delaware or at such later time as may be agreed upon by URS and Washington Group and specified in such certificate of merger.

The proposed transaction is currently targeted to close in the second half of 2007; however, because completion of the merger is subject to customary conditions, we cannot predict the actual timing.

Merger Consideration

General

Upon completion of the merger, each share of Washington Group common stock outstanding immediately prior to the effective time of the merger, other than those shares held by URS, any subsidiary of URS, Elk Merger

Corporation or Bear Merger Sub and other than shares as to which a Washington Group stockholder has validly demanded and perfected appraisal rights under Delaware law, will be cancelled and extinguished and converted into the right to receive 0.772 of a share of URS common stock and $43.80 in cash, without interest, upon surrender of the certificate representing the share of Washington Group common stock in the manner provided in the merger agreement. Shares held by Washington Group stockholders who validly demand and perfect their appraisal rights will be subject to appraisal in accordance with Delaware law as described further under “The Merger — Appraisal Rights.”

Upon completion of the merger, each share of Washington Group common stock owned directly by URS or Elk Merger Corporation immediately prior to the effective time of the merger or held in treasury of Washington Group (in each case, other than any such shares of Washington Group common stock held on behalf of third parties) will be automatically cancelled and retired, and none of URS, Elk Merger Corporation or Washington Group will receive any securities of URS or other consideration in exchange for those shares.

Appraisal Rights

Shares of Washington Group common stock held by any Washington Group stockholder that properly demands payment for its shares and perfects such demand in compliance with the appraisal rights under Section 262 of the DGCL, will not be converted into the right to receive the merger consideration. Washington Group stockholders properly exercising and perfecting appraisal rights will be entitled to payment as further described above under “The Merger — Appraisal Rights.” However, if any Washington Group stockholder fails to perfect or otherwise waives, withdraws or loses the right to receive payment under Section 262 of the DGCL, then that Washington Group stockholder will not be paid in accordance with Section 262 of the DGCL and the shares of Washington Group common stock held by that Washington Group stockholder will be exchangeable solely for the merger consideration.

Exchange of Washington Group Stock Certificates for URS Stock Certificates

URS has retained The Bank of New York Mellon Corporation as the exchange agent for the merger to handle the exchange of shares of Washington Group common stock for the merger consideration, including the payment of the cash portion of the merger consideration and the payment of cash for fractional shares.

Only those holders of Washington Group common stock who properly surrender their Washington Group stock certificates in accordance with the exchange agent’s instructions will receive:

•	a statement indicating book-entry ownership of URS common stock or, if requested, a certificate representing URS common stock;

•	the cash consideration;

•	cash in lieu of any fractional share of URS common stock; and

•	dividends or other distributions, if any, on URS common stock to which they are entitled under the terms of the merger agreement.

After the effective time of the merger, each certificate representing shares of Washington Group common stock that has not been surrendered will represent only the right to receive upon surrender of that certificate each of the items listed in the preceding sentence. Following completion of the merger, Washington Group will not register any transfers of Washington Group common stock outstanding on its stock transfer books prior to the merger.

To effect the exchange of shares of Washington Group common stock, the exchange agent will take the actions described below.

Washington Group Common Stock — General

As soon as reasonably practicable after the effective time of the merger, and in any event not later than the second business day following the effective time of the merger, the exchange agent will mail to each record holder of shares of Washington Group common stock, a letter of transmittal (which will specify that the delivery will be effected, and risk of loss and title will pass, only upon proper delivery of such holder’s certificates representing shares of Washington Group common stock) and instructions for surrendering the certificates representing shares of Washington Group common stock (or effective affidavits of loss in lieu thereof) or book-entry shares in exchange for the merger consideration. Upon surrender of certificates representing shares of Washington Group common stock (or effective affidavits of loss in lieu thereof) or book-entry shares, together with an executed letter of transmittal, to the exchange agent, the holder of those certificates will be entitled to receive the merger consideration. The surrendered certificates representing Washington Group common stock will be cancelled.

Fractional Shares

URS will not issue fractional shares of URS common stock in the merger. Instead, each holder of shares of Washington Group common stock who would otherwise be entitled to receive fractional shares of URS common stock in the merger will be entitled to an amount of cash, without interest, in lieu of such fractional shares of URS common stock representing such holder’s proportionate interest, if any, in the proceeds from the sale by the exchange agent in one or more transactions of shares of URS common stock equal to the excess of (a) the number of shares of URS common stock to be delivered to the exchange agent by URS pursuant to the terms and conditions of the merger agreement over (b) the aggregate number of whole shares of URS common stock to be distributed to the holders of certificates representing shares of Washington Group common stock. The exchange agent will sell such excess number of shares of URS common stock, which sale will be executed on the New York Stock Exchange at then-prevailing market prices and in round lots to the extent practicable. The exchange agent will hold the proceeds of any such sale of URS common stock in trust for the holders of shares of Washington Group common stock and will determine the pro rata portion of such trust to which each such holder will be entitled.

Termination of Exchange Fund

Eighteen months after the effective time of the merger, URS may require the exchange agent to deliver to URS all cash and shares of URS common stock remaining in the exchange fund. Thereafter, Washington Group stockholders must look only to URS for payment of the merger consideration on their shares of Washington Group common stock. Any cash or shares of URS common stock remaining unclaimed by holders of shares of Washington Group common stock immediately prior to such time as such amounts would otherwise escheat to or become property of any governmental authority will, to the extent permitted by applicable law, become the property of URS free and clear of any claims or interest of any person previously entitled to such cash or shares of URS common stock.

No Liability

None of URS, Washington Group or Elk Merger Corporation will be liable to any holder of a certificate representing shares of Washington Group common stock for any merger consideration delivered to a public official pursuant to any abandoned property laws.

Distributions with Respect to Unexchanged Shares

Holders of Washington Group common stock are not entitled to receive any dividends or other distributions on URS common stock until the merger is completed. After the merger is completed, holders of Washington Group common stock certificates will be entitled to (a) all dividends and other distributions payable in respect of such shares of URS common stock with a record date after the effective time of the merger and a payment date on or prior to the date of such surrender and not previously paid and (b) at the appropriate payment date, an amount equal to the dividends or other distributions payable with respect to such shares of URS common stock with a record date after the effective time of the merger but with a payment date subsequent to such surrender.

Transfers of Ownership and Lost Stock Certificates

URS will issue the cash consideration to a person other than the person in whose name the applicable surrendered certificate representing shares of Washington Group common stock is registered only if such person requesting such payment pays any transfer taxes required by reason of the making of such cash payment to a person other than the registered holder of such certificate or such person establishes to the satisfaction of the exchange agent that any such tax has been paid or is not payable. URS will issue shares of URS common stock to be registered in the name of a person other than the person in whose name the applicable certificate representing shares of Washington Group common stock is registered only if such surrendered certificate is properly endorsed or otherwise in proper form for transfer and the person requesting delivery of shares of URS common stock pays to the exchange agent any transfer taxes required as a result of such registration in the name of a person other than the registered holder or establishes to the satisfaction of the exchange agent that such tax has been paid or is not payable.

If any certificate representing shares of Washington Group have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the holder claiming such certificate to be lost, stolen or destroyed and, if required by URS or Washington Group, the posting by such person of a bond, in such reasonable amount as Washington Group may direct, as indemnity against any claim that may be made against it with respect to such certificate, the exchange agent will issue in exchange for such lost, stolen or destroyed certificate the merger consideration to be paid in respect of the shares of Washington Group common stock represented by such certificate.

Conditions to Completion of the Merger

The obligations of URS and Washington Group to complete the merger are subject to the satisfaction or waiver, if legally permissible, of the following conditions:

•	the approval and adoption of the merger agreement by Washington Group stockholders and the approval of the issuance of shares of URS common stock in the merger by URS stockholders;

•	the expiration or termination of the applicable waiting period and any extension of the waiting period under the HSR Act;

•	the absence of any legal prohibition having the effect of preventing or prohibiting completion of the merger which prohibition continues to be in effect;

•	the effectiveness under the Securities Act of the registration statement of which this joint proxy statement/prospectus is a part and the absence of any pending or threatened proceeding related to the registration statement;

•	the approval for listing on the NYSE of the shares of URS common stock to be issued in the merger, subject to official notice of issuance;

•	(a) the accuracy and correctness, in all respects as so qualified at and as of the date of the merger agreement and at and as of the closing date of the merger as though made at and as of the closing date of the merger, of the representations and warranties of the other party, subject to certain exceptions, which are qualified by a “Material Adverse Effect” qualification, (b) the accuracy and correctness, at and as of the date of the merger agreement and at and as of the closing date of the merger as though made at and as of the closing date of the merger, except for such failures to be true and correct as would not have, in the aggregate, a Material Adverse Effect on such party, of the representations and warranties of the other party, subject to exceptions which are not qualified by a “Material Adverse Effect” qualification, (c) the accuracy and correctness, in all material respects on the date of the merger agreement and on the closing date of the merger as if made on and as of such dates, of the representations and warranties relating to the capital structure of such party, other than with respect to any issuances permitted pursuant to the merger agreement, and (d) the accuracy and correctness, in all respects on the closing date of the merger as if made on and as of such date (except with respect to the foregoing to the extent that any representation and warranty is made as of a particular date or period) of the representation relating to absence of certain changes after the date of the merger agreement, and the receipt of a certificate from the officers of the other party to that effect;

•	the other party’s having performed and complied with its covenants in the merger agreement in all material respects prior to the effective time of the merger, and the receipt of a certificate from the officers of the other party to that effect; and

•	the receipt by each party of an opinion from the party’s counsel that the merger and the second merger, taken together, will constitute a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code.

“Material Adverse Effect,” when used in reference to URS or Washington Group, means such facts, circumstances, events or changes that are materially adverse to the business or financial condition of the URS or Washington Group, as the case may be, and its subsidiaries, taken as a whole. However, such facts, circumstances, events or changes will not be deemed to have a Material Adverse Effect if they:

•	generally affect any of the industries in which such party operates generally in the United States or the economy or the financial or securities markets in the United States or elsewhere in the world, including regulatory and political conditions or developments (including any outbreak or escalation of hostilities or acts of war or terrorism) or changes in interest rates, in each case to the extent not having a materially disproportionate impact on such party and its subsidiaries, taken as a whole, as compared to other persons in such industries; or

•	result from:

•	the announcement or the existence of, or compliance with, the merger agreement or the announcement of the transaction or any of the other transactions contemplated by the merger agreement;

•	any litigation arising from allegations of a breach of fiduciary duty or other violation of applicable law relating to the merger agreement or the transactions contemplated by the merger agreement;

•	changes in applicable law, GAAP or accounting standards;

•	changes in the market price or trading volume of URS common stock or Washington Group common stock, as the case may be;

•	changes in any analyst’s recommendations, any financial strength rating or any other recommendations or ratings as to URS or Washington Group, as the case may be, or its subsidiaries (including, in and of itself, any failure to meet analyst projections); or

•	the failure, in and of itself, of URS or Washington Group, as the case may be, to meet any expected or projected financial or operating performance target publicly announced prior to the date of the merger agreement, as well as any change, in and of itself, by URS or Washington Group, as the case may be, in any expected or projected financial or operating performance target as compared with any target publicly announced prior to the date of the merger agreement.

Representations and Warranties

The merger agreement contains customary representations and warranties of URS and Washington Group, which are subject to materiality and knowledge qualifications in many respects, and expire at the effective time of the merger. The representations and warranties contained in the merger agreement relate to, among other things:

•	organization and standing;

•	corporate power and authority;

•	capital structure;

•	conflicts, consents and approvals;

•	SEC filings;

•	compliance with law;

•	undisclosed liabilities;

•	disclosure documents;

•	litigation;

•	taxes;

•	absence of certain changes or events;

•	intellectual property;

•	employee benefits plans;

•	contracts and indebtedness;

•	labor matters;

•	environmental matters;

•	opinion of such party’s financial advisor;

•	board recommendation and required stockholder vote;

•	customer and supplier relationships;

•	transactions with affiliates;

•	foreign corrupt practices and international trade sanctions;

•	brokerage and finders’ fees and expenses;

•	reorganization; and

•	backlog.

The merger agreement also contains additional representations and warranties of Washington Group related to its subsidiaries, insurance, Section 203 of the DGCL and government contracts.

The merger agreement also contains additional representations and warranties of URS relating to the capital structure of Bear Merger Sub, Inc. and Elk Merger Corporation, available funds, absence of ownership of shares of Washington Group common stock and financing.

URS and Washington Group Prohibited from Soliciting Other Offers

The merger agreement provides that neither URS nor Washington Group may, and each of URS and Washington Group must use its reasonable best efforts to cause its subsidiaries’ and its subsidiaries’ employees, agents and representatives not to, directly or indirectly:

•	initiate, solicit or knowingly encourage any inquiries with respect to or the making of any acquisition proposal;

•	engage in any negotiations concerning, or provide any confidential information or data to any person relating to an acquisition proposal;

•	approve or recommend or propose publicly to approve or recommend, any acquisition proposal; or

•	approve or recommend, or propose to approve or recommend, or execute or enter into, any letter of intent, agreement in principle, merger agreement, acquisition agreement or other similar agreement relating to any acquisition proposal or propose publicly or agree to do any of the foregoing relating to an acquisition proposal.

Each of URS and Washington Group may, however, before the earlier of, in the case of URS, the URS stockholders’ approval of the issuance of shares of URS common stock pursuant to the merger agreement or the termination date of the merger agreement in accordance with its terms or, in the case of Washington Group, the Washington Group stockholders’ approval and adoption of the merger agreement and the transaction and the termination date of the merger agreement in accordance with its terms, in response to an acquisition proposal which constitutes a superior proposal or which its board of directors determines, in good faith, could reasonably be expected to result in a superior proposal (i) furnish nonpublic information to the third party making such acquisition proposal, if, and only if, prior to so furnishing such information, it receives from such third party an executed confidentiality agreement with confidentiality provisions no less favorable to it than the confidentiality agreement entered into by URS and Washington Group and (ii) engage in discussions or negotiations with such third party with respect to the acquisition proposal.

Nothing in the merger agreement prevents URS, Washington Group or their respective boards of directors from complying with its disclosure requirements in compliance with Sections 14d-9 and 14e-2 of the Exchange Act.

An “acquisition proposal” means any proposal or offer with respect to:

•	a merger, reorganization, share exchange, consolidation, business combination, recapitalization, dissolution, liquidation or similar transaction involving URS or Washington Group, as applicable;

•	any purchase of an equity interest (including by means of a tender or exchange offer) representing an amount equal to or greater than a 15% voting or economic interest in URS or Washington Group, as applicable; or

•	any purchase of assets, securities or ownership interests representing an amount equal to or greater than 15% of the consolidated assets of URS or Washington Group, as applicable, and their respective subsidiaries taken as a whole (including stock of the subsidiaries of URS or Washington Group, as applicable), consolidated net revenues or earnings before interest, taxes, depreciation and amortization.

A “superior proposal” means with respect to URS or Washington Group, as applicable, a bona fide written acquisition proposal (except that references in the definition of “acquisition proposal” to 15% being replaced by 50%) made by any person other than the parties to the merger agreement on terms that the board of directors of URS or Washington Group, as applicable, determines in good faith, after consultation with their respective financial and legal advisors, as applicable, and considering such factors as the board of directors of URS or Washington Group, as applicable, considers to be appropriate (including the timing and likelihood of consummation of such proposal), are more favorable to URS or Washington Group, as applicable, and their respective stockholders than the transactions contemplated by the merger agreement.

Each of URS and Washington Group are required to promptly orally notify the other party of any request for information or any inquiries, proposals or offers relating to an acquisition proposal indicating, in connection with such notice, the name of such person making such request, inquiry, proposal or offer and the material terms and conditions of any proposals or offers and it must provide to the other party written notice of any such inquiry, proposal or offer within forty-eight hours of such event and copies of any written or electronic correspondence to or from any person making an acquisition proposal. Each of URS and Washington Group are required to keep the other party informed orally on a current basis of the status of any acquisition proposal, including with respect to the status and terms of any such proposal or offer and whether any such proposal or offer has been withdrawn or rejected and such party is required to provide to the other party written notice of any such developments (including copies of any written proposals or requests for information) within forty-eight hours. Each of URS and Washington Group is required to also provide any information to the other party (not previously provided to the other party) that it is providing to another person pursuant to the obligations described in this paragraph at substantially the same time it provides such information to such other person.

Board Recommendations

The URS board of directors has agreed to recommend to its stockholders the approval of the issuance of the shares of URS common stock in the merger, and to take all lawful action to solicit such approval. The Washington Group board of directors has agreed to recommend to its stockholders the approval and adoption of the merger agreement and the transaction, and to take all lawful action to solicit such approval.

In addition, the merger agreement provides that, at any time prior to, but not after, in the case of URS, the URS stockholders’ approval of the issuance of shares of URS common stock pursuant to the merger agreement, or, in the case of Washington Group, the Washington Group stockholders’ approval and adoption of the merger agreement and the transaction, each of URS or Washington Group, as applicable, or its respective board of directors may recommend an unsolicited bona fide written acquisition proposal to its stockholders, if:

•	its board of directors determines in good faith, after consultation with its outside legal counsel, that failing to do so could reasonably be expected to constitute a breach of its fiduciary duties under applicable law;

•	its board of directors determines in good faith that such acquisition proposal constitutes a superior proposal; and

•	the other party received written notice of its intention to take such action at least four business days prior to the taking of such action and it has complied with its other applicable obligations described in the merger agreement.

Such acquisition proposal must be in the form, other than immaterial changes, that was the subject of such notice. However, the board of directors of URS or Washington Group, as applicable, must continue to believe, after taking into account any modifications to the terms of the transaction contemplated by the merger agreement that are proposed by URS or Washington Group, as applicable, after its receipt of the superior proposal notice that such acquisition proposal constitutes a superior proposal.

URS’ or Washington Group’s board of directors, as applicable, may withdraw, modify or qualify its recommendation to the URS stockholders or the Washington Group stockholders, as applicable, in the event that it determines in good faith after consultation with outside counsel that failing to do so could reasonably be expected to constitute a breach of its fiduciary duties under applicable law. Such board of directors may not recommend any acquisition proposal (other than the merger agreement and the transactions contemplated by the merger agreement, including the transaction), except as specifically contemplated by, and in accordance with the restrictions and obligations described above under “— URS and Washington Group Prohibited from Soliciting Other Offers” on page 105. In addition, unless the merger agreement is validly terminated in accordance with its terms, each of URS and Washington Group, as applicable, is required to submit the merger agreement to its stockholders for adoption at its stockholder meeting.

Conduct of Business Before Completion of the Merger

Restrictions on URS’ Interim Operations

URS has agreed that, prior to the completion of the merger, except as may be required by applicable law, agreed to in writing by Washington Group, which consent will not be unreasonably withheld, delayed or conditioned, as may be expressly required or permitted by the merger agreement, it will:

•	and will cause each of its subsidiaries to conduct its business and operate its properties only in the ordinary course consistent with past practice; and

•	will cause each of its subsidiaries to use its reasonable best efforts to preserve intact its business organization and relationships with third parties and keep available the services of its present key officers and directors; and

•	not:

•	adjust, split, combine or reclassify its capital stock or that of its subsidiaries;

•	except for dividends or distributions among it and its direct or indirect wholly owned subsidiaries or among its direct or indirect wholly owned subsidiaries, make, declare or pay any dividend or distribution on, or, directly or indirectly, redeem, purchase or otherwise acquire, any shares of its capital stock or that of its subsidiaries or any securities or obligations convertible into or exchangeable for any shares of its capital stock or that of its subsidiaries;

•	issue, deliver, sell, pledge or encumber or agree to issue, deliver, sell, pledge or encumber any shares of its capital stock or any securities or obligations convertible into or exchangeable or exercisable for any shares of its capital stock or such securities or the capital stock or such securities of its subsidiaries, other than (a) grants of rights or options for its capital stock for equity compensation purposes in the ordinary course of business, (b) issuances of shares of its capital stock in the ordinary course of business pursuant to employee stock purchase plans in existence on the date of the merger agreement, (c) issuances of shares of its capital stock in respect of any exercise of options to purchase its capital stock and settlement of any of its other stock-based awards outstanding on the date of the merger agreement or as may be granted after the date of the merger agreement as permitted in this covenant, (d) issuances of shares of its capital stock in an aggregate amount not to exceed $250,000,000 and (e) the sale of shares of its capital stock pursuant to the exercise of options to purchase its capital stock if necessary to effectuate an optionee direction upon exercise or for withholding of taxes;

•	enter into any agreement, understanding or arrangement with respect to the sale, voting, registration or repurchase of its capital stock or that of its subsidiaries;

•	make or propose any material changes in its certificate of incorporation or bylaws in a manner that adversely affects the rights of holders of its capital stock;

•	merge or consolidate with any person or adopt a plan of complete or partial liquidation, dissolution, recapitalization or other reorganization;

•	except for transactions with or among its wholly owned subsidiaries and except in the ordinary course of business consistent with past practice, acquire assets or capital stock of any other person, other than acquisitions at or below fair market value for consideration in excess of $250,000,000 in the aggregate;

•	except for transactions with or among its subsidiaries, sell, pledge, assign, dispose of, transfer, lease, or encumber any property or assets (including stock or other ownership interests of its subsidiaries) other than (a) in the ordinary course of business and (b) such transactions having an aggregate fair market value of $250,000,000 or less;

•	incur, create, assume or otherwise become liable for any indebtedness for borrowed money or assume, guarantee, endorse or otherwise become liable for the obligations of any other person or entity (other than in the ordinary course of businesses consistent with past practice and except for (a) any indebtedness with or among its subsidiaries, (b) indebtedness incurred to replace, renew, extend, refinance or refund any existing indebtedness, (c) guarantees for borrowed money in compliance with this clause, (d) indebtedness pursuant to agreements in effect prior to the date of the merger agreement, and (e) indebtedness in excess of $300,000,000 outstanding at any time and incurred by it or its subsidiaries other than in accordance with this clause);

•	make any capital expenditures in excess of $100,000,000 in the aggregate;

•	take any action that would reasonably be expected to result in any of its or Elk Merger Corporation’s representations or warranties set forth in the merger agreement to become not true;

•	take, or knowingly omit to take, any action (including, but not limited to, any acquisition or entering into any business combination) which is intended to or which could reasonably be expected to adversely affect the ability of any of the parties to the merger agreement to perform its covenants and agreements under the merger agreement or otherwise prohibit or materially delay consummation of the transaction or other transactions contemplated by the merger agreement; or

•	authorize any of its subsidiaries or agree itself to take any of the foregoing actions.

Restrictions on Washington Group’s Interim Operations

In addition, Washington Group has agreed that, prior to the completion of the merger, except as may be required by applicable law, agreed to in writing by URS, which consent will not be unreasonably withheld, delayed or conditioned, as may be expressly required or permitted by the merger agreement, it will:

•	and will cause each of its subsidiaries to conduct its business and operate its properties only in the ordinary course consistent with past practice;

•	will cause each of its subsidiaries to use its reasonable best efforts to preserve intact its business organization and relationships with third parties and keep available the services of its present key officers and directors; and

•	not:

•	adjust, split, combine or reclassify its capital stock or that of its subsidiaries;

•	except for dividends or distributions among it and its direct or indirect wholly owned subsidiaries or among its direct or indirect wholly owned subsidiaries, make, declare or pay any dividend or distribution on, or, directly or indirectly, redeem, purchase or otherwise acquire, any shares of its capital stock or that of its subsidiaries or any securities or obligations convertible into or exchangeable for any shares of its capital stock or that of its subsidiaries;

•	grant any person any right or option to acquire any shares of its capital stock or that of its subsidiaries or any other equity-based compensation award based on shares of its capital stock or that of its subsidiaries, other than the grant of up to an aggregate of 25,000 options to purchase shares of its capital stock and the grant of up to an aggregate of 10,000 restricted shares of its capital stock in the ordinary course of business consistent with past practice in accordance with its customary schedule, including customary new hire and promotion grants;

•	issue, deliver, sell, pledge or encumber or agree to issue, deliver, sell, pledge or encumber any shares of its capital stock or any securities or obligations convertible into or exchangeable or exercisable for any shares of its capital stock or such securities or the capital stock or such securities of its subsidiaries, other than (a) as contemplated by the immediately preceding bullet, (b) issuances of shares of its capital stock in the ordinary course of business pursuant to employee stock purchase plans in existence on the date of the merger agreement, (c) issuances of shares of its capital stock in respect of any exercise of options to purchase shares of its capital stock and settlement of any of its other stock-based award outstanding on the date of the merger agreement or as may be granted after the date of the merger agreement as permitted by the merger agreement and (d) the sale of shares of its capital stock pursuant to the exercise of options to purchase shares of its capital stock if necessary to effectuate an optionee direction upon exercise or for withholding of taxes;

•	enter into any agreement, understanding or arrangement with respect to the sale, voting, registration or repurchase of its capital stock or that of its subsidiaries;

•	make or propose any material changes in its certificate of incorporation or bylaws or the organization documents of any of its subsidiaries;

•	merge or consolidate with any person or adopt a plan of complete or partial liquidation, dissolution, recapitalization or other reorganization;

•	except for transactions with or among its wholly owned subsidiaries and except in the ordinary course of business consistent with past practice, acquire assets or capital stock of any other person, other than acquisitions at or below fair market value for consideration in excess of $10,000,000 individually or $50,000,000 in the aggregate;

•	except for transactions with or among its subsidiaries, sell, pledge, assign, dispose of, transfer, lease, or encumber any property or assets (including stock or other ownership interests of its subsidiaries and including transfers of project equipment) other than (a) in the ordinary course of business and (b) such transactions not greater than $10,000,000 individually and $20,000,000 in the aggregate;

•	incur, create, assume or otherwise become liable for any indebtedness for borrowed money or assume, guarantee, endorse or otherwise become liable for the obligations of any other person or entity (other than in the ordinary course of businesses consistent with past practice and except for (a) any performance guarantees by it of the obligations of its subsidiaries or joint ventures, (b) any indebtedness with or among its subsidiaries, (c) indebtedness incurred to refinance or refund any existing indebtedness, (d) guarantees for borrowed money in compliance with this clause, (e) indebtedness pursuant to agreements in effect prior to the merger agreement, and (f) indebtedness in excess of $25,000,000 individually or $50,000,000 in the aggregate outstanding at any time and incurred by it or its subsidiaries other than in accordance with this clause);

•	except for transactions in the ordinary course of business consistent with past practice, with or among its wholly owned subsidiaries, create any subsidiaries or alter through merger, liquidation, reorganization, restructuring or in any other fashion the corporate structure or ownership of any of its existing subsidiaries;

•	(a) establish, or increase compensation or benefits provided under, any stay bonus, incentive, insurance, severance, termination, change-in-control, deferred compensation, pension, retirement, profit sharing, stock option (including, without limitation, the granting or repricing of stock options, stock appreciation rights, performance awards, restricted stock awards or similar instruments), stock purchase or other employee benefit plan policy, or agreement, except (1) for increases to base salary in the ordinary course of business consistent with past practices for employees who are not officers of Washington Group, (2) severance agreements entered into in the ordinary course of business in connection with terminations of employment with employees who are not executive officers and (3) the issuance of up to 75,000 performance units in the ordinary course of business consistent with past practice, (b) otherwise increase or accelerate the vesting or payment of the compensation or benefits payable, (c) (1) enter into any new or amend any existing employment or consulting agreement with any executive officer or director or (2) enter into any new or amend any existing employment or consulting agreement with any director, officer, employee, consultant or service provider or hire or retain the services of any such director, officer, employee, consultant or service provider if the compensation of such newly hired or retained person exceeds $375,000 per year in the case of any director, officer, employee or service provider or $500,000 per year in the case of any consultant, (d) establish, adopt, amend or enter into any collective bargaining agreement, (e) provide any funding for any rabbi trust or similar arrangement or (f) except as may be required by GAAP, materially change any actuarial assumptions with respect to any pension plan, except in the case of each of clauses (a), (b), (d), and (e) as may be required to comply with applicable law, any benefit plans or foreign plans or existing contractual arrangements;

•	enter into, adopt or amend in any manner which would increase costs or benefits thereunder, any benefit plan, except as is required by applicable laws or existing contractual arrangements;

•	take any action outside of the ordinary course of business consistent with past practice that could give rise to severance benefits as a result of consummation of the merger payable to (a) any material group of employees or (b) any of Washington Group’s officers, directors or employees that earn in excess of $375,000 per year;

•	change any method or principle of financial accounting, except to the extent required by applicable law, SEC rule or policy, or by GAAP as advised by the its regular independent accountants;

•	except as in the ordinary course consistent with past practice, enter into any new noncompete, exclusivity or similar agreement that would restrict or limit, in any material respect, the operations of it or its subsidiaries, or, after the consummation of the merger, URS or its subsidiaries;

•	settle or compromise any material actions pending as of the date of the merger agreement or later made or brought, or waive, release or assign any material rights or claims in an amount greater than $25,000,000 individually or $50,000,000 in the aggregate;

•	(a) enter into any fixed-price contract expected to generate revenues in excess of $50,000,000 over the life of the contract or (b) modify, amend or terminate, or waive, release or assign any material rights or claims with respect to, any material contract or contracts listed in its disclosure schedule to the merger agreement;

•	renew, enter into, amend or waive any material right under any contract with or loan to any of its affiliates (other than its subsidiaries);

•	make any corporate capital expenditures in excess of $10,000,000 individually or $20,000,000 in the aggregate;

•	except, in each case, as would not result in an increase of $25,000,000 individually or $50,000,000 in the aggregate of its taxes (plus any amount reserved therefor) make, revoke or amend any tax election (except as is in the ordinary course of business or consistent with past practice), enter into any closing agreement, settle or compromise any claim or assessment with respect to taxes, file an amended tax return, surrender a claim for a refund of taxes or (except as is in the ordinary course of business or consistent with past practice) consent to any extension or waiver of the statute of limitations period applicable to any tax claim or assessment;

•	take, or knowingly omit to take, any action (including but not limited to any acquisition or entering into any business combination) which is intended to or which could reasonably be expected to adversely affect the ability of any of the parties hereto to perform its covenants and agreements under the merger agreement or otherwise prohibit or materially delay consummation of the transaction or other transactions contemplated by the merger agreement; or

•	authorize any of its subsidiaries or agree itself to take any of the foregoing actions.

Access to Information; Confidentiality

Until the earliest of the effective time of the merger and the termination date of the merger agreement, and subject to applicable law and confidentiality and joint defense agreements between URS and Washington Group, URS and Washington Group are required to (a) give the other party, its counsel, financial advisors, auditors and other authorized representatives reasonable access during normal business hours, to the offices, properties, books and records of such granting party and its subsidiaries (including, without limitation, tax returns and work papers of independent auditors), (b) furnish to the other party, its counsel, financial advisors, auditors and other authorized representatives such financial and operating data and other information as such persons may reasonably request (including furnishing to the other party such granting party’s financial results in advance of filing any of Washington Group’s filings with the SEC containing such financial results) and (c) instruct the employees, counsel, financial advisors, auditors and other authorized representatives of the granting party and its subsidiaries to cooperate with the other party in its investigation of the granting party and its subsidiaries. Any investigation must be conducted in such manner as not to interfere unreasonably with the conduct of the business of the granting party and its subsidiaries. In addition, no information or knowledge obtained by any party in any investigation pursuant to this covenant affects or may be deemed to modify any representation or warranty made by the other party hereunder.

However, neither URS nor Washington Group is required to afford such access if it would unreasonably disrupt the operations of Washington Group or any of its subsidiaries or of URS or any of its subsidiaries, would cause a violation of any agreement to which any of such parties is a party, would cause a risk, in the reasonable judgment of the disclosing party, of a loss of privilege to the disclosing party, or any of their subsidiaries or would constitute a violation of any applicable law. Neither URS nor Washington Group or any of their respective representatives are permitted to perform any invasive onsite environmental procedure with respect to any of their or their subsidiaries’ respective properties.

Antitrust Approval

URS and Elk Merger Corporation, on the one hand, and Washington Group, on the other hand, have agreed to:

•	cooperate in all respects with each other in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private party;

•	subject to applicable laws, permit the other party to review in advance any proposed written communication or submission between it and any governmental authority, except that that the parties may redact any information regarding the merger consideration and alternative mergers or acquisitions considered, including any rationale for the transaction or any such alternative mergers or acquisitions related to valuation or pricing;

•	promptly inform each other of and supply to such other party any communication (or other correspondence or memoranda) received by such party from, or given by such party to, the DOJ or FTC or any other governmental authority and of any material communication received or given in connection with any proceeding by a private party, in each case regarding any of the transactions contemplated hereby, subject to any actions consistent with a joint defense agreement; and

•	consult with each other in advance to the extent practicable of any meeting or conference (whether in person or by telephone) with the DOJ, the FTC or any other governmental authority or, in connection with any proceeding by a private party, with any other person, and to the extent practicable and permitted by the DOJ, the FTC or such other applicable governmental authority or other person, give the other party the opportunity to attend and participate in such meetings and conferences.

In addition, if any objections are asserted with respect to the transactions contemplated hereby under any applicable law or if any suit is instituted (or threatened to be instituted) by the FTC, the DOJ or any other governmental authority or any private party challenging any of the transactions contemplated hereby as violative of any applicable law or which would otherwise prevent, materially impede or materially delay the consummation of the transactions contemplated hereby, URS and Elk Merger Corporation, on the one hand, and Washington Group, on the other hand, are required to take, or cause to be taken, all other actions and do, or cause to be done, all other things necessary, proper or advisable to consummate and make effective the transactions contemplated by the merger agreement, including taking reasonable best efforts to resolve such objections, if any, as the FTC, the DOJ, state antitrust enforcement authorities or competition authorities of any other nation or other jurisdiction may require under any applicable law with respect to the transactions contemplated hereby, and to avoid or eliminate each and every impediment under any applicable law that may be asserted by any governmental authority with respect to the transaction so as to enable the closing of the merger to occur as soon as reasonably practicable (and in any event no later than the outside date), including, without limitation, (a) proposing, negotiating, committing to and effecting, by consent decree, hold separate order or otherwise, the sale, divestiture or disposition of any assets or businesses of URS or its subsidiaries or affiliates or of Washington Group or its subsidiaries and (b) otherwise taking or committing to take any actions that after the closing date of the merger would limit the freedom of URS or its subsidiaries’ or affiliates’ freedom of action with respect to, or its ability to retain, one or more of its or its subsidiaries’ or affiliates’ businesses, product lines or assets, in each case as may be required in order to avoid the entry of, or to effect the dissolution of, any injunction, temporary restraining order or other order in any suit or proceeding which would otherwise have the effect of preventing the closing of the merger or delaying the closing of the merger beyond the outside date.

However, URS is not be required to (and Washington Group will not) become subject to, or consent or agree to or otherwise take any action with respect to, any requirement, condition, understanding, agreement or order of a governmental authority to sell, to hold separate or otherwise dispose of, or to conduct, restrict, operate, invest or otherwise change assets or businesses of URS, Washington Group or any of their subsidiaries other than projects and contracts for the destruction of chemical weapons in the United States through the U.S. Chemical Weapons Demilitarization Program managed by the U.S. Army’s Chemical Materials Agency, and outside the United States through the Department of Defense’s Threat Reduction Agency and its Cooperative Threat Reduction Integrating Contracts program and assets related to the performance of such projects and contracts to the extent they are essential to support such projects and contracts. In addition, neither Washington Group nor any of its subsidiaries is required to become subject to, or consent or agree to or otherwise take any action with respect to, any requirement, condition, understanding, agreement or order of a governmental authority to sell, to hold separate or otherwise dispose of, or to conduct, restrict, operate, invest or otherwise change the assets or business of Washington Group or any of its subsidiaries, unless such requirement, condition, understanding, agreement or order is binding on Washington Group only in the event that the closing of the merger occurs.

If any legal proceeding, including any legal proceeding by a private party, is instituted (or threatened to be instituted) challenging any transaction contemplated by the merger agreement, or if any statute, rule, regulation, executive order, decree, injunction or administrative order is enacted, entered, promulgated or enforced by a governmental authority which would make the transaction or the other transactions contemplated by the merger agreement illegal or would otherwise prohibit or materially impair or delay the consummation of the transaction or the other transactions contemplated hereby, each of URS, Washington Group and Elk Merger Corporation have agreed to cooperate in all respects with each other and use its respective reasonable best efforts, to contest and resist any such legal proceeding and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the transaction or the other transactions contemplated by the merger agreement and to have such statute, rule, regulation, executive order, decree, injunction or administrative order repealed, rescinded or made inapplicable so as to permit consummation of the transactions contemplated by the merger agreement.

Notification

Washington Group and URS have agreed to promptly advise the other party of:

•	any occurrence that has caused:

•	any representation or warranty of such party contained in the merger agreement to be materially untrue or inaccurate;

•	any condition to the obligations of such party to effect the merger to be incapable of being satisfied; or

•	such party’s disclosure schedule to the merger agreement to be inaccurate or incomplete in any material respect;

•	any notice from any person alleging that the consent of such person is or may be required in connection with the transactions contemplated by the merger agreement;

•	any material notice from any governmental authority in connection with the transactions contemplated by the merger agreement; or

•	any legal actions commenced or threatened against URS or Washington Group or any of their respective subsidiaries that relate to the consummation of the transactions contemplated by the merger agreement.

Washington Group Incentive-Based Equity Awards and Employee Benefit Plans

Washington Group Incentive-Based Equity Awards

Stock Options

Immediately following the completion of the merger, each outstanding option to acquire shares of Washington Group common stock, whether or not vested, that remains outstanding as of the closing of the merger will be cancelled and converted into the right to receive a combination of cash and URS common stock determined as follows: the “option consideration” will equal the product of (1) the number of shares of Washington Group common stock subject to the option and (2) the excess, if any, of $80.00 over the exercise price per share of Washington Group common stock subject to the option. Of the option consideration, 54.75% will be paid in cash and the remaining 45.25% will be the share-settled amount, which will be settled in a number of shares of URS common stock equal to the quotient of the share-settled amount divided by $46.89. The cash and shares payable pursuant to the preceding sentence will be subject to any applicable withholding taxes. Immediately after the merger is completed, any cancelled option will no longer be exercisable by its former holder, but will only entitle the holder to the payment of the option consideration.

Restricted Shares

Each award of restricted Washington Group common stock will vest in full immediately prior to the closing of the merger and will be converted into the right to receive the merger consideration.

Deferred Shares

Upon the completion of the merger, each deferred share of Washington Group will be converted into the right to receive $80.00 in cash, payable on a deferred basis at the time that the underlying deferred shares would have been settled under their terms as in effect immediately prior to the effective time of the merger, plus earnings thereon as described in the merger agreement.

Performance Units

Upon the completion of the merger, all performance units will be settled and paid in cash based on the greater of the par value of such performance unit and the value of such performance unit determined based upon

Washington Group’s actual results during the applicable performance period through the effective time of the merger.

Washington Group Benefit Plans

From and after the effective time of the merger, URS is required to cause Washington Group to honor the obligations of Washington Group as of the effective time of the merger, including the terms of all Washington Group benefit plans. However, each such benefit plan may be amended, suspended or terminated to the extent permitted by its terms. Until December 31, 2008, URS must provide each Washington Group employee with compensation and benefits that are, in the aggregate, substantially similar to the compensation and benefits provided to the employee prior to the merger.

At such time as any Washington Group employee participates in URS employee benefit plans, URS is required to:

•	use its reasonable best efforts to waive all pre-existing condition exclusions, active at-work requirements and waiting periods with respect to participation and coverage, except to the extent such conditions would have been recognized under the corresponding Washington Group plan;

•	recognize service credit, other than (1) for purposes of benefit accrual under any defined benefit or pension plan, (2) to the extent such credited service would result in a duplication of benefits or (3) under any newly established URS plan for which similarly situated URS employees are not provided with service credit; and

•	provide credit for deductibles, co-payments or other out-of-pocket expenses incurred by a Washington Group employee or his or her covered dependents.

For a period of two years following the merger, URS is required to continue Washington Group’s retiree welfare programs for qualified retirees on terms and conditions no less favorable than those in effect as of closing of the merger; provided, however, that URS is not required to incur costs in excess of the accrued benefit cost with respect to such Washington Group retiree welfare programs reflected in Note 8 to Washington Group’s Consolidated Financial Statements included in its Annual Report on Form 10-K for the fiscal year ended December 29, 2006.

URS has agreed to pay, no later than March 15, 2008, each Washington Group employee who is employed as of the effective time of the merger and on December 31, 2007 (and any Washington Group employee who is involuntarily terminated other than for cause, dies, becomes disabled or retires after the effective time of the merger and prior to December 31, 2007), an annual incentive payment equal to the greater of (a) the pro rata annual incentive based on Washington Group’s actual performance through the completion of the merger and (b) the employee’s full-year annual incentive payment. If any Washington Group plan provides for a greater or earlier payment than the payments contemplated above, then the plan will govern the applicable payment.

URS has agreed, to the fullest extent permitted by law, to cause Bear Merger Sub to honor all of Washington Group’s obligations to indemnify the current or former directors or officers of Washington Group for acts or omissions by such directors and officers occurring prior to the effective time of the merger. For a period of six years following the effective time of the merger, URS and Bear Merger Sub are required to maintain in effect provisions no less favorable with respect to indemnification and exculpation of present and former directors and officers of Washington Group than are presently set forth in Washington Group’s certificate of incorporation and bylaws or any indemnification agreements of Washington Group or its subsidiaries with any of their directors, officers or employees in effect immediately prior to the consummation of the merger.

Bear Merger Sub has agreed to indemnify each current and former director or officer of Washington Group or any of its subsidiaries and any other person who served as a director, officer, member, trustee or fiduciary of another entity at the request of Washington Group against any costs or expenses related to the defense or settlement of any proceeding arising out of any action or omission occurring or alleged to have occurred before or after consummation of the merger.

For six years from the effective time of the merger, URS and Bear Merger Sub have agreed to maintain the current policies of directors’ and officers’ liability and fiduciary liability insurance maintained by Washington

Group with respect to claims arising from or related to facts or events which occurred at or before the effective time of the merger, although URS may substitute policies with reputable and financially sound carriers of at least the same coverage and amounts containing terms and conditions which are no less advantageous. If the annual premium payments for this insurance exceed 250% of the annual premiums paid as of the date of the merger agreement by Washington Group for the insurance, URS and its subsidiaries are required to provide only such coverage as is available at annual premium equal to 250% of such rate.

Financing

URS must use its reasonable best efforts to obtain the financing required for the transactions contemplated by the merger agreement on the terms and conditions described in the financing commitment letter that URS entered into with MSSF and Wells Fargo. In connection with the financing, URS has agreed to:

•	not permit amendments to the financing commitment letter if such amendment reduces the aggregate amount of the contemplated financing (other than immaterial reductions), amends the conditions to the drawdown of the financing in an adverse manner or is otherwise adverse to the interests of Washington Group;

•	keep Washington Group informed of the status of the contemplated financing;

•	notify Washington Group upon becoming aware of any material breach by any party to the financing commitment letter or any termination of the financing commitments; and

•	if URS becomes aware of any event or circumstance that makes procurement of any portion of the contemplated financing unlikely to occur in the manner contemplated in the financing commitment letter, immediately notify Washington Group and use its reasonable best efforts to arrange any such portion from alternative sources.

Washington Group has agreed to use its reasonable best efforts to provide cooperation, subject to restrictions, in connection with the arrangement of any financing, including reasonable participation in meetings and road shows, the provision of information reasonably requested by URS and reasonable assistance in the preparation of any confidential information memorandum to be used in syndicating any financing.

Termination of the Merger Agreement

URS and Washington Group may mutually agree in writing by action of their respective boards of directors, at any time before the effective time of the merger, to abandon the merger and terminate the merger agreement. Also, either URS or Washington Group may terminate the merger agreement in a number of circumstances, including if:

•	the merger is not consummated by December 27, 2007, unless that date is extended to May 27, 2008 on the terms provided in the merger agreement;

•	Washington Group stockholders fail to adopt the merger agreement and approve the merger at the Washington Group special meeting;

•	URS stockholders fail to approve the issuance of shares of URS common stock in the merger at the URS special meeting; or

•	any governmental entity prohibits the merger and that prohibition has become final and nonappealable, except that the party seeking to terminate the merger agreement must have used its reasonable best efforts to remove the prohibition.

URS also may terminate the merger agreement if:

•	Washington Group breaches any representation, warranty, covenant or agreement made by Washington Group in the merger agreement or any representation and warranty made by Washington Group has become untrue or incorrect after the execution of the merger agreement, in each case, such that the conditions to the completion of the merger would not be satisfied and such breach or failure to be true is not cured within 30 days of notice by URS;

•	prior to the URS stockholder meeting, URS receives an unsolicited bona fide written acquisition proposal (other than the merger agreement and the transaction) in compliance with the applicable provisions of the merger agreement that is a superior proposal and URS has complied with its obligations set forth in the merger agreement with respect to acquisition proposals; or

•	prior to the Washington Group stockholder meeting, the Washington Group board of directors withdraws, qualifies, modifies its approval of the merger agreement or its recommendation to the stockholders of Washington Group, in each case, in a manner adverse to URS, or approves or recommends any acquisition proposal (other than the merger agreement and the transaction).

Washington Group also may terminate the merger agreement if:

•	URS breaches any representation, warranty, covenant or agreement made by URS in the merger agreement or any representation and warranty made by URS has become untrue or incorrect after the execution of the merger agreement, in each case, such that the conditions to the completion of the merger would not be satisfied and such breach or failure to be true is not cured within 30 days of notice by Washington Group;

•	prior to the Washington Group stockholder meeting, Washington Group receives an unsolicited bona fide written acquisition proposal (other than the merger agreement and the transaction) in compliance with the applicable provisions of the merger agreement that is a superior proposal and Washington Group has complied with its obligations set forth in the merger agreement with respect to acquisition proposals;

•	prior to the URS stockholder meeting, the URS board of directors withdraws, qualifies, modifies its approval of the merger agreement or its recommendation to the stockholders of URS, in each case, in a manner adverse to Washington Group, or approves or recommends any acquisition proposal (other than the merger agreement and the transaction); or

•	URS does not effect the closing of the merger within five business days after notice by Washington Group to URS that the mutual conditions to each party’s obligation to consummate the merger and the conditions to URS’ obligations to consummate the merger are satisfied and all such conditions have in fact been satisfied (or, upon an immediate closing of the merger, would be satisfied as of such closing). (Note that the Merger Agreement refers to Washington Group’s (rather than URS’) obligations to consummate the merger, and the parties have agreed that this was a drafting error).

Termination Fee

Washington Group has agreed to pay URS a fee of $70.0 million if (i) the merger agreement is terminated by URS or Washington Group because Washington Group’s stockholders do not approve and adopt the merger agreement and the merger at the Washington Group stockholder meeting, (ii) prior to the Washington Group stockholder meeting, Washington Group receives an acquisition proposal (substituting 50% for the 15% threshold set forth in the definition of acquisition proposal above, being referred to as a covered proposal) that is outstanding at the time of the meeting, and (iii) within twelve months of the termination date, Washington Group consummates any covered proposal.

Washington Group has also agreed to pay URS a fee of $70.0 million if the merger agreement is terminated by (i) URS because the Washington Group board of directors, prior to Washington Group’s stockholder meeting, withdraws, qualifies or adversely modifies its approval of the merger agreement or its recommendation to Washington Group’s stockholders for the approval of the merger and the adoption of the merger agreement, or (ii) Washington Group prior to Washington Group’s stockholder meeting because Washington Group receives an unsolicited bona fide written superior proposal.

URS has agreed to pay Washington Group a fee of $70.0 million if (i) the merger agreement is terminated by Washington Group or URS because URS’ stockholders do not approve the issuance of URS common stock to Washington Group stockholders at the URS stockholder meeting, (ii) prior to the URS stockholder meeting, URS receives a covered proposal that is outstanding at the time of the meeting, and (iii) within twelve months of the termination date, URS consummates any covered proposal.

URS has also agreed to pay Washington Group a fee of $50.0 million if the merger agreement is terminated by Washington Group or URS because the merger is not completed by the outside date or any governmental authority of competent jurisdiction has issued an order, decree, injunction or ruling or taken any other action permanently enjoining, restraining or otherwise prohibition the consummation of the transaction, which order, decree, injunction, ruling or other action has become final and nonappealable and, at the termination date, the expiration or termination of the applicable waiting period and any extension of the waiting period under the HSR Act have not occurred, but the other conditions of the parties set forth in the merger agreement have been or are capable of being satisfied as of the termination date.

URS has also agreed to pay Washington Group a fee of $70.0 million if the merger agreement is terminated by (i) Washington Group because the URS board of directors, prior to URS’ stockholder meeting, withdraws, qualifies or adversely modifies its approval of the merger agreement or its recommendation to URS’ stockholders for the approval of the issuance of shares of URS common stock to Washington Group stockholders, or (ii) URS prior to URS’ stockholder meeting because URS receives an unsolicited bona fide written superior proposal.

Effect of Termination

In the event of termination of the merger agreement by either URS or Washington Group in accordance with the terms of the merger agreement, the merger agreement will immediately become void and have no effect with no liability to any party. However, no termination will relieve any party to the merger agreement of any liability or damages resulting from any willful or intentional breach of the merger agreement.

Fees and Expenses

Except as provided under “— Termination Fee” on page 116, all fees and expenses incurred in connection with the merger will be paid by the party incurring the fees or expenses, whether or not the merger is consummated, other than expenses incurred in connection with the printing of this joint proxy statement/prospectus or other printing costs related to the transactions and the actions contemplated by the merger agreement, which will be shared equally by URS and Washington Group and other than expenses incurred in connection with filing fees incurred in connection with the SEC and regulatory filings related to the transaction and the transactions contemplated by the merger agreement (including required filings under the HSR Act), which will be borne by URS.

Public Announcements

URS and Washington Group have agreed to consult with each other before issuing, and provide each other reasonable opportunity to review and comment upon, any press release or other public statements with respect to the merger and the other transactions contemplated by the merger agreement and have also agreed not to issue any such press release or make any public statement prior to such consultation, except as may be required by applicable law or by obligations pursuant to any listing agreement with any national securities exchange.

Stock Exchange Listing

URS has agreed to use its reasonable best efforts to cause the shares of URS common stock to be issued in the merger to be approved for listing on the NYSE, subject to official notice of issuance, prior to the closing of the merger.

Section 16 Matters

URS and Washington Group have agreed to cause, prior to the closing of the merger, any dispositions of Washington Group common stock or acquisitions of URS common stock resulting from the merger by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Washington Group to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Tax Treatment

URS and Washington Group intend the merger and the second merger, taken together, to qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code. Each party and its respective subsidiaries have agreed to use their reasonable best efforts to cause the merger and the second merger, taken together, to qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code. URS, Washington Group and their respective subsidiaries have agreed not to take any action that would prevent or impede the merger and the second merger, taken together, from qualifying as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code. For a description of certain tax consequences of the merger, see “The Merger — Material United States Federal Income Tax Consequences” on page 88.

URS and Washington Group have agreed to use their reasonable best efforts in order for URS to obtain from Latham & Watkins, and for Washington Group to obtain from Wachtell Lipton, opinions dated as of the closing date of the merger that the merger and the second merger, taken together, will constitute a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code. If these opinions are not rendered, URS and Washington Group may not complete the merger unless both URS and Washington Group waive this condition to closing of the merger. If the condition is waived, the joint proxy statement/prospectus will be amended and recirculated and stockholder approval will be resolicited to the extent required by applicable law.

Stockholder Meetings

URS and Washington Group are required to each, as promptly as practicable after this Form S-4 is declared effective under the Securities Act, duly call, give notice of, convene and hold URS and Washington Group stockholder meetings.

In addition, URS and Washington Group have also agreed to otherwise coordinate and cooperate with each other with respect to the timing of their respective stockholder meetings and otherwise comply with all legal requirements applicable to each such stockholder meeting.

Management of URS and Washington Group After the Merger

URS has agreed to take such action as may be necessary to cause the number of directors comprising its board of directors at the effective time of the merger to be sufficient to permit one director of Washington Group, who was a director of Washington Group on May 27, 2007, to serve as a director of URS. The candidate will be chosen by URS in its sole discretion prior to the effective time of the merger and considered, qualified and approved in accordance with the current procedures of URS’ nominating committee or other applicable governing standards of URS’ board of directors.

It is currently expected that all of the executive officers of URS and Washington Group will remain with URS after the merger, including Mr. Koffel as Chief Executive Officer of URS and Mr. Hanks as the head of URS’ Washington Group division.

Third-Party Standstill Agreements

During the period from the date of merger agreement until the earlier of the effective time of the merger and the date of termination of the merger agreement: (i) URS and Washington Group have agreed not to terminate, amend, modify or waive any provision of any confidentiality or standstill agreement to which they or any of their subsidiaries is a party (other than any involving the URS or Washington Group or their subsidiaries and confidentiality agreements pertaining solely to ordinary course commercial matters), and (ii) URS and Washington Group have agreed to enforce the provisions of any such agreements.

Amendments, Extensions and Waivers

Amendments

The merger agreement may be amended by the parties at any time prior to the approval of the merger by Washington Group’s stockholders by an instrument in writing signed on behalf of each of the parties. However, after the approval of the merger agreement at the special meeting of Washington Group stockholders, there can be no amendment made that by law requires further approval by the stockholders of Washington Group without the further approval of the stockholders of Washington Group.

Extensions and Waivers

At any time prior to the effective time of the merger, any party to the merger agreement may:

•	extend the time for the performance of any of the obligations or other acts of the other parties;

•	waive any inaccuracies in the representations and warranties of the other parties contained in the merger agreement or in any document delivered pursuant to the merger agreement; or

•	waive compliance by the other parties with any of the agreements or conditions contained in the merger agreement

Any agreement on the part of either party to any extension or waiver is valid only if it is set forth in an instrument in writing signed by that party. The failure of any party to the merger agreement to assert any of its rights under the merger agreement or otherwise does not constitute a waiver of those rights.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

The unaudited pro forma condensed combined balance sheet as of June 29, 2007 and the unaudited pro forma condensed combined statements of operations for the year ended December 29, 2006 and the six months ended June 29, 2007 are based on the separate historical consolidated financial statements of URS and Washington Group. These unaudited pro forma condensed combined financial statements reflect the merger and related events using the purchase method of accounting and apply the assumptions and adjustments described in the accompanying notes to the unaudited pro forma condensed combined financial statements. The unaudited pro forma condensed combined balance sheet as of June 29, 2007 reflects the merger and related events as if they had been consummated on June 29, 2007. The unaudited pro forma condensed combined statements of operations for the year ended December 29, 2006 and the six months ended June 29, 2007 reflect the merger and related events as if they had been consummated on December 31, 2005, the beginning of URS’ 2006 fiscal year.

The pro forma adjustments are based upon available information and assumptions that the managements of URS and Washington Group believe reasonably reflect the merger. We present the unaudited pro forma condensed combined financial statements for informational purposes only. The pro forma condensed combined financial statements are not necessarily indicative of what our financial position or results of operations actually would have been had we completed the merger as of the dates indicated. In addition, the unaudited pro forma condensed combined financial statements do not purport to project the future financial position or operating results of the combined company. You should read this information together with the following:

•	the accompanying notes to the unaudited pro forma condensed combined financial statements;

•	the separate historical unaudited financial statements of URS as of and for the six months ended June 29, 2007 included in URS’ Quarterly Report on Form 10-Q for the quarterly period ended June 29, 2007, which is incorporated by reference into this joint proxy statement/prospectus;

•	the separate historical audited financial statements of URS as of and for the fiscal year ended December 29, 2006 included in URS’ Annual Report on Form 10-K for the fiscal year ended December 29, 2006, which is incorporated by reference into this joint proxy statement/prospectus;

•	the separate historical unaudited financial statements of Washington Group as of and for the six months ended June 29, 2007 included in Washington Group’s Quarterly Report on Form 10-Q for the quarterly period ended June 29, 2007, which is incorporated by reference into this joint proxy statement/prospectus; and

•	the separate historical audited financial statements of Washington Group as of and for the fiscal year ended December 29, 2006 included in Washington Group’s Annual Report on Form 10-K for the fiscal year ended December 29, 2006, as amended, which is incorporated by reference into this joint proxy statement/prospectus.

The financial statements identified above are incorporated by reference into this joint proxy statement/prospectus. For a more detailed description of the information incorporated by reference into this joint proxy statement/prospectus, and how you may obtain it, see “Additional Information — Where You Can Find More Information” on page 147.

We prepared the unaudited pro forma condensed combined financial statements using the purchase method of accounting, with URS as the acquirer. Accordingly, the total estimated purchase price, calculated as described in Note 1 to the unaudited pro forma condensed combined financial statements, is allocated to the net tangible and identifiable intangible assets of Washington Group acquired in connection with the merger, based on their respective fair values. The allocation is dependent upon valuations and other studies that have not progressed to a stage where there is sufficient information to make a definitive allocation. Accordingly, the purchase price allocation pro forma adjustments are preliminary and have been made solely for the purpose of providing unaudited pro forma condensed combined financial statements. The final purchase price allocation, which will be determined subsequent to the closing of the merger, and its effect on results of operations may differ significantly from the pro forma amounts included in the unaudited pro forma condensed combined financial statements. These amounts represent the managements’ best estimate as of the date of this joint proxy statement/prospectus.

In connection with the plan to integrate the operations of URS and Washington Group, we anticipate that non-recurring charges, such as costs associated with systems implementation, relocation expenses, severance and other costs associated with exit or disposal activities, will be incurred. We are not able to determine the timing, nature and amount of these charges as of the date of this joint proxy statement/prospectus. However, these charges could affect the combined results of operations of URS and Washington Group, as well as those of the combined company following the merger, in the period in which they are recorded. The unaudited pro forma condensed combined financial statements do not include the effects of the costs associated with any restructuring or integration activities resulting from the transaction, as they are non-recurring in nature and not factually supportable at the time that the unaudited pro forma condensed combined financial statements were prepared. In addition, the unaudited pro forma condensed combined financial statements do not include the realization of any cost savings from operating efficiencies or synergies resulting from the transaction, nor do they include any potential incremental revenues and earnings that may be achieved with the combined capabilities of the companies.

Unaudited Pro Forma Condensed Combined Balance Sheet
As of June 29, 2007

	Historical
	URS	Washington Group	Pro Forma		Pro Forma
	Corporation	International, Inc.	Adjustments		Combined
	(In thousands)

ASSETS
Current assets:
Cash and cash equivalents	$63,511	$136,490	$(136,490	)(a)	$63,511
Accounts receivable, net	665,913	287,436	—		953,349
Costs and accrued earnings in excess of billings on contracts in process, net	565,493	345,244	—		910,737
Deferred tax assets	40,725	93,189	1,443	(f)	135,357
Prepaid expenses and other current assets	86,243	170,609	6,174	(b)	271,207
			8,181	(c)

Total current assets	1,421,885	1,032,968	(120,692)		2,334,161
Property and equipment at cost, net	170,011	203,629	—		373,640
Goodwill	1,006,832	97,076	1,599,198	(d)	2,606,030
			(97,076	)(d)
Purchased intangible assets, net	3,339	21,353	514,528	(e)	517,867
			(21,353	)(e)
Deferred tax assets	—	237,328	(165,446	)(f)	71,882
Other assets	32,862	132,824	24,893	(b)	240,579
			50,000	(g)

Total assets	$2,634,929	$1,725,178	$1,784,052		$6,144,159

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Bank overdraft.	$819	$—	$—		$819
Current portion of long-term debt	16,487	—	57,964	(h)	74,451
Accounts payable	307,463	299,778	—		607,241
Accrued salaries and wages	234,371	183,922	42,026	(j)	460,319
Accrued expenses and other current liabilities	79,157	38,068	52,294	(i)	190,114
			924	(k)
			19,671	(m)
Billings in excess of costs and accrued earnings on contracts in process	128,956	132,520	—		261,476

Total current liabilities	767,253	654,288	172,879		1,594,420
Long-term debt	116,004	—	1,259,394	(h)	1,375,398
Deferred tax liabilities	17,453	—	(17,453	)(f)	—
Other long-term liabilities	128,887	212,333	11,619	(m)	347,644
			4,620	(k)
			(9,815	)(j)

Total liabilities	1,029,597	866,621	1,421,244		3,317,462

Minority interests	6,768	11,629	—		18,397
Stockholders’ equity:
Common stock	531	304	(304	)(l)	780
			249	(l)
Treasury stock	(287)	(67,474)	67,474	(l)	(287)
Additional paid-in capital	999,711	685,024	(685,024	)(l)	2,212,216
			1,212,505	(l)
Accumulated other comprehensive income (loss)	(462)	21,851	(21,851	)(l)	(462)
Retained earnings	599,071	207,223	(207,223	)(l)	596,053
			(876	)(b)
			(2,142	)(b)

Total stockholders’ equity	1,598,564	846,928	362,808		2,808,300

Total liabilities and stockholders’ equity	$2,634,929	$1,725,178	$1,784,052		$6,144,159

See accompanying notes to unaudited pro forma condensed combined financial statements.

Unaudited Pro Forma Condensed Combined Statement of Operations
Six Months Ended June 29, 2007

	Historical (Note 3)		Pro Forma
	URS	Washington Group	Adjustments		Pro Forma
	Corporation	International, Inc.	(Note 4)		Combined
	(In thousands, except per share data)

Revenues	$2,375,636	$1,789,253	$18,265	(n)	$4,183,154
Direct operating expenses	(1,576,831)	(1,333,545)	2,186	(o)	(2,919,813)
			(11,623	)(p)

Gross profit	798,805	455,708	8,828		1,263,341
Equity in income of unconsolidated subsidiaries	6,757	12,934	—		19,691
Indirect, general and administrative expenses	(679,414)	(417,666)	(5,894	)(p)	(1,096,324)
			6,650	(q)

Operating income	126,148	50,976	9,584		186,708

Interest expense	(7,991)	(2,981)	(55,638	)(r)	(66,610)

Income before taxes and minority interests	118,157	47,995	(46,054)		120,098
Income tax expense	(49,032)	(21,462)	18,652	(s)	(51,842)
Minority interests, net of tax	(1,962)	(2,802)	—		(4,764)

Net income	$67,163	$23,731	$(27,402)		$63,492

Net income per common share:
Basic	$1.31	$0.83			$0.83

Diluted	$1.28	$0.77			$0.82

Weighted average shares outstanding:
Basic	51,367	28,742			76,244 (t)

Diluted	52,444	30,740			77,321 (t)

See accompanying notes to unaudited pro forma condensed combined financial statements.

Unaudited Pro Forma Condensed Combined Statement of Operations
Fiscal Year Ended December 29, 2006

	Historical (Note 3)		Pro Forma
	URS	Washington Group	Adjustments		Pro Forma
	Corporation	International, Inc.	(Note 4)		Combined
	(In thousands, except per share data)

Revenues	$4,222,836	$3,398,082	$8,805	(n)	$7,629,723
Direct operating expenses	(2,737,828)	(2,560,888)	(19,700	)(n)	(5,327,799)
			13,862	(o)
			(23,245	)(p)

Gross profit	1,485,008	837,194	(20,278)		2,301,924
Equity in income of unconsolidated subsidiaries	17,314	35,816	—		53,130
Indirect, general and administrative expenses	(1,283,533)	(747,103)	(11,801	)(p)	(2,042,437)

Operating income	218,789	125,907	(32,079)		312,617

Interest expense	(19,740)	(11,279)	(100,947	)(r)	(131,966)

Income before taxes and minority interests	199,049	114,628	(133,026)		180,651
Income tax expense	(84,793)	(30,590)	53,876	(s)	(61,507)
Minority interests, net of tax	(1,244)	(3,192)	—		(4,436)

Net income	$113,012	$80,846	$(79,150)		$114,708

Net income per common share:
Basic	$2.23	$2.83			$1.52

Diluted	$2.19	$2.64			$1.50

Weighted average shares outstanding:
Basic	50,705	28,605			75,582 (t)

Diluted	51,652	30,608			76,529 (t)

See accompanying notes to unaudited pro forma condensed combined financial statements.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

1.	Basis of Pro Forma Presentation

On May 27, 2007, URS and Washington Group entered into a merger agreement, pursuant to which a wholly owned subsidiary of URS will merge with and into Washington Group, with Washington Group continuing as the surviving corporation and a wholly owned subsidiary of URS. Immediately following this merger, URS will cause Washington Group to merge with and into another wholly owned subsidiary of URS with this subsidiary continuing as the surviving corporation and a wholly owned subsidiary of URS. The transaction is to be accounted for using the purchase method of accounting. For purposes of these unaudited pro forma condensed combined financial statements, URS has assumed the total preliminary purchase consideration in the merger to be approximately $2.7 billion, consisting of $1.4 billion in cash, shares of URS common stock valued at $1.2 billion, and approximately $29.9 million in transaction costs, excluding financing costs, to be paid by URS.

Under the terms of the merger agreement, each Washington Group stockholder will receive $43.80 per share in cash and 0.772 of a share of URS common stock in exchange for each share of Washington Group common stock that he or she owned immediately prior to the completion of the merger. URS will not issue fractional shares of URS common stock in the merger. Instead, each Washington Group common stockholder will receive cash in lieu of fractional shares of URS common stock to which any Washington Group common stockholder is entitled. In addition, Washington Group stock option holders will receive option consideration (at 54.75% in cash and 45.25% in shares of URS common stock) for the in-the-money value of stock options. In the merger, URS expects to issue approximately 24.9 million shares of URS common stock based on Washington Group’s shares of common stock and stock options outstanding as of September 7, 2007 and assuming that all of the stock options outstanding as of September 7, 2007 remain outstanding as of the effective time of the merger. For more information on the merger consideration, please see “The Merger Agreement — Merger Consideration” on page 100.

The unaudited pro forma condensed combined balance sheet contains a preliminary estimate of the purchase price allocation, assuming a per share value of URS common stock of $48.75, which represents an average of the closing market prices of URS common stock for the period beginning two trading days before and ending three trading days after May 28, 2007, the day the merger was announced.

The preliminary unaudited pro forma condensed combined financial statements have been prepared assuming that the merger is accounted for using the purchase method of accounting, which is referred to as purchase accounting, with URS as the acquiring entity. Accordingly, under purchase accounting, the assets, liabilities and commitments of Washington Group are adjusted to their fair values. For purposes of these preliminary unaudited pro forma condensed combined financial statements, consideration has also been given to the impact of conforming Washington Group’s accounting policies to those of URS. Additionally, amounts in the historical consolidated financial statements of Washington Group have been reclassified, where necessary, to conform to the URS financial statement presentation. The preliminary unaudited pro forma condensed combined financial statements do not reflect the impact of possible revenue enhancements, cost and expense efficiencies, synergies or asset dispositions. The preliminary unaudited pro forma condensed combined financial statements do not reflect possible adjustments related to restructuring charges that have yet to be determined or charges or credits that are not expected to have a continuing impact after twelve months succeeding the merger.

The preliminary unaudited pro forma adjustments represent each management’s estimates based on information available as of the time this joint proxy statement/prospectus was prepared and are subject to revision as additional information becomes available and as additional analyses are performed.

The final allocation of the purchase price will be determined after the merger is consummated and after completion of a thorough analysis to determine the fair values of Washington Group’s tangible and identifiable intangible assets and liabilities. Accordingly, the final purchase accounting adjustments, including conforming Washington Group’s accounting policies to those of URS, could be materially different from the preliminary unaudited pro forma adjustments presented herein. Any increase or decrease in the fair values of Washington Group’s assets, liabilities, contracts and other items, as compared to the information shown herein, will change the portion of the purchase price allocable to goodwill and will impact the combined income statement due to adjustments in amortization or accretion related to the adjusted assets or liabilities.

NOTES TO UNAUDITED PRO FORMA CONDENSED
COMBINED FINANCIAL STATEMENTS — (Continued)

Based on Washington Group’s shares of common stock and equity awards outstanding as of September 7, 2007 and assuming that all of the equity awards outstanding as of September 7, 2007 remain outstanding as of the effective time of the merger, the total preliminary estimated purchase price is as follows:

	Shares	Amounts
	(In thousands)

Cash consideration
Cash consideration for Washington Group common stock outstanding at $43.80 per share	29,308	$1,283,690
Cash consideration for Washington Group deferred stock outstanding at $80.00 per share	70	5,600
Cash consideration for Washington Group stock options outstanding based on 54.75 percent of the excess of $80.00 over the respective exercise prices per share		127,808

Total cash consideration		1,417,098

Stock consideration
Shares of URS common stock to be issued for Washington Group common stock outstanding at the 0.772 exchange ratio based on the average share price of shares of URS common stock of $48.75 for the period of two trading days before and three trading days after the merger announcement	22,625	1,102,969
Shares of URS common stock to be issued for Washington Group stock options outstanding based on 45.25 percent of the excess of $80.00 over the respective exercise prices per share with shares of URS common stock being valued at $48.75 per share	2,252	109,785

Total URS shares to be issued and value of equity consideration	24,877	1,212,754

Total gross consideration		2,629,852
Estimated transaction costs, excluding financing costs, to be paid by URS		29,944

Total preliminary estimated purchase price		$2,659,796

Under the purchase method of accounting, the total preliminary estimated purchase price as shown in the table above is allocated to Washington Group’s tangible and intangible assets and liabilities based on their estimated fair values as of the date of completion of the merger. The total preliminary estimated purchase price is allocated herein as follows:

	Amounts
	(In thousands)

Net tangible assets as of June 29, 2007 at estimated fair value		$362,103
Identifiable intangible assets:
Favorable leases	$15,856
Trade name	150,000
Customer relationships and other	348,672

Total amount allocated to identifiable intangible assets		514,528
Net deferred tax assets		183,967
Amount allocated to goodwill		1,599,198

Total preliminary estimated purchase price		$2,659,796

NOTES TO UNAUDITED PRO FORMA CONDENSED
COMBINED FINANCIAL STATEMENTS — (Continued)

A preliminary estimate of $362.1 million has been allocated to net tangible assets acquired, excluding deferred tax assets, and $514.5 million has been allocated to amortizable intangible assets acquired. The depreciation and amortization related to the fair value adjustment to net tangible assets and the amortization related to the amortizable intangible assets are reflected as pro forma adjustments to the unaudited pro forma condensed combined statements of operations.

Identifiable intangible assets.  Of the total estimated purchase price, $514.5 million has been allocated to favorable leases, trade name, customer relationships, and other. This adjustment is preliminary and based on managements’ estimate. The amount that will ultimately be allocated to identifiable intangible assets may differ materially from this preliminary allocation. Favorable leases are amortized over the terms of the leases. Trade name is amortized using the straight-line method over an estimated useful life of fifteen years and customer relationships and other are amortized over a weighted average useful life of fifteen years.

Net deferred tax assets.  The net deferred tax assets reflect the excess of pre-existing deferred tax assets over the estimated net deferred tax liabilities associated with purchase accounting. Such deferred tax liabilities are primarily associated with the step-up to fair value of identifiable intangible assets. This determination is preliminary and subject to change based upon the final determination of the fair values of identifiable intangible assets acquired.

Goodwill.  Goodwill represents the excess of the purchase price over the fair value of the underlying net tangible and intangible assets. In accordance with Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets,” goodwill will not be amortized, but instead will be tested for impairment at least annually and whenever events or circumstances have occurred that may indicate a possible impairment. In the event the combined management determines that the value of goodwill has become impaired, the combined company will incur an accounting charge for the amount of the impairment during the period in which the determination is made.

2.	Financing Considerations

The unaudited pro forma condensed combined financial statements reflect the managements’ current estimate of the amount of financing required to complete the merger. The actual amount of financing will not be determined until shortly before the closing date of the merger. The unaudited pro forma condensed combined financial statements included in this joint proxy statement/prospectus assume that URS will issue approximately 24.9 million shares of URS common stock, based on Washington Group’s shares of common stock and stock options outstanding as of September 7, 2007 and assuming that all of the stock options outstanding as of September 7, 2007 remain outstanding as of the effective time of the merger, and pay approximately $1.4 billion in cash to holders of Washington Group’s common stock, deferred and restricted stock, and stock options in this merger. In addition, we will pay approximately $58.9 million in cash to the holders of Washington Group’s performance units.

The pro forma condensed combined financial statements reflect the managements’ current estimate that the cash portion of the purchase price will be funded by a combination of cash, the issuance of a $1.1 billion Tranche A term loan at an interest rate of 7.75% (LIBOR rate plus an additional margin of 2.00%), the issuance of a $0.3 billion Tranche B term loan at an interest rate of 8.50% (LIBOR rate plus an additional margin of 2.75%) and the remainder in a revolving line of credit at an interest rate of 7.75% (LIBOR rate plus an additional margin of 2.00%). Our pro forma interest expense also reflects a commitment fee payable on the unused portion of the revolving line of credit of 0.375%. The amount set forth as our amortization of debt financing costs includes the amortization of an up-front financing fee on the total amount of the new senior secured credit facility.

The initial actual interest rates charged on the new senior secured credit facility, the initial level of our commitment fee applicable to the unused portion of the revolving line of credit and the level of our up-front financing fee will ultimately all be based on our credit ratings as of the closing date. The foregoing pro forma amounts assume credit ratings based on initial indications of our possible ratings from Standard & Poors and from Moody’s. Our actual credit ratings at either one or both of the credit rating agencies as of the closing date may be higher or lower. In addition, the amount of the Tranche A term loan and the Tranche B term loan reflect the managements’ current expectations, but the actual amount of the Tranche A term loan and the Tranche B term loan

NOTES TO UNAUDITED PRO FORMA CONDENSED
COMBINED FINANCIAL STATEMENTS — (Continued)

will depend on the results of the term loan syndication process. Finally, in connection with the syndication process and in order to achieve a successful syndication of the new senior secured credit facility, MSSF and Wells Fargo are entitled under certain conditions to increase the additional margin by up to 0.25% per annum, make limited changes in the allocation of commitments between the revolving line of credit, the Tranche A term loan and the Tranche B term loan and make certain other changes to the new senior secured credit facility. These potential changes could affect the pro forma amounts shown relating to the cost of the new senior secured credit facility.

3.	Reclassifications

The following reclassifications have been made to conform URS’ and Washington Group’s historical reported financial statements to the basis of presentation in the unaudited pro forma condensed combined balance sheet as of June 29, 2007, and the unaudited pro forma condensed combined statements of operations for the six months ended June 29, 2007 and the year ended December 29, 2006. These reclassifications have no effect on previously reported total assets, total liabilities, stockholders’ equity, and net income.

URS reclassifications

•	Condense $18.7 million and $19.6 million of receivable allowances as of June 29, 2007 to accounts receivable, net and accrued earnings in excess of billings on contracts in process, net, respectively; and

•	Reclassify $6.8 million and $17.3 million of equity in income of unconsolidated subsidiaries for the six months ended June 29, 2007 and the year ended December 29, 2006, respectively, from revenues to equity in income of unconsolidated subsidiaries.

Washington Group reclassifications

•	Reclassify $63.8 million of restricted cash and $59.9 million of investments in and advances to construction joint ventures as of June 29, 2007 to prepaid expenses and other current assets;

•	Reclassify $21.4 million of intangible assets as of June 29, 2007 from other assets to purchased intangible assets;

•	Condense $117.9 million of investments in unconsolidated affiliates as of June 29, 2007 to other assets;

•	Condense $74.2 million of self-insurance reserves and $86.3 million of pension and post-retirement benefit obligations as of June 29, 2007 to other long-term liabilities;

•	Reclassify $377.7 million and $681.4 million of Washington Group’s employee benefits, insurance and other overhead expenses for the six months ended June 29, 2007 and the year ended December 29, 2006, respectively, from direct operating expenses to indirect, general and administrative expenses. Washington Group has historically classified direct expenses, an allocation of indirect expenses, and overhead expenses associated with its business units as cost of revenue in the determination of gross profit. URS’ historical classification of expenses includes the deduction of direct expenses to determine gross profit and indirect expenses are combined with general and administrative expenses to determine operating income. Accordingly, Washington Group’s expenses have been reclassified to be consistent with URS’ presentation;

•	Reclassify $4.8 million of interest income and $0.4 million of other non-operating expense for the six months ended June 29, 2007 to indirect, general and administrative expenses. For the year ended December 29, 2006, $16,000 of other operating income, $10.5 million of interest income, and $0.5 million of other non-operating expense were reclassified to indirect, general and administrative expenses;

NOTES TO UNAUDITED PRO FORMA CONDENSED
COMBINED FINANCIAL STATEMENTS — (Continued)

•	Reclassify $6.7 million of merger-related costs for the six months ended June 29, 2007 to indirect, general and administrative expenses; and

•	Reclassify $5.1 million write-off of deferred financing fees for the year ended December 29, 2006 to interest expense.

4.	Pro Forma Adjustments

Adjustments included in the column under the heading “Pro Forma Adjustments” in the unaudited pro forma condensed combined financial statements correspond to the following descriptions:

Pro Forma Adjustments to Condensed Combined Balance Sheet

(a) Reflect the utilization of Washington Group’s cash to fund a portion of the total purchase price.

(b) Write off current and long-term capitalized debt issuance costs related to URS’ term loans and Washington Group’s existing capitalized credit facility fees and record the new current and long-term capitalized debt issuance costs required under the new credit facility.

As of June 29, 2007	Short-Term	Long-Term
	(In thousands)

Write off URS’ existing capitalized debt issuance costs	$(876)	$(2,142)
Write off Washington Group’s existing capitalized credit facility fees	—	(2,665)
Record the capitalized debt issuance costs associated with the new credit facility	7,050	29,700

	$6,174	$24,893

(c) Adjust Washington Group’s property held for sale to fair value.

(d) Eliminate Washington Group’s historical goodwill and record preliminary goodwill resulting from the merger. See Note 1 for a more detailed discussion.

(e) Eliminate Washington Group’s historical intangible assets and record the preliminary estimated identifiable intangible assets, which include favorable operating leases, trade name, customer relationships and other. See Note 1 for a more detailed discussion.

(f) Adjust deferred income taxes, which are primarily associated with the estimated identifiable intangible assets and pro forma adjustments attributable to the merger.

(g) Record Washington Group’s investment in an incorporated mining venture, MIBRAG mbH, a company that operates lignite coal mines and power plants in Germany, to fair value. Washington Group has been accounting for this investment using the equity method and therefore the recorded value of the investment has been adjusted to the estimated fair value based on discounted future cash flows.

(h) Record borrowings under the new credit facility used to finance the merger and record payment of amounts currently outstanding under URS’ existing credit facility. The actual debt borrowings under the new credit facility will be determined at the time of closing, and it will differ from this pro forma adjustment as the adjustment is determined as if the merger and related events had been consummated on June 29, 2007.

	Short Term	Long Term
	(In thousands)

New credit facility	$57,964	$1,338,394
Payoff of URS’ existing credit facility	—	(79,000)

	$57,964	$1,259,394

NOTES TO UNAUDITED PRO FORMA CONDENSED
COMBINED FINANCIAL STATEMENTS — (Continued)

(i) Accrue estimated incremental direct and external transaction costs of $52.3 million, comprised of investment banking fees, legal fees, accounting fees, due diligence expenses, and filing and printing costs related to the merger. The estimated transaction costs, excluding financing costs, are expected to be paid from the combined company’s cash after the closing of the merger. URS’ portion of the estimated transaction cost in the merger is approximately $29.9 million. Of the total estimated transaction costs related to the merger, excluding financing costs, approximately $29.9 million is expected to be accrued by URS prior to the effective time of the merger and an additional $22.4 million is expected to be accrued by Washington Group prior to the effective time of the merger.

Washington Group’s total estimated merger related costs will be approximately $30.0 million, $7.6 million of which was accrued in the unaudited historical balance sheet as of June 29, 2007.

(j) Accrue estimated incremental amount of $32.2 million in payments that will vest under long-term incentive compensation arrangements upon the change in control of Washington Group and reclassify the non-current portion of $9.8 million to current. As of June 29, 2007, Washington Group had accrued $26.7 million of long-term incentive compensation associated with performance units which, together with the $32.2 million additional accrual, will result in $58.9 million as change-in-control payments shortly after closing. These unpaid amounts are expected to be paid from the combined company’s cash after the closing of the merger.

(k) Accrue estimated incremental amount of $5.5 million for Washington Group directors’ and officers’ insurance liability that URS is expected to maintain for six years from the effective date pursuant to the merger agreement.

(l) Eliminate Washington Group’s historical equity balances and record shares of URS common stock issued as a result of the merger.

(m) Record a net normal profit fair value adjustment as of June 29, 2007 related to Washington Group in-process customer contracts that have terms that are either more or less favorable than the terms that could be realized in a current market transaction. A normal profit liability or asset is recognized in connection with purchase accounting such that the rate of return reflected in the post-acquisition financial statements of the acquirer is equal to a market return for the acquirer’s remaining performance effort under the contract. Above- or below-market rates of return can occur for a variety of reasons, including: proposing and securing a contract at above or below market profitability levels; cost over- or under-runs on fixed price, lump-sum contracts, fixed unit price contracts, target price contracts or cost over-runs on cost reimbursable contracts that contain cost ceilings; changed conditions that cannot be resolved through change orders or claims; and shifts in market prices resulting in higher or lower margins occurring after a particular contract was established. The net normal profit fair value adjustment was determined by reviewing significant customer contracts to be acquired and comparing the estimated profit margin to be realized under the contract to the current market rate of return at June 29, 2007 for similar contracts negotiated in a competitive bidding environment. The net normal profit fair value adjustment primarily relates to fixed-price construction projects and fixed unit price mining contracts that have experienced cost over-runs due to higher material, labor and equipment operating costs than anticipated during the period between contract consummation and the date of the acquisition.

The following table summarizes the net normal profit fair value adjustment as of June 29, 2007.

Amount
(In thousands)

Accrued expenses and other current liabilities	$19,671
Other long-term liabilities	11,619

$31,290

NOTES TO UNAUDITED PRO FORMA CONDENSED
COMBINED FINANCIAL STATEMENTS — (Continued)

Assuming the merger and related transactions were consummated on June 29, 2007, the net normal profit fair value adjustment of $31.3 million would be amortized as an increase to revenue as summarized in the table below. The amortization is based on the expected progress towards completion to be made on each contract over the remaining contract term.

Year	Amount
(In thousands)

Remainder of fiscal 2007	$12,301
2008	11,982
2009	2,735
2010	2,513
2011	1,067
Thereafter	692

Total	$31,290

Pro Forma Adjustments to Condensed Combined Statements of Operations

(n) Record amortization of the acquired Washington Group normal profit asset and liability that would have been recorded as of December 31, 2005 under the assumption that the merger and related transactions would have been consummated as of that date, the beginning of URS’ 2006 fiscal year. Acquired contracts were reviewed as described in note (m) above to determine the amount of the normal profit asset and liability required for the return reflected in the post-acquisition financial statements to be equal to the then current market returns. The normal profit asset relates to a management services contract with the Department of Energy that included performance incentive fees based on the achievement of specific milestones. Significant progress was made towards the achievement of the milestones prior to December 31, 2005; however, the related performance incentive fees were not recognized in the historical financial statements until fiscal year 2006. Accordingly, the normal profit asset represents the estimated performance incentive fees recognized in fiscal year 2006 related to work performed prior to December 31, 2005. The contract terminated at the end of fiscal year 2006; therefore, there is no amortization for the six months ended June 29, 2007.

The following table summarizes the amortization of the December 31, 2005 normal profit fair value adjustment, based on the expected progress towards completion to be made on each contract over the remaining contract term.

	Six Months	Fiscal Year
	Ended	Ended
	June 29,	December 29,
	2007	2006
	(In thousands)

Amortization of normal profit liability (increase to revenues) related to contracts yielding below market profit margins	$18,265	$8,805
Amortization of normal profit asset (increase to direct operating expenses) related to contract yielding an above market profit margin	—	19,700

(o) Reverse the amortization of Washington Group’s historical intangible assets.

(p) Record the amortization of the purchased intangible assets resulting from the merger. The purchased intangible assets consist of the estimated fair market value of the acquired trade name, favorable leases and customer relationships. (See Note 1)

NOTES TO UNAUDITED PRO FORMA CONDENSED
COMBINED FINANCIAL STATEMENTS — (Continued)

	Six Months	Fiscal Year
	Ended	Ended
	June 29,	December 29,
	2007	2006
	(In thousands)

Amortization of purchased intangible assets:
Trade name	$5,000	$10,000
Favorable leases	894	1,801

	$5,894	$11,801

Customer relationships and other intangible assets	$11,623	$23,245

(q) Reverse the reclassified merger-related costs recorded by Washington Group during the six months ended June 29, 2007.

(r) Record estimated incremental interest expense and incremental amortization of financing fees associated with debt expected to be incurred in connection with the merger. (See Note 2)

	Six Months	Fiscal Year
	Ended	Ended
	June 29,	December 29,
	2007	2006
	(In thousands)

Interest expense calculated based on current rate as of September 14, 2007	$60,751	$126,351
Less: Reversal of URS’ historical interest expense	(3,657)	(16,049)
Less: Reversal of URS’ historical debt issuance cost amortization related to the existing credit facility	(383)	(767)
Less: Reversal of Washington Group’s historical credit facility interest, and write off and amortization of deferred finance fees	(1,073)	(8,588)

Total	$55,638	$100,947

The following tables present the change in estimated interest expense if the assumed LIBOR rate were to change by 1/8%.

	Six Months Ended June 29, 2007
	Assumed		Variable Interest	Variable Interest	Variable Interest
	Current		Range 12.5 Basis	at Assumed	Range 12.5 Basis
Debt Instrument	Rate	Amount(1)	Points Below	Current Rate	Points Above
		(In thousands)

New debt:
Senior secured credit facility:
Revolving credit facility	7.75%	$81,835	$3,120	$3,171	$3,222
Tranche A term loans	7.75%	1,045,000	39,841	40,494	41,147
Tranche B term loans	8.50%	297,000	12,437	12,623	12,808
Commitment fee			938	938	938
Amortization of debt financing costs			3,525	3,525	3,525

			$59,861	$60,751	$61,640

NOTES TO UNAUDITED PRO FORMA CONDENSED
COMBINED FINANCIAL STATEMENTS — (Continued)

	Fiscal Year Ended December 29, 2006
	Assumed		Variable Interest	Variable Interest	Variable Interest
	Current		Range 12.5 Basis	at Assumed	Range 12.5 Basis
Debt Instrument	Rate	Amount(1)	Points Below	Current Rate	Points Above
		(In thousands)

New debt:
Senior secured credit facility:
Revolving credit facility	7.75%	$86,142	$6,568	$6,676	$6,784
Tranche A term loans	7.75%	1,100,000	83,875	85,250	86,625
Tranche B term loans	8.50%	300,000	25,125	25,500	25,875
Commitment fee			1,875	1,875	1,875
Amortization of debt financing costs			7,050	7,050	7,050

			$124,493	$126,351	$128,209

(1)	The Tranche A term loans will have a final maturity date of five years after the closing date. Quarterly principal payments, commencing with the first full fiscal quarter following the closing date, will be required in aggregate annual amounts expressed as a percentage of the original principal amount of the Tranche A term loans as follows: (i) 5% in years one and two, (ii) 10% in years three and four and (iii) 70% in year five. The Tranche B term loans will have a final maturity date of seven years after the closing date. Commencing with the first full fiscal quarter following the closing date, quarterly principal payments will be required in aggregate annual amounts equal to 1% of the original aggregate principal amount of the Tranche B term loans in years one through six, with the balance payable in equal installments in the final year.

    For the fiscal year ended December 29, 2006, estimated pro forma interest expense under the new credit facility is calculated based on the estimated average outstanding borrowings of $1.5 billion, after giving effect to the merger and related events, as if the merger had been consummated on December 31, 2005. For the six months ended June 29, 2007, estimated pro forma interest expense under the new credit facility is calculated based on the estimated average outstanding borrowings of $1.4 billion assuming that estimated annual debt payments were made at the end of fiscal year 2006.

(s) Record the tax effect of pro forma adjustments at an assumed blended statutory tax rate of 40.5%.

(t) The pro forma basic and diluted net income per share is based on the historical weighted-average number of shares of URS common stock used in computing basic and diluted net income per share, plus 24.9 million shares of URS common stock assumed to be issued in connection with the merger based on the Washington Group’s shares of common stock and stock options outstanding as of September 7, 2007 and assuming that all of the stock options outstanding as of September 7, 2007 remain outstanding as of the effective time of the merger.

FINANCIAL FORECASTS

URS and Washington Group are including in this joint proxy statement/prospectus certain financial forecasts concerning their revenue, net income and earnings before interest and taxes, which is referred to as EBIT, which they shared with one another in the course of their mutual due diligence. These financial forecasts were developed from historical financial statements and do not give effect to any changes or expenses as a result of the merger or any other effects of the merger. Furthermore, the financial forecasts were not prepared with a view toward public disclosure or compliance with published guidelines of the SEC or the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information or GAAP.

The financial forecasts of URS and Washington Group included in this joint proxy statement/prospectus were prepared by, and are the responsibility of, URS management and Washington Group management, respectively. Neither URS’ nor Washington Group’s independent auditors, nor any other independent auditors, have compiled, examined or performed any procedures with respect to the prospective financial information contained in the financial forecasts, nor have they expressed any opinion or given any form of assurance on the financial forecasts or their achievability. The auditors’ reports incorporated by reference in this joint proxy statement/prospectus relate to URS and Washington Group’s historical financial information. The auditors’ reports do not extend to prospective financial information and should not be read to do so. In addition, Morgan Stanley and Goldman Sachs did not assist in the preparation of the financial forecasts, have no responsibility for the financial forecasts, and may have varied some of the assumptions underlying the financial forecasts for purposes of their respective analyses. Furthermore, the financial forecasts:

•	necessarily make numerous assumptions, many of which are beyond the control of URS and Washington Group and may not prove to have been, or may no longer be, accurate;

•	do not necessarily reflect revised prospects for URS’ and Washington Group’s businesses, changes in general business or economic conditions, or any other transaction or event that has occurred or that may occur and that was not anticipated at the time the forecasts were prepared;

•	are not necessarily indicative of current values or future performance, which may be significantly more favorable or less favorable than as set forth below; and

•	should not be regarded as a representation that the financial forecasts will be achieved.

URS and Washington Group believe that the assumptions that their respective managements used as a basis for the financial forecasts were reasonable at the time the financial forecasts were prepared, given the information their respective managements had at the time.

These financial forecasts are not a guarantee of performance. Financial forecasts involve risks, uncertainties and assumptions. The future financial results of URS, Washington Group and, if the merger is completed, the combined company, may materially differ from those expressed in the financial forecasts due to factors that are beyond URS’ and/or Washington Group’s ability to control or predict. Neither URS nor Washington Group can assure you that their respective financial forecasts will be realized or that their respective future financial results will not materially vary from the financial forecasts. Since the financial forecasts cover multiple years, such information by its nature becomes less reliable with each successive year. The financial forecasts do not take into account any circumstances or events occurring after the date they were prepared. URS and Washington Group do not intend to update or revise the financial forecasts.

The financial forecasts are forward-looking statements. For more information on factors which may cause URS’ and Washington Group’s future financial results to materially vary, see “Cautionary Statement Concerning Forward-Looking Statements” on page 41 and “Risk Factors” on page 19. URS’ and Washington Group’s management have prepared their respective financial forecasts using accounting policies consistent with their respective annual and interim financial statements, as well as any changes to those policies known to be effective in future periods. The financial forecasts do not reflect the effect of any proposed or other changes in GAAP that may be made in the future. Any such changes could have a material impact to the information shown below.

EBIT is not a measure of performance under GAAP, and should not be considered as an alternative to net income as a measure of operating performance or cash flows or as a measure of liquidity.

URS Financial Forecasts(1)

	Projected Fiscal Year Ending December 31,
	2007	2008	2009
	(In millions)

Revenue	$4,650	$5,208	$5,852
Net Income	$128	$157	$176
EBIT	$233	$274	$307

Washington Group Financial Forecasts(1)

	Projected Fiscal Year Ending December 31,
	2007	2008
	(In millions)

Revenue	$4,002	$4,645
Net Income	$88	$104
EBIT	$153	$187

(1)	These financial forecasts, which URS and Washington Group shared with one another in the course of our mutual due diligence process, were prepared during May 2007. These financial forecasts have not been updated for changes in URS’ and Washington Group’s businesses since the due diligence process.

COMPARISON OF STOCKHOLDER RIGHTS AND CORPORATE GOVERNANCE MATTERS

Both Washington Group and URS are incorporated under the laws of the State of Delaware and, accordingly, the rights of the stockholders of each are currently governed by the DGCL. Upon completion of the merger, all outstanding shares of Washington Group common stock will be converted into the right to receive URS common stock and cash, without interest, other than shares as to which a Washington Group stockholder has validly demanded and perfected appraisal rights under Delaware law. Accordingly, upon completion of the merger, the rights of Washington Group stockholders who become stockholders of URS in the merger will be governed by the DGCL, the certificate of incorporation of URS, as amended, and the bylaws of URS, as amended.

The following discussion is a summary of material differences between the current rights of URS stockholders and the current rights of Washington Group stockholders. While this summary covers the material differences between the two, this summary may not contain all of the information that is important to you. We urge you to carefully read this entire joint proxy statement/prospectus, the relevant provisions of the DGCL and the other governing documents to which we refer in this joint proxy statement/prospectus for a more complete understanding of the differences between being a stockholder of URS and being a stockholder of Washington Group. URS and Washington Group have filed with the SEC their respective governing documents referenced in this summary of stockholder rights and will send copies of these documents to you, without charge, upon your request. See the section entitled “Additional Information — Where You Can Find More Information” on page 147.

URS	Washington Group

Authorized Capital Stock

The authorized capital stock of URS consists of (i) 100,000,000 shares of common stock, par value $0.01 per share and (ii) 3,000,000 shares of preferred stock, par value $0.01 per share.	The authorized capital stock of Washington Group consists of (i) 100,000,000 shares of common stock, par value $0.01 per share and (ii) 10,000,000 shares of preferred stock, par value $0.01 per share.

Preferred Stock Designation

URS’ certificate of incorporation provides that its board is authorized to fix or alter the dividend rights, dividend rate, conversion rights, voting rights, rights and terms of redemption, the redemption price or prices and the liquidation preferences of any wholly unissued series of preferred stock, and the number of shares constituting any such series and the designation thereof.

However, no designation of preferred stock has been adopted by URS’ board of directors.	Washington Group’s certificate of incorporation provides that its board of directors may authorize the issuance and designate the rights, preferences and privileges of one or more series of preferred stock, which terms can include: (a) the number of shares of any series and the designation to distinguish the shares of such series from the shares of all other series; (b) the voting powers, if any, and whether such voting powers are full or limited in such series; (c) the redemption provisions, if any, applicable to such series, including, without limitation, the redemption price or prices to be paid; (d) whether dividends, if any, will be cumulative or noncumulative, the dividend rate of such series, and the dates and preferences of dividends on such series; (e) the rights of such series upon the voluntary or involuntary dissolution of, or upon any distribution of the assets of, Washington Group; (f) the provisions, if any, pursuant to which the shares of such series are convertible into, or exchangeable for, shares of any other class or classes or of any other series of the same or any other class or classes of stock, or any other security, of Washington Group or any other corporation or other entity, and the price or prices or the rates of exchange applicable thereto; (g) the right, if any, to subscribe for or to

URS	Washington Group

purchase any securities of Washington Group or any other corporation or other entity; (h) the provisions, if any, of a sinking fund applicable to such series; and (i) any other relative, participating, optional, or other special powers, preferences, rights, qualifications, limitations, or restrictions thereof; all as may be determined from time to time by the board of directors and stated in the resolution or resolutions providing for the issuance of such preferred stock.

Election of Directors

URS’ bylaws provide that except as otherwise permitted, directors must be elected at an annual meeting of the URS’ stockholders and each director to be elected by URS’ stockholders must be elected by the vote of the holders of a majority of the votes cast for the election of directors at any meeting at which a quorum is present. If the number of nominees exceeds the number of directors to be elected, the directors must be elected by the vote of the holders of a plurality of the votes cast. If an incumbent director nominated for reelection at a stockholder meeting is not elected by the required vote, that director must tender his or her irrevocable resignation to the board of directors, which resignation may be either accepted or rejected by the board of directors. A majority of the votes cast means the number of votes cast “for” a director must exceed the number of votes cast “against” that director. Timely notice of nominations must be provided to the secretary of URS.	Washington Group’s bylaws provide that nomination of persons for election as directors of Washington Group may be made only at an annual meeting of the Washington Group’s stockholders by or at the direction of Washington Group’s board of directors or a committee thereof or by any stockholder that is a stockholder of record at the time of giving of notice provided for in such bylaws, who is entitled to vote for the election of directors at such meeting and who complies with the procedures set forth in such bylaws. At such annual meeting, the directors will be elected for a one-year term expiring at the next annual meeting. Each director to be elected by Washington Group stockholders must be elected by the vote of a majority of the votes cast by stockholders at a meeting for the election of directors at which a quorum is present, except that if, as of a date that is 14 days in advance of the date that Washington Group first files its definitive proxy statement with the SEC, the number of nominees exceeds the number of directors to be elected, directors must be elected by the vote of a plurality of the shares represented in person or by proxy at any such meeting. Only persons who comply with the director resignation provisions of the Washington Group Corporate Governance Guidelines shall be eligible for election as directors. The Corporate Governance Guidelines require each director nominated for reelection to submit a conditional letter of resignation that will take effect if the director does not receive a majority of votes cast in an uncontested election. A majority of votes cast shall mean that the number of shares voted “for” a director’s election exceeds 50% of the number of votes cast with respect to that director’s election. Votes cast includes votes “for” that director’s election plus votes to withhold authority with respect to that director’s election and excludes abstentions and broker non-votes with respect to that director’s election. Timely notice of nominations must be provided to the secretary of Washington Group.

URS	Washington Group

Number of Directors

URS’ bylaws provide that the URS board of directors shall consist of not less than five nor more than fifteen directors, the exact number of directors to be determined from time to time by the URS board of directors. There are currently ten positions authorized, and ten directors serving, on the URS board of directors.	Washington Group’s certificate of incorporation provides that, subject to the rights of the holders of any series of preferred stock to elect additional directors specified in a preferred stock designation, the number of directors of Washington Group shall consist of not less than three or more than eleven, and will be fixed from time to time as described in the bylaws.

Washington Group’s bylaws provide that the authorized number of Washington Group directors shall be eleven, and that such number of authorized directors may be determined from time to time only by a vote of a majority of the Washington Group board of directors or by the affirmative vote of the holders of at least two-thirds of the shares entitled to vote. The Washington Group board of directors currently consists of eleven directors.

Removal of Directors

URS’ certificate of incorporation and bylaws do not address the removal of directors. Section 141(k) of the DGCL provides that, any URS director or URS’ entire board of directors may be removed for cause from the board of directors at any meeting of stockholders by the affirmative vote of a majority in voting power of the outstanding stock entitled to vote in an election of directors.	Washington Group’s certificate of incorporation provides that, subject to the rights of the holders of any series of preferred stock to elect additional directors under circumstances specified in a preferred stock designation, any director may be removed from office by the stockholders only for cause and only at any annual meeting or special meeting of the stockholders, the notice of which states that the removal of a director or directors is among the purposes of the meeting, by the affirmative vote of the holders of at least two-thirds of the shares entitled to vote.

Vacancies on the Board of Directors

URS’ bylaws provide that any vacancy and newly created directorships that results from an increase in the number of directors may be filled by a majority of the directors then in office, even if less than a quorum, or by a sole remaining director. If there are no directors in office, then an election of directors may be held in the manner provided by the DGCL. If, at the time of filling any vacancy or any newly created directorship, the directors then in office represent less than a majority of the whole board of directors (as constituted immediately prior to any such increase), the Delaware Court of Chancery may, upon the application by stockholders holding at least 10% of the total	Washington Group’s certificate of incorporation and bylaws provide that, subject to the rights of the holders of any series of preferred stock to elect additional directors under circumstances specified in a preferred stock designation, newly created directorships resulting from any increase in the number of directors and any vacancies on the board of directors resulting from death, resignation, disqualification, removal, or other cause may be filled solely by the affirmative vote of a majority of the remaining directors then in office, even though less than a quorum of the board of directors, or by a sole remaining director.

URS	Washington Group

outstanding shares having the right to vote for such directors, order an election to be held to fill any such vacancies or newly created directorships, or to replace the directors chosen by the directors then in office.

Stockholder Action by Written Consent

URS’ bylaws provide that any action required to be, or which may be, taken at a meeting of stockholders, may be taken without a meeting, without prior notice, and without a vote if a consent or consents in writing, setting forth the action so taken, may be signed and dated by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted.

Prompt notice of the taking of the corporate action without a meeting by less than unanimous written consent may be given to those stockholders who have not consented in writing.	Washington Group’s certificate of incorporation provides that, subject to the rights of the holders of any series of preferred stock, any action required or permitted to be taken by stockholders must be effected at a duly called annual or special meeting of stockholders and may not be effected by any consent in writing of such stockholders, other than any such action taken for any purpose prescribed by the Internal Revenue Code and the regulations thereunder or by Item 201(d) of Regulation S-K of the Exchange Act, which may be effected by such a consent in writing.

Amendment to Certificate of Incorporation

URS’ certificate of incorporation provides that URS reserves the right to amend, alter, change or repeal any provision contained in its certificate of incorporation, in any manner now or hereafter prescribed by statute, and all rights conferred upon stockholders are granted subject to this reservation.	Washington Group’s certificate of incorporation provides that the affirmative vote of the holders of at least two-thirds of shares entitled to vote is required to amend or repeal, or to adopt any provisions inconsistent with its: (i) Article V, which regulates the creation, amendment or repeal of any bylaws of Washington Group, (ii) Article VI, which regulates actions effected at a duly called meeting of stockholders and action by written consent or (iii) Article VII, which addresses the number, election and terms of directors, nomination of director candidates, newly created directorships and vacancies, and removal of directors.

Amendment of Bylaws

URS’ bylaws provide that the bylaws may be altered, amended or repealed or new bylaws may be adopted by stockholders holding more than 50% of the stock entitled to vote, or by the board of directors, when such power is conferred upon the board of directors by the certificate of incorporation, at any regular or special meeting of the stockholders or of the board of directors if notice of such alteration, amendment, repeal or adoption of new bylaws be contained in the notice of such special meeting.

URS’ certificate of incorporation provides that the board	Washington Group’s bylaws provide that the bylaws may be amended in any respect or repealed at any time, either (i) at any meeting of stockholders, provided that any amendment or supplement proposed to be acted upon at any such meeting has been described or referred to in the notice of such meeting, or (ii) at any meeting of the board of directors of Washington Group provided that no amendment adopted by the board of directors may vary or conflict with any amendment adopted by the stockholders in accordance with the certificate of incorporation and the bylaws.

URS	Washington Group

of directors is expressly authorized to make, adopt, amend or repeal the bylaws by resolution passed by a majority of the whole board of directors.	Washington Group’s certificate of incorporation provides that the board of directors may make, amend, and repeal the bylaws. Any bylaw made by the board of directors may be amended or repealed by the board of directors (except as specified in any such bylaw) or by the stockholders in the manner provided in the bylaws.

Washington Group’s certificate of incorporation and bylaws each provide that Bylaws 1 (Stockholders’ Meetings — Time and Place of Meetings), 3 (Stockholders’ Meetings — Special Meetings), 8 (Stockholders’ Meetings — Order of Business), 10 (Directors — Number, Election and Terms), 11 (Directors - Vacancies and Newly Created Directorships), 12 (Directors — Removal), 13 (Directors — Nomination of Directors; Election), and 36 (General — Amendments) may not be amended or repealed by the stockholders, and no provision inconsistent therewith may be adopted by the stockholders, without the affirmative vote of the holders of at least two-thirds of the shares entitled to vote.

Special Meeting of Stockholders

URS’ bylaws provide that special meetings of the stockholders may be called by the president and may be called by the president or secretary at the request in writing of (i) a majority of the board of directors, or (ii) stockholders owning 20% total shares outstanding and entitled to vote. Such written request may specify the purpose of the proposed meeting. Such meeting should be held at such place, either within or without the State of Delaware, as is stated in the notice or in a duly executed waiver of notice thereof.	Washington Group’s certificate of incorporation and bylaws provide that special meetings of stockholders may be called only by(i) the chairman of the board of directors, (ii) the president, (iii) the secretary within ten (10) calendar days after receipt of the written request of a majority of the total directors that the board of directors would have if there were no vacancies, which we refer to as the “whole board,” or (iv) the holders of a majority of the shares entitled to vote.

Notice of Stockholder Meetings

URS’ bylaws provide that written notice of the annual meeting of stockholders, stating the date, time and place of the meeting should be given to each stockholder entitled to vote at such meeting not less than ten nor more than 50 days prior to such meeting unless such stockholder waives notice of the meeting.

Written notice of a special meeting of the stockholders should specify the place, date and hour of the meeting and the purpose of the meeting and should be given not less than ten nor more than 50 days prior to such meeting to each stockholder entitled to vote at such meeting.
Washington Group’s bylaws provide that written notice of every stockholder meeting, stating the place, date, time, and means of remote communications, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such meeting, and, in the case of a special meeting, the purpose or purposes for which the meeting is called, will be given not less than ten nor more than 60 calendar days before the date of the meeting to each stockholder of record entitled to vote at such meeting, except as otherwise provided in such bylaws or by law.

URS	Washington Group

Any stockholder may execute a waiver of notice, in person or by proxy, either before or after any meeting, and should be deemed to have waived notice if he or she is present at such meeting in person or by proxy.

When a meeting is adjourned for more than 30 days, or if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting must be given to each URS stockholder of record entitled to vote at the meeting.	When a meeting is adjourned to another place, date, or time, written notice need not be given of the adjourned meeting if the place, date, time, and means of remote communications, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such adjourned meeting, are announced at the meeting at which the adjournment is taken; provided, however, that if the adjournment is for more than 30 calendar days, or, if after the adjournment, a new record date is fixed for the adjourned meeting, written notice of the place, date, time, and means of remote communications, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such adjourned meeting, must be given in conformity with such bylaws.

A waiver in writing, signed by the persons entitled to notice, or a waiver by electronic transmission by the person entitled to notice, whether before or after the meeting for which notice is to be given, will be deemed equivalent to such notice. Attendance of a person at a meeting constitutes a waiver of notice of such meeting, except when the person attends a meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened.

Delivery and Notice Requirements of Stockholder Nominations and Proposals

URS’ bylaws provide that any business to be conducted at any meeting of stockholders must be brought before the meeting (i) by or at the direction of the board of directors; or (ii) by any stockholder who is entitled to vote and complies with advance notice procedures set forth in the bylaws.

URS’ bylaws also provide that a stockholder intending to nominate a candidate for election to the board of directors or to bring any other business before an annual meeting must give timely written notice thereof to the secretary of URS.

In order for a stockholder’s written nomination of a candidate for election to the board of directors to be timely, the stockholder’s notice must be delivered to or mailed and received at the principal executive offices of URS, not less than 90 days nor more than 120 days prior to the anniversary date of the immediately preceding annual meeting of stockholders.

In order for a stockholder’s notice of a proposal to bring	Washington Group’s bylaws provide that at an annual meeting of the stockholders, only such business that is (i) specified in the notice of meeting (or any supplement thereto) given by or at the direction of the board of directors in accordance with the bylaws, (ii) otherwise properly brought before the meeting by the presiding officer or by or at the direction of a majority of the whole board, or (iii) otherwise properly requested to be brought before the meeting by a stockholder of Washington Group in accordance with the following paragraph.

For business to be properly requested by a stockholder to be brought before an annual meeting, (i) the stockholder must be a stockholder of record at the time of notice for suc h annual meeting provided for in the bylaws, (ii) the stockholder must be entitled to vote at such meeting, (iii) the stockholder must have given timely notice thereof in writing to the secretary, and (iv) if the stockholder, or the beneficial owner on whose behalf any business is brought before the meeting, has provided Washington Group with a proposal solicitation notice, as that term is defined below, such stockholder or

URS	Washington Group

any other business before an annual meeting to be timely, the stockholder’s notice must be delivered to or mailed and received at the principal executive offices of URS, not less than 90 days nor more than 120 days prior to the anniversary date of the immediately preceding annual meeting of stockholders; provided, however, that if no annual meeting was held in the previous year or the date of the annual meeting has changed by more than 30 days from the date contemplated in the previous year’s proxy statement, notice must be so received no earlier than 90 days prior to such annual meeting and no later than 60 days prior to such annual meeting, or, if the public announcement of the date of such annual meeting is first made by URS fewer than 70 days prior to such annual meeting, then notice must be received no later than ten days following the date of such public announcement.

A stockholder’s notice to the secretary must set forth as to each matter the stockholder wishes to bring before the annual meeting:

• a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business;

• the name and address, as they appear on the URS’ books, of the stockholder proposing such business;

• the class and number of shares of URS which are beneficially owned by the stockholder;

• any material interest of the stockholder in such business; and

• any other information that is required to be provided by the stockholder pursuant to Regulation 14A under the Exchange Act in his capacity as a proponent to a stockholder proposal.	beneficial owner must have delivered a proxy statement and form of proxy to the holders of at least the percentage of shares entitled to vote required to approve such business that the stockholder proposes.

To be timely, a stockholder’s notice must be delivered to or mailed and received at the principal executive offices of Washington Group not less than 60 nor more than 90 calendar days prior to the first anniversary of the date on which Washington Group first mailed its proxy materials for the preceding year’s annual meeting of stockholders; provided, however, that if there was no annual meeting held during the preceding year or if the date of the annual meeting is advanced more than 30 calendar days prior to or delayed by more than 30 calendar days after the anniversary of the preceding year’s annual meeting, notice by the stockholder to be timely must be so delivered not later than the close of business on the later of the 90th calendar day prior to such annual meeting or the tenth calendar day following the day on which such public announcement of the date of such meeting is first made. In no event does the public announcement of an adjournment of an annual meeting commence a new time period for the giving of a stockholder’s notice as described above.

A stockholder’s notice to the secretary must set forth as to each matter the stockholder proposes to bring before the annual meeting:

• a description in reasonable detail of the business desired to brought before the annual meeting and the reasons for conducting such business at the annual meeting;

• the name and address, as they appear on Washington Group’s books, of the stockholder proposing such business and the beneficial owner, if any, on whose behalf the proposal is made;

• the class and number of shares of Washington Group that are owned beneficially and of record by the stockholder proposing such business and by the beneficial owner, if any, on whose behalf the proposal is made;

• any material interest of such stockholder proposing such business and the beneficial owner, if any, on whose behalf the proposal is made in such business; and

URS	Washington Group

• whether either such stockholder or beneficial owner intends to deliver a proxy statement and form of proxy to holders of at least the percentage of shares entitled to vote required to approve the proposal, which, such statement of intent, we refer to as a proposal solicitation notice.

A stockholder must also comply with all applicable requirements of the Exchange Act and the rules and regulations thereunder.

For purposes of the bylaws, “public announcement” means disclosure in a press release reported by the Dow Jones News Service, Associated Press, or comparable national news service or in a document publicly filed by Washington Group with the SEC pursuant to Section 13, 14, or 15(d) of the Exchange Act or furnished to stockholders.

Proxy

URS’ bylaws provide that a stockholder may vote either in person or by proxy should decide any question brought before such meeting, unless the question is one upon which a different vote is required by express provision of applicable statutes or of the certificate of incorporation, in which case such express provision should govern and control the decision of such question. No proxy will be valid after three years from the date of its execution unless a longer period is expressly provided in the proxy.	Washington Group’s bylaws provide that, a stockholder may vote each share of stock having voting power standing in the name of such stockholder on the books of Washington Group on the record date for such meeting either in person or by proxy executed in a form permitted by Section 212 of the DGCL. Without affecting any vote previously taken, a stockholder may revoke any proxy that is not irrevocable by attending the meeting and voting in person, by revoking the proxy by giving notice to the secretary, or by a later appointment of a proxy.

Preemptive Rights

URS’ certificate of incorporation does not grant any preemptive rights.	Washington Group’s certificate of incorporation does not grant any preemptive rights.

Limitation of Personal Liability of Directors

URS’ certificate of incorporation provides that a director of URS shall not be personally liable to URS or its stockholders for monetary damages for breach of fiduciary duty as a director, with specified exceptions. In addition, if, after the date of original inclusion of this provision in the URS certificate of incorporation, the DGCL is amended to permit further limitations on director liability, then, in addition to the limitation on personal liability described above, the liability of URS directors will be limited to the fullest extent permitted by the amended DGCL. Any repeal or modification of	Washington Group’s certificate of incorporation provides that, to the fullest extent permitted by the DGCL or any other applicable law in effect, no director will be personally liable to Washington Group or its stockholders for or with respect to any acts or omissions in the performance of his or her duties as a director of Washington Group.

URS	Washington Group

this provision will be prospective only and will not adversely affect any limitation on personal liability existing at the time of such repeal or modification.

Indemnification of Officers and Directors

URS’ bylaws provide that:

(1) URS will indemnify any officer, director or employee who was or is a party or is threatened to be made a party to any threatened, pending, or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of URS) by reason of the fact that he is or was a director, officer or employee of URS, or is or was serving at the request of URS as a director, officer or employee of another corporation or partnership, joint venture, trust or other enterprise. Such indemnification covers expenses (including attorney’s fees), judgments, fines and amounts paid in settlement, actually and reasonably incurred by him in connection with such action, suit or proceeding, if he acted in good faith and in a manner he reasonable believed to be in, or not opposed to, the best interests of URS and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

(2) URS will indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of URS to procure a judgment in its favor by reason of the fact that he is or was a director, officer or employee of URS, or is or was serving at the request of URS as a director, officer or employee of URS, or is or was serving at the request of URS as a director, officer or employee of another corporation, partnership, joint venture, trust or other enterprise. Subject to exceptions, such indemnification covers expenses (including attorney’s fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit, if he acted in good faith in any manner he reasonably believed to be in or not opposed to the best interests of URS. However, no indemnification will be made if a person is adjudged to have been liable for negligence or misconduct in the performance of his duties to the corporation, unless the court in which such action or suit was brought determines	Washington Group’s certificate of incorporation provides that, subject to exceptions, each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any action, suit, or proceeding, whether civil, criminal, administrative, or investigative, which we collectively refer to as a “proceeding,” by reason of the fact that he or she is or was a director or an officer of Washington Group or is or was serving at the request of Washington Group as a director, officer, employee, or agent of another company or of a partnership, joint venture, trust, or other enterprise, including, without limitation, service with respect to an employee benefit plan, whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee, or agent or in any other capacity while serving as a director, officer, employee, or agent, will be indemnified and held harmless by Washington Group to the fullest extent permitted or required by the DGCL, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits broader indemnification rights than such law permitted prior to such amendment), against all expense, liability, and loss (including, without limitation, attorneys’ fees, judgments, fines, ERISA excise taxes or penalties, and amounts paid in settlement) reasonably incurred or suffered by such indemnitee in connection with a proceeding.

Washington Group’s certificate of incorporation also provides for the reimbursement or advancement of fees and expenses in specified circumstances.

The rights to indemnification and to the advancement of expenses are not exclusive of any other right which any person may have or hereafter acquire under any statute, the certificate of incorporation, the bylaws, any agreement, any vote of stockholders or disinterested directors, or otherwise.

Washington Group may maintain insurance, at its expense, to protect itself and any director, officer, employee, or agent of Washington Group or another corporation, partnership, joint venture, trust, or other enterprise against any expense, liability, or loss, whether

URS	Washington Group

that, despite the adjudication of liability, but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the court deems proper.

URS’ bylaws also provide for the reimbursement of fees and expenses in specified circumstances.

URS’ bylaws provide that indemnification provided in Article VI are not exclusive of any rights to which such potential indemnitees may be entitled under any other bylaw, agreement, vote of stockholders or disinterested directors or otherwise both as to action in his official capacity and to action in another capacity while holding such office, and such indemnification will continue as to a person who has ceased to be a director, officer or employee, and it inures to the benefit of such person’s heirs, executors and administrators.	or not Washington Group would have the power to indemnify such person against such expense, liability, or loss under the DGCL.

ADDITIONAL INFORMATION

Stockholder Proposals

URS

URS held its 2007 annual meeting on May 24, 2007. URS plans to hold an annual meeting in 2008. The deadline for submitting a stockholder proposal to URS for inclusion in the URS proxy statement and form of proxy pursuant to Rule 14a-8 under the Exchange Act for the URS 2008 annual meeting of stockholders is December 19, 2007. Proposals of URS stockholders submitted pursuant to Rule 14a-8 under the Exchange Act and intended to be presented at the URS 2008 annual meeting of stockholders must have been received by URS at its principal executive offices no later than February 23, 2008. In addition, URS’ bylaws provide that a stockholder who desires to nominate a person for election to the board of directors at the 2008 annual meeting must have given written notice to URS no sooner than 120 days and no later than 90 days prior to the first anniversary of the preceding year’s annual meeting. Any such nomination must have provided the information required by URS’ bylaws and comply with any applicable laws and regulations.

URS’ bylaws limit the business that may be transacted at a special meeting of stockholders to matters relating to the purposes of the special meeting stated in the notice of the meeting. Accordingly, URS’ stockholders may not submit other proposals for consideration at the special meeting.

All submissions should be made to the corporate secretary at URS’ principal offices at 600 Montgomery Street, 26th Floor, San Francisco, California 94111-2728.

Washington Group

Washington Group held its 2007 annual meeting on May 18, 2007. Washington Group plans to hold an annual meeting in 2008 only if the merger is not completed. Proposals of Washington Group stockholders submitted pursuant to Rule 14a-8 under the Exchange Act and intended to be presented at the 2008 annual meeting of stockholders must be received by Washington Group at its principal executive offices no later than December 18, 2007 in order to be considered for inclusion in Washington Group’s proxy materials for that meeting. In addition, Washington Group’s bylaws provide that a stockholder who desires to nominate a person for election to the board of directors at the 2008 annual meeting must have given written notice to Washington Group at its principal executive offices not less than 60 days nor more than 90 days prior to the first anniversary of the date on which Washington Group first mailed its proxy materials for the preceding year’s annual meeting of stockholders. Any such nomination must provide the information required by Washington Group’s bylaws and comply with any applicable laws and regulations.

Washington Group’s bylaws limit the business that may be transacted at a special meeting of stockholders to matters properly brought before the meeting. To be properly brought before a special meeting, business must be specified in the notice of the meeting or otherwise properly brought before the meeting by the presiding officer or by or at the direction of the whole board of Washington Group. Accordingly, Washington Group’s stockholders may not submit other proposals for consideration at the special meeting.

All submissions should be made to the corporate secretary at Washington Group’s principal offices at 720 Park Boulevard, P.O. Box 73, Boise, Idaho 83729.

Legal Matters

The legality of URS common stock offered by this joint proxy statement/prospectus are being passed upon for URS by Latham & Watkins LLP, Los Angeles, California. Certain United States federal income tax consequences of the merger are being passed upon for URS by Latham & Watkins LLP, Los Angeles, and for Washington Group by Wachtell, Lipton, Rosen & Katz, New York, New York.

Experts

The consolidated financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Annual Report on Internal Control over Financial Reporting) incorporated in this joint proxy statement/prospectus by reference to URS’ Annual Report on Form 10-K for the year ended December 29, 2006 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The financial statements, the related financial statement schedule, and management’s report on the effectiveness of internal control over financial reporting incorporated in this prospectus by reference from the Washington Group Annual Report on Form 10-K for the fiscal year ended December 29, 2006 have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports (which reports (1) express an unqualified opinion on the financial statements and financial statement schedule and include an explanatory paragraph relating to changes in methods of accounting for mining stripping costs and pension and postretirement benefits, (2) express an unqualified opinion on management’s assessment regarding the effectiveness of internal control over financial reporting, and (3) express an unqualified opinion on the effectiveness of internal control over financial reporting), which are incorporated herein by reference, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

Where You Can Find More Information

URS and Washington Group file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy these reports, statements or other information filed by either URS or Washington Group at the SEC’s Public Reference Room at 100 F Street, N.E., N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. The SEC filings of URS and Washington Group are also available to the public from commercial document retrieval services and at the website maintained by the SEC at http://www.sec.gov.

URS has filed a registration statement on Form S-4 to register with the SEC the URS common stock to be issued to Washington Group stockholders in the merger. This joint proxy statement/prospectus is a part of that registration statement and constitutes a prospectus of URS, in addition to being a proxy statement of URS and Washington Group for their respective special meetings. The registration statement, including the attached annexes, exhibits and schedules, contains additional relevant information about URS, URS common stock and Washington Group. As allowed by SEC rules, this joint proxy statement/prospectus does not contain all the information you can find in the registration statement or the exhibits to the registration statement.

The SEC allows URS and Washington Group to “incorporate by reference” information into this joint proxy statement/prospectus. This means that URS and Washington Group can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this joint proxy statement/prospectus, except for any information that is superseded by information that is included directly in this joint proxy statement/prospectus or incorporated by reference subsequent to the date of this joint proxy statement/prospectus. Neither URS nor Washington Group is incorporating the contents of the websites of the SEC, URS, Washington Group or any other person into this joint proxy statement/prospectus. URS and Washington Group are providing information about how you can obtain documents that are incorporated by reference into this joint proxy statement/prospectus at these websites only for your convenience.

This joint proxy statement/prospectus incorporates by reference the documents listed below that URS and Washington Group have previously filed with the SEC. They contain important information about URS and Washington Group and their financial conditions. The following documents, which were filed by URS with the SEC, are incorporated by reference into this joint proxy statement/prospectus:

•	annual report of URS on Form 10-K (File No. 001-07567) for the fiscal year ended December 29, 2006, filed with the SEC on February 27, 2007;

•	proxy statement of URS on Schedule 14A (File No. 001-07567), dated April 18, 2007, filed with the SEC on April 18, 2007;

•	quarterly report of URS on Form 10-Q (File No. 001-07567) for the quarterly period ended March 30, 2007, filed with the SEC on May 8, 2007;

•	quarterly report of URS on Form 10-Q (File No. 001-07567) for the quarterly period ended June 29, 2007, filed with the SEC on August 8, 2007;

•	current report of URS on Form 8-K (File No. 001-07567), dated March 22, 2007, filed with the SEC on March 27, 2007;

•	current report of URS on Form 8-K (File No. 001-07567), dated May 28, 2007, filed with the SEC on May 29, 2007;

•	current report of URS on Form 8-K (File No. 001-07567), dated August 1, 2007, filed with the SEC on August 1, 2007; and

•	the description of URS common stock contained in its registration statement on Form 8-A filed under the Exchange Act on March 11, 1983, including any amendment or report filed for the purpose of updating such description.

The following documents, which were filed by Washington Group with the SEC, are incorporated by reference into this joint proxy statement/prospectus:

•	annual report of Washington Group on Form 10-K (File No. 001-12054) for the fiscal year ended December 29, 2006, filed with the SEC on February 26, 2007;

•	amendment to the annual report of Washington Group on Form 10-K/A (File No. 001-12054) for the fiscal year ended December 29, 2006, filed with the SEC on February 28, 2007;

•	proxy statement of Washington Group on Schedule 14A (File No. 001-12054), dated April 17, 2007, filed with the SEC on April 17, 2007;

•	revised proxy statement of Washington Group on Schedule 14A (File No. 001-12054), dated April 17, 2007, filed with the SEC on April 18, 2007;

•	quarterly report of Washington Group on Form 10-Q (File No. 001-12054) for the quarterly period ended March 30, 2007, filed with the SEC on May 9, 2007;

•	quarterly report of Washington Group on Form 10-Q (File No. 001-12054) for the quarterly period ended June 29, 2007, filed with the SEC on August 6, 2007;

•	current report of Washington Group on Form 8-K (File No. 001-12054), dated March 1, 2007, filed with the SEC on March 7, 2007;

•	current report of Washington Group on Form 8-K (File No. 001-12054), dated May 18, 2007, filed with the SEC on May 24, 2007;

•	current report of Washington Group on Form 8-K (File No. 001-12054), dated May 27, 2007, filed with the SEC on May 29, 2007;

•	current report of Washington Group on Form 8-K/A (File No. 001-12054), dated July 16, 2007, filed with the SEC on July 17, 2007; and

•	description of the Washington Group common stock is incorporated herein by reference to Washington Group’s registration statement on Form S-4 (File No. 33-63862), filed with the SEC on June 3, 1993, and all amendments and reports filed for the purpose of updating that description.

In addition, URS and Washington Group incorporate by reference additional documents that either may file with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act between the date of this joint proxy statement/prospectus and the date of the URS and Washington Group special meetings, respectively.

These documents include periodic reports, such as annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K, excluding any information furnished pursuant to Items 2.02 and 7.01 of any current report on Form 8-K solely for purposes of satisfying the requirements of Regulation FD or Regulation G under the Exchange Act, as well as proxy statements.

URS and Washington Group also incorporate by reference the merger agreement attached to this joint proxy statement/prospectus as Annex A.

URS has supplied all information contained in or incorporated by reference into this joint proxy statement/prospectus relating to URS, and Washington Group has supplied all information contained in or incorporated by reference into this joint proxy statement/prospectus relating to Washington Group.

You can obtain any of the documents incorporated by reference into this joint proxy statement/prospectus from URS or Washington Group, as applicable, or from the Securities and Exchange Commission, which is referred to as the SEC, through the SEC’s website at http://www.sec.gov. Documents incorporated by reference are available from URS and Washington Group without charge, excluding any exhibits to those documents, unless the exhibit is specifically incorporated by reference as an exhibit in this joint proxy statement/prospectus. URS stockholders and Washington Group stockholders may request a copy of such documents in writing or by telephone by contacting the applicable department at:

URS Corporation	Washington Group International, Inc.
600 Montgomery Street, 26th Floor	720 Park Boulevard, P.O. Box 73
San Francisco, California 94111-2728	Boise, Idaho 83729
Attn: Investor Relations	Attn: Investor Relations
(877) 877-8970	(866) 964-4636

In addition, you may obtain copies of the information relating to URS, without charge, by sending an e-mail to investor_relations@urscorp.com. You may obtain copies of some of this information by making a request through the URS investor relations website at http://www.urscorp.com/investor.

You may obtain copies of the information relating to Washington Group, without charge, by sending an e-mail to investor.relations@wgint.com. You may obtain copies of some of this information by making a request through the Washington Group investor relations website at http://investor.wgint.com.

IN ORDER FOR YOU TO RECEIVE TIMELY DELIVERY OF THE DOCUMENTS IN ADVANCE OF THE URS AND WASHINGTON GROUP SPECIAL MEETINGS, URS OR WASHINGTON GROUP, AS APPLICABLE, SHOULD RECEIVE YOUR REQUEST NO LATER THAN OCTOBER 22, 2007.

We have not authorized anyone to give any information or make any representation about the merger or our companies that is different from, or in addition to, that contained in this joint proxy statement/prospectus or in any of the materials that we have incorporated into this joint proxy statement/prospectus. Therefore, if anyone does give you information of this kind, you should not rely on it. If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this joint proxy statement/prospectus or the solicitation of proxies is unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this joint proxy statement/prospectus does not extend to you. The information contained in this joint proxy statement/prospectus is accurate only as of the date of this joint proxy statement/prospectus unless the information specifically indicates that another date applies.

Annex A

EXECUTION COPY

AGREEMENT AND PLAN OF MERGER
by and among
URS CORPORATION,
ELK MERGER CORPORATION,
a wholly owned subsidiary of URS Corporation,
BEAR MERGER SUB, INC.,
a wholly owned subsidiary of URS Corporation,
and
WASHINGTON GROUP INTERNATIONAL, INC.
May 27, 2007

A-i

A-ii

Exhibit A: Certificate of Incorporation of First Surviving Corporation
Exhibit B: Form of Rule 145 Affiliate Letter

A-iii

INDEX OF DEFINED TERMS

Term	Page

Action	A-17
affiliates	A-78
Agreement	A-1
Applicable Laws	A-15
Board	A-1
Book-Entry Shares	A-5
business day	A-79
Cancelled Shares	A-5
Certificate	A-4
Certificate of Merger	A-2
Closing	A-2
Closing Date	A-2
Code	A-1
Commission	A-14
Common Stock Trust	A-8
Company	A-1
Company Acquisition Proposal	A-69
Company Benefit Plans	A-36
Company Board Recommendation	A-42
Company Change of Recommendation	A-67
Company Common Stock	A-4
Company Disclosure Schedule	A-28
Company Employees	A-59
Company Financial Advisor	A-45
Company Foreign Plan	A-36
Company Incentive Plan	A-9
Company Intellectual Property Right	A-35
Company Material Contract	A-39
Company Option	A-9
Company Permits	A-32
Company Preferred Stock	A-29
Company Retiree Welfare Programs	A-59
Company SEC Documents	A-31
Company Stockholder Approval	A-42
Company Stockholder Meeting	A-16
Company Superior Proposal	A-69
Company Superior Proposal Notice	A-68
Company Transfers	A-64
Company’s Bylaws	A-28
Company’s Certificate	A-28
Company’s Stockholders	A-16
Confidentiality Agreement	A-50
control	A-79

A-iv

Term	Page

Controlled Group Liability	A-20
Covered Company Proposal	A-75
Covered Parent Proposal	A-75
Defaulting Party	A-76
Deferred Share Consideration	A-10
Delaware Secretary of State	A-2
DGCL	A-1
Dissenting Share	A-11
DOJ	A-47
Effective Time	A-2
Environmental Laws	A-25
Environmental Permits	A-25
ERISA	A-20
ERISA Affiliate	A-20
Excess Shares	A-8
Exchange Act	A-14
Exchange Agent	A-5
Exchange Fund	A-5
Exchange Ratio	A-4
Extended End Date	A-73
Financing	A-27
Financing Commitments	A-27
First Merger	A-1
First Surviving Corporation	A-2
Foreign Antitrust Laws	A-14
Form S-4	A-16
FTC	A-47
GAAP	A-15
Government Contracts	A-43
Governmental Authority	A-14
Hazardous Materials	A-25
herein	A-78
hereof	A-78
hereunder	A-78
HSR Act	A-14
Incentive Plan	A-60
include	A-78
includes	A-78
including	A-78
Indemnified Party	A-55
Intellectual Property Right	A-19
Joint Defense Agreement	A-47
Joint Proxy Statement/Prospectus	A-16
knowledge	A-79

A-v

Term	Page

Material Adverse Effect	A-78
Merger Consideration	A-4
Merger Consideration Value	A-9
Merger Sub	A-1
Multiemployer Company Benefit Plan	A-37
Multiemployer Parent Benefit Plan	A-21
Multiple Employer Company Benefit Plan	A-37
Multiple Employer Parent Benefit Plan	A-21
New Plans	A-59
NYSE	A-8
Option Consideration	A-9
Parent	A-1
Parent Acquisition Proposal	A-58
Parent Benefit Plans	A-20
Parent Board Recommendation	A-25
Parent Change of Recommendation	A-61
Parent Common Stock	A-4
Parent Disclosure Schedule	A-11
Parent Foreign Plan	A-21
Parent Intellectual Property Right	A-19
Parent Material Contract	A-23
Parent Permits	A-15
Parent Preferred Stock	A-12
Parent SEC Document	A-14
Parent Stockholder Approval	A-25
Parent Stockholder Meeting	A-16
Parent Superior Proposal	A-58
Parent Superior Proposal Notice	A-57
Parent’s Bylaws	A-12
Parent’s Certificate	A-12
Parent’s Stockholders	A-16
PBGC	A-22
Per Share Cash Amount	A-4
Performance Unit	A-10
Permitted Liens	A-41
Person	A-6
Qualified Company Benefit Plan	A-37
Representatives	A-56
Required Approvals	A-46
Restricted Shares	A-9
Sarbanes-Oxley Act	A-15
Second Certificate of Merger	A-3
Second Effective Time	A-3
Second Merger	A-1

A-vi

Term	Page

Second Merger Sub	A-1
Securities Act	A-14
Stock Issuance	A-7
subsidiary	A-78
Surviving Corporation	A-3
Tax	A-17
Tax Returns	A-17
Taxes	A-17
Termination Date	A-73
Termination Fee	A-75
Transaction	A-1
Transfers	A-53
without limitation	A-78

A-vii

AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger (this “Agreement”) is made and entered into as of the 27th day of May, 2007, by and among URS Corporation, a Delaware corporation (“Parent”), Elk Merger Corporation, a Delaware corporation and wholly owned subsidiary of Parent (“Merger Sub”), Bear Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of Parent (“Second Merger Sub”), and Washington Group International, Inc., a Delaware corporation (the “Company”).

RECITALS

WHEREAS, Parent and the Company desire that Parent combine its businesses with the businesses operated by the Company through (i) the merger of Merger Sub with and into the Company, with the Company as the surviving corporation (the “First Merger”), as more fully provided in this Agreement and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”) and (ii) immediately following the First Merger, the merger of the Company with and into Second Merger Sub, with Second Merger Sub as the surviving corporation (the “Second Merger”), as more fully provided in this Agreement and in accordance with the DGCL;

WHEREAS, the board of directors (the “Board”) of each of Parent, Merger Sub, Second Merger Sub and the Company has determined that the First Merger and the Second Merger, taken together, upon the terms and subject to the conditions set forth in this Agreement, are advisable, fair to and in the best interests of their respective stockholders;

WHEREAS, for Federal income tax purposes, it is intended that the First Merger and the Second Merger shall be treated as a single integrated transaction (collectively, the “Transaction”) and shall qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and the regulations promulgated thereunder, and that this Agreement will be, and is, adopted as a plan of reorganization; and

WHEREAS, Parent, Merger Sub, Second Merger Sub and the Company desire to make those representations, warranties, covenants and agreements specified in this Agreement in connection with this Agreement and the Transaction.

NOW, THEREFORE, in consideration of the premises, and of the representations, warranties, covenants and agreements contained in this Agreement, Parent, Merger Sub, Second Merger Sub and the Company agree as follows:

ARTICLE I

THE TRANSACTION

1.1.  The First Merger.  Upon the terms and subject to the conditions of this Agreement, and in accordance with the provisions of the DGCL, Merger Sub shall be merged with and into the Company at the Effective Time. As a result of the First Merger, the separate corporate existence of Merger Sub shall cease and the Company, subject to Section 1.7, shall continue its existence as a wholly owned subsidiary of Parent under the laws of the State of Delaware. The Company, in its capacity as the corporation surviving the First Merger, is sometimes referred to in this Agreement as the “First Surviving Corporation”.

1.2.  Closing; Effective Time.  A closing (the “Closing”) shall be held at the offices of Latham & Watkins LLP, 633 West Fifth Street, Suite 4000, Los Angeles, California 90071, or such other place as the parties hereto may agree, as soon as practicable but no later than the second business day following the date upon which all conditions set forth in Article VI (other than those conditions that by their nature are to be satisfied or waived at the Closing, but subject to the satisfaction or waiver of those conditions) are satisfied or waived, or at such other date as Parent and the Company may agree (such date being referred to as, the “Closing Date”). As promptly as possible on the Closing Date, the parties hereto shall cause the First Merger to be consummated by filing with the Secretary of State of the State of Delaware (the “Delaware Secretary of State”) a certificate of merger (the “Certificate of Merger”) in such form as is required by and executed in accordance with Section 251 of the DGCL. The First Merger shall become effective when the Certificate of Merger has been filed with the Delaware Secretary of State or at such later time as shall be agreed upon by Parent and the Company and specified in the Certificate of Merger (the “Effective Time”).

1.3.  Effects of the First Merger.  From and after the Effective Time, the First Merger shall have the effects set forth in Section 259 of the DGCL. Without limiting the generality of the foregoing, at the Effective Time, except as otherwise provided in this Agreement, all the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the First Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the First Surviving Corporation.

1.4.  Certificate of Incorporation and Bylaws.  At the Effective Time, (a) the Certificate of Incorporation of the Company shall be amended and restated as set forth in Exhibit A hereto and, as so amended and restated, shall be the Certificate of Incorporation of the First Surviving Corporation and (b) the Bylaws of Merger Sub in effect immediately prior to the Effective Time shall be the Bylaws of the First Surviving Corporation, in each case, until thereafter amended in accordance with the DGCL and this Agreement and as provided in such Certificate of Incorporation or Bylaws and until the Second Merger becomes effective; provided, however, that at the Effective Time, the provisions contained in such Bylaws specifying the corporate name shall be amended to read as follows: “The name of the Corporation is Washington Group International, Inc.”.

1.5.  Directors and Officers of the First Surviving Corporation.  From and after the Effective Time, the officers of the Company shall be the officers of the First Surviving Corporation and the directors of Merger Sub shall be the directors of the First Surviving Corporation, in each case, until their respective successors are duly elected and qualified in accordance with the Certificate of Incorporation and Bylaws of the Surviving Corporation and until the Second Merger becomes effective. On or prior to the Closing Date, the Company shall deliver to Parent evidence satisfactory to Parent of the resignations of the directors of the Company, such resignations to be effective as of the Effective Time.

1.6.  Additional Actions.  If, at any time after the Effective Time, the First Surviving Corporation shall consider or be advised that any further deeds, assignments or assurances in law or any other acts are necessary or desirable to (a) vest, perfect or confirm, of record or otherwise, in the First Surviving Corporation its right, title or interest in, to or under any of the property, rights, privileges, powers and franchises of the Company or (b) otherwise carry out the provisions of this Agreement, the Company and its officers and directors shall be deemed to have granted to the First Surviving Corporation an irrevocable power of attorney to execute and deliver all such deeds, assignments or assurances in law and to take all acts necessary, proper or desirable to vest, perfect or confirm title to and possession of such property, rights, privileges, powers and franchises in the First Surviving Corporation and otherwise to carry out the provisions of this Agreement, and the officers and directors of the First Surviving Corporation are authorized in the name of the Company or otherwise to take any and all such action.

1.7.  The Second Merger.  Immediately following the First Merger, Parent shall cause the First Surviving Corporation to merge into the Second Merger Sub, the separate corporate existence of the First Surviving Corporation shall cease and the Second Merger Sub shall continue as the surviving corporation. Second Merger Sub, in its capacity as the corporation surviving the Second Merger, is sometimes referred to in this Agreement as the “Surviving Corporation”. There shall be no conditions to the completion of the Second Merger other than the completion of the First Merger. Parent shall cause the Second Merger to be consummated by filing with the Delaware Secretary of State a certificate of merger (the “Second Certificate of Merger”) in such form as is required by and executed in accordance with Section 251 of the DGCL. The Second Merger shall become effective when the Second Certificate of Merger has been filed with the Delaware Secretary of State which shall be filed immediately after the Effective Time (the “Second Effective Time”). From and after the Second Effective Time, the Second Merger shall have the effects set forth in Section 259 of the DGCL. Without limiting the generality of the foregoing, at the Second Effective Time, except as otherwise provided in this Agreement, all the property, rights, privileges, powers and franchises of the First Surviving Corporation and Second Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the First Surviving Corporation and Second Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation. At the Second Effective Time, (a) the Certificate of Incorporation of Second Merger Sub in effect immediately prior to the Second Effective Time shall be the Certificate of Incorporation of the Surviving Corporation and (b) the Bylaws of Second Merger Sub in effect immediately prior to the Second Effective Time shall be the Bylaws of the Surviving Corporation, in each case, until thereafter amended in accordance with the DGCL and this Agreement and as provided in such Certificate of Incorporation or Bylaws and in each case the Certificate of Incorporation and the Bylaws of the Surviving Corporation shall include the provisions required by Section 5.2(b). From and after the Second Effective Time, the officers and the directors of the First Surviving Corporation shall be the officers and the directors of the Surviving Corporation, in each case, until their respective successors are duly elected and qualified in accordance with the Certificate of Incorporation and Bylaws of the Surviving Corporation. If, at any time after the Second Effective Time, the Surviving Corporation shall consider or be advised that any further deeds, assignments or assurances in law or any other acts are necessary or desirable to (x) vest, perfect or confirm, of record or otherwise, in the Surviving Corporation its right, title or interest in, to or under any of the property, rights, privileges, powers and franchises of the First Surviving Corporation or the Company or (y) otherwise carry out the provisions of this Agreement, the First Surviving Corporation and its officers and directors shall be deemed to have granted to the Surviving Corporation an irrevocable power of attorney to execute and deliver all such deeds, assignments or assurances in law and to take all acts necessary, proper or desirable to vest, perfect or confirm title to and possession of such property, rights, privileges, powers and franchises in the Surviving Corporation and otherwise to carry out the provisions of this Agreement, and the officers and directors of the Surviving Corporation are authorized in the name of the First Surviving Corporation or otherwise to take any and all such action.

ARTICLE II

CONVERSION OF SECURITIES

2.1.  Effect on Capital Stock.  At the Effective Time, by virtue of the First Merger and without any action on the part of Parent, Merger Sub or the Company or their respective stockholders:

(a) Subject to this Article II, each share of common stock, par value $0.01 per share, of the Company (“Company Common Stock”) issued and outstanding immediately prior to the Effective Time (other than the Cancelled Shares and except for any Dissenting Shares) shall, by virtue of this Agreement and without any action on the part of the holder thereof, be converted into and shall thereafter represent the right to receive (i) 0.772 (the “Exchange Ratio”) of a share of common stock, par value $0.01 per share, of Parent (“Parent Common Stock”) and (ii) an amount equal to $43.80 in cash without interest (the “Per Share Cash Amount” and, together with the consideration referred to in subclause (i) of this Section 2.1(a), the “Merger Consideration”).

(b) From and after the Effective Time, all of the shares of Company Common Stock converted into the Merger Consideration pursuant to this Article II shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of a certificate (each a “Certificate”) previously representing any such shares of Company Common Stock shall thereafter cease to have any rights with respect to such securities, except the right to receive (i) the Merger Consideration, (ii) any dividends and other distributions in accordance with Section 2.2(f), and (iii) any cash to be paid in lieu of any fractional share of Parent Common Stock in accordance with Section 2.3.

(c) If at any time during the period between the date of this Agreement and the Effective Time, any change in the outstanding shares of capital stock of Parent or the Company shall occur by reason of any reclassification, recapitalization, stock split or combination, exchange or readjustment of shares, or any stock dividend thereon with a record date during such period, the Merger Consideration and any number or amount contained in this Agreement which is based on the price of Parent Common Stock or Company Common Stock or the number of shares of Parent Common Stock or Company Common Stock, as the case may be, shall be equitably adjusted to reflect such reclassification, recapitalization, stock split or combination, exchange or readjustment of shares, or stock dividend thereon.

(d) At the Effective Time, all shares of Company Common Stock that are owned directly by Parent or Merger Sub immediately prior to the Effective Time or held in treasury of the Company (in each case, other than any such Company Common Stock held on behalf of third parties) (the “Cancelled Shares”) shall, by virtue of the First Merger, and without any action on the part of the holder thereof, be cancelled and retired without any conversion thereof and shall cease to exist and no payment shall be made in respect thereof.

(e) At the Effective Time, by virtue of the First Merger and without any action on the part of the holder thereof, each issued and outstanding share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one fully paid and nonassessable share of common stock, par value $0.01 per share, of the First Surviving Corporation.

2.2.  Surrender and Payment.

(a) Prior to the Effective Time, Parent shall appoint a bank or trust company designated by Parent and reasonably acceptable to the Company (the “Exchange Agent”) and shall cause to be deposited with the Exchange Agent, in trust for the benefit of the holders of Company Common Stock and the Performance Units, certificates representing the shares of Parent Common Stock and an amount of cash in U.S. dollars sufficient to be issued and paid pursuant to Sections 2.1, 2.3 and 2.6(d), payable upon due surrender of the Certificates (or effective affidavits of loss in lieu thereof) or non-certificated Company Common Stock represented by book-entry (“Book-Entry Shares”) pursuant to the provisions of this Article II. Following the Effective Time, Parent agrees to make available to the Exchange Agent, from time to time as needed, cash in U.S. dollars sufficient to pay any dividends and other distributions pursuant to Section 2.2(f). Any cash and certificates representing Parent Common Stock deposited with the Exchange Agent (including the amount of any dividends or other distributions payable with respect thereto and such cash in lieu of fractional shares to be paid pursuant to Section 2.3) shall be referred to in this Agreement as the “Exchange Fund.” The Exchange Agent shall, pursuant to irrevocable instructions, deliver the Merger Consideration contemplated to be issued pursuant to Section 2.1 out of the Exchange Fund. Except as contemplated by Section 2.3, the Exchange Fund shall not be used for any other purpose. As soon as reasonably practicable after the Effective Time and in any event not later than the second business day following the Effective Time, Parent will cause the Exchange Agent to send to each holder of record of shares of Company Common Stock, whose Company Common Stock was converted into the Merger Consideration pursuant to Section 2.1, (i) a letter of transmittal for use in such exchange (which shall specify that the delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery of the Certificates (or effective affidavits of loss in lieu thereof) or Book-Entry Shares to the Exchange Agent) in such form as Parent and the Company may reasonably agree, for use in effecting delivery of shares of Company Common Stock to the Exchange Agent, and (ii) instructions for use in effecting the surrender of Certificates (or effective affidavits of loss in lieu thereof) or Book-Entry Shares in exchange for the Merger Consideration. Exchange of any Book-Entry Shares shall be effected in accordance with Parent’s customary procedures with respect to securities represented by book entry.

(b) Each holder of shares of Company Common Stock that have been converted into a right to receive the Merger Consideration, upon surrender to the Exchange Agent of a Certificate (or effective affidavits of loss in lieu thereof) or Book-Entry Shares to the Exchange Agent, together with a properly completed letter of transmittal, duly executed and completed in accordance with the instructions thereto, and such other documents as may reasonably be required by the Exchange Agent, will be entitled to receive in exchange therefor (i) one or more shares of Parent Common Stock (which shall be in non-certificated book-entry form unless a physical certificate is requested) representing, in the aggregate, the whole number of shares of Parent Common Stock, if any, that such holder has the right to receive pursuant to Section 2.1 (after taking into account all shares of Company Common Stock then held by such holder) and (ii) a check in the amount equal to the cash portion of the Merger Consideration that such holder has the right to receive pursuant to Section 2.1 and this Article II, including cash payable in lieu of fractional shares pursuant to Section 2.3 and dividends and other distributions pursuant to Section 2.2(f) (less any required Tax withholding). No interest shall be paid or accrued on any Merger Consideration, cash in lieu of fractional shares or on any unpaid dividends and distributions payable to holders of Certificates. Until so surrendered, each such Certificate shall, after the Effective Time, represent for all purposes only the right to receive such Merger Consideration.

(c) If any cash payment is to be made to a Person other than the Person in whose name the applicable surrendered Certificate is registered, it shall be a condition of such payment that the Person requesting such payment shall pay any transfer Taxes required by reason of the making of such cash payment to a Person other than the registered holder of the surrendered Certificate or shall establish to the satisfaction of the Exchange Agent that such Tax has been paid or is not payable. If any portion of the Merger Consideration is to be registered in the name of a Person other than the Person in whose name the applicable surrendered Certificate is registered, it shall be a condition to the registration thereof that the surrendered Certificate shall be properly endorsed or otherwise be in proper form for transfer and that the Person requesting such delivery of the Merger Consideration shall pay to the Exchange Agent any transfer Taxes required as a result of such registration in the name of a Person other than the registered holder of such Certificate or establish to the satisfaction of the Exchange Agent that such Tax has been paid or is not payable. For purposes of this Agreement, “Person” means an individual, a corporation, a limited liability company, a partnership, an association, a trust or any other entity, group (as such term is used in Section 13 of the Exchange Act) or organization, including a Governmental Authority, and any permitted successors and assigns of such Person.

(d) After the Effective Time, there shall be no further registration of Transfers of shares of Company Common Stock. From and after the Effective Time, the holders of Certificates representing shares of Company Common Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares of Company Common Stock except as otherwise provided in this Agreement or by Applicable Law. If, after the Effective Time, Certificates are presented to the Exchange Agent, the First Surviving Corporation or Parent, they shall be cancelled and exchanged for the consideration provided for, and in accordance with the procedures set forth, in this Article II.

(e) Any portion of the Exchange Fund that remains unclaimed by the holders of shares of Company Common Stock eighteen (18) months after the Effective Time shall be returned to Parent, upon demand, and any such holder who has not exchanged his shares of Company Common Stock for the Merger Consideration in accordance with this Section 2.2 prior to that time shall thereafter look only to Parent for delivery of the Merger Consideration in respect of such holder’s shares. Notwithstanding the foregoing, neither Parent, Merger Sub, the Company nor the First Surviving Corporation shall be liable to any holder of shares for any Merger Consideration delivered to a public official pursuant to applicable abandoned property laws. Any Merger Consideration remaining unclaimed by holders of shares of Company Common Stock immediately prior to such time as such amounts would otherwise escheat to or become property of any Governmental Authority shall, to the extent permitted by Applicable Law, become property of Parent free and clear of any claims or interest of any Person previously entitled thereto.

(f) No dividends or other distributions with respect to shares of Parent Common Stock issued in the First Merger shall be paid to the holder of any unsurrendered Certificates or Book-Entry Shares until such Certificates or Book-Entry Shares are surrendered as provided in this Section 2.2. Following such surrender, subject to the effect of escheat, Tax or other Applicable Law, there shall be paid, without interest, to the record holder of the shares of Parent Common Stock issued in exchange therefor (i) at the time of such surrender, an amount equal to all dividends and other distributions payable in respect of such shares of Parent Common Stock with a record date after the Effective Time and a payment date on or prior to the date of such surrender and not previously paid and (ii) at the appropriate payment date, an amount equal to the dividends or other distributions payable with respect to such shares of Parent Common Stock with a record date after the Effective Time but with a payment date subsequent to such surrender. For purposes of dividends or other distributions in respect of shares of Parent Common Stock, all shares of Parent Common Stock to be issued pursuant to the First Merger (the “Stock Issuance”) shall be entitled to dividends pursuant to the immediately preceding sentence as if issued and outstanding as of the Effective Time.

(g) Any portion of the Merger Consideration deposited with the Exchange Agent pursuant to this Section 2.2 to pay for shares for which appraisal rights shall have been perfected shall be returned to Parent, upon demand.

(h) All Merger Consideration issued and paid upon conversion of the Company Common Stock in accordance with the terms of this Agreement (including any cash paid pursuant to Section 2.3) shall be deemed to have been issued and paid in full satisfaction of all rights pertaining to such Company Common Stock.

2.3.  Fractional Shares.

(a) No fractional shares of Parent Common Stock shall be issued in the First Merger, but in lieu thereof each holder of shares of Company Common Stock otherwise entitled to a fractional share of Parent Common Stock will be entitled to receive, from the Exchange Agent in accordance with the provisions of this Section 2.3, a cash payment in lieu of such fractional shares of Parent Common Stock representing such holder’s proportionate interest, if any, in the proceeds from the sale by the Exchange Agent (reduced by any fees of the Exchange Agent attributable to such sale) in one or more transactions of shares of Parent Common Stock equal to the excess of (i) the aggregate number of shares of Parent Common Stock to be delivered to the Exchange Agent by Parent pursuant to

Section 2.2(a) over (ii) the aggregate number of whole shares of Parent Common Stock to be distributed to the holders of Certificates pursuant to Section 2.2(b) (such excess being, the “Excess Shares”). The parties acknowledge that payment of the cash consideration in lieu of issuing fractional shares was not separately bargained-for consideration but merely represents a mechanical rounding off for purposes of avoiding the expense and inconvenience to Parent that would otherwise be caused by the issuance of fractional shares. As soon as practicable after the Effective Time, the Exchange Agent, as agent for the holders of the Certificates representing shares of Parent Common Stock, shall sell the Excess Shares at then prevailing prices on the New York Stock Exchange (“NYSE”) in the manner provided in the following paragraph.

(b) The sale of the Excess Shares by the Exchange Agent, as agent for the holders that would otherwise receive fractional shares, shall be executed on the NYSE at then-prevailing market prices and shall be executed in round lots to the extent practicable. Until the proceeds of such sale or sales have been distributed to the holders of shares of Company Common Stock, the Exchange Agent shall hold such proceeds in trust for the holders of shares of Company Common Stock (the “Common Stock Trust”). The Exchange Agent shall determine the portion of the Common Stock Trust to which each holder of shares of Company Common Stock shall be entitled, if any, by multiplying the amount of the aggregate proceeds comprising the Common Stock Trust by a fraction, the numerator of which is the amount of the fractional share interest to which such holder of shares of Company Common Stock would otherwise be entitled and the denominator of which is the aggregate amount of fractional share interests to which all holders of shares of Company Common Stock would otherwise be entitled.

(c) As soon as practicable after the determination of the amount of cash, if any, to be paid to holders of shares of Company Common Stock in lieu of any fractional shares of Parent Common Stock, the Exchange Agent shall make available such amounts to such holders of shares of Company Common Stock without interest, subject to and in accordance with Section 2.2.

2.4.  Lost Certificates.  If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent or the Surviving Corporation, the posting by such Person of a bond, in such reasonable amount as the Surviving Corporation may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration to be paid in respect of the shares of Company Common Stock represented by such Certificate as contemplated by this Article II.

2.5.  Withholding Rights.  Each of Parent, Merger Sub and the Surviving Corporation shall be entitled to deduct and withhold, or cause the Exchange Agent to deduct and withhold, from the consideration otherwise payable to any Person pursuant to this Agreement such amounts as it is required to deduct and withhold with respect to the making of such payment pursuant to the Code or under any provision of federal, state, local or foreign Tax law. To the extent that amounts are so deducted or withheld by Parent, Merger Sub, the Surviving Corporation, or the Exchange Agent, as the case may be, and paid over to the applicable Governmental Authority, such deducted or withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Common Stock in respect of which such deduction and withholding was made by Parent, Merger Sub, the Surviving Corporation or the Exchange Agent, as the case may be.

2.6.  Treatment of Stock Options and Other Incentive Based Awards.

(a) Immediately prior to the Effective Time, each option to purchase shares of Company Common Stock (a “Company Option”) granted under the employee and director equity and performance incentive plans of the Company (“Company Incentive Plans”) or under any individual consultant, employee or director agreement or otherwise issued by the Company, whether vested or unvested, that is outstanding immediately prior to the Effective Time shall become fully exercisable and vested. Immediately following the Effective Time, each such Company Option shall be cancelled and, in exchange therefor, each former holder of any such cancelled Company Option shall be entitled to receive, in consideration of the cancellation of such Company Option and in settlement therefor, a payment of the Merger Consideration (comprised of Parent Common Stock and cash) equal to the product of (i) the number of shares of Company Common Stock subject to such Company Option immediately prior to the Effective Time and (ii) the excess, if any, of the Merger Consideration Value over the exercise price per share of Company Common Stock previously subject to such Company Option (such amounts payable hereunder being referred to as the “Option Consideration”). “Merger Consideration Value” shall mean the sum of (x) the Per Share Cash Amount and (y) the product of the Exchange Ratio and $46.89. Immediately after the Effective Time, any such cancelled Company Option shall no longer be exercisable by the former holder thereof, but shall only entitle such holder to the payment of the Option Consideration as described below. As soon as reasonably practicable after the Effective Time, but in any event within three (3) business days following the Effective Time, Parent shall or shall cause the Surviving Corporation to deliver in exchange for each Company Option which is canceled pursuant to this Section 2.6(a) (A) an amount in cash equal to the product of (1) the Option Consideration and (2) a fraction the numerator of which is the Per Share Cash Amount and the denominator of which is the Merger Consideration Value, plus (B) a number of shares of Parent Common Stock equal to (1) the Option Consideration less the cash payable pursuant to the preceding clause (A), divided by (2) $46.89. The cash and shares payable pursuant to the preceding sentence shall be subject to any applicable withholding or other Taxes required by Applicable Law to be withheld, provided that Parent shall at its expense assist each former holder of a cancelled Company Option who received such Company Option in his or her capacity as a Company Employee in selling shares of Parent Common Stock delivered in payment of the cancelled Stock Option in order to satisfy such Taxes with respect to the Option Consideration (whether such assistance applies with respect to this Section 2.6(a) or with respect to Section 2.6(b), the “Assisted Sales Process”) and Parent agrees that any applicable withholding or other Taxes required by Applicable Law to be withheld in respect of the Option Consideration shall first be satisfied from the sale of shares of Parent Common Stock pursuant to the Assisted Sales Process and Parent shall only withhold or cause the withholding of cash from the cash portion of an individual’s Option Consideration if and to the extent that the sale of shares of Parent Common Stock pursuant to the Assisted Sales Process does not yield cash adequate to satisfy such tax obligation with respect to such individual. Prior to the execution of this Agreement, the Company has requested that a certain specified Company Option holder of the Company identified by Parent enter into an Option Exercise and Transaction Support Agreement with the Company and Parent in the form that counsel to Parent previously provided to counsel to the Company.

(b) Immediately prior to the Effective Time, each award of restricted Company Common Stock (the “Restricted Shares”) shall vest in full and then be subject to the provisions of Section 2.1(a). At the request of any holder of Restricted Shares, any applicable withholding or other Taxes required by Applicable Law to be withheld as a result of the operation of this Section 2.6(b) shall be satisfied by selling, pursuant to the Assisted Sales Process, such number of shares of Parent Common Stock as is necessary to satisfy any such obligation.

(c) Immediately following the Effective Time, all Deferred Shares (as defined in the applicable Company Incentive Plan) shall be converted into a vested obligation to pay cash with a value equal to the product of (i) the Merger Consideration Value and (ii) the number of Deferred Shares (such amount, the “Deferred Share Consideration”), payable on a deferred basis at the time that the underlying Deferred Shares would have been settled under their terms as in effect immediately prior to the Effective Time, plus earnings thereon (as described below) (less any required Tax withholding). From and after the Effective Time until the applicable payment date, the Deferred Share Consideration shall earn interest at a rate equal to 120% of the long-term Applicable Federal Rate as prescribed under Section 1274(d) of the Code.

(d) The value of each performance unit granted under a Company Incentive Plan (each, a “Performance Unit”) shall become payable at the Effective Time and shall be paid in cash as soon as practicable following the Effective Time, but in any event within three (3) business days following the Closing Date, in an amount equal to the greater of (1) Par Value (as defined in the applicable Company Incentive Plan and any related agreement) and (2) the value determined based upon the Company’s actual results for the applicable performance period through the Effective Time, with the amount of such payments determined in accordance with the applicable Company Incentive Plan and any related agreement.

(e) The Compensation Committee of the Board of the Company shall pass such resolutions as are reasonably necessary with respect to the Company Options, the Restricted Shares, the Deferred Stock and the Performance Units to implement the foregoing provisions of this Section 2.6. Such resolutions shall be subject to the review and approval of Parent, which approval shall not be unreasonably withheld, delayed or conditioned. Prior to the Effective Time, Parent and the Company shall take all necessary action for the adjustment of Company Options, Deferred Shares, Restricted Shares and Performance Units under this Section 2.6.

(f) It is the intention of Parent and Merger Sub that the rights of holders of Company Options, Deferred Shares and Performance Units to receive cash payments accrue in and be allocable to the portion of the day following the Effective Time, and that cash payments be deductible as reasonable compensation under Section 162 of the Code by the Surviving Corporation.

2.7.  Dissenting Shares.  Notwithstanding anything in this Agreement to the contrary, with respect to each share of Company Common Stock as to which the holder thereof shall have (i) not voted in favor of the First Merger nor consented thereto in writing, (ii) properly complied with the provisions of Section 262 of the DGCL as to appraisal rights, or (iii) not effectively withdrawn or lost its rights to appraisal (each, a “Dissenting Share”), if any, such holder shall be entitled to payment, solely from the Surviving Corporation, of the appraisal value of the Dissenting Shares to the extent permitted by and in accordance with the provisions of Section 262 of the DGCL; provided, however, that (x) if any holder of Dissenting Shares, under the circumstances permitted by and in accordance with the DGCL, effectively withdraws or loses (through failure to perfect or otherwise) the right to dissent or its right for appraisal of such Dissenting Shares, (y) if any holder of Dissenting Shares fails to establish his entitlement to appraisal rights as provided in the DGCL or (z) if any holder of Dissenting Shares takes or fails to take any action the consequence of which is that such holder is not entitled to payment for his shares under the DGCL, such holder or holders (as the case may be) shall forfeit the right to appraisal of such shares of Company Common Stock and such shares of Company Common Stock shall thereupon cease to constitute Dissenting Shares and such shares of Company Common Stock shall be deemed converted as of the Effective Time into the right to receive the Merger Consideration as provided in this Article II. The Company shall give Parent prompt notice of any demands received by the Company for appraisal of shares of Company Common Stock, and Parent shall have the right to participate in all negotiations and proceedings with respect to such demands. The Company shall not, except with the prior written consent of Parent (which shall not be unreasonably withheld or delayed), (A) voluntarily make any payment with respect to any demands for appraisal for Dissenting Shares, (B) offer to settle any such demands, (C) waive any failure to timely deliver a written demand for appraisal in accordance with the DGCL, or (D) agree to do any of the foregoing.

2.8.  The Second Merger.  At the Second Effective Time, by virtue of the Second Merger and without any action on the part of the holder thereof, each issued and outstanding share of common stock, par value $0.01 per share, of the First Surviving Corporation issued and outstanding immediately prior to the Effective Time shall be converted into and become one fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF PARENT, MERGER SUB AND SECOND MERGER SUB

Except as disclosed in the disclosure schedule delivered by Parent to the Company immediately prior to the execution of this Agreement (the “Parent Disclosure Schedule”), Parent, Merger Sub and Second Merger Sub represent and warrant to the Company as follows:

3.1.  Organization and Standing.  Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, with full corporate power and authority to own, lease, use and operate its properties and to conduct its business as and where now owned, leased, used, operated and conducted. Each of Parent’s subsidiaries is an organization duly incorporated, validly existing, and in good standing under the laws of its jurisdiction of incorporation, with all requisite corporate or similar power and authority to own, lease, use and operate its properties and to conduct its business as and where now owned, leased, used, operated and conducted. Each of Parent and its subsidiaries is duly qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the property it owns, leases or operates requires it to so qualify, except where the failure to be so qualified or in good standing in such jurisdiction would not, individually or in the aggregate, have a Material Adverse Effect on Parent. Parent is not in default in the performance, observance or fulfillment of any provision of Parent’s Certificate of Incorporation (“Parent’s Certificate”), or Parent’s Bylaws (“Parent’s Bylaws”). No subsidiary of Parent is in default in the performance, observance or fulfillment of any provision of such subsidiary’s certificate of incorporation, bylaws or similar organizational documents, except as would not, individually or in the aggregate, have a

Material Adverse Effect on Parent. Parent has heretofore furnished or made available to the Company complete and correct copies of Parent’s Certificate and Parent’s Bylaws.

3.2.  Corporate Power and Authority.  Each of Parent, Merger Sub and Second Merger Sub has all requisite corporate power and authority to enter into and deliver this Agreement, to perform its obligations under this Agreement, and, subject to (a) the Parent Stockholder Approval and (b) the approval of Parent in its capacity as the sole stockholder of each of Merger Sub, the First Surviving Corporation and Second Merger Sub (which, in the case of this clause (b), Parent shall obtain reasonably promptly), to consummate the transactions contemplated by this Agreement. The execution, performance and delivery of this Agreement by Parent, Merger Sub and Second Merger Sub have been duly authorized by all necessary corporate action on the part of each of Parent, Merger Sub and Second Merger Sub, subject to (i) the Parent Stockholder Approval, (ii) the filing of the Certificate of Merger with the Delaware Secretary of State and (iii) the filing of the Second Certificate of Merger with the Delaware Secretary of State, and no other corporate proceedings on the part of Parent, Merger Sub or Second Merger Sub are necessary to authorize or approve this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by each of Parent, Merger Sub and Second Merger Sub, and, assuming the due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of each of Parent, Merger Sub and Second Merger Sub enforceable against each of them in accordance with its terms, except that such enforceability (a) may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting or relating to the enforcement of creditors’ rights generally and (b) is subject to general principles of equity.

3.3.  Capitalization of Parent.  As of the date of this Agreement, the authorized capital stock of Parent consists of 100,000,000 shares of Parent Common Stock and 3,000,000 shares of Preferred Stock, par value $0.01 per share (“Parent Preferred Stock”). At the close of business on March 30, 2007, (a) 53,003,966 shares of Parent Common Stock were issued and outstanding, (b) no shares of Parent Preferred Stock were issued and outstanding and (c) 52,000 shares of Parent Common Stock and no shares of Parent Preferred Stock were held in treasury by Parent or by subsidiaries of Parent. All of the outstanding shares of capital stock of Parent have been duly authorized and validly issued and are fully paid and nonassessable. As of the close of business on March 30, 2007, other than (i) options to purchase 2,186,753 shares of Parent Common Stock issued pursuant to Parent Benefit Plans, (ii) 1,628,774 restricted shares of Parent Common Stock, and (iii) 119,778 shares of Parent Common Stock issuable in respect of restricted stock units and director deferred stock awards, (x) there are no options, warrants, rights, puts, calls, commitments or other contracts, arrangements or understandings issued by or binding upon Parent or any subsidiary of Parent requiring or providing for, and (y) there are no outstanding debt or equity securities of Parent or any subsidiary of Parent which upon the conversion, exchange or exercise thereof would require or provide for the issuance by Parent or any subsidiary of Parent of any new or additional shares of Parent Common Stock (or any other securities of Parent or any subsidiary of Parent) which, with or without notice, lapse of time and/or payment of monies, are or would be convertible into or exercisable or exchangeable for Parent Common Stock (or any other securities of Parent or any subsidiary of Parent). Except as set forth on Section 3.3 of the Parent Disclosure Schedule, since March 30, 2007 through the date of this Agreement, neither Parent has nor any subsidiary of Parent thereof has issued any shares of its capital stock or any securities convertible into or exercisable for any shares of its capital stock or pursuant to the exercise or vesting of incentive equity grants or conversion of the securities described in clauses (i)-(iii) of the immediately preceding sentence. The shares of Parent Common Stock to be issued in the First Merger will, upon issuance, be validly issued, fully paid, nonassessable, not subject to any preemptive rights, and free and clear of all security interests, liens, claims, pledges or other encumbrances of any nature whatsoever (in each case to which Parent is a party).

3.4.  Capitalization of Merger Sub and Second Merger Sub.

(a) As of the date of this Agreement, the authorized capital stock of Merger Sub consists of 1,000 shares of common stock, par value $0.01 per share, all of which shares are validly issued and outstanding. All of the issued and outstanding capital stock of Merger Sub is, and at the Effective Time and the Second Effective Time will be, owned directly by Parent. Merger Sub has not conducted any business prior to the date of this Agreement and has no, and prior to the Effective Time will have no, assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement.

(b) As of the date of this Agreement, the authorized capital stock of Second Merger Sub consists of 1,000 shares of common stock, par value $0.01 per share, all of which shares are validly issued and outstanding. All of the issued and outstanding capital stock of Second Merger Sub is, and at the Effective Time and the Second Effective Time will be, owned directly by Parent. Second Merger Sub has not conducted any business prior to the date of this Agreement and has no, and prior to the Second Effective Time will have no, assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement.

3.5.  Conflicts; Consents and Approvals.  Except as set forth on Section 3.5 of the Parent Disclosure Schedule, neither the execution and delivery of this Agreement by Parent or Merger Sub nor the consummation of the transactions contemplated by this Agreement will:

(a) conflict with, or result in a breach of any provision of Parent’s Certificate or Parent’s Bylaws, Merger Sub’s Certificate of Incorporation or Merger Sub’s Bylaws or Second Merger Sub’s Certificate of Incorporation or Second Merger Sub’s Bylaws;

(b) violate, or conflict with, or result in a breach of any provision of, or constitute a default (or an event that, with the giving of notice, the passage of time or otherwise, would constitute a default) under, or entitle any individual or entity (with the giving of notice, the passage of time or otherwise) to terminate, accelerate, modify or call a default under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of Parent or any of its subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, contract, undertaking, agreement, lease or other instrument or obligation to which Parent or any of its subsidiaries is a party;

(c) violate, or conflict with, any Applicable Law; or

(d) require any action or consent or approval of, or review by, or registration or filing by Parent or any of its subsidiaries with, any third party or any local, domestic, foreign or multinational government, court, arbitral tribunal, administrative agency or commission or other governmental or regulatory body, agency, entity, instrumentality, department, board, or authority (each of the foregoing, a “Governmental Authority”), other than (i) actions required by the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (together with the rules and regulations promulgated thereunder, the “HSR Act”) and Applicable Laws, rules and regulations in foreign jurisdictions governing antitrust or merger control matters (“Foreign Antitrust Laws”), (ii) compliance with any United States federal and state securities laws and any other applicable takeover laws, (iii) the filing with the Delaware Secretary of State of the Certificate of Merger, and (iv) the appropriate filings and approvals under the NYSE rules;

except in the case of clauses (b), (c) and (d) above for any of the foregoing that would not, individually or in the aggregate, have a Material Adverse Effect on Parent or Merger Sub.

3.6.  Parent SEC Documents.

(a) Parent and its subsidiaries have timely filed with the Securities and Exchange Commission (the “Commission”) all registration statements, prospectuses, forms, reports, schedules, statements and other documents (as supplemented and amended since the time of filing, collectively, the “Parent SEC Documents”) required to be filed by them since December 31, 2005 under the Securities Exchange Act of 1934, as amended (together with the rules and regulations promulgated thereunder, the “Exchange Act”), or the Securities Act of 1933, as amended (together with the rules and regulations promulgated thereunder, the “Securities Act”). The Parent SEC Documents, including any financial statements or schedules included in the Parent SEC Documents, at the time filed (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of mailing, respectively, and, in the case of any Parent SEC Document amended or superseded by a filing prior to the date of this Agreement, then on the date of such amending or superseding filing) (i) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, and (ii) complied in all material respects with the applicable requirements of the Exchange Act and the Securities Act, as the case may be. The consolidated financial statements of Parent and its subsidiaries included in the Parent SEC Documents fairly present (subject, in the case of unaudited statements, to normal, recurring audit adjustments) in all material respects the consolidated financial position of Parent and its consolidated subsidiaries as at the dates thereof and the consolidated results of their operations and cash flows (and changes in financial position, if any) for the periods then ended in conformity with United States generally accepted accounting principles (“GAAP”). None of Parent’s subsidiaries is subject to the periodic reporting requirements of the Exchange Act or required to file any form, report or other document with the Commission, the NYSE, any other stock exchange or any other comparable Governmental Authority.

(b) Parent has established and maintains disclosure controls and procedures (as such terms are defined in paragraphs (e) and (f) in Rule 13a-14 under the Exchange Act); such disclosure controls and procedures are reasonably designed to ensure that material information required to be disclosed by Parent in its reports that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time period specified in the rules and forms of the Commission, and that all such material information is accumulated and communicated to Parent’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”). Parent’s management has completed assessment of the effectiveness of Parent’s internal control over financial reporting in material compliance with the requirements of Section 404 of the Sarbanes-Oxley Act for the year ended December 29, 2006, and such assessment concluded that such controls were effective. There are no outstanding loans made by Parent or any of its subsidiaries to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of Parent. Since the enactment of the Sarbanes-Oxley Act, neither Parent nor any of its subsidiaries has made any loans to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of Parent or any of its subsidiaries.

3.7.  Compliance with Law.

(a) Parent and its subsidiaries hold all franchises, grants, authorizations, licenses, permits, easements, variances, exemptions, consents, certificates, approvals and orders of all Governmental Authorities necessary for the lawful conduct of their respective businesses (the “Parent Permits”), except for failures to hold such Parent Permits that would not, individually or in the aggregate, have a Material Adverse Effect on Parent. The businesses of Parent and its subsidiaries are not being conducted in violation of any laws, statutes, ordinances, orders, rules, regulations, notice requirements, policies, agency guidelines, principals of laws or guidelines promulgated, or judgments, decisions or orders entered, by any Governmental Authority, in each case, to the extent applicable (collectively, “Applicable Laws”), except for violations that would not, individually or in the aggregate, have a Material Adverse Effect on Parent. Notwithstanding anything contained in this Section 3.7(a), no representation or warranty shall be deemed to be made in this Section 3.7(a) in respect of the matters referenced in Sections 3.6, 3.9 and 3.22, or in respect of environmental, Tax, employee benefits or labor law matters.

(b) Except as set forth on Section 3.7(a) of the Parent Disclosure Schedule, no investigation or review by any Governmental Authority with respect to Parent or any of its subsidiaries is pending or, to the knowledge of Parent, threatened, nor has any Governmental Authority indicated in writing an intention to conduct any such investigation or review, other than, in each case, those the outcome of which would not, individually or in the aggregate, have a Material Adverse Effect on Parent.

3.8.  Undisclosed Liabilities.  Except (a) as and to the extent disclosed or reserved against on the balance sheet of Parent as of March 30, 2007 included in the Parent SEC Documents, (b) as incurred after December 29, 2006 in the ordinary course of business consistent with past practice and not prohibited by this Agreement, (c) as expressly permitted or contemplated by this Agreement, (d) as set forth on Section 3.8 of the Parent Disclosure Schedule and (e) liabilities or obligations which have been discharged or paid in full in the ordinary course of business, as of the date of this Agreement, neither Parent nor any of its subsidiaries has any material liabilities or obligations of any nature, whether known or unknown, absolute, accrued, contingent or otherwise and whether due or to become due, that would be required by GAAP to be reflected on a consolidated balance sheet of Parent and its subsidiaries (or disclosed in the notes thereto).

3.9.  Disclosure Documents.

(a) The Registration Statement on Form S-4 of Parent (the “Form S-4”) to be filed under the Securities Act relating to the issuance of shares of Parent Common Stock in the First Merger, and any amendments or supplements thereto, will, when filed, subject to the last sentence of Section 3.9(b), comply as to form in all material respects with the applicable requirements of the Securities Act and the Exchange Act.

(b) Neither the Form S-4 nor any amendment or supplement thereto will, at the time it becomes effective under the Securities Act or at the Effective Time, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading. Notwithstanding the foregoing, no representation or warranty is made by Parent in this Section 3.9 with respect to statements made or incorporated by reference therein based on information supplied by the Company for inclusion or incorporation by reference in the Form S-4.

(c) None of the information supplied or to be supplied by Parent for inclusion or incorporation by reference in the Joint Proxy Statement/Prospectus or any amendment or supplement thereto will, at the date the Joint Proxy Statement/Prospectus or any amendment or supplement thereto is first mailed to stockholders of the Company (the “Company’s Stockholders”) and the stockholders of Parent (“Parent’s Stockholders”) or at the time the Company’s Stockholders vote on the adoption and approval of this Agreement and the transactions contemplated hereby or Parent’s Stockholders’ vote on the issuance of shares of Parent Common Stock in the First Merger, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. For purposes of this Agreement, “Joint Proxy Statement/Prospectus” means the Company’s proxy statement relating to the meeting of the Company’s Stockholders to consider and vote upon approval of this Agreement and the First Merger (the “Company Stockholder Meeting”), together with Parent’s proxy statement relating to the meeting of Parent’s Stockholders to consider and vote on the issuance of shares of Parent Common Stock in the First Merger (the “Parent Stockholder Meeting”), to be filed with the Commission, as such document may be amended from time to time.

3.10.  Litigation.  Except as disclosed in Parent’s annual report on Form 10-K for the year ended December 29, 2006, (a) there is no action, complaint, inquiry, assessment, inspection, claim, suit, hearing, notice of violation, demand letter, litigation, proceeding, dispute, arbitral action, governmental audit, inquiry criminal prosecution, civil or criminal investigation of any nature whatsoever (an “Action”) pending, or, to the knowledge of Parent, threatened, against Parent or any of its subsidiaries that would, individually or in the aggregate, have a Material Adverse Effect on Parent and (b) neither Parent nor any of its subsidiaries is subject to any outstanding order, writ, injunction or decree that would, individually or in the aggregate, insofar as can be reasonably foreseen, have a Material Adverse Effect on Parent.

3.11.  Taxes.

(a) For purposes of this Agreement, the following terms have the definitions given below:

(i) “Tax Returns” means any and all returns, reports and forms (including elections, declarations, disclosures, schedules, estimates and information returns and any related or supporting information) required to be filed with respect to any Tax (including any attachments thereto or amendments thereof).

(ii) “Tax” and “Taxes” means any and all taxes, charges, levies, or other assessments, however denominated (whether United States federal, state or local or foreign), including net income, gains, gross receipts, profits, sales, use, goods and services, stamp, custom duties, estimated, excise, employer health, withholding, property, severance, disability, occupation, value added, ad valorem, transfer, franchise, withholding, payroll, employment, excise, or property taxes, together with any interest, penalties, fines, additions to tax, or additional amounts imposed with respect thereto, imposed by any taxing authority whether disputed or not.

(b) Except as would not have, individually or in the aggregate, a Material Adverse Effect on Parent, (i) Parent and each of its subsidiaries have timely filed with the appropriate Governmental Authority all Tax Returns required to be filed, (ii) all such Tax Returns are complete and accurate, (iii) all Taxes due and owing by Parent and each of its subsidiaries (whether or not shown on any Tax Returns) have been paid, (iv) except as set forth on Section 3.11(b) of the Parent Disclosure Schedule, neither Parent nor any of its subsidiaries is currently the beneficiary of any extension of time within which to file any Tax Return, and (v) no claim has ever been made by an authority in a jurisdiction where Parent or any of its subsidiaries does not file Tax Returns that it is or may be subject to taxation by that jurisdiction.

(c) Except as would not have, individually or in the aggregate, a Material Adverse Effect on Parent, (i) no deficiencies for Taxes of Parent or any of its subsidiaries have been claimed, proposed or assessed, in each case, in writing by any Governmental Authority, (ii) except as set forth on Section 3.11(c) of the Parent Disclosure Schedule, there are no pending or, to the knowledge of Parent, threatened (in writing) audits, assessments or other Actions for or relating to any liability in respect of Taxes of Parent or any of its subsidiaries, and (iii) except as set forth on Section 3.7(b) of the Parent Disclosure Schedule, Parent and its subsidiaries have not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency, nor has any request been made in writing for any such extension or waiver.

(d) Except as would not have, individually or in the aggregate, a Material Adverse Effect on Parent, (i) the unpaid Taxes of Parent and its subsidiaries did not, as of the dates of the financial statements contained in the most recent Parent SEC Documents, exceed the reserve for Tax liability (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the balance sheets (rather than in any notes thereto) contained in such financial statements and (ii) since the date of the financial statements in the most recent Parent SEC Documents, neither the Parent nor any subsidiary has incurred any liability for Taxes outside the ordinary course of business or otherwise inconsistent with past custom and practice.

(e) Except as would not have, individually or in the aggregate, a Material Adverse Effect on Parent, Parent has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party.

(f) Except as would not have, individually or in the aggregate, a Material Adverse Effect on Parent, Parent has not constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intended to qualify for Tax-free treatment under Section 355 of the Code in the two years prior to the date of this Agreement (or will constitute such a corporation in the two years prior to this Agreement).

(g) Except as would not have, individually or in the aggregate, a Material Adverse Effect on Parent, neither Parent nor any of its subsidiaries has participated in any transaction that is or is substantially similar to a “listed transaction,” under Section 6011 of the Code and the regulations thereunder, or any other transaction requiring disclosure under analogous provisions of foreign, state or local Tax law.

(h) Except as would not have, individually or in the aggregate, a Material Adverse Effect on Parent, with respect to the past four taxable years, neither Parent nor any of its subsidiaries (i) has been a member of a group filing consolidated returns for federal income Tax purposes (except for the group of which Parent is the common parent) or (ii) has any liability for the Taxes of any Person (other than Parent and its subsidiaries) (A) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), (B) as a transferee or successor or (C) by contract.

(i) Except as would not have, individually or in the aggregate, a Material Adverse Effect on Parent, there are no Tax-sharing agreements or similar arrangements (including indemnity arrangements) with respect to or involving Parent or any of its subsidiaries (other than agreements or arrangements solely among Parent and its subsidiaries or among subsidiaries of Parent), and, after the Closing Date, neither Parent nor any of its subsidiaries shall be bound by any such Tax-sharing agreements or similar arrangements or have any liability thereunder for amounts due in respect of periods prior to the Closing Date.

(j) Except as would not have, individually or in the aggregate, a Material Adverse Effect on Parent, none of the subsidiaries of Parent incorporated or otherwise formed outside the United States is a “surrogate foreign corporation” within the meaning of Section 7874(a)(2)(B) of the Code or is treated as a United States corporation under Section 7874(b) of the Code.

(k) It is agreed and understood that no representation or warranty by Parent is made in respect of Taxes in any Section of this Agreement other than this Section 3.11 and Section 3.14.

3.12.  Absence of Certain Changes or Events.

(a) From December 29, 2006, through the date of this Agreement, the businesses of Parent and its subsidiaries have been conducted, in all material respects, in the ordinary course of business consistent with past practice and there has not been any event, development or state of circumstances that has had, individually or in the aggregate, a Material Adverse Effect on Parent.

(b) Since the date of this Agreement, there has not been any Material Adverse Effect on Parent or any event, change, effect or development that would, individually or in the aggregate, have a Material Adverse Effect on Parent.

3.13.  Intellectual Property.

(a) For purposes of this Agreement, (i) “Intellectual Property Right” means any trademark, service mark, trade name, mask work, invention, patent, trade secret, copyright, know-how or proprietary information contained on any website, processes, formulae, products, technologies, discoveries, apparatus, Internet domain names, trade dress and general intangibles of like nature (together with goodwill), customer lists, confidential information, licenses, software, databases and compilations including any and all collections of data and all documentation thereof (including any registrations or applications for registration of any of the foregoing) or any other similar type of proprietary intellectual property right, and (ii) “Parent Intellectual Property Right” means all Intellectual Property Rights owned or licensed by Parent or any of its subsidiaries that are used or held for use by Parent or any of its subsidiaries.

(b) Parent and its subsidiaries own, or are validly licensed or otherwise have the right to use, all Intellectual Property Rights used in the conduct of their businesses, except where the failure to own or possess valid rights to such Intellectual Property Rights would not, individually or in the aggregate, have a Material Adverse Effect on Parent. No Parent Intellectual Property Right is subject to any outstanding judgment, injunction, order, decree or agreement restricting the use thereof by Parent or any of its subsidiaries or restricting the licensing thereof by Parent or any of its subsidiaries to any Person, except for any judgment, injunction, order, decree or agreement which would not, individually or in the aggregate, have a Material Adverse Effect on Parent. Neither Parent nor any of its subsidiaries is infringing on any other Person’s Intellectual Property Rights and to the knowledge of Parent no Person is infringing on any Parent Intellectual Property Rights, except, in either case, as would not, individually or in the aggregate, have a Material Adverse Effect on Parent. Except for such matters as would not, individually or in the aggregate, have a Material Adverse Effect on Parent, (i) neither Parent nor any of its subsidiaries is a defendant in any Action relating to, or otherwise was notified of, any claim alleging infringement by Parent or any of its subsidiaries of any Intellectual Property Right and (ii) Parent and its subsidiaries have no outstanding claim or suit for any continuing infringement by any other Person of any Parent Intellectual Property Rights.

3.14.  Employee Benefit Plans.

(a) For purposes of this Agreement, the following terms have the definitions given below:

(i) “Controlled Group Liability” means any and all liabilities, contingent or otherwise (A) under Title IV of ERISA, (B) under Section 302 of ERISA, (C) under Sections 412 and 4971 of the Code, (D) resulting from a violation of the continuation coverage requirements of Section 601 et seq. of ERISA and Section 4980B of the Code or the group health plan requirements of Sections 601 et seq. of the Code and Section 601 et seq. of ERISA, and (E) under corresponding or similar provisions of foreign laws or regulations, in each case, other than pursuant to the Parent Benefit Plans and Parent Foreign Plans in the case of Parent and Company Benefit Plans and Company Foreign Plans in the case of the Company.

(ii) “ERISA” means the Employee Retirement Income Security Act of 1974, as amended, together with the rules and regulations thereunder.

(iii) “ERISA Affiliate” means, with respect to any entity, trade or business, any other entity, trade or business that is a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes the first entity, trade or business, or that is a member of the same “controlled group” as the first entity, trade or business pursuant to Section 4001(a)(14) of ERISA.

(iv) “Parent Benefit Plans” means all employee benefit plans, programs, policies, agreements, and other arrangements providing compensation or benefits to any current or former employee, consultant or director in respect of services provided to Parent or any of its subsidiaries or to any beneficiary or dependent thereof, and whether covering one individual or more than one individual, sponsored or maintained by Parent or any of its subsidiaries, as the case may be, or to which Parent or any of its subsidiaries contributes or is obligated to contribute or could have any liability or is party; provided, however, that Parent Benefit Plans shall not include any Parent Foreign Plan or any “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA or any other plan, program or arrangement maintained by an entity other than Parent or any of its subsidiaries pursuant to any collective bargaining agreements. Without limiting the generality of the foregoing, the term “Parent Benefit Plans” includes any defined benefit or defined contribution pension plan, profit sharing plan, stock ownership plan, deferred compensation agreement or arrangement, vacation pay, health, sickness, life, disability or death benefit plan (whether provided through insurance, on a funded or unfunded basis or otherwise), employee stock option or stock purchase plan, bonus or incentive plan or program, severance pay plan, agreement, arrangement or policy (including statutory severance and termination indemnity plans), practice or agreement, employment agreement, retiree medical benefits plan and each other employee benefit plan, program or arrangement, including each “employee benefit plan” (within the meaning of Section 3(3) of ERISA). For purposes of this Agreement, the term “Parent Foreign Plan” shall refer to each material plan, program or contract that is subject to or governed by the laws of any jurisdiction other than the United States, and which would have been treated as a Parent Benefit Plan had it been a United States plan, program or contract. Section 3.14(a) to the Parent Disclosure Schedule lists all Parent Benefit Plans and Parent Foreign Plans.

(b) The Internal Revenue Service has issued a favorable determination letter with respect to each Parent Benefit Plan that is intended to be a “qualified plan” (within the meaning of Section 401(a) of the Code). To the knowledge of Parent, there are no existing circumstances nor any events that have occurred that could reasonably be expected to adversely affect the qualified status of any Qualified Parent Benefit Plan or the related trust.

(c) All material contributions required to be made by Parent or any of its subsidiaries to any Parent Benefit Plan by Applicable Laws or by any plan document or other contractual undertaking, and all material premiums due or payable with respect to insurance policies funding any Parent Benefit Plan, for any period through the date of this Agreement have been timely made or paid in full and through the Closing Date will be timely made or paid in full.

(d) Except as set forth on Section 3.14(d) of the Parent Disclosure Schedule, Parent and its subsidiaries have complied in all material respects, and are now in compliance, in all material respects, with all provisions of ERISA, the Code and all laws and regulations (including any local Applicable Laws) applicable to the Parent Benefit Plans. Each Parent Benefit Plan has been operated in compliance with its terms in all material respects. There is not now, and there are no existing circumstances that would reasonably be expected to give rise to, any requirement for the posting of security with respect to a Parent Benefit Plan or the imposition of any pledge, lien, security interest or encumbrance on the assets of Parent or any of its subsidiaries under ERISA or the Code, except for any such security, pledge, lien, security interest or encumbrances as would not result in any material liability to Parent and its subsidiaries taken as a whole.

(e) Except as set forth on Section 3.14(e) of the Parent Disclosure Schedule, no employee benefit plan of Parent, its subsidiaries or any of their respective ERISA Affiliates is a “multiemployer plan” (within the meaning of Section 4001(a)(3) of ERISA) (a “Multiemployer Parent Benefit Plan”) or a plan that has two or more contributing sponsors at least two of whom are not under common control (within the meaning of Section 4063 of ERISA) (a “Multiple Employer Parent Benefit Plan”), nor has Parent or any of its subsidiaries or any of their respective ERISA Affiliates, at any time within six years before the date of this Agreement, contributed to or been obligated to contribute to any Multiemployer Parent Benefit Plan or Multiple Employer Parent Benefit Plan. With respect to each Parent Benefit Plan that is subject to Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code, except as would not, individually or in the aggregate, have a Material Adverse Effect on Parent: (i) there does not exist any accumulated funding deficiency within the meaning of Section 412 of the Code or Section 302 of ERISA, whether or not waived; (ii) the fair market value of the assets of such Parent Benefit Plan equals or exceeds the actuarial present value of all accrued benefits under such Parent Benefit Plan (whether or not vested); (iii) no reportable event within the meaning of Section 4043(c) of ERISA for which the 30-day notice requirement has not been waived has occurred, and the consummation of the transactions contemplated by this Agreement will not result in the occurrence of any such reportable event; (iv) all premiums to the Pension Benefit Guaranty Corporation (the “PBGC”) have been timely paid in full; (v) no liability (other than for premiums to the PBGC) under Title IV of ERISA has been or is expected to be incurred by Parent or any of its subsidiaries; and (vi) the PBGC has not instituted proceedings to terminate any such Parent Benefit Plan and, to Parent’s knowledge, no condition exists that presents a risk that such proceedings will be instituted or which would constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any such Parent Benefit Plan.

(f) Except as would not, individually or in the aggregate, have a Material Adverse Effect on Parent, there does not now exist, and there are no existing circumstances that could reasonably be expected to result in, any Controlled Group Liability that would be a liability of Parent or any of its subsidiaries following the Closing.

(g) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement will result in, cause the accelerated vesting or delivery of, or increase the amount or value of, any payment or benefit to any current or former employee, officer, director or consultant of Parent or any of its subsidiaries (either alone or in conjunction with any other event) under any Parent Benefit Plan or Parent Foreign Plan.

(h) All Parent Foreign Plans (i) have been maintained in all material respects in accordance with all applicable requirements, (ii) if they are intended to qualify for special Tax treatment meet all material requirements for such treatment, (iii) if they are required to be funded and/or book-reserved are funded and/or book-reserved, as appropriate, based upon reasonable actuarial assumptions and in accordance with Applicable Law and (iv) to the knowledge of the Parent, there are no existing circumstances that have occurred that could reasonably be expected to adversely affect the qualified or registered status of any Parent Foreign Plan or related trust.

(i) Since December 29, 2006, there has been no material amendment to or material modification of any material Parent Benefit Plan or Parent Foreign Plan, except as required by Applicable Law, or any broad-based announcement or other broad-based communication of the intention to effect any of the actions described in this Section 3.14(i).

(j) All options to purchase shares of Parent Common Stock granted under the Parent Benefit Plans have been granted in compliance with the terms of Applicable Law and the applicable Parent Benefit Plan and have (or with respect to such options which have been exercised as of the date of this Agreement, had) a per share exercise price that is (or with respect to such options which have been exercised as of the date of this Agreement, was) at least equal to the fair market value of a share of Parent Common Stock as of the date the option was granted.

(k) It is agreed and understood that no representation or warranty by Parent is made in respect of employee benefits matters in any Section of this Agreement other than this Section 3.14.

3.15.  Contracts; Indebtedness.

(a) Except as set forth on Section 3.15(a) of the Parent Disclosure Schedule, the Parent Benefit Plans or as filed with the Commission, neither Parent nor any of its subsidiaries is a party to, and none of their respective properties or assets are bound by any contract which (i) is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the Commission), (ii) has been entered into since December 29, 2006 and contains “earn-out” or other contingent payment obligations with remaining payment obligations in excess of $10,000,000, or (iii) has been entered into since December 29, 2006 and relates to the acquisition or sale of any business of the Parent either (A) for more than $50,000,000 or (B) that has not yet been consummated or in respect of which the Parent or any of its subsidiaries has any remaining material obligations. Each of the contracts of the type described in this Section 3.15(a), whether or not set forth on Section 3.15(a) of Parent Disclosure Schedule, is referred to in this Agreement as a “Parent Material Contract.” To the knowledge of senior management of Parent, neither Parent nor any of its subsidiaries is a party to any contract (i) pertaining to the acquisition of any business or asset by Parent or any of its subsidiaries that contains “earn-out” or other contingent payment obligations with remaining payment obligations in excess of $10,000,000 or (ii) containing covenants purporting to limit in any material respect the freedom of Parent or any of its subsidiaries or employees to compete in any line of business or sell, supply or distribute any service or products, in each case in one or more countries.

(b) Each Parent Material Contract is a valid, binding and enforceable obligation of Parent or its subsidiaries and, to Parent’s knowledge, of the other party or parties thereto, in accordance with its terms, and in full force and effect, and, upon consummation of the transactions contemplated by this Agreement shall be in full force and effect without penalty or other adverse consequence, except where the failure to be valid, binding, enforceable and in full force and effect would not, individually or in the aggregate, have a Material Adverse Effect on Parent and to the extent as may be limited by applicable bankruptcy, insolvency, moratorium or other laws affecting the enforcement of creditors’ rights generally or by general principles of equity. Parent has not received any written notice from any other party to any Parent Material Contract, and otherwise has no knowledge that such third party intends to terminate, or not renew any Parent Material Contract, or is seeking the renegotiation thereof in any material respect or substitute performance thereunder in any material respect. As of the date of this Agreement, true and correct copies of all Parent Material Contracts are either publicly filed with the Commission and available via EDGAR or Parent has made available to the Company true and correct copies of such contracts. Neither Parent nor any of its subsidiaries, and, to the knowledge of Parent, no other party thereto, is in violation of or in default under any Parent Material Contract (nor does there exist any condition which upon the passage of time or the giving of notice or both would cause such a violation of or default thereunder by Parent or any of its subsidiaries or, to Parent’s knowledge, by any third party), except for violations or defaults that would not, individually or in the aggregate, have a Material Adverse Effect on Parent.

3.16.  Labor Matters.

(a) There is no material labor strike, dispute or stoppage pending, or, to the knowledge of Parent, threatened, against Parent or any of its subsidiaries, and neither Parent nor any of its subsidiaries has experienced any material labor strike, dispute or stoppage or other material labor difficulty involving its employees since January 1, 2006. To the knowledge of Parent, since January 1, 2006, no material campaign or other material attempt for recognition has been made by any labor organization with respect to employees of Parent or any of its subsidiaries. Since January 1, 2006, no material unfair labor practice charge or claim has been filed against Parent or any of its subsidiaries with the National Labor Relations Board or other Governmental Authority. Parent and its subsidiaries are in compliance, and at all times since January 1, 2006 have been in compliance, in all material respects, with Applicable Laws with respect to labor and employment matters. It is agreed and understood that no representation or warranty by Parent is made in respect of labor matters in any Section of this Agreement other than this Section 3.16.

(b) Except as would not, individually or in the aggregate, have a Material Adverse Effect on Parent, neither Parent nor any of its subsidiaries is a party to, or otherwise bound by, any consent decree with, or citation by, any Governmental Authority relating to employees or employment practices. Except as would not, individually or in the aggregate, have a Material Adverse Effect on Parent, none of Parent, any of its subsidiaries or any of their executive officers has received within the past five years any notice of intent by any Governmental Authority responsible for the enforcement of labor or employment laws to conduct an investigation or audit relating to Parent or any of its subsidiaries and, to the knowledge of Parent, no such investigation or audit is in progress.

3.17.  Environmental Matters.  Except for such matters as would not, individually or in the aggregate, have a Material Adverse Effect on Parent: (a) the properties, operations and activities of Parent and its subsidiaries are in compliance with all applicable Environmental Laws and Environmental Permits and all past noncompliance of Parent or any of its subsidiaries with any Environmental Laws or Environmental Permits has been resolved without any pending, ongoing or future obligation, cost or liability; (b) Parent and its subsidiaries and the properties and operations of Parent and its subsidiaries are not subject to any existing, pending, or, to the knowledge of Parent, threatened, Action by or before any Governmental Authority under any Environmental Laws; (c) to the knowledge of Parent, there has been no release or threatened release of any Hazardous Material into the environment by Parent or its subsidiaries or in connection with their current or former properties or operations and there is no presence of any released Hazardous Material on properties currently occupied by Parent or its subsidiaries; and (d) to the knowledge of Parent, there has been no exposure of any Hazardous Material, pollutant or contaminant in connection with the current or former properties, operations and activities of Parent and its subsidiaries. Except for such matters as would not, individually or in the aggregate, have a Material Adverse Effect on Parent, neither Parent nor its subsidiaries has knowledge of or has received notice of any past, present or future events, conditions, circumstances, activities, practices, incidents, actions or plans which may interfere with or prevent compliance or continued compliance by Parent or its subsidiaries with any Environmental Laws. It is agreed and understood that no representation or warranty by Parent in this Agreement is made in respect of environmental matters in any Section of this Agreement other than this Section 3.17. “Environmental Laws” means all United States federal, state or local or foreign laws relating to pollution or protection of human health or the environment (including ambient air, surface water, groundwater, land surface or subsurface strata), including laws relating to emissions, discharges, releases or threatened releases of chemicals, pollutants, contaminants, nuclear materials, asbestos, or industrial, toxic or hazardous substances or wastes (collectively, “Hazardous Materials”) into the environment, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials, as well as all authorizations, codes, decrees, demands or demand letters, injunctions, judgments, licenses, notices, orders, permits, plans or regulations issued, entered, promulgated or approved thereunder. “Environmental Permit” means any permit, approval, grant, consent, exemption, certificate order, easement, variance, franchise, license or other authorization required under or issued pursuant to any applicable Environmental Laws.

3.18.  Opinion of Financial Advisor.  Parent’s Board has received the written opinion of Morgan Stanley & Co. Incorporated, dated as of the date of this Agreement, substantially to the effect that, as of the date of this Agreement, the Merger Consideration to be paid by Parent pursuant to this Agreement is fair to Parent from a financial point of view. Parent shall provide a complete and correct signed copy of such opinion to the Company as soon as practicable after the date of this Agreement for information purposes only and Parent has received the consent of Morgan Stanley & Co. Incorporated to include such written opinion in the Joint Proxy Statement/Prospectus.

3.19.  Board Recommendation; Required Vote.  Parent’s Board, at a meeting duly called and held, has, by unanimous vote of those directors present (who constituted 100% of the directors then in office), (a) determined that this Agreement and the transactions contemplated hereby, including the Transaction, are advisable, fair to and in the best interests of Parent’s Stockholders; (b) declared advisable and in all respects approved and adopted this Agreement, and the transactions contemplated by this Agreement, including the Transaction; and (c) resolved to recommend that Parent’s Stockholders approve the Stock Issuance (the “Parent Board Recommendation”). The affirmative vote of a majority of the votes cast on a proposal approving the Stock Issuance at the Parent Stockholder Meeting by holders of Parent Common Stock on the record date for the Parent Stockholder Meeting is the only vote of the holders of any class or series of capital stock of Parent necessary for approval of this Agreement and the Transactions, including the Stock Issuance (the “Parent Stockholder Approval”), provided that the total votes cast on such proposal represents over 50% of the outstanding shares of Parent Common Stock on the record date for the Parent Stockholder Meeting.

3.20.  Customer/Supplier Relationships.

(a) Except as set forth on Section 3.20(a) of the Parent Disclosure Schedule and except as would not have, individually or in the aggregate, a Material Adverse Effect on Parent, since January 1, 2007, no material customer of Parent or any of its subsidiaries has indicated in writing that it will stop or materially decrease purchasing services, materials or products from Parent or such subsidiary, and no material supplier or service provider of Parent or any of its subsidiaries has indicated in writing that it will stop or materially decrease the supply of materials, products or services to Parent or such subsidiary, or, in each case, is otherwise involved in, or is threatening, a material dispute with Parent or such subsidiaries.

(b) Except as set forth on Section 3.20(b) of the Parent Disclosure Schedule, since January 1, 2007, no Parent Material Contracts between Parent or any of its subsidiaries and any customer or supplier have been terminated for cause or for convenience.

3.21.  Transactions with Affiliates.  Except as set forth on Parent’s last proxy statement filed with the Commission prior to the date of this Agreement, since the date of such proxy statement, no event has occurred as of the date of this Agreement that would be required to be reported by Parent pursuant to Item 404 of Regulation S-K promulgated by the Commission.

3.22.  Foreign Corrupt Practices and International Trade Sanctions.  Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent, neither Parent, nor any subsidiary of Parent, nor any of their respective directors, officers, agents, employees or any other Persons acting on their behalf has (a) violated the Foreign Corrupt Practices Act, 15 U.S.C. § 78dd-1 et seq., as amended, or any other similar applicable foreign, federal, or state legal requirement, (b) made or provided, or caused to be made or provided, directly or indirectly, any payment or thing of value to a foreign official, foreign political party, candidate for office or any other Person knowing that the Person will pay or offer to pay the foreign official, party or candidate, for the purpose of influencing a decision, inducing an official to violate their lawful duty, securing any improper advantage, or inducing a foreign official to use their influence to affect a governmental decision, (c) paid, accepted or received any unlawful contributions, payments, expenditures or gifts, or (d) violated or operated in noncompliance with any export restrictions, money laundering law, anti-terrorism law or regulation, anti-boycott regulations or embargo regulations.

3.23.  Brokerage and Finders’ Fees; Expenses.  Except for Parent’s obligations to Morgan Stanley & Co. Incorporated and UBS Investment Bank, neither Parent nor any subsidiary of Parent has incurred or will incur on behalf of Parent or its subsidiaries, any brokerage, finders’, advisory or similar fee in connection with the transactions contemplated by this Agreement.

3.24.  Reorganization.  Neither Parent nor any of its subsidiaries has taken or agreed to take any action or knows of any fact that is reasonably likely to prevent or impede the Transaction from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

3.25.  Available Funds.  Parent will have available at the Effective Time (including through the Company) all funds necessary for the payment of the Merger Consideration and the amounts to be paid pursuant to Section 2.6 and sufficient for the satisfaction of all of Parent’s and Merger Sub’s obligations under this Agreement.

3.26.  Lack of Ownership of Company Common Stock.  Neither Parent nor any of its subsidiaries beneficially owns, directly or indirectly, any shares of Company Common Stock or other securities convertible into, exchangeable into or exercisable for shares of Company Common Stock. There are no voting trusts or other agreements, arrangements or understandings to which Parent or any of its subsidiaries is a party with respect to the voting of the capital stock or other equity interest of the Company or any of its subsidiaries nor are there any agreements, arrangements or understandings to which Parent or any of its subsidiaries is a party with respect to the acquisition, divestiture, retention, purchase, sale or tendering of the capital stock or other equity interest of the Company or any of its subsidiaries.

3.27.  Financing.  Section 3.27 of the Parent Disclosure Schedule sets forth true, accurate and complete copies of executed debt commitment letters and related term sheets (the “Financing Commitments”) pursuant to which, and subject to the terms and conditions thereof, certain lenders have committed to provide Parent with loans in the amounts described therein, the proceeds of which may be used to consummate the First Merger and the other transactions contemplated hereby (the “Financing”). The Financing Commitments are in full force and effect and have not been withdrawn or terminated or otherwise amended or modified in any respect and Parent is not in breach of any of the terms or conditions set forth therein and no event has occurred which, with or without notice, lapse of time or both, could reasonably be expected to constitute a breach or failure to satisfy a condition precedent set forth therein. The proceeds from the Financing, when combined with cash and marketable securities available to Parent at or prior to the Effective Time, constitute all of the financing required for the consummation of the transactions contemplated hereby, and are sufficient for the satisfaction of all of Parent’s and Merger Sub’s obligations under this Agreement, including the payment of the Merger Consideration and the amounts to be paid pursuant to Section 2.6 (and any fees and expenses of or payable by Parent, Merger Sub or the First Surviving Corporation). The Financing Commitments contain all of the conditions precedent to the obligations of the lenders thereunder to make the Financing available to Parent on the terms therein.

3.28.  Backlog.  The backlog of Parent and of its subsidiaries as of March 30, 2007 as reported in Parent’s Quarterly Report on Form 10-Q for the quarter ended March 30, 2007 was prepared by senior management of Parent in all material respect on a basis consistent with its past practice of preparing and tracking the backlog of Parent and its subsidiaries.

3.29.  No Additional Representations.

(a) Parent acknowledges that it and its Representatives have received access to the books and records, facilities, equipment, contracts and other assets of the Company, and that it and its Representatives have had the opportunity to meet with the management of the Company and to discuss the business and assets of the Company.

(b) Parent acknowledges that none of the Company nor any Person has made any representation or warranty, express or implied, as to the accuracy or completeness of any information regarding the Company furnished or made available to Parent and its Representatives except as expressly set forth in Article IV (which includes the Company Disclosure Schedule), and none of the Company or any other Person shall be subject to any liability to Parent or any other Person resulting from the Company’s making available to Parent or Parent’s use of such information or any information, documents or material made available to Parent in the due diligence materials provided to Parent, including in the “data room,” other management presentations (formal or informal) or in any other form in connection with the transactions contemplated by this Agreement. Without limiting the foregoing, Parent makes no representation or warranty to the Company with respect to any financial projection or forecast relating to Parent or any of its subsidiaries, whether or not included in any management presentation.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as disclosed in the disclosure schedule delivered by the Company to Parent immediately prior to the execution of this Agreement (the “Company Disclosure Schedule”), the Company represents and warrants to Parent and Merger Sub as follows:

4.1.  Organization and Standing.  The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, with full corporate power and authority to own, lease, use and operate its properties and to conduct its business as and where now owned, leased, used, operated and conducted. Each of the Company’s subsidiaries is an organization duly incorporated, validly existing, and in good standing under the laws of its jurisdiction of incorporation, with all requisite corporate or similar power and authority to own, lease, use and operate its properties and to conduct its business as and where now owned, leased, used, operated and conducted. Each of the Company and its subsidiaries is duly qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the property it owns, leases or operates requires it to so qualify, except where the failure to be so qualified or in good standing in such jurisdiction would not, individually or in the aggregate, have a Material Adverse Effect on the Company. The Company is not in default in the performance, observance or fulfillment of any provision of the Amended and Restated Certificate of Incorporation of the Company (the “Company’s Certificate”) or the Company’s Amended and Restated Bylaws (the “Company’s Bylaws”). No subsidiary of the Company is in default in the performance, observance or fulfillment of any provision of such subsidiary’s certificate of incorporation, bylaws or similar organizational documents, except as would not, individually or in the aggregate, have a Material Adverse Effect on the Company. The Company has heretofore furnished to Parent complete and correct copies of the Company’s Certificate and the Company’s Bylaws.

4.2.  Subsidiaries.  The Company does not own, directly or indirectly, any equity or other ownership interest in any corporation, partnership, limited liability company, joint venture or other entity or enterprise, except for the subsidiaries set forth on Section 4.2 to the Company Disclosure Schedule. Except as set forth on Section 4.2 of the Company Disclosure Schedule, the Company is not subject to any obligation or requirement to provide material funds to or make any material investment (in the form of a loan, capital contribution or otherwise) in any such entity or any other Person. Except as set forth on Section 4.2 of the Company Disclosure Schedule, the Company owns, directly or indirectly, each of the outstanding shares of capital stock (or other ownership interests having by their terms ordinary voting power to elect a majority of directors or others performing similar functions with respect to such subsidiary) of each of its subsidiaries. Each of the outstanding shares of capital stock of each of the Company’s subsidiaries is duly authorized, validly issued, fully paid and nonassessable, and is owned, directly or indirectly, by the Company free and clear of all liens, pledges, security interests, claims or other encumbrances. The following information for each of the Company’s subsidiaries is set forth on Section 4.2 to the Company Disclosure Schedule, as applicable: (a) its name and jurisdiction of incorporation or organization; (b) its authorized capital stock or share capital; and (c) the number of issued and outstanding shares of capital stock or share capital and the record owner(s) thereof. Other than as set forth on Section 4.2 to the Company Disclosure Schedule, there are no outstanding subscriptions, options, warrants, puts, calls, agreements, understandings, claims or other commitments or rights of any type relating to the issuance, sale or transfer of any securities of any of the Company’s subsidiaries, nor are there outstanding any securities that are convertible into or exchangeable for any shares of capital stock or other voting securities or ownership interests of any of the Company’s subsidiaries.

4.3.  Corporate Power and Authority.  The Company has all requisite corporate power and authority to enter into and deliver this Agreement, to perform its obligations under this Agreement, and, subject to Company Stockholder Approval, to consummate the transactions contemplated by this Agreement. The execution, performance and delivery of this Agreement by the Company have been duly authorized by all necessary corporate action on the part of the Company, subject to (i) the Company Stockholders Approval, (ii) the filing of the Certificate of Merger with the Delaware Secretary of State, and no other corporate proceedings on the part of the Company are necessary to authorize or approve this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Company, and, assuming the due authorization, execution and delivery by Parent and Merger Sub, constitutes the legal, valid and binding obligation of the Company enforceable against it in accordance with its terms except that such enforceability (a) may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting or relating to the enforcement of creditors’ rights generally and (b) is subject to general principals of equity.

4.4.  Capitalization of the Company.

(a) As of the date of this Agreement, the authorized capital stock of the Company consists of 100,000,000 shares of Company Common Stock and 10,000,000 shares of Preferred Stock, par value $0.01 per share (“Company Preferred Stock”). As of the close of business on May 25, 2007, (i) 28,898,100 shares of Company Common Stock were issued and outstanding and 377,678 shares of restricted stock were issued and outstanding, (ii) no shares of Company Preferred Stock were issued and outstanding, (iii) 1,162,226 shares of Company Common Stock and no shares of Company Preferred Stock were held in treasury by the Company or by subsidiaries of the Company and 5,738,033 shares of Company Common Stock were reserved for issuance under the Company Incentive Plans. All of the issued and outstanding shares of Company Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. As of the date of this Agreement, except as set forth on the first sentence of this Section 4.4(a), the Company does not have and is not bound by any outstanding subscriptions, options, warrants, calls, preemptive rights, commitments or agreements of any character calling for the purchase or issuance of any shares of Company Common Stock or any other equity securities of the Company or any securities representing the right to purchase or otherwise receive any shares of Company Common Stock. Since the close of business on May 25, 2007 through the date of this Agreement, the Company has not issued any shares of its capital stock or any securities convertible into or exercisable for any shares of its capital stock, other than pursuant to the exercise of stock options granted pursuant to the Company Incentive Plans prior to such date. Section 4.4(a) of the Company Disclosure Schedule sets forth a list of Company Options as of the close of business on April 8, 2007, including the date as of which each Company Option was granted, the number of shares subject to each such Company Option at April 8, 2007 (i.e., the original amount less exercises and any cancellations), the expiration date of each such Company Option and the price at which each such Company Option may be exercised.

(b) None of the Company’s subsidiaries owns any capital stock of the Company. Each outstanding share of the Company capital stock is, and each share of the Company capital stock that may be issued will be, when issued, duly authorized and validly issued, fully paid and nonassessable, and not subject to any preemptive or similar rights. The issuance and sale of all of the shares of capital stock described in this Section 4.4 have been in material compliance with United States federal and state securities laws. Except as set forth on Section 4.4(b) to the Company Disclosure Schedule, neither the Company nor any of its subsidiaries has agreed to register any securities under the Securities Act or under any state securities law or granted registration rights to any individual or entity; complete and correct copies of any such agreements have previously been provided to Parent.

4.5.  Conflicts; Consents and Approvals.  Except as set forth on Section 4.5 of the Company Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement will:

(a) conflict with, or result in a breach of any provision of, the Company’s Certificate or the Company’s Bylaws;

(b) violate, or conflict with, or result in a breach of any provision of, or constitute a default (or an event that, with the giving of notice, the passage of time or otherwise, would constitute a default) under, or entitle any Person (with the giving of notice, the passage of time or otherwise) to terminate, accelerate, modify or call a default under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of the Company or any of its subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, contract, undertaking, agreement, lease or other instrument or obligation to which the Company or any of its subsidiaries is a party;

(c) violate, or conflict with, any Applicable Law; or

(d) require any action or consent or approval of, or review by, or registration or filing by the Company or any of its affiliates with, any third party or any Governmental Authority, other than (i) the Company Stockholder Approval, (ii) actions required by the HSR Act and Foreign Antitrust Laws, (iii) registrations or other actions required under United States federal and state securities laws, and (iv) the filing with the Delaware Secretary of State of the Certificate of Merger;

except in the case of clauses (b), (c) and (d) above for any of the foregoing that would not, individually or in the aggregate, have a Material Adverse Effect on the Company.

4.6.  Company SEC Documents.

(a) The Company and its subsidiaries have timely filed with the Commission all registration statements, prospectuses, forms, reports, schedules, statements and other documents (as supplemented and amended since the time of filing, collectively, the “Company SEC Documents”) required to be filed by them since December 31, 2005 under the Exchange Act or the Securities Act. The Company SEC Documents, including any financial statements or schedules included in the Company SEC Documents, at the time filed (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of mailing, respectively, and, in the case of any Company SEC Document amended or superseded by a filing prior to the date of this Agreement, then on the date of such amending or superseding filing) (i) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, and (ii) complied in all material respects with the applicable requirements of the Exchange Act and the Securities Act, as the case may be. The consolidated financial statements of the Company included in the Company SEC Documents fairly present (subject, in the case of unaudited statements, to normal, recurring audit adjustments) in all material respects the consolidated financial position of the Company and its consolidated subsidiaries as at the dates thereof and the consolidated results of their operations and cash flows (and changes in financial position, if any) for the periods then ended in conformity with GAAP (except, in the case of the unaudited statements, as permitted by the Commission) applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto). None of the Company’s subsidiaries is subject to the periodic reporting requirements of the Exchange Act or required to file any form, report or other document with the Commission, the NYSE, any other stock exchange or any other comparable Governmental Authority.

(b) The Company has established and maintains disclosure controls and procedures (as such terms are defined in paragraphs (e) and (f) in Rule 13a-14 under the Exchange Act); such disclosure controls and procedures are reasonably designed to ensure that material information required to be disclosed by the Company in its reports that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time period specified in the rules and forms of the Commission, and that all such material information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act. The Company’s management has completed assessment of the effectiveness of the Company’s internal control over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act for the year ended December 29, 2006, and such assessment concluded that such controls were effective. There are no outstanding loans made by the Company or any of its subsidiaries to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of the Company. Since the enactment of the Sarbanes-Oxley Act, neither the Company nor any of its subsidiaries has made any loans to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of the Company or any of its subsidiaries.

4.7.  Compliance with Law.

(a) The Company and its subsidiaries hold all franchises, grants, authorizations, licenses, permits, easements, variances, exemptions, consents, certificates, approvals and orders of all Governmental Authorities necessary for the lawful conduct of their respective businesses (the “Company Permits”), except for failures to hold such Company Permits that would not, individually or in the aggregate, have a Material Adverse Effect on the Company. The Company and its subsidiaries are in compliance with the terms of the Company Permits, except where the failure so to comply would not, individually or in the aggregate, have a Material Adverse Effect on the Company. The businesses of the Company and its subsidiaries are not being conducted in violation of any Applicable Law, except for violations that would not, individually or in the aggregate, have a Material Adverse Effect on the Company. Notwithstanding anything contained in this Section 4.7(a), no representation or warranty shall be deemed to be made in this Section 4.7(a) in respect of the matters referenced in Sections 4.6, 4.9, 4.18 and 4.27, or in respect of environmental, Tax, employee benefits or labor law matters.

(b) No investigation or review by any Governmental Authority with respect to the Company or any of its subsidiaries is pending or, to the knowledge of the Company, threatened, nor has any Governmental Authority indicated in writing an intention to conduct any such investigation or review, other than, in each case, those the outcome of which would not, individually or in the aggregate, have a Material Adverse Effect on the Company.

4.8.  Undisclosed Liabilities.  Except (a) as and to the extent disclosed or reserved against on the balance sheet of the Company as of March 30, 2007 included in the Company SEC Documents, (b) as incurred after December 29, 2006 in the ordinary course of business consistent with past practice and not prohibited by this Agreement, (c) as expressly permitted or contemplated by this Agreement, (d) as set forth on Section 4.8 to the Company Disclosure Schedule and (e) liabilities or obligations which have been discharged or paid in full in the ordinary course of business, as of the date of this Agreement, neither the Company nor any of its subsidiaries has any material liabilities or obligations of any nature, whether known or unknown, absolute, accrued, contingent or otherwise and whether due or to become due, that would be required by GAAP to be reflected on a consolidated balance sheet of the Company and its subsidiaries (or disclosed in the notes thereto).

4.9.  Disclosure Documents.

(a) Neither the Joint Proxy Statement/Prospectus, nor any amendment or supplement thereto, will, at the date of the Joint Proxy Statement/Prospectus or any such amendment or supplement is first mailed to the Company’s Stockholders or Parent’s Stockholders, or at the time the Company’s Stockholders vote on the adoption and approval of this Agreement and the transactions contemplated hereby or Parent Stockholder Approval, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Joint Proxy Statement/Prospectus, including all amendments or supplements thereto, will, when filed, comply as to form in all material respects with the requirements of the Exchange Act. Notwithstanding the foregoing, no representation or warranty is made by the Company in this Section 4.9(a) with respect to statements made or incorporated by reference therein based on information supplied by Parent or Merger Sub for inclusion or incorporation by reference in Joint Proxy Statement/Prospectus.

(b) None of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in the Form S-4 or any amendment or supplement thereto will, at the time the Form S-4 or any such amendment or supplement becomes effective under the Securities Act or at the Effective Time, as the case may be, contain any untrue statement of a material fact or omit to state a material fact required to be included in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

4.10.  Litigation.  Except as set forth on the Company’s annual report on Form 10-K, as amended on February 27, 2007, for the year ended December 29, 2006, (a) there is no Action pending, or, to the knowledge of the Company, threatened, against the Company or any of its subsidiaries that would, individually or in the aggregate, have a Material Adverse Effect on the Company and (b) neither the Company nor any of its subsidiaries is subject to any outstanding order, writ, injunction or decree that would, individually or in the aggregate, insofar as can be reasonably foreseen, have a Material Adverse Effect on the Company.

4.11.  Taxes.

(a) Except as would not have, individually or in the aggregate, a Material Adverse Effect on the Company, (i) the Company and each of its subsidiaries have timely filed with the appropriate Governmental Authority all Tax Returns required to be filed, (ii) all such Tax Returns are complete and accurate, (iii) all Taxes due and owing by the Company and each of its subsidiaries (whether or not shown on any Tax Returns) have been paid, (iv) neither the Company nor any of its subsidiaries is currently the beneficiary of any extension of time within which to file any Tax Return, and (v) no claim has ever been made by an authority in a jurisdiction where the Company or any of its subsidiaries does not file Tax Returns that it is or may be subject to taxation by that jurisdiction.

(b) Except as would not have, individually or in the aggregate, a Material Adverse Effect on the Company, (i) no deficiencies for Taxes of the Company or any of its subsidiaries have been claimed, proposed or assessed, in each case, in writing by any Governmental Authority, (ii) there are no pending or, to the knowledge of the Company, threatened (in writing) audits, assessments or other Actions for or relating to any liability in respect of Taxes of the Company or any of its subsidiaries, and (iii) the Company and its subsidiaries have not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency, nor has any request been made in writing for any such extension or waiver.

(c) Except as would not have, individually or in the aggregate, a Material Adverse Effect on the Company, (i) the unpaid Taxes of the Company and its subsidiaries did not, as of the dates of the financial statements contained in the most recent Company SEC Documents, exceed the reserve for Tax liability (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the balance sheets (rather than in any notes thereto) contained in such financial statements and (ii) since the date of the financial statements in the most recent Company SEC Documents, neither the Company nor any subsidiary has incurred any liability for Taxes outside the ordinary course of business or otherwise inconsistent with past custom and practice.

(d) Except as would not have, individually or in the aggregate, a Material Adverse Effect on the Company, the Company has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party.

(e) Except as would not have, individually or in the aggregate, a Material Adverse Effect on the Company, the Company has not constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intended to qualify for Tax-free treatment under Section 355 of the Code in the two years prior to the date of this Agreement (or will constitute such a corporation in the two years prior to this Agreement).

(f) Except as would not have, individually or in the aggregate, a Material Adverse Effect on the Company, neither the Company nor any of its subsidiaries has participated in any transaction that is or is substantially similar to a “listed transaction,” under Section 6011 of the Code and the regulations thereunder, or any other transaction requiring disclosure under analogous provisions of foreign, state or local Tax law.

(g) Except as would not have, individually or in the aggregate, a Material Adverse Effect on the Company, with respect to the past four taxable years, neither the Company nor any of its subsidiaries (i) has been a member of a group filing consolidated returns for federal income Tax purposes (except for the group of which the Company is the common parent) or (ii) has any liability for the Taxes of any Person (other than the Company and its subsidiaries) (A) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), (B) as a transferee or successor or (C) by contract.

(h) Except as would not have, individually or in the aggregate, a Material Adverse Effect on the Company, there are no Tax-sharing agreements or similar arrangements (including indemnity arrangements) with respect to or involving the Company or any of its subsidiaries (other than agreements or arrangements solely among the Company and its subsidiaries or among subsidiaries of the Company), and, after the Closing Date, neither the Company nor any of its subsidiaries shall be bound by any such Tax-sharing agreements or similar arrangements or have any liability thereunder for amounts due in respect of periods prior to the Closing Date.

(i) Except as would not have, individually or in the aggregate, a Material Adverse Effect on the Company, none of the subsidiaries of the Company incorporated or otherwise formed outside the United States is a “surrogate foreign corporation” within the meaning of Section 7874(a)(2)(B) of the Code or is treated as a United States corporation under Section 7874(b) of the Code.

(j) It is agreed and understood that no representation or warranty by the Company is made in respect of Taxes in any Section of this Agreement other than this Section 4.11 and Section 4.14.

4.12.  Absence of Certain Changes or Events.

(a) From December 29, 2006 through the date of this Agreement, the businesses of the Company and its subsidiaries have been conducted, in all material respects, in the ordinary course of business consistent with past practice and there has not been any event, development or state of circumstances that has had, individually or in the aggregate, a Material Adverse Effect on the Company.

(b) Since the date of this Agreement, there has not been any Material Adverse Effect on the Company or any event, change, effect or development that would, individually or in the aggregate, have a Material Adverse Effect on the Company.

4.13.  Intellectual Property.

(a) For purposes of this Agreement, “Company Intellectual Property Right” means all Intellectual Property Rights owned or licensed by the Company or any of its subsidiaries that are used or held for use by the Company or any of its subsidiaries.

(b) The Company and its subsidiaries own, or are validly licensed or otherwise have the right to use, all Intellectual Property Rights used in the conduct of their businesses, except where the failure to own or possess valid rights to such Intellectual Property Rights would not, individually or in the aggregate, have a Material Adverse Effect on the Company. No Company Intellectual Property Right is subject to any outstanding judgment, injunction, order, decree or agreement restricting the use thereof by the Company or any of its subsidiaries or restricting the licensing thereof by the Company or any of its subsidiaries to any Person, except for any judgment, injunction, order, decree or agreement which would not, individually or in the aggregate, have a Material Adverse Effect on the Company. Neither the Company nor any of its subsidiaries is infringing on any other Person’s Intellectual Property Rights and to the knowledge of the Company no Person is infringing on any Company Intellectual Property Rights, except, in either case, as would not, individually or in the aggregate, have a Material Adverse Effect on the Company. Except for such matters as would not, individually or in the aggregate, have a Material Adverse Effect on the Company, (i) neither the Company nor any of its subsidiaries is a defendant in any Action relating to, or otherwise was notified of, any claim alleging infringement by the Company or any of its subsidiaries of any Intellectual Property Right and (ii) the Company and its subsidiaries have no outstanding claim or suit for any continuing infringement by any other Person of any Company Intellectual Property Rights.

(c) Prior to the execution of this Agreement, the Company has requested confirmation that the owner of the “W” mark that is the subject of the Non-Exclusive License Agreement, dated April 15, 2002, by and between Washington Corporations and the Company will not object to the Company’s continued use of such mark on a transitional basis following the Closing.

4.14.  Employee Benefit Plans.

(a) “Company Benefit Plans” means all employee benefit plans, programs, policies, agreements, and other arrangements providing compensation or benefits to any current or former employee, consultant or director in respect of services provided to the Company or any of its subsidiaries or to any beneficiary or dependent thereof, and whether covering one individual or more than one individual, sponsored or maintained by the Company or any of its subsidiaries, as the case may be, or to which the Company or any of its subsidiaries contributes or is obligated to contribute or could have any liability or is party; provided, however, that Company Benefit Plans shall not include any Company Foreign Plan or any “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA or any other plan, program or arrangement maintained by an entity other than the Company or any of its subsidiaries pursuant to any collective bargaining agreements. Without limiting the generality of the foregoing, the term “Company Benefit Plans” includes any defined benefit or defined contribution pension plan, profit sharing plan, stock ownership plan, deferred compensation agreement or arrangement, vacation pay, health, sickness, life, disability or death benefit plan (whether provided through insurance, on a funded or unfunded basis or otherwise), employee stock option or stock purchase plan, bonus or incentive plan or program, severance pay plan, agreement, arrangement or policy (including statutory severance and termination indemnity plans), practice or agreement, employment agreement, retiree medical benefits plan and each other employee benefit plan, program or arrangement, including each “employee benefit plan” (within the meaning of Section 3(3) of ERISA). For purposes of this Agreement, the term “Company Foreign Plan” shall refer to each material plan, program or contract that is subject to or governed by the laws of any jurisdiction other than the United States, and which would have been treated as a Company Benefit Plan had it been a United States plan, program or contract.

(b) Section 4.14(b) to the Company Disclosure Schedule lists all Company Benefit Plans and Company Foreign Plans. With respect to each Company Benefit Plan, the Company has provided to Parent a copy of the following (where applicable): (i) each writing constituting a part of such Company Benefit Plan, including all plan documents (including amendments), benefit schedules, trust agreements, and insurance contracts and other funding vehicles; (ii) the two most recent Annual Reports (Form 5500 Series) and accompanying schedules, in the case of any Company Benefit Plan for which Forms 5500 are required to be filed; (iii) the current summary plan description, if any; and any material modifications thereto (in each case, whether or not required to be furnished under ERISA); (iv) the most recent annual financial report for each Company Benefit Plan for which such reporting is required; (v) the two most recent actuarial valuations for any defined pension benefit plans; (vi) any material notices provided either to any participants in any Company Benefit Plan or to any Governmental Authority (or any material communications from any Governmental Authority) relative to any Company Benefit Plan in the past five years; and (vii) the most recent determination letter from the Internal Revenue Service, in the case of any Company Benefit Plan that is intended to be a “qualified plan” (within the meaning of Section 401(a) of the Code) (a “Qualified Company Benefit Plan”). Except as specifically provided in the foregoing documents provided to Parent, there are no amendments to any Company Benefit Plan that have been adopted or approved, nor has the Company or any of its subsidiaries undertaken to make any such amendments or to adopt or approve any new Company Benefit Plan.

(c) The Internal Revenue Service has issued a favorable determination letter with respect to each Qualified Company Benefit Plan. To the knowledge of the Company, there are no existing circumstances nor any events that have occurred that could reasonably be expected to adversely affect the qualified status of any Qualified Company Benefit Plan or the related trust.

(d) All material contributions required to be made by the Company or any of its subsidiaries to any Company Benefit Plan by Applicable Laws or by any plan document or other contractual undertaking, and all material premiums due or payable with respect to insurance policies funding any Company Benefit Plan, for any period through the date of this Agreement have been timely made or paid in full and through the Closing Date will be timely made or paid in full.

(e) The Company and its subsidiaries have complied in all material respects, and are now in compliance, in all material respects, with all provisions of ERISA, the Code and all laws and regulations (including any local Applicable Laws) applicable to the Company Benefit Plans. Each Company Benefit Plan has been operated in compliance with its terms in all material respects. There is not now, and there are no existing circumstances that would reasonably be expected to give rise to, any requirement for the posting of security with respect to a Company Benefit Plan or the imposition of any pledge, lien, security interest or encumbrance on the assets of the Company or any of its subsidiaries under ERISA or the Code, except for any such security, pledge, lien, security interest or encumbrances as would not result in any material liability to the Company and its subsidiaries taken as a whole.

(f) Except as set forth on Section 4.14(f) of the Company Disclosure Schedule, no employee benefit plan of the Company, its subsidiaries, or any of their respective ERISA Affiliates is a “multiemployer plan” (within the meaning of Section 4001(a)(3) of ERISA) (a “Multiemployer Company Benefit Plan”) or a plan that has two or more contributing sponsors at least two of whom are not under common control (within the meaning of Section 4063 of ERISA) (a “Multiple Employer Company Benefit Plan”), nor has the Company or any of its subsidiaries or any of their respective ERISA Affiliates, at any time within six years before the date of this Agreement, contributed to or been obligated to contribute to any Multiemployer Company Benefit Plan or Multiple Employer Company Benefit Plan. With respect to each Company Benefit Plan that is subject to Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code, except as would not, individually or in the aggregate, have a Material Adverse Effect on the Company: (i) there does not exist any accumulated funding deficiency within the meaning of Section 412 of the Code or Section 302 of ERISA, whether or not waived; (ii) the fair market value of the assets of such Company Benefit Plan equals or exceeds the actuarial present value of all accrued benefits under such Company Benefit Plan (whether or not vested); (iii) no reportable event within the meaning of Section 4043(c) of ERISA for which the 30-day notice requirement has not been waived has occurred, and the consummation of the transactions contemplated by this Agreement will not result in the occurrence of any such reportable event; (iv) all premiums to the PBGC have been timely paid in full; (v) no liability (other than for premiums to the PBGC) under Title IV of ERISA has been or is expected to be incurred by the Company or any of its subsidiaries; and (vi) the PBGC has not instituted proceedings to terminate any such Company Benefit Plan and, to the Company’s knowledge, no condition exists that presents a risk that such proceedings will be instituted or which would constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any such Company Benefit Plan.

(g) Except as would not, individually or in the aggregate, have a Material Adverse Effect on the Company, there does not now exist, and there are no existing circumstances that could reasonably be expected to result in, any Controlled Group Liability that would be a liability of the Company or any of its subsidiaries following the Closing.

(h) Except for (i) health continuation coverage as required by Applicable Law and (ii) benefits under any “employee pension plan” (as such term is defined in Section 3(2) of ERISA), neither the Company nor any of its subsidiaries has any liability for post-employment life, health, medical or other welfare benefits to current or former employees or beneficiaries or dependents thereof.

(i) Except as provided in Sections 2.6 and 5.2(d), neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement will result in, cause the accelerated vesting or delivery of, or increase the amount or value of, any payment or benefit to any current or former employee, officer, director or consultant of the Company or any of its subsidiaries (either alone or in conjunction with any other event) under any Company Benefit Plan or Company Foreign Plan.

(j) There are no pending, or, to the knowledge of the Company, threatened, Actions (other than claims for benefits in the ordinary course) that have been asserted or instituted against any Company Benefit Plan, any fiduciaries thereof with respect to their duties to any Company Benefit Plan or the assets of any of the trusts under any Company Benefit Plan that could reasonably be expected to result in any material liability of the Company and its subsidiaries taken as a whole.

(k) All Company Foreign Plans (i) have been maintained in all material respects in accordance with all applicable requirements, (ii) if they are intended to qualify for special Tax treatment meet all material requirements for such treatment, (iii) if they are required to be funded and/or book-reserved are funded and/or book-reserved, as appropriate, based upon reasonable actuarial assumptions and in accordance with Applicable Law and (iv) to the knowledge of the Company, there are no existing circumstances that have occurred that could reasonably be expected to adversely affect the qualified or registered status of any Company Foreign Plan or related trust.

(l) Since December 29, 2006, there has been no material amendment to or material modification of any material Company Benefit Plan or Company Foreign Plan, except as required by Applicable Law, or any broad-based announcement or other broad-based communication of the intention to effect any of the actions described in this Section 4.14(l).

(m) All Company Options granted under the Company Benefit Plans have been granted in compliance with the terms of Applicable Law and the applicable Company Benefit Plan and have (or with respect to such options which have been exercised as of the date of this Agreement, had) a per share exercise price that is (or with respect to such options which have been exercised as of the date of this Agreement, was) at least equal to the fair market value of a share of Company Common Stock as of the date the option was granted.

(n) It is agreed and understood that no representation or warranty by the Company is made in respect of employee benefits matters in any Section of this Agreement other than this Section 4.14.

4.15.  Contracts; Indebtedness.

(a) Except as set forth on Section 4.15(a) of the Company Disclosure Schedule, the Company Benefit Plans or as filed with the Commission, neither the Company nor any of its subsidiaries is a party to, and none of their respective properties or assets are bound by any contract which (i) is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S K of the Commission), (ii) has been entered into since December 29, 2006 and contains “earn-out” or other contingent payment obligations with remaining payment obligations in excess of $10,000,000, or (iii) has been entered into since December 29, 2006 that relates to the acquisition or sale of any business of the Company either (A) for more than $50,000,000 or (B) that has not yet been consummated or in respect of which the Company or any of its subsidiaries has any remaining material obligations. Each of the contracts of the type described in this Section 4.15(a), whether or not set forth on Section 4.15(a) of the Company Disclosure Schedule, is referred to in this Agreement as a “Company Material Contract.” To the knowledge of senior management of the Company, neither the Company nor any of its subsidiaries is a party to any contract (i) pertaining to the acquisition of any business or asset by the Company or any of its subsidiaries that contains “earn-out” or other contingent payment obligations with remaining payment obligations in excess of $10,000,000 or (ii) containing covenants purporting to limit in any material respect the freedom of the Company or any of its subsidiaries or employees to compete in any line of business or sell, supply or distribute any service or products, in each case in one or more countries

(b) Each Company Material Contract is a valid, binding and enforceable obligation of the Company or its subsidiaries and, to the Company’s knowledge, of the other party or parties thereto, in accordance with its terms, and in full force and effect, and, upon consummation of the transactions contemplated by this Agreement shall be in full force and effect without penalty or other adverse consequence, except where the failure to be valid, binding, enforceable and in full force and effect would not, individually or in the aggregate, have a Material Adverse Effect on the Company and to the extent as may be limited by applicable bankruptcy, insolvency, moratorium or other laws affecting the enforcement of creditors’ rights generally or by general principles of equity. As of the date of this Agreement, the Company has not received any written notice from any other party to any Company Material Contract, and otherwise has no knowledge that such third party intends to terminate, or not renew any Company Material Contract, or is seeking the renegotiation thereof in any material respect or substitute performance thereunder in any material respect. As of the date of this Agreement, true and correct copies of all Company Material Contracts are either publicly filed with the Commission and available via EDGAR or the Company has made available to Parent true and correct copies of such contracts. Neither the Company nor any of its subsidiaries, and, to the knowledge of the Company, no other party thereto, is in violation of or in default under any Company Material Contract (nor does there exist any condition which upon the passage of time or the giving of notice or both would cause such a violation of or default thereunder by the Company or any of its subsidiaries or, to the Company’s knowledge, by any third party), except for violations or defaults that would not, individually or in the aggregate, have a Material Adverse Effect on the Company.

(c) Except as set forth on Section 4.15(c) of the Company Disclosure Schedule, none of the Company and its subsidiaries is a party to any contract relating to a revenue producing project which is expected by senior management, as of the date of this Agreement, to result in a loss of more than $1,000,000 for the Company or any of its subsidiaries (or, after the Transaction, Parent or any of its subsidiaries).

4.16.  Labor Matters.

(a) Except as set forth on Section 4.16(a) to the Company Disclosure Schedule, neither Company nor any of its subsidiaries has any labor union contracts or collective bargaining agreements, or to the knowledge of the Company, trade union or works council agreements, with any Persons employed by the Company or any of its subsidiaries. There is no material labor strike, dispute or stoppage pending, or, to the knowledge of the Company, threatened, against the Company or any of its subsidiaries, and neither the Company nor any of its subsidiaries has experienced any material labor strike, dispute or stoppage or other material labor difficulty involving its employees since January 1, 2006. To the knowledge of the Company, since January 1, 2006, no material campaign or other material attempt for recognition has been made by any labor organization with respect to employees of the Company or any of its subsidiaries. Since January 1, 2006, no material unfair labor practice charge or claim has been filed against the Company or any of its subsidiaries with the National Labor Relations Board or other Governmental Authority. The Company and its subsidiaries are in compliance, and at all times since January 1, 2006, have been in compliance, in all material respects, with Applicable Laws with respect to labor and employment matters. No employee of the Company has been inappropriately characterized as an independent contractor. It is agreed and understood that no representation or warranty by the Company is made in respect of labor matters in any Section of this Agreement other than this Section 4.16.

(b) Except as would not, individually or in the aggregate, have a Material Adverse Effect on the Company, neither the Company nor any of its subsidiaries is a party to, or otherwise bound by, any consent decree with, or citation by, any Governmental Authority relating to employees or employment practices. Except as would not, individually or in the aggregate, have a Material Adverse Effect on the Company, none of the Company, any of its subsidiaries or any of their executive officers has received within the past five years any notice of intent by any Governmental Authority responsible for the enforcement of labor or employment laws to conduct an investigation or audit relating to the Company or any of its subsidiaries and, to the knowledge of the Company, no such investigation or audit is in progress.

4.17.  Real Property.  Except as would not have, individually or in the aggregate, a Material Adverse Effect on the Company, each of the Company and its subsidiaries has good and valid title to the real property owned by it, and valid and subsisting leasehold estates in the real property leased by it, in each case subject to no lien or encumbrance, except Permitted Liens. “Permitted Liens” means (a) liens and encumbrances consisting of zoning or planning restrictions, easements, permits and other restrictions or limitations on the use of real property or irregularities in title thereto that do not materially detract from the value of, or materially impair the use of, such property by the Company or any of its subsidiaries in the operation of their respective business, (b) liens and encumbrances of carriers, warehousemen, mechanics, suppliers, materialmen or repairmen arising in the ordinary course of business or (c) interests of the lessor to any leased property.

4.18.  Environmental Matters.  Except for such matters as would not, individually or in the aggregate, have a Material Adverse Effect on the Company: (a) the properties, operations and activities of the Company and its subsidiaries are in compliance with all applicable Environmental Laws and Environmental Permits and all past noncompliance of the Company or any of its subsidiaries with any Environmental Laws or Environmental Permits has been resolved without any pending, ongoing or future obligation, cost or liability; (b) the Company and its subsidiaries and the properties and operations of the Company and its subsidiaries are not subject to any existing, pending, or, to the knowledge of the Company, threatened, Action by or before any Governmental Authority under any Environmental Laws; (c) to the knowledge of the Company, there has been no release or threatened release of any Hazardous Material into the environment by the Company or its subsidiaries or in connection with their current or former properties or operations and there is no presence of any released Hazardous Material on properties currently occupied by the Company or its subsidiaries; and (d) to the knowledge of the Company, there has been no exposure of any Hazardous Material, pollutant or contaminant in connection with the current or former properties, operations and activities of the Company and its subsidiaries. Except for such matters as would not, individually or in the aggregate, have a Material Adverse Effect on the Company, neither the Company nor its subsidiaries has knowledge of or has received notice of any past, present or future events, conditions, circumstances, activities, practices, incidents, actions or plans which may interfere with or prevent compliance or continued compliance by the Company or its subsidiaries with any Environmental Laws. It is agreed and understood that no representation or warranty by the Company is made in respect of environmental matters in any Section of this Agreement other than this Section 4.18.

4.19.  Insurance.  Section 4.19 of the Company Disclosure Schedule sets forth a list of all material insurance policies (including information on the premiums payable in connection therewith and the scope and amount of the coverage and deductibles provided thereunder) maintained by the Company or any of its subsidiaries which policies have been issued by insurers, which are reputable and financially sound and provide coverage for the operations conducted by the Company and its subsidiaries of a scope and coverage consistent with customary industry practice.

4.20.  Opinion of Financial Advisor.  Prior to the execution of this Agreement, the Company’s Board has received the opinion of the Company Financial Advisor substantially to the effect that, as of the date of this Agreement, the Merger Consideration to be received by the Company’s Stockholders pursuant to this Agreement is fair to the Company’s Stockholders from a financial point of view. The Company shall provide a complete and correct signed written copy of such opinion to Parent as soon as practicable after the date of this Agreement for information purposes only.

4.21.  Board Recommendation; Required Vote.  The Company’s Board, at a meeting duly called and held, has, by unanimous vote of those directors present (who constituted 100% of the directors then in office), (a) determined that this Agreement and the transactions contemplated hereby, including the First Merger, are advisable, fair to and in the best interests of the Company’s Stockholders; (b) declared advisable and in all respects approved and adopted this Agreement, and the transactions contemplated by this Agreement, including the First Merger; and (c) resolved to recommend that the Company’s Stockholders adopt this Agreement (the “Company Board Recommendation”). Subject to the accuracy of the representations and warranties of Parent and Merger Sub in Section 3.26, the affirmative vote of holders of a majority of the outstanding shares of Company Common Stock entitled to vote on the record date for the Company Stockholder Meeting is the only vote of the holders of any class or series of capital stock of the Company necessary to adopt this Agreement (the “Company Stockholder Approval”).

4.22.  Section 203 of the DGCL.  Prior to the date of this Agreement, the Company’s Board has taken all action necessary so that the restrictions on business combinations contained in Section 203 of the DGCL will not apply with respect to or as a result of this Agreement or the transactions contemplated hereby or thereby, including the Transaction, without any further action on the part of the Company’s Stockholders or the Company’s Board.

4.23.  Customer/Supplier Relationships.

(a) Except as set forth on Section 4.23(a) to the Company Disclosure Schedule and except as would not have, individually or in the aggregate, a Material Adverse Effect on the Company, since January 1, 2007, no material customer of the Company or any of its subsidiaries has indicated in writing that it will stop or materially decrease purchasing services, materials or products from the Company or such subsidiary, and no material supplier or service provider of the Company or any of its subsidiaries has indicated in writing that it will stop or materially decrease the supply of materials, products or services to the Company or such subsidiary, or, in each case, is otherwise involved in, or is threatening, a material dispute with the Company or such subsidiaries.

(b) Except as set forth on Section 4.23(b) of the Company Disclosure Schedule, since January 1, 2007, no Material Contracts between the Company or any of its subsidiaries and any customer or supplier have been terminated for cause or for convenience.

4.24.  Backlog.  Section 4.24 of the Company Disclosure Schedule sets forth the backlog of the Company and each of its subsidiaries as of April 27, 2007, including the estimate as of such date of the total revenues remaining to be earned. Except as set forth thereon, Section 4.24 of the Company Disclosure Schedule has been prepared by senior management of the Company or the applicable subsidiary of the Company in all material respect on a basis consistent with its past practice of preparing and tracking the backlog of the Company and its subsidiaries.

4.25.  Government Contracts.

(a) Since December 29, 2006, and except as would not have, individually or in the aggregate, a Material Adverse Effect on the Company, with respect to each prime contract, subcontract, teaming agreement or arrangement, joint venture, basic ordering agreement, blanket purchase agreement, letter agreement, purchase order, delivery order, task order, grant, cooperative agreement, bid, change order or other commitment or funding vehicle between the Company or any of its subsidiaries and (i) a Governmental Authority, (ii) any prime contractor to a Governmental Authority (a “Government Prime Contractor”) or (iii) any subcontractor with respect to any contract described in subclauses (i) or (ii) (a “Government Subcontractor”; such contracts, being the “Government Contracts”), (A) the Company and each of its subsidiaries has complied with all material terms and conditions of such Government Contracts, including all clauses, provisions and requirements incorporated expressly, by reference or by operation of law therein, (B) the Company and each of its subsidiaries has complied with all material requirements of Applicable Laws pertaining to such Government Contracts, (C) all representations and certifications executed, acknowledge or set forth in or pertaining to such Government Contracts were complied with and correct in all material respects as of their effective date, and the Company and each of its subsidiaries has complied in all material respects with all such representations and certifications, (D) neither the United States Government nor any Government Prime Contractor or Government Subcontractor has notified the Company or any of its subsidiaries in writing that the Company or such subsidiary has breached or violated any Applicable Law, or any material certification, representation, clause, provision or requirement pertaining to such Government Contracts, (E) no termination for convenience, termination for default, cure notice or show cause notice has been given (and is currently in effect as of the date of this Agreement) pertaining to any Government Contract or claim or request for equitable adjustment by the Company or any of its subsidiaries against a Governmental Authority and (F) no Governmental Authority has requested a contract price adjustment based on a claimed disallowance by the Defense Contract Audit Agency (or other applicable Governmental Authority) or claim of defective pricing.

(b) The Company’s and each of its subsidiary’s cost accounting and procurement systems with respect to Government Contracts are in compliance in all material respects with all applicable governmental regulations and requirements.

(c) Neither the Company nor any of its subsidiaries, nor any of their respective directors, officers or employees (i) is (or during the last three years has been) under administrative, civil or criminal investigation, or indictment or audit by any Governmental Authority with respect to any material irregularity, material misstatement or material omission arising under or relating to any Government Contract (other than routine Defense Contract Audit Agency audits, in which no such material irregularities, material misstatements or material omissions were identified) or (ii) during the last three years has conducted or initiated any material internal investigation or made a voluntary disclosure to the United States Government, with respect to any material irregularity, misstatement or omission arising under or relating to any Government Contract.

(d) Except as would not have, individually or in the aggregate, a Material Adverse Effect on the Company, there exist (i) no outstanding claims against the Company or any of its subsidiaries, either by the United States Government or by any Government Prime Contractor or Government Subcontractor arising under or relating to any Government Contracts and (ii) no disputes between the Company or any of its subsidiaries and the United States Government under the Contract Disputes Act or any other Federal statute or between the Company or any of its subsidiaries and any Government Prime Contractor or Government Subcontractor arising under or relating to any Government Contract.

(e) Neither the Company, any of its subsidiaries nor any of its or their respective directors, officers, or employees is or for the last three years has been formally debarred or formally suspended from participation in the award of contracts with any Governmental Agency or has been declared ineligible for contracting with any Governmental Agency.

4.26.  Transactions with Affiliates.  Except as set forth on the Company’s last proxy statement filed with the Commission prior to the date of this Agreement, since the date of such proxy statement, no event has occurred as of the date of this Agreement that would be required to be reported by the Company pursuant to Item 404 of Regulation S-K promulgated by the Commission.

4.27.  Foreign Corrupt Practices and International Trade Sanctions.  Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company, neither the Company, nor any subsidiary of the Company, nor any of their respective directors, officers, agents, employees or any other Persons acting on their behalf has (a) violated the Foreign Corrupt Practices Act, 15 U.S.C. § 78dd-1 et seq., as amended, or any other similar applicable foreign, federal, or state legal requirement, (b) made or provided, or caused to be made or provided, directly or indirectly, any payment or thing of value to a foreign official, foreign political party, candidate for office or any other Person knowing that the Person will pay or offer to pay the foreign official, party or candidate, for the purpose of influencing a decision, inducing an official to violate their lawful duty, securing any improper advantage, or inducing a foreign official to use their influence to affect a governmental decision, (c) paid, accepted or received any unlawful contributions, payments, expenditures or gifts, or (d) violated or operated in noncompliance with any export restrictions, money laundering law, anti-terrorism law or regulation, anti-boycott regulations or embargo regulations.

4.28.  Brokerage and Finders’ Fees; Expenses.  Except for the Company’s obligations to Goldman, Sachs & Co. (the “Company Financial Advisor”), neither the Company nor any subsidiary of the Company, has incurred or will incur on behalf of the Company or its subsidiaries any brokerage, finders’, advisory or similar fee in connection with the transactions contemplated by this Agreement.

4.29.  Reorganization.  Neither the Company nor any of its subsidiaries has taken or agreed to take any action or knows of any fact that is reasonably likely to prevent or impede the Transaction from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

4.30.  No Additional Representations.

(a) The Company acknowledges that it and its Representatives have received access to the books and records, facilities, equipment, contracts and other assets of Parent and Merger Sub, and that it and its Representatives have had the opportunity to meet with the management of Parent and to discuss the business and assets of Parent and Merger Sub.

(b) The Company acknowledges that none of Parent, Merger Sub nor any Person has made any representation or warranty, express or implied, as to the accuracy or completeness of any information regarding Parent or Merger Sub furnished or made available to the Company and its Representatives except as expressly set forth in Article III (which includes the Parent Disclosure Schedule), and none of Parent, Merger Sub or any other Person shall be subject to any liability to the Company or any other Person resulting from Parent’s making available to the Company or the Company’s use of such information or any information, documents or material made available to the Company in the due diligence materials provided to the Company, including in the “data room,” other management presentations (formal or informal) or in any other form in connection with the transactions contemplated by this Agreement. Without limiting the foregoing, the Company makes no representation or warranty to Parent or Merger Sub with respect to any financial projection or forecast relating to the Company or any of its subsidiaries, whether or not included in any management presentation.

ARTICLE V

COVENANTS OF THE PARTIES

The parties hereto agree that:

5.1.  Mutual Covenants.

(a)  Reasonable Best Efforts.

(i) Subject to the terms and conditions of this Agreement, each party hereto will use its reasonable best efforts to take, or cause to be taken, all actions, to file, or cause to be filed, all documents and do, or cause to be done, all things necessary, proper or advisable under this Agreement and Applicable Laws to consummate the Transaction and the other transactions contemplated by this Agreement as soon as practicable after the date of this Agreement, including (A) preparing and filing as promptly as practicable all documentation to effect all necessary applications, notices, petitions, filings, and other documents and to obtain as promptly as practicable all consents, waivers, licenses, orders, registrations, approvals, permits, rulings, authorizations and clearances necessary or advisable to be obtained from any third party and/or any Governmental Authority in order to consummate the Transaction or any of the other transactions contemplated by this Agreement (collectively, the “Required Approvals”) and (B) taking all reasonable best efforts as may be necessary to obtain all such Required Approvals. In furtherance and not in limitation of the foregoing, each of the Company and Parent agrees (1) to make as promptly as practicable after the date of this Agreement (and, in any event, within ten (10) business days) an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated hereby, (2) to make as promptly as practicable after the date of this Agreement all other necessary filings with other Governmental Authorities relating to the Transaction under any Foreign Antitrust Laws, and (3) to supply as promptly as practicable any additional information or documentary material that may be requested pursuant to the HSR Act or any Foreign Antitrust Laws or by such Governmental Authorities and to use reasonable best efforts to cause the expiration or termination of the applicable waiting periods under the HSR Act and the receipt of Required Approvals under such Foreign Antitrust Laws or from such Governmental Authorities as soon as practicable. In furtherance and not in limitation thereof of the foregoing, Parent and the Company shall request and shall use reasonable best efforts to obtain early termination of the applicable waiting period under the HSR Act.

(ii) Further, and without limiting the generality of the rest of this Section 5.1(a), Parent and Merger Sub, on the one hand, and the Company, on the other hand, shall, in connection with the efforts referenced in Section 5.1(a)(i) to obtain all Required Approvals, (A) cooperate in all respects with each other in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private party, (B) subject to Applicable Laws, permit the other party to review in advance any proposed written communication or submission between it and any Governmental Authority; provided, however, that the parties may redact any information regarding the Merger Consideration and alternative mergers or acquisitions considered, including any rationale for the Transaction or any such alternative mergers or acquisitions related to valuation or pricing, (C) promptly inform each other of and supply to such other party any communication (or other correspondence or memoranda) received by such party from, or given by such party to, the United States Department of Justice (the “DOJ”), the Federal Trade Commission (the “FTC”) or any other Governmental Authority and of any material communication received or given in connection with any proceeding by a private party, in each case regarding any of the transactions contemplated hereby, subject to any actions consistent with the Joint Defense Agreement, dated as of April 27, 2007, by and among Parent, Cooley Godward Kronish LLP, as counsel for Parent, the Company and Wachtell, Lipton, Rosen & Katz, as counsel for the Company (the “Joint Defense Agreement”), and (D) consult with each other in advance to the extent practicable of any meeting or conference (whether in person or by telephone) with the DOJ, the FTC or any other Governmental Authority or, in connection with any proceeding by a private party, with any other Person, and to the extent practicable and permitted by the DOJ, the FTC or such other applicable Governmental Authority or other Person, give the other party the opportunity to attend and participate in such meetings and conferences.

(iii) In furtherance and not in limitation of the covenants of the parties contained in Sections 5.1(a)(i) and 5.1(a)(ii), if any objections are asserted with respect to the transactions contemplated hereby under any Applicable Law or if any suit is instituted (or threatened to be instituted) by the FTC, the DOJ or any other Governmental Authority or any private party challenging any of the transactions contemplated hereby as violative of any Applicable Law or which would otherwise prevent, materially impede or materially delay the consummation of the transactions contemplated hereby, Parent and Merger Sub, on the one hand, and the Company, on the other hand, shall take, or cause to be taken, all other actions and do, or cause to be done, all other things necessary, proper or advisable to consummate and make effective the transactions contemplated hereby, including taking reasonable best efforts to resolve such objections, if any, as the FTC, the DOJ, state antitrust enforcement authorities or competition authorities of any other nation or other jurisdiction may require under any Applicable Law with respect to the transactions contemplated hereby, and to avoid or eliminate each and every impediment under any Applicable Law that may be asserted by any Governmental Authority with respect to the Transaction so as to enable the Closing to occur as soon as reasonably practicable (and in any event no later than the Extended End Date), including, without limitation, (x) proposing, negotiating, committing to and effecting, by consent decree, hold separate order or otherwise, the sale, divestiture or disposition of any assets or businesses of Parent or its subsidiaries or affiliates or of the Company or its subsidiaries and (y) otherwise taking or committing to take any actions that after the Closing Date would limit the freedom of Parent or its subsidiaries’ or affiliates’ freedom of action with respect to, or its ability to retain, one or more of its or its subsidiaries’ or affiliates’ businesses, product lines or assets, in each case as may be required in order to avoid the entry of, or to effect the dissolution of, any injunction, temporary restraining order or other order in any suit or proceeding which would otherwise have the effect of preventing the Closing or delaying the Closing beyond the Extended End Date; provided that, notwithstanding anything to the contrary in this Agreement, Parent shall not be required to (and the Company shall not) become subject to, or consent or agree to or otherwise take any action with respect to, any requirement, condition, understanding, agreement or order of a Governmental Authority to sell, to hold separate or otherwise dispose of, or to conduct, restrict, operate, invest or otherwise change assets or businesses of the Company, Parent, or any of their subsidiaries other than projects and contracts for the destruction of chemical weapons in the United States through the U.S. Chemical Weapons Demilitarization Program managed by the U.S. Army’s Chemical Materials Agency, and outside the United States through the Department of Defense’s Threat Reduction Agency and its Cooperative Threat Reduction Integrating Contracts program and assets related to the performance of such projects and contracts to the extent they are essential to support such projects and contracts; provided further that neither the Company nor any of its subsidiaries shall become subject to, or consent or agree to or otherwise take any action with respect to, any requirement, condition, understanding, agreement or order of a Governmental Authority to sell, to hold separate or otherwise dispose of, or to conduct, restrict, operate, invest or otherwise change the assets or business of the Company or any of its subsidiaries, unless such requirement, condition, understanding, agreement or order is binding on the Company only in the event that the Closing occurs.

(iv) In furtherance and not in limitation of the covenants of the parties contained in this Section 5.1(a), if any Action, including any Action by a private party, is instituted (or threatened to be instituted) challenging any transaction contemplated by this Agreement, or if any statute, rule, regulation, executive order, decree, injunction or administrative order is enacted, entered, promulgated or enforced by a Governmental Authority which would make the Transaction or the other transactions contemplated hereby illegal or would otherwise prohibit or materially impair or delay the consummation of the Transaction or the other transactions contemplated hereby, each of Parent and Merger Sub and the Company shall cooperate in all respects with each other and use its respective reasonable best efforts, to contest and resist any such Action and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the Transaction or the other transactions contemplated by this Agreement and to have such statute, rule, regulation, executive order, decree, injunction or administrative order repealed, rescinded or made inapplicable so as to permit consummation of the transactions contemplated by this Agreement.

(b)  Form S-4; Joint Proxy Statement/Prospectus.  (i) As promptly as reasonably practicable following the date of this Agreement, each of Parent, Merger Sub and the Company shall cooperate in preparing and cause to be filed with the Commission the Joint Proxy Statement/Prospectus, and Parent and the Company shall cooperate in preparing and Parent shall cause to be filed with the Commission the Form S-4. The Joint Proxy Statement/Prospectus will be included in the S-4 as a prospectus and will constitute a part of the Form S-4. Each of Parent and the Company shall use its reasonable best efforts to respond to any comments of the Commission, to have the Form S-4 declared effective under the Securities Act as long as necessary to consummate the transactions contemplated hereby as promptly as practicable after such filing and to cause the Joint Proxy Statement/Prospectus in definitive form to be mailed to Parent’s and the Company’s respective stockholders as promptly as practicable after the Form S- 4 is declared effective under the Securities Act. Each of the Company and Parent will notify the other party, as promptly as practicable of the receipt thereof, of any written comments, and advise each other of any oral comments, from the Commission or its staff and of any request by the Commission or its staff or any other government officials for amendments or supplements to the Form S-4 or the Joint Proxy Statement/Prospectus or for additional information, and will supply the other party with copies of all correspondence between it or any of its Representatives, on the one hand, and the Commission, or its staff or any other government officials, on the other hand, with respect to the Form S-4, the Joint Proxy Statement/Prospectus, the Transaction or the shares of Parent Common Stock issuable in the First Merger. Parent and the Company shall cooperate and provide each other with a reasonable opportunity to review and comment on any amendment or supplement to the Joint Proxy Statement/Prospectus and the Form S-4 prior to filing such with the Commission, and each will provide each other with a copy of all such filings made with the Commission. No amendment or supplement to the Form S-4 or Joint Proxy Statement/Prospectus will be made by the Company or Parent without the prior approval of the other party (not to be unreasonably withheld or delayed), except as required by Applicable Laws and then only to the extent necessary, or without providing the other party the opportunity to review and comment thereon; provided, however, that either the Company, in connection with a Company Change of Recommendation, or Parent, in connection with a Parent Change of Recommendation, may amend or supplement the Joint Proxy Statement/Prospectus or Form S-4 (including by incorporation by reference) to effect such a Company Change of Recommendation or Parent Change of Recommendation, as applicable. Parent shall advise the Company promptly after it receives notice thereof, of the time when the Form S-4 has been declared effective, the issuance of any stop order, or the suspension of the qualification of Parent Common Stock issuable in connection with the First Merger for offering or sale in any jurisdiction. If, at any time prior to the Effective Time, any information relating to the Company, Parent or Merger Sub, or any of their respective affiliates, officers or directors should be discovered by the Company, Parent or Merger Sub which should be set forth in an amendment or supplement to the Form S-4 or the Joint Proxy Statement/Prospectus so that any of such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, or an event occurs which is required to be set forth in an amendment or supplement to the Form S-4 or the Joint Proxy Statement/Prospectus, the party that discovers such information shall promptly notify the other party and an amendment or supplement describing such information shall be promptly filed with the Commission and, to the extent required by law, disseminated to the Company’s Stockholders and/or Parent’s Stockholders, as applicable.

(ii) The Company and Parent shall cooperate with each other in order to lift any injunctions or remove any other impediment to the consummation of the transactions contemplated by this Agreement.

(c)  Public Announcements.  Parent and the Company will consult with and provide each other the reasonable opportunity to review and comment upon any the issuance of any press release or other public statement or comment relating to this Agreement or the transactions contemplated by this Agreement and shall not issue any such press release or make any public statement or comment prior to such consultation except as may be required by Applicable Law or any obligations pursuant to any listing agreement with any national securities exchange. Parent and the Company agree to issue a joint press release announcing this Agreement.

(d)  Conveyance Taxes.  The Company and Parent shall cooperate in the preparation, execution and filing of all Tax Returns, questionnaires, applications or other documents regarding any real property transfer or gains, sales, use, transfer, value added, stock transfer and stamp Taxes, any transfer, recording, registration and other fees, and any similar Taxes that become payable in connection with the transactions contemplated by this Agreement that are required or permitted to be filed on or before the Effective Time.

(e)  Section 16 Matters.  Prior to the Effective Time, each of the Company and Parent shall take all such steps as may be required (to the extent permitted under Applicable Law) to cause any dispositions of Company Common Stock or acquisitions of Parent Common Stock (including, in each case, derivative securities) resulting from the transactions contemplated hereby by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act.

(f)  Affiliates.  The Company shall use its reasonable efforts to cause “affiliates” of the Company to deliver to Parent, as soon as practicable after the date of this Agreement, and in any event prior to the Effective Time, a written agreement, in the form of Exhibit B hereto.

(g)  Access.  From the date of this Agreement until the earliest of the Effective Time and the Termination Date, and subject to Applicable Law, the letter agreement, dated as of February 14, 2007, between the Company and Parent (the “Confidentiality Agreement”), and the Joint Defense Agreement each party shall (i) give the other party, its counsel, financial advisors, auditors and other authorized Representatives reasonable access during normal business hours, to the offices, properties, books and records of such granting party and its subsidiaries (including, without limitation, Tax Returns and work papers of independent auditors), (ii) furnish to the other party, its counsel, financial advisors, auditors and other authorized Representatives such financial and operating data and other information as such Persons may reasonably request (including furnishing to the other party such granting party’s financial results in advance of filing any of the Company’s SEC Documents containing such financial results) and (iii) instruct the employees, counsel, financial advisors, auditors and other authorized Representatives of the granting party and its subsidiaries to cooperate with the other party in its investigation of the granting party and its subsidiaries. Any investigation pursuant to this Section 5.1(g) shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of the granting party and its subsidiaries. No information or knowledge obtained by any party in any investigation pursuant to this Section 5.1(g) shall affect or be deemed to modify any representation or warranty made by the other party hereunder. Notwithstanding the foregoing, neither the Company nor Parent shall be required to afford such access if it would unreasonably disrupt the operations of the

Company or any of its subsidiaries or of Parent or any of its subsidiaries, would cause a violation of any agreement to which the Company or any of its subsidiaries or Parent or any of its subsidiaries is a party, would cause a risk, in the reasonable judgment of the disclosing party, of a loss of privilege to the disclosing party, or any of its subsidiaries or would constitute a violation of any Applicable Law, nor shall the Company or Parent or any of their respective Representatives be permitted to perform any invasive onsite environmental procedure with respect to any property of the Company or any of its subsidiaries or Parent or any of its subsidiaries. Parent hereby agrees that all information provided to it or its Representatives in connection with this Agreement and the consummation of the transactions contemplated hereby shall be deemed to be Evaluation Material, as such term is used in, and shall be treated in accordance with, the Confidentiality Agreement.

(h) Takeover Statute.  If any “fair price,” “moratorium,” “control share acquisition” or other form of antitakeover statute or regulation shall become applicable to the transactions contemplated hereby, each of the Company and Parent and the members of their respective Boards of Directors shall grant such approvals and take such actions as are reasonably necessary so that the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of such statute or regulation on the transactions contemplated hereby.

(i) Control of Operations.  Nothing contained in this Agreement shall give Parent, directly or indirectly, the right to control or direct the Company’s operations prior to the Effective Time. Prior to the Effective Time, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its operations.

(j) Notice of Certain Events.  From and after the date of this Agreement until the Effective Time, each party hereto shall reasonably promptly notify the other party hereto of (i) the occurrence or non occurrence of any event that, to the knowledge of such party, has caused (A) any representation or warranty of such party contained in this Agreement to be materially untrue or inaccurate as of the date of this Agreement, (B) any condition to the obligations of such party to effect the Transaction and the other transactions contemplated by this Agreement to be incapable of being satisfied on the Closing Date or (C) such party’s disclosure schedule in the form delivered on the date of this Agreement to be inaccurate or incomplete in any material respect as of the date of this Agreement, (ii) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement, (iii) any material notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement or (iv) any Actions commenced after the date hereof or, to its knowledge, threatened after the date hereof against, relating to or involving or otherwise affecting any party or any of their respective subsidiaries that relate to the consummation of the transactions contemplated by this Agreement, including the Transaction; provided, however, that the delivery of any notice pursuant to this Section 5.1(j) shall not cure any breach of any representation or warranty requiring disclosure of such matter prior to the date of this Agreement, affect the satisfaction or non-satisfaction of any condition to the Transaction set forth in this Agreement or otherwise limit or affect the remedies available hereunder to the party receiving such notice.

(k) Tax-Free Qualification.

(i) Each of Parent, Merger Sub, Second Merger Sub and the Company shall use their respective reasonable best efforts to, and to cause each of its subsidiaries to, (A) cause the Transaction to qualify as a “reorganization” within the meaning of Section 368(a) of the Code and (B) obtain the opinions of counsel referred to in Sections 6.2(d) and 6.3(d).  Each of the Company, Parent, Merger Sub and Second Merger Sub shall use their respective reasonable best efforts not to, and shall use their reasonable best efforts not to permit any of their respective subsidiaries to, take any action (including any action otherwise permitted by this Section 5.1(k)) that would prevent or impede the Transaction from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code. Provided the opinion conditions contained in Sections 6.2(d) and 6.3(d) have been satisfied, Parent shall file the opinions described in Sections 6.2(d) and 6.3(d) with the Commission by a post-effective amendment to the Form S-4 promptly following the Closing.

(ii) Unless otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code, each of Parent, Merger Sub and the Company shall report the Transaction for U.S. federal income tax purposes as a “reorganization” within the meaning of Section 368(a) of the Code.

(l) Tax Representation Letters.  The Company shall use its reasonable best efforts to deliver to Wachtell, Lipton, Rosen & Katz and Latham & Watkins LLP a “Tax Representation Letter,” dated as of the Closing Date and signed by an officer of the Company, containing representations of the Company, and Parent shall use its reasonable best efforts to deliver to Wachtell, Lipton, Rosen & Katz and Latham & Watkins LLP a “Tax Representation Letter,” dated as of the Closing Date and signed by an officer of Parent, containing representations of Parent, in each case as shall be reasonably necessary or appropriate to enable Wachtell, Lipton, Rosen & Katz to render the opinion described in Section 6.3(d) of this Agreement and Latham & Watkins LLP to render the opinion described in Section 6.2(d) of this Agreement.

5.2.  Covenants of Parent.

(a) Conduct of Parent’s Operations.  From the date of this Agreement until the earlier of the Effective Time or the Termination Date, and except (i) as may be required by Applicable Law, (ii) as may be agreed in writing by the Company (which consent shall not be unreasonably withheld, delayed or conditioned), (iii) as may be expressly required or permitted by this Agreement or (iv) as set forth on Section 5.2(a) of the Parent Disclosure Schedule, Parent shall and shall cause each of its subsidiaries to conduct its business and operate its properties in the ordinary course of business consistent with past practice and Parent shall and shall cause each of its subsidiaries to use its reasonable best efforts to preserve intact its business organization and relationships with third parties and to keep available the services of its present key officers and key employees. Without limiting the generality of the foregoing, except with the prior written consent of the Company (which consent shall not be unreasonably withheld, delayed or conditioned), as contemplated by this Agreement or as set forth on Section 5.2(a) of the Parent Disclosure Schedule, from the date of this Agreement until the earlier of the Effective Time or the Termination Date, Parent shall not:

(i) do or effect any of the following actions with respect to its securities or the securities of its subsidiaries: (A) adjust, split, combine or reclassify Parent’s capital stock or that of its subsidiaries, (B) except for dividends or distributions among Parent and its direct or indirect wholly owned subsidiaries or among Parent’s direct or indirect wholly owned subsidiaries, make, declare or pay any dividend or distribution on, or, directly or indirectly, redeem, purchase or otherwise acquire, any shares of Parent’s capital stock or that of its subsidiaries or any securities or obligations convertible into or exchangeable for any shares of Parent’s capital stock or that of its subsidiaries, (C) issue, deliver, sell, pledge or encumber or agree to issue, deliver, sell, pledge or encumber any shares of Parent’s capital stock or any securities or obligations convertible into or exchangeable or exercisable for any shares of Parent’s capital stock or such securities or the capital stock or such securities of its subsidiaries, other than (i) grants of rights or options for Parent’s capital stock for equity compensation purposes in the ordinary course of business, (ii) issuances of shares of Parent Common Stock in the ordinary course of business pursuant to employee stock purchase plans in existence on the date of the Agreement, (iii) issuances of shares of Parent Common Stock in respect of any exercise of options to purchase Parent Common Stock and settlement of any other stock-based award of Parent outstanding on the date of this Agreement or as may be granted after the date of this Agreement as permitted under this Section 5.2(a), (iv) issuances of shares of Parent Commons Stock in an aggregate amount not to exceed $250,000,000 and (v) the sale of shares of Parent Common Stock pursuant to the exercise of options to purchase Parent Common Stock if necessary to effectuate an optionee direction upon exercise or for withholding of Taxes, or (D) enter into any agreement, understanding or arrangement with respect to the sale, voting, registration or repurchase of Parent’s capital stock or that of its subsidiaries;

(ii) except for transactions among Parent and its wholly owned subsidiaries or among Parent’s wholly owned subsidiaries, directly or indirectly, sell, transfer, lease, pledge, mortgage, encumber or otherwise dispose of any of its property or assets (including stock or other ownership interests of its subsidiaries) (collectively, “Transfers”), other than (A) Transfers in the ordinary course of business consistent with past practice, and (B) Transfers of property and/or assets at not less than fair market value for consideration not greater than $100,000,000 in the aggregate;

(iii) make or propose any material changes in Parent’s Certificate or Parent’s Bylaws in a manner that adversely affects the rights of holders of Parent Common Stock;

(iv) merge or consolidate with any other Person or adopt a plan of complete or partial liquidation, dissolution, recapitalization or other reorganization;

(v) except for transactions among Parent and its wholly owned subsidiaries or among Parent’s wholly owned subsidiaries and except in the ordinary course of business consistent with past practice, acquire assets or capital stock of any other Person, other than acquisitions at or below fair market value for consideration not in excess of $250,000,000 in the aggregate;

(vi) incur, create, assume or otherwise become liable for any indebtedness for borrowed money or assume, guarantee, endorse or otherwise become responsible or liable for the obligations of any other individual, corporation or other entity, other than in the ordinary course of business consistent with past practice and except for (v) any indebtedness for borrowed money among Parent and its wholly owned subsidiaries or among Parent’s wholly owned subsidiaries, (w) indebtedness for borrowed money incurred to replace, renew, extend, refinance or refund any existing indebtedness for borrowed money, (x) guarantees by Parent of indebtedness for borrowed money of subsidiaries of Parent, which indebtedness is incurred in compliance with this Section 5.2(a)(vi), (y) indebtedness for borrowed money incurred pursuant to agreements in effect prior to the execution of this Agreement (including the Financing Commitments) and (z) indebtedness for borrowed money in excess of $300,000,000 in the aggregate principal amount outstanding at any time incurred by Parent or any of its subsidiaries other than in accordance with clauses (v) through (y), inclusive;

(vii) incur or commit to any capital expenditures in excess of $100,000,000 in the aggregate;

(viii) take any action that would reasonably be expected to result in any representation or warranty of Parent or Merger Sub set forth in Article III becoming not true;

(ix) take, or knowingly omit to take, any action (including, but not limited to, any acquisition or entering into any business combination) which is intended to or which could reasonably be expected to adversely affect the ability of any of the parties hereto to perform its covenants and agreements under this Agreement or otherwise prohibit or materially delay consummation of the Transaction or other transactions contemplated by this Agreement;

(x) permit or cause any of its subsidiaries to do any of the foregoing or agree or commit to do any of the foregoing (it being understood that (A) for purposes of clauses (ii), (v), (vi) and (ix) of this Section 5.2(a), the aggregate dollar thresholds referred to therein shall be aggregate thresholds for conduct by Parent and its subsidiaries taken as a whole and (B) the actions referred to in clause (iv) of this Section 5.2(a) may be taken by its subsidiaries in the ordinary course consistent with past practice); or

(xi) agree in writing or otherwise to take any of the foregoing actions.

(b) Indemnification; Directors’ and Officers’ Insurance.

(i) Parent and Merger Sub agree that all rights to exculpation, indemnification and advancement of expenses now existing in favor of the current or former directors, officers or employees, as the case may be, of the Company or its subsidiaries as provided in their respective certificate of incorporation or bylaws or other organization documents or in any agreement shall survive the First Merger and the Second Merger and shall continue in full force and effect. For six (6) years from and after the Effective Time, to the fullest extent permitted by Applicable Law, Parent and the Surviving Corporation shall maintain in effect the exculpation, indemnification and advancement of expenses provisions of the Company’s and any of its subsidiaries’ certificates of incorporation and bylaws or similar organization documents in effect immediately prior to the Effective Time or in any indemnification agreements of the Company or its subsidiaries with any of their respective directors, officers or employees in effect immediately prior to the Effective Time, and shall not amend, repeal or otherwise modify any such provisions in any manner that would adversely affect the rights thereunder of any individuals who at the Effective Time were current or former directors, officers or employees of the Company or any of its subsidiaries; provided, however, that all rights to indemnification in respect of any Action pending or asserted or any claim made within such period shall continue until the disposition of such Action or resolution of such claim. From and after the Effective Time, Parent shall assume, be jointly and severally liable for, and honor, guaranty and stand surety for, and shall cause the Surviving Corporation and its subsidiaries to honor, in accordance with their respective terms, each of the agreements contained in this Section 5.2(b)(i) without limit as to time.

(ii) The Surviving Corporation shall, and Parent shall cause the Surviving Corporation (including providing funding), to the fullest extent permitted under Applicable Law, indemnify and hold harmless (and advance funds in respect of each of the foregoing) each current and former director or officer of the Company or any of its subsidiaries and each such Person who served as a director, officer, member, trustee or fiduciary of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise at the request of the Company (each, together with such Person’s heirs, executors or administrators, an “Indemnified Party”) against any costs or expenses (including advancing attorneys’ fees and expenses in advance of the final disposition of any Action to each Indemnified Party to the fullest extent permitted by law), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any actual or threatened Action, arising out of, relating to or in connection with any action or omission occurring or alleged to have occurred whether before or after the Effective Time related to the fact that such Person was a director or officer of the Company or any of its subsidiaries or anything done or not done by such Person in such capacity (including acts or omissions in connection with such Persons serving as an officer, director or other fiduciary in any entity if such service was at the request or for the benefit of the Company). In the event of any such Action, Parent and the Surviving Corporation shall cooperate with the Indemnified Party in the defense of any such Action. Neither Parent nor the Surviving Corporation shall settle any such Action without the prior written consent of the Indemnified Party unless the Surviving Corporation assumes full responsibility for such settlement, the settlement grants the Indemnified Party a complete release in respect of the potential liability relating to the claims underlying such Action and the terms of such settlement are not in any way detrimental to the Indemnified Party and such settlement does not contain any admission detrimental to the Indemnified Party. The Indemnified Party shall not settle any such Action without the prior written consent of Parent or the Surviving Corporation (which shall not be unreasonably withheld, delayed or conditioned) unless such settlement does not provide for monetary damages, the terms of such settlement are not in any way detrimental to Parent or the Surviving Corporation and such settlement does not contain any admission detrimental to Parent or the Surviving Corporation. In the event of any payment under this Section 5.2(b)(ii), the Surviving Corporation shall be subrogated to the extent of such payment to all rights of recovery of the Indemnified Party with respect to any insurance covering any such liability (including the insurance set forth in Section 5.2(b)(iii)).

(iii) Parent shall, or shall cause the Surviving Corporation to obtain and maintain in effect, for a period of six (6) years after the Effective Time, the existing policies of directors’ and officers’ liability insurance and fiduciary liability insurance on behalf of the former officers and directors of the Company currently covered by the Company’s directors’ and officers’ liability insurance policy with respect to acts or omissions occurring prior to the Effective Time or such policies with substantially the same coverage and containing substantially similar terms and conditions as existing policies; provided, however, that if the aggregate annual premiums for such insurance at any time during such period shall exceed 250% of the per annum rate of premium paid by the Company and its subsidiaries as of the date of this Agreement for such insurance, then Parent shall or shall cause its subsidiaries to, provide only such coverage as shall then be available at an annual premium equal to 250% of such rate.

(iv) Parent shall pay all reasonable expenses, including reasonable attorneys’ fees, that may be incurred by any Indemnified Party in enforcing the indemnity and other obligations provided in this Section 5.2(b).

(v) The rights of each Indemnified Party hereunder shall be in addition to, and not in limitation of, any other rights such Indemnified Party may have under the certificate of incorporation or bylaws or other organization documents of the Company or any of its subsidiaries or the Surviving Corporation, any other indemnification arrangement, the DGCL or otherwise. The provisions of this Section 5.2(b) shall survive the consummation of the Transaction and expressly are intended to benefit, and are enforceable by, each of the Indemnified Parties.

(vi) In the event Parent, the Surviving Corporation or any of their respective successors or assigns (x) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity in such consolidation or merger or (y) Transfers all or substantially all of its properties and assets to any Person, then, and in either such case, proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall assume the obligations set forth in this Section 5.2(b).

(c) Parent Acquisition Proposals.

(i) Subject to Sections 5.2(c)(ii) through 5.2(c)(v), Parent agrees that neither it nor any of its subsidiaries shall, and that it shall use its reasonable best efforts to cause its and its subsidiaries’ employees, agents and representatives (including any investment banker, attorney or accountant (“Representatives”) retained by it or any of its subsidiaries) not to, directly or indirectly, (A) initiate, solicit or knowingly encourage any inquiries with respect to, or the making of, a Parent Acquisition Proposal, (B) engage in any negotiations concerning, or provide any confidential information or data to any Person relating to a Parent Acquisition Proposal, (C) approve or recommend or propose publicly to approve or recommend, any Parent Acquisition Proposal or (D) approve or recommend, or propose to approve or recommend, or execute or enter into, any letter of intent, agreement in principle, merger agreement, acquisition agreement, option agreement or other similar agreement relating to any Parent Acquisition Proposal or propose publicly or agree to do any of the foregoing relating to any Parent Acquisition Proposal.

(ii) Nothing contained in this Agreement shall prevent Parent or Parent’s Board from complying with its disclosure obligations under Sections 14d-9 and 14e-2 of the Exchange Act; provided, however, that if such disclosure has the effect of withdrawing, modifying or qualifying the approval of this Agreement by Parent’s Board or the Parent Board Recommendation in a manner adverse to the Company or the approval of this Agreement by the Parent’s Stockholders, the Company shall have the right to terminate this Agreement to the extent set forth in Section 7.3(c).

(iii) Notwithstanding the limitations set forth in Section 5.2(c)(i), until the earlier of receipt of the Parent Stockholder Approval and the Termination Date, if Parent receives a Parent Acquisition Proposal which (A) constitutes a Parent Superior Proposal, or (B) which the Board of Parent determines in good faith could reasonably be expected to result in a Parent Superior Proposal, Parent may take the following actions: (x) furnish nonpublic information to the third party making such Parent Acquisition Proposal, if, and only if, prior to so furnishing such information, Parent receives from the third party an executed confidentiality agreement with confidentiality provisions no less favorable to Parent than the letter agreement, dated as of February 14, 2007, between the Company and Parent and the letter agreement, dated as of April 13, 2007, between the Company and Parent and (y) engage in discussions or negotiations with the third party with respect to the Parent Acquisition Proposal.

(iv) Notwithstanding anything in this Agreement to the contrary, nothing contained in this Agreement shall prevent Parent or Parent’s Board from, at any time prior, but not after, the time the Stock Issuance is approved by Parent’s Stockholders at the Parent Stockholder Meeting, recommending such an unsolicited bona fide written Parent Acquisition Proposal to Parent’s Stockholders, if and only to the extent that, (A) the Board of Parent determines in good faith, after consultation with its outside legal counsel, that failing to do so could reasonably be expected to constitute a breach of the Board of the Parent’s fiduciary duties under Applicable Law; and (B) Parent’s Board determines in good faith that such Parent Acquisition Proposal (in the form, other than immaterial changes, that was the subject of the Parent Superior Proposal Notice, as defined below) constitutes a Parent Superior Proposal and the Company shall have received written notice (the “Parent Superior Proposal Notice”) of Parent’s intention to take such action at least four business days prior to the taking of such action by Parent and has complied with its other obligations under this Section 5.2(c)(iv); provided, however, that Parent’s Board continues to believe, after taking into account any modifications to the terms of the transaction contemplated by this Agreement that are proposed by the Company after its receipt of the Parent Superior Proposal Notice that such Parent Acquisition Proposal constitutes a Parent Superior Proposal. If there is a Parent Change of Recommendation as a result of a Parent Acquisition Proposal that is a Parent Superior Proposal and Parent’s Board recommends such an unsolicited bona fide written Parent Acquisition Proposal pursuant to this clause (iv), Parent shall be entitled to terminate this Agreement pursuant to Section 7.4(b).

(v) Parent agrees that it will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any Person (other than the parties hereto) conducted heretofore with respect to any Parent Acquisition Proposal. Parent agrees that it will take the necessary steps to promptly inform the officers, directors, employees and Representatives of Parent and its subsidiaries of the obligations undertaken in this Section 5.2(c).

(vi) From and after the date of this Agreement, Parent shall promptly orally notify the Company of any request for information or any inquiries, proposals or offers relating to a Parent Acquisition Proposal indicating, in connection with such notice, the name of such Person making such request, inquiry, proposal or offer and the material terms and conditions of any proposals or offers and Parent shall provide to the Company written notice of any such inquiry, proposal or offer within forty-eight (48) hours of such event and copies of any written or electronic correspondence to or from any Person making a Parent Acquisition Proposal. Parent shall keep the Company informed orally on a current basis of the status of any Parent Acquisition Proposal, including with respect to the status and terms of any such proposal or offer and whether any such proposal or offer has been withdrawn or rejected and Parent shall provide to the Company written notice of any such developments (including copies of any written proposals or requests for information) within forty-eight (48) hours. Parent also agrees to provide any information to the Company (not previously provided to the Company) that it is providing to another Person pursuant to this Section 5.2(c)(vii) at substantially the same time it provides such information to such other Person.

(vii) For purposes of this Agreement:

(A) “Parent Acquisition Proposal” means any proposal or offer with respect to (1) a merger, reorganization, share exchange, consolidation, business combination, recapitalization, dissolution, liquidation or similar transaction involving Parent, (2) any purchase of an equity interest (including by means of a tender or exchange offer) representing an amount equal to or greater than a 15% voting or economic interest in Parent, or (3) any purchase of assets, securities or ownership interests representing an amount equal to or greater than 15% of the consolidated assets of Parent and its subsidiaries taken as a whole (including stock of the subsidiaries of Parent), consolidated net revenues or earnings before interest, Taxes, depreciation and amortization.

(B) “Parent Superior Proposal” means a bona fide written Parent Acquisition Proposal (except that references in the definition of the “Parent Acquisition Proposal” to 15% shall be replaced by 50%) made by any Person other than a party hereto on terms that the Board of Parent determines in good faith, after consultation with Parent’s financial and legal advisors, and considering such factors as the Board of Parent considers to be appropriate (including the timing and likelihood of consummation of such proposal), are more favorable to Parent and its stockholders than the transactions contemplated by this Agreement.

(d) Employees and Employee Benefits.

(i) From and after the Effective Time, Parent will cause the Surviving Corporation to honor the obligations of the Company and any of its subsidiaries as of the Effective Time under the terms of all Company Benefit Plans and Company Foreign Plans listed on Section 4.14(b) of the Company Disclosure Schedule, provided that this provision shall not prevent the First Surviving Corporation from amending, suspending or terminating any such Plans to the extent permitted by the applicable terms of such Company Benefit Plan and Company Foreign Plan.

(ii) Until December 31, 2008, Parent shall provide or shall cause to be provided to each Company Employee compensation and benefits that are, in the aggregate, substantially similar to the compensation and benefits provided to such Company Employee as of immediately prior to the Effective Time. For purposes of this Section 5.2(d), the term “Company Employees” means individuals who are, as of the Effective Time, employees of the Company and its subsidiaries not subject to collective bargaining agreements and who following the Effective Time continue such employment with the Company, Parent or their respective subsidiaries.

(iii) For all purposes (including purposes of vesting, eligibility to participate and level of benefits) under the employee plans and benefit arrangements of Parent and its subsidiaries in which any Company Employee participates on or after the Effective Time (“New Plans”), Parent shall (A) use reasonable best efforts to waive all pre-existing condition exclusions, actively at work requirements and waiting periods with respect to participation and coverage requirements applicable to the Company Employees and their covered dependents under any such New Plans, except to the extent such conditions would have been recognized under the corresponding Company Benefit Plan or Company Foreign Plan, (B) recognize service of the Company Employees which was credited under corresponding Company Benefit Plans or Company Foreign Plans as of immediately prior to the Effective Time for purposes of eligibility, vesting and benefit accruals under the New Plans (but not (1) for purposes of benefit accrual under any defined benefit or pension plan, (2) to the extent such credited service would result in a duplication of benefits with respect to the same period of service or (3) under any newly established New Plan for which similarly situated employees of Parent and its subsidiaries are not provided with credit for past service), and (C) credit any deductibles, co-payments or other out-of-pocket expenses incurred by a Company Employee or his or her covered dependents during the portion of the plan year of the Company Benefit Plan or Company Foreign Plan ending on the date such employee’s participation in the corresponding New Plan begins to be recognized under such New Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such Company Employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Plan. Nothing contained in this Agreement shall restrict the ability of Parent and its affiliates to terminate the employment of any Company Employee for any reason at any time after the Effective Time.

(iv) For a period of two (2) years following the Effective Time, Parent agrees to continue or cause the Surviving Corporation to continue the Company’s retiree welfare programs, including medical prescription drugs and retiree life insurance program (the “Company Retiree Welfare Programs”) on terms and conditions no less favorable in duration, scope, value, participant cost, vesting and otherwise than those in effect as of the Effective Time with respect to all Company Employees who (x) as of the time immediately prior to the Effective Time are receiving benefits under the Company Retiree Welfare Programs or (y) as of the time immediately prior to the Effective Time would be eligible to receive benefits under the Company Retiree Welfare Programs as of immediately prior to the Effective Time; provided, however, that in connection with the foregoing commitment, Parent shall not be required to incur costs in excess of the accrued benefit cost with respect to such Company Welfare Programs reflected in Note 8 to the Company’s Consolidated Financial Statements included in the Company’s Form 10-K for the fiscal year ended December 29, 2006.

(v) Unless earlier required pursuant to any Company Benefit Plan or Company Foreign Plan (in which case the payment contemplated hereby shall be made at such earlier time), no later than March 15, 2008, Parent shall, or shall cause the Company or the Surviving Corporation, to pay each Company Employee employed by Parent, the Company or one of their subsidiaries as of the Effective Time and on December 31, 2007 and participating as of the Effective Time in any Company Benefit Plan or Company Foreign Plan that is an annual incentive plan (an “Incentive Plan”) (unless following the Effective Time and prior to December 31, 2007 such Company Employee, dies, becomes Disabled (as defined below), is involuntarily terminated by Parent, the Company or one of their subsidiaries, other than for “cause,” or retires after (x) reaching age 65, (y) reaching age 55 with ten years or more of service, or (z) after 30 years of service, in which case the Company Employee or his or her estate shall be entitled to the payment provided in this Section 5.2(d)(v) whether or not he or she is employed by Parent, the Company or one of their subsidiaries as of December 31, 2007), a payment equal to the greater of the following amounts: (A) the product of (1) the Company Employee’s full-year incentive entitlement under all such Incentive Plans based on actual performance levels as of the Effective Date, determined in good faith, consistent with the Company’s past practice and based on applicable metrics under the Incentive Plans and (2) a fraction, the numerator of which shall equal the number of days in the calendar year through the first to occur of the Effective Date and December 31, 2007 and the denominator of which is 365, and (B) the Company Employee’s full-year incentive entitlement under all such Incentive Plans based on actual performance levels for the full plan year ending as of December 31, 2007, determined in good faith, consistent with the Company’s past practice and based on applicable metrics under the Incentive Plans. Notwithstanding the foregoing, if any Company Benefit Plan or Company Foreign Plan provides for a greater or earlier payment than the payments contemplated by this Section 5.2(d)(v), then such Company Benefit Plan or Company Foreign Plan shall govern the applicable payment, rather than this Section 5.2(d)(v); it being understood that Parent shall honor and shall cause the Company to honor, without amendment, the severance arrangements set forth on Section 5.2(d)(v) of the Company Disclosure Schedule. For purposes of this Section 5.2(d)(v), a Company Employee shall be deemed “Disabled” if (x) the Company Employee is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months or (y) the Company Employee is, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the Parent, the Company or one of their subsidiaries. For the avoidance of doubt, nothing contained in this Section 5.2(d)(v) shall result in the duplication of any Incentive Plan payment with respect to any Company Employee.

(vi) Notwithstanding the foregoing, nothing contained in this Agreement, whether express or implied, shall be treated as an amendment or other modification of any Company Benefit Plan or Company Foreign Plan, or shall limit the right of the Surviving Corporation to amend, terminate or otherwise modify any Company Benefit Plan or Company Foreign Plan in accordance with its terms following the Closing Date; provided, however, that this Section 5.2(d)(vi) shall not affect Parent’s obligations set forth in Section 5.2(d)(v). In the event that (A) a party other than Parent, Merger Sub or the Company or any of their respective subsidiaries makes a claim or takes other action to enforce any provision in this Agreement as an amendment to any Company Benefit Plan or Company Foreign Plan, and (B) such provision is deemed to be an amendment to such Company Benefit Plan or Company Foreign Plan even though not explicitly designated as such in this Agreement, then such provision shall lapse retroactively and shall have no amendatory effect.

(vii) Parent, Merger Sub and the Company acknowledge and agree that all provisions contained in this Section 5.2(d) with respect to employees are included for the sole benefit of Parent, Merger Sub and the Company, and that nothing in this Agreement, whether express or implied, shall create any third party beneficiary or other rights (A) in any other Person, including, without limitation, any director, officer or employee of the Company, Parent, the Surviving Corporation or any of their respective affiliates, any former employees, any participant in any Company Plan, or any dependent or beneficiary thereof, or (B) to continued employment with Parent, the Surviving Corporation, or any of their respective affiliates.

(e) Form S-4.  Subject to the terms and conditions of this Agreement, Parent shall prepare and file with the Commission under the Securities Act the Form S-4, and shall use its reasonable best efforts to cause the Form S-4 to be declared effective by the Commission a sufficient time prior to the time of the Company Stockholder Meeting to allow the Company and Parent to mail the Joint Proxy Statement/Prospectus to their respective stockholders, as required by the rules and regulations of the Commission, prior to the Company Stockholder Meeting and the Parent Stockholder Meeting, as applicable.

(f) Stock Exchange Listing.  Parent shall use its reasonable best efforts to cause the shares of Parent Common Stock to be issued in connection with the First Merger to be listed on the NYSE, subject to official notice of issuance, prior to the Closing Date.

(g) The Parent Stockholder Meeting; The Parent’s Board Recommendation.  Parent shall, as promptly as practicable after the Form S-4 is declared effective under the Securities Act, duly call, give notice of, convene and hold the Parent Stockholder Meeting. Parent’s Board shall take all lawful action to solicit the approval of the issuance of shares of Parent Common Stock in the First Merger by Parent’s Stockholders, and Parent’s Board shall make the Parent Board Recommendation. Subject to this Section 5.2(g), the Parent Board Recommendation shall be included in the Joint Proxy Statement/Prospectus and Parent’s Board shall take all lawful action to solicit the approval of the issuance of shares of Parent Common Stock in the First Merger by Parent’s Stockholders. In the event that subsequent to the date of this Agreement, Parent’s Board determines in good faith after consultation with outside counsel that failing to do so could reasonably be expected to constitute a breach of Parent’s Board’s fiduciary duties under Applicable Law, Parent’s Board may withdraw, modify or qualify the Parent Board Recommendation (“Parent Change of Recommendation”); provided, however, that Parent’s Board may not recommend any Parent Acquisition Proposal (other than this Agreement and the transactions contemplated hereby, including the Transaction), except as specifically contemplated by, and in accordance with, Section 5.2(c)(iv); provided, further, however, that unless this Agreement is theretofore validly terminated, Parent shall nevertheless submit this Agreement to Parent’s Stockholders for adoption at the Parent Stockholder Meeting. Parent shall use its reasonable best efforts to hold the Parent Stockholder Meeting as soon as practicable after the Form S-4 becomes effective and to obtain Parent Stockholder Approval. Parent shall otherwise coordinate and cooperate with the Company with respect to the timing of the Parent Stockholder Meeting and will otherwise comply with all legal requirements applicable to the Parent Stockholder Meeting. Notwithstanding anything to the contrary contained in this Agreement, Parent may adjourn or postpone the Parent Stockholder Meeting to the extent necessary to ensure that any necessary supplement or amendment to the Joint Proxy Statement/Prospectus is provided to its stockholders in advance of the vote to be held at the Parent Stockholder Meeting or, if as of the time for which the Parent Stockholder Meeting is originally scheduled (as set forth in the Joint Proxy Statement/ Prospectus) there are insufficient shares of Parent Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Parent Stockholder Meeting.

(h) Parent’s Board.  Parent shall take all such action as may be necessary to cause the number of directors comprising Parent’s Board at the Effective Time to be sufficient to permit one director of the Company, who, as of the date of this Agreement, is a director of the Company and who shall be chosen by Parent in its sole discretion prior to the Effective Time, to serve as a director of Parent; provided, however, that such candidate shall be considered, qualified and approved in accordance with the current procedures of Parent’s nominating committee or other applicable governing standards of Parent’s Board, and such process shall be completed by Parent prior to the Effective Time.

(i) Financing.  Each of Parent and Merger Sub shall use its reasonable best efforts to obtain the Financing on the terms and conditions described in the Financing Commitments, including using its reasonable best efforts (i) to negotiate definitive agreements with respect thereto on the terms and conditions contained in the Financing Commitments, (ii) to satisfy all conditions applicable to Parent in such definitive agreements, (iii) to comply with its obligations under the Financing Commitments and (iv) to enforce its rights under the Financing Commitments. Parent shall give the Company prompt notice upon becoming aware of any material breach by any party of the Financing Commitments or any termination of the Financing Commitments. Parent shall keep the Company informed on a reasonable basis and in reasonable detail of the status of its efforts to arrange the Financing and shall not permit any amendment or modification to be made to, or any waiver of any material provision or remedy under, the Financing Commitments if such amendment, modification, waiver or remedy reduces the aggregate amount of the Financing (other than immaterial reductions), amends the conditions to the drawdown of the Financing in an adverse manner or is adverse to the interests of the Company in any other respect. In the event that Parent becomes aware of any event or circumstance that makes procurement of any portion of the Financing unlikely to occur in the manner or from the sources contemplated in the Financing Commitments, Parent shall immediately notify the Company and Parent and Merger Sub shall use their respective reasonable best efforts to arrange any such portion from alternative sources.

(j) Third-Party Standstill Agreements.  During the period from the date of this Agreement until the earlier of the Effective Time and the Termination Date: (i) Parent shall not (and shall not agree to, and shall not permit any of its subsidiaries to or to agree to) terminate, amend, modify or waive any provision of any confidentiality or standstill agreement to which it or any of its subsidiaries is a party (other than any involving the Company or its subsidiaries and confidentiality agreements pertaining solely to ordinary course commercial matters); and (ii) Parent shall enforce, to the fullest extent permitted under Applicable Law, the provisions of any such agreements, including obtaining injunctions to prevent any breaches of such confidentiality or standstill agreements and enforcing specifically the terms and provisions thereof in any court of the United States or any state thereof having jurisdiction.

5.3.  Covenants of the Company.

(a) Conduct of the Company’s Operations.  From the date of this Agreement until the earlier of the Effective Time or the Termination Date, and except (i) as may be required by Applicable Law, (ii) as may be agreed in writing by Parent (which consent shall not be unreasonably withheld, delayed or conditioned), (iii) as may be expressly required or permitted by this Agreement or (iv) as set forth on Section 5.3(a) of the Company Disclosure Schedule, the Company shall and shall cause each of its subsidiaries to conduct its business and operate its properties in the ordinary course of business consistent with past practice and the Company shall and shall cause each of its subsidiaries to use its reasonable best efforts to preserve intact its business organization and relationships with third parties and to keep available the services of its present key officers and key employees. Without limiting the generality of the foregoing, except with the prior written consent of Parent (which consent shall not be unreasonably withheld, delayed or conditioned), as contemplated by this Agreement or as set forth on Section 5.3(a) of the Company Disclosure Schedule, from the date of this Agreement until the earlier of the Effective Time or the Termination Date, the Company shall not:

(i) do or effect any of the following actions with respect to its securities or the securities of its subsidiaries: (A) adjust, split, combine or reclassify the Company’s capital stock or that of its subsidiaries, (B) except for dividends or distributions among the Company and its direct or indirect wholly owned subsidiaries or among the Company’s direct or indirect wholly owned subsidiaries, make, declare or pay any dividend or distribution on, or, directly or indirectly, redeem, purchase or otherwise acquire, any shares of the Company’s capital stock or that of its subsidiaries or any securities or obligations convertible into or exchangeable for any shares of the Company’s capital stock or that of its subsidiaries, (C) grant any Person any right or option to acquire any shares of the Company’s capital stock or that of its subsidiaries or any other equity-based compensation award based on shares of the Company’s capital stock or that of its subsidiaries, other than the grant of up to an aggregate of 25,000 Company Options and the grant of up to an aggregate of 10,000 Restricted Shares in the ordinary course of business consistent with past practice in accordance with the Company’s customary schedule, including customary new hire and promotion grants, (D) issue, deliver, sell, pledge or encumber or agree to issue, deliver, sell, pledge or encumber any shares of the Company’s capital stock or any securities or obligations convertible into or exchangeable or exercisable for any shares of the Company’s capital stock or such securities or the capital stock or such securities of its subsidiaries, other than (i) as contemplated by clause (C), (ii) issuances of shares of Company Common Stock in the ordinary course of business pursuant to employee stock purchase plans in existence on the date of the Agreement, (iii) issuances of shares of Company Common Stock in respect of any exercise of Company Options and settlement of any other stock-based award of the Company outstanding on the date of this Agreement or as may be granted after the date of this Agreement as permitted under this Section 5.3(a) and (iv) the sale of shares of Company Common Stock pursuant to the exercise of Company Options if necessary to effectuate an optionee direction upon exercise or for withholding of Taxes, or (E) enter into any agreement, understanding or arrangement with respect to the sale, voting, registration or repurchase of the Company’s capital stock or that of its subsidiaries;

(ii) except for transactions among the Company and its wholly owned subsidiaries or among the Company’s wholly owned subsidiaries, directly or indirectly, sell, transfer, lease, pledge, mortgage, encumber or otherwise dispose of any of its property or assets (including stock or other ownership interests of its subsidiaries and including transfers of project equipment) (collectively, “Company Transfers”), other than (A) Company Transfers in the ordinary course of business consistent with past practice, and (B) Company Transfers of property and/or assets at not less than fair market value for consideration not greater than $10,000,000 individually and $20,000,000 in the aggregate;

(iii) make or propose any material changes in the Company’s Certificate or the Company’s Bylaws or the organizational documents of any subsidiary;

(iv) merge or consolidate with any other Person or adopt a plan of complete or partial liquidation, dissolution, recapitalization or other reorganization;

(v) except for transactions among the Company and its wholly owned subsidiaries or among the Company’s wholly owned subsidiaries and except in the ordinary course of business consistent with past practice, acquire assets or capital stock of any other Person, other than acquisitions at or below fair market value for consideration not in excess of $10,000,000 individually or $50,000,000 in the aggregate;

(vi) incur, create, assume or otherwise become liable for any indebtedness for borrowed money or assume, guarantee, endorse or otherwise become responsible or liable for the obligations of any other individual, corporation or other entity, other than in the ordinary course of business consistent with past practice and except for (u) any performance guarantees by the Company of the obligations of the Company’s subsidiaries or joint ventures, (v) any indebtedness for borrowed money among the Company and its wholly owned subsidiaries or among the Company’s wholly owned subsidiaries, (w) indebtedness for borrowed money incurred to replace, renew, extend, refinance or refund any existing indebtedness for borrowed money, (x) guarantees by the Company of indebtedness for borrowed money of subsidiaries of the Company, which indebtedness is incurred in compliance with this Section 5.3(a)(vi), (y) indebtedness for borrowed money incurred pursuant to agreements in effect prior to the execution of this Agreement and (z) indebtedness for borrowed money in excess of $25,000,000 individually or $50,000,000 in the aggregate principal amount outstanding at any time incurred by the Company or any of its subsidiaries other than in accordance with clauses (v) through (y), inclusive;

(vii) except for transactions in the ordinary course of business consistent with past practice, among the Company and its wholly owned subsidiaries or among the Company’s wholly owned subsidiaries, create any subsidiaries or alter through merger, liquidation, reorganization, restructuring or in any other fashion the corporate structure or ownership of any of its existing subsidiaries;

(viii) (A) establish, or increase compensation or benefits provided under, any stay bonus, incentive, insurance, severance, termination, change of control, deferred compensation, pension, retirement, profit sharing, stock option (including, without limitation, the granting or repricing of stock options, stock appreciation rights, performance awards, restricted stock awards or similar instruments), stock purchase or other employee benefit plan, program, policy, or agreement or arrangement, except (1) for increases to base salary at times, in amounts and otherwise in the ordinary course of business consistent with past practices for employees of the Company and its subsidiaries who are not officers of the Company, (2) severance agreements entered into in the ordinary course of business in connection with terminations of employment with employees of the Company and its subsidiaries who are not executive officers of the Company and (3) the issuance of up to 75,000 Performance Units in the ordinary course of business consistent with past practice in accordance with the Company’s customary schedule, including customary new hire and promotion grants, (B) otherwise increase or accelerate the vesting or payment of the compensation payable or the benefits (including equity awards) provided or to become payable or provided to any of its current or former directors, officers, employees, consultants or service providers or those of any of its subsidiaries, or otherwise pay any amounts not required to be paid to such individual, (C) (1) enter into any new or amend any existing employment or consulting agreement with any executive officer or director of the Company or (2) enter into any new or amend any existing employment or consulting agreement with any director, officer, employee, consultant or service provider of the Company or any of its subsidiaries or hire or retain the services of any such director, officer, employee, consultant or service provider if the compensation (base and bonus) of such newly hired or retained Person shall exceed $375,000 per year in the case of any director, officer, employee or service provider or $500,000 per year in the case of any consultant, (D) establish, adopt, amend or enter into any collective bargaining agreement, (E) provide any funding for any rabbi trust or similar arrangement or (F) except as may be required by GAAP, materially change any actuarial assumptions with respect to any Company pension plan, except in the case of each of clauses (A), (B), (D), and (E) as may be required to comply with Applicable Law, any Company Benefit Plans or Company Foreign Plans or existing contractual arrangements; provided that the Company may amend its broad-based severance plans to provide that in the event the Company terminates the employment of any Company Employee on or before the first anniversary of the Effective Time because the Company Employee’s position has been eliminated as a result of the Transaction, the Company Employee shall be paid a severance benefit equal to the greater of (1) two weeks of base salary for each year of service, up to a maximum of fifty-two weeks of base salary and (2) six months’ base salary and target short-term incentive, with each of the amounts in (1) and (2) reduced by the amount of any severance benefits or payments in lieu of notice required to be paid to the Company Employee pursuant to any Applicable Law, and conditioned upon the Company Employee’s delivery and non-revocation of a general release of the Company;

(ix) enter into, adopt or amend in any manner which would increase costs or benefits thereunder, any Company Benefit Plan or Company Foreign Plan (or any new arrangement that would constitute a Company Benefit Plan or Company Foreign Plan), except as shall be required by Applicable Laws or existing contractual arrangements;

(x) take any action outside of the ordinary course of business consistent with past practice that could give rise to severance benefits as a result of consummation of any of the Transactions payable to (A) any material group of employees or (B) any officer, director or employee of the Company or any of its subsidiaries that earns in excess of $375,000 per year; provided, however, that this clause (x) shall not limit the Company’s right to pay severance in accordance with Company Benefit Plans and Company Foreign Plans; provided, further, however, that nothing contained in this clause (x) shall permit the Company to amend any Company Benefit Plan or Company Foreign Plan to increase severance payments payable thereunder, except as otherwise permitted pursuant to the terms of this Agreement;

(xi) change any method or principle of financial accounting, except to the extent required by Applicable Law, Commission rule or policy, or by GAAP as advised by the Company’s regular independent accountants;

(xii) except as in the ordinary course consistent with past practice, enter into any new noncompete, exclusivity or similar agreement that would restrict or limit, in any material respect, the operations of the Company or its subsidiaries, or, after the Effective Time, Parent or its subsidiaries;

(xiii) settle or compromise any material Actions (for the absence of doubt, other than Actions relating to Taxes), whether now pending or hereafter made or brought, or waive, release or assign any material rights or claims in an amount greater than $25,000,000 individually or $50,000,000 in the aggregate;

(xiv) (A) enter into any fixed-price contract expected to generate revenues in excess of $50,000,000 over the life of the contract or (B) modify, amend or terminate, or waive, release or assign any material rights or claims with respect to, any Company Material Contract or any contract listed on Section 4.23(a) or (b) of the Company Disclosure Schedule;

(xv) renew, enter into, amend or waive any material right under any contract with or loan to any affiliate of the Company (other than its direct or indirect wholly owned subsidiaries);

(xvi) incur or commit to any corporate capital expenditures in excess of $10,000,000 individually or $20,000,000 in the aggregate;

(xvii) take any action that would reasonably be expected to result in any representation or warranty of the Company set forth in Article IV becoming not true;

(xviii) except, in each case, as would not result in an increase of $25,000,000 individually or $50,000,000 in the aggregate of Taxes of the Company (plus any amount reserved therefor) make, revoke or amend any Tax election (except as is in the ordinary course of business or consistent with past practice), enter into any closing agreement, settle or compromise any claim or assessment with respect to Taxes, file an amended Tax return, surrender a claim for a refund of Taxes or (except as is in the ordinary course of business or consistent with past practice) consent to any extension or waiver of the statute of limitations period applicable to any Tax claim or assessment;

(xix) take, or knowingly omit to take, any action (including but not limited to any acquisition or entering into any business combination) which is intended to or which could reasonably be expected to adversely affect the ability of any of the parties hereto to perform its covenants and agreements under this Agreement or otherwise prohibit or materially delay consummation of the Transaction or other transactions contemplated by this Agreement;

(xx) permit or cause any of its subsidiaries to do any of the foregoing or agree or commit to do any of the foregoing (it being understood that for purposes of clauses (ii), (v), (vi) and (xvi) of this Section 5.3(a), the aggregate dollar thresholds referred to therein shall be aggregate thresholds for conduct by the Company and its subsidiaries taken as a whole); or

(xxi) agree in writing or otherwise to take any of the foregoing actions.

(b) The Company Stockholder Meeting; The Company’s Board Recommendation.  The Company shall, as promptly as practicable after the Form S-4 is declared effective under the Securities Act, duly call, give notice of, convene and hold the Company Stockholder Meeting, and the Company’s Board shall make the Company Board Recommendation. Subject to this Section 5.3(b), the Company Board Recommendation shall be included in the

Joint Proxy Statement/Prospectus and the Company’s Board shall take all lawful action to solicit the approval of this Agreement and the First Merger by the Company’s Stockholders. In the event that subsequent to the date of this Agreement, the Company’s Board determines in good faith after consultation with outside counsel that failing to do so could reasonably be expected to constitute a breach of the Company Board’s fiduciary duties under Applicable Law, the Company’s Board may withdraw, modify or qualify the Company Board Recommendation (“Company Change of Recommendation”); provided, however, that the Company’s Board may not recommend any Company Acquisition Proposal (other than this Agreement and the transactions contemplated hereby, including the Transaction), except as specifically contemplated by, and in accordance with, Section 5.3(c)(iv); provided, further, however, that unless this Agreement is theretofore validly terminated, the Company shall nevertheless submit this Agreement to the Company’s Stockholders for adoption at the Company Stockholder Meeting. The Company shall use its reasonable best efforts to hold the Company Stockholder Meeting as soon as practicable after the Form S-4 becomes effective and to obtain the Company Stockholder Approval. The Company shall otherwise coordinate and cooperate with Parent with respect to the timing of the Company Stockholder Meeting and will otherwise comply with all legal requirements applicable to the Company Stockholder Meeting. Notwithstanding anything to the contrary contained in this Agreement, the Company may adjourn or postpone the Company Stockholder Meeting to the extent necessary to ensure that any necessary supplement or amendment to the Joint Proxy Statement/Prospectus is provided to its stockholders in advance of the vote to be held at the Company Stockholder Meeting or, if as of the time for which the Company Stockholder Meeting is originally scheduled (as set forth in the Joint Proxy Statement/ Prospectus) there are insufficient shares of Company Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Company Stockholder Meeting.

(c) Company Acquisition Proposals.

(i) Subject to Sections 5.3(c)(ii) through 5.3(c)(vi), the Company agrees that neither it nor any of its subsidiaries shall, and that it shall use its reasonable best efforts to cause its and its subsidiaries’ Representatives retained by it or any of its subsidiaries) not to, directly or indirectly, (A) initiate, solicit or knowingly encourage any inquiries with respect to, or the making of, a Company Acquisition Proposal, (B) engage in any negotiations concerning, or provide any confidential information or data to any Person relating to a Company Acquisition Proposal, (C) approve or recommend or propose publicly to approve or recommend, any Company Acquisition Proposal or (D) approve or recommend, or propose to approve or recommend, or execute or enter into, any letter of intent, agreement in principle, merger agreement, acquisition agreement, option agreement or other similar agreement relating to any Company Acquisition Proposal or propose publicly or agree to do any of the foregoing relating to any Company Acquisition Proposal.

(ii) Nothing contained in this Agreement shall prevent the Company or the Company’s Board from complying with its disclosure obligations under Sections 14d-9 and 14e-2 of the Exchange Act; provided, however, that if such disclosure has the effect of withdrawing, modifying or qualifying the approval of this Agreement by the Company’s Board or the Company Board Recommendation in a manner adverse to Parent or the approval of this Agreement by the Company’s Stockholders, Parent shall have the right to terminate this Agreement to the extent set forth in Section 7.4(c).

(iii) Notwithstanding the limitations set forth in Section 5.3(c)(i), until the earlier of the receipt of the Company Stockholder Approval and the Termination Date, if the Company receives a Company Acquisition Proposal which (A) constitutes a Company Superior Proposal, or (B) which the Board of the Company determines in good faith could reasonably be expected to result in a Company Superior Proposal, the Company may take the following actions: (x) furnish nonpublic information to the third party making such Company Acquisition Proposal, if, and only if, prior to so furnishing such information, the Company receives from the third party an executed confidentiality agreement with confidentiality provisions no less favorable to the Company than the letter agreement, dated as of February 14, 2007, between the Company and Parent and the letter agreement, dated as of April 13, 2007, between the Company and Parent and (y) engage in discussions or negotiations with the third party with respect to the Company Acquisition Proposal.

(iv) Notwithstanding anything in this Agreement to the contrary, nothing contained in this Agreement shall prevent the Company or the Company’s Board from, at any time prior to, but not after, the time this Agreement is adopted by the Company’s Stockholders at the Company Stockholder Meeting, recommending such an unsolicited bona fide written Company Acquisition Proposal to the Company’s Stockholders, if and only to the extent that, (A) the Board of the Company determines in good faith, after consultation with its outside legal counsel, that failing to do so could reasonably be expected to constitute a breach of the Board of the Company’s fiduciary duties under Applicable Law; and (B) the Company’s Board determines in good faith that such Company Acquisition Proposal (in the form, other than immaterial changes, that was the subject of the Company Superior Proposal Notice) constitutes a Company Superior Proposal and Parent shall have received written notice (the “Company Superior Proposal Notice”) of the Company’s intention to take such action at least four (4) business days prior to the taking of such action by the Company and has complied with its other obligations under this Section 5.3(c)(iv); provided, however, that the Company’s Board continues to believe, after taking into account any modifications to the terms of the transaction contemplated by this Agreement that are proposed by Parent after its receipt of the Company Superior Proposal Notice that such Company Acquisition Proposal constitutes a Company Superior Proposal. If there is a Company Change of Recommendation as a result of a Company Acquisition Proposal that is a Company Superior Proposal and the Company’s Board recommends such an unsolicited bona fide written Company Acquisition Proposal pursuant to this clause (iv), the Company shall be entitled to terminate this Agreement pursuant to Section 7.3(b).

(v) The Company agrees that it will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any Person (other than the parties hereto) conducted heretofore with respect to any Company Acquisition Proposal. The Company agrees that it will take the necessary steps to promptly inform the officers, directors, employees and Representatives of the Company and its subsidiaries of the obligations undertaken in this Section 5.3(c).

(vi) From and after the date of this Agreement, the Company shall promptly orally notify Parent of any request for information or any inquiries, proposals or offers relating to a Company Acquisition Proposal indicating, in connection with such notice, the name of such Person making such request, inquiry, proposal or offer and the material terms and conditions of any proposals or offers and the Company shall provide to Parent written notice of any such inquiry, proposal or offer within forty-eight (48) hours of such event and copies of any written or electronic correspondence to or from any Person making a Company Acquisition Proposal. The Company shall keep Parent informed orally on a current basis of the status of any Company Acquisition Proposal, including with respect to the status and terms of any such proposal or offer and whether any such proposal or offer has been withdrawn or rejected and the Company shall provide to Parent written notice of any such developments (including copies of any written proposals or requests for information) within forty-eight (48) hours. The Company also agrees to provide any information to Parent (not previously provided to Parent) that it is providing to another Person pursuant to this Section 5.3(c)(vi) at substantially the same time it provides such information to such other Person.

(vii) For purposes of this Agreement:

(A) “Company Acquisition Proposal” means any proposal or offer with respect to (1) a merger, reorganization, share exchange, consolidation, business combination, recapitalization, dissolution, liquidation or similar transaction involving the Company, (2) any purchase of an equity interest (including by means of a tender or exchange offer) representing an amount equal to or greater than a 15% voting or economic interest in the Company, or (3) any purchase of assets, securities or ownership interests representing an amount equal to or greater than 15% of the consolidated assets of the Company and its subsidiaries taken as a whole (including stock of the subsidiaries of the Company), consolidated net revenues or earnings before interest, Taxes, depreciation and amortization.

(B) “Company Superior Proposal” means a bona fide written Company Acquisition Proposal (except that references in the definition of “Company Acquisition Proposal” to 15% shall be replaced by 50%) made by any Person other than a party hereto that is on terms that the Board of the Company determines in good faith, after consultation with the Company’s financial and legal advisors, and considering such factors as the Board of the Company considers to be appropriate (including the timing and likelihood of consummation of such proposal), are more favorable to the Company and its stockholders than the transactions contemplated by this Agreement, taking into account any change in the transaction proposed by Parent.

(d) Financing.  The Company agrees to provide, and will use reasonable best efforts to cause its subsidiaries and Representatives (including legal and accounting) to provide such cooperation reasonably requested by Parent and Merger Sub in connection with the Financing or any alternative financing, including using commercially reasonable efforts to (i) cause (x) upon reasonable advance notice by Parent, appropriate officers and employees of the Company to be available on a customary basis for meetings, including management presentations and “road show” appearances, and the preparation of disclosure documents in connection with any such financing and (y) its independent accountants and counsel to provide assistance to Parent and Merger Sub for fees consistent with the Company’s existing arrangements with such accountants and counsel, (ii) provide all information reasonably necessary for the completion of a successful syndication, including any updated projections for the Company and its subsidiaries to the extent updated projections are from time to time reasonably requested by the joint-lead arrangers prior to the completion of a successful syndication, (iii) provide reasonable assistance in the preparation of a confidential information memorandum to be used in connection with the syndication of the Financing, (iv) provide all information reasonably necessary to obtain ratings from the rating agencies and (v) use commercially reasonable efforts to ensure that the syndication of the Financing benefits materially from the Company’s existing lending and investment banking relationships.

(e) Third-Party Standstill Agreements.  During the period from the date of this Agreement until the earlier of the Effective Time and the Termination Date: (i) the Company shall not (and shall not agree to, and shall not permit any of its subsidiaries to or to agree to) terminate, amend, modify or waive any provision of any confidentiality or standstill agreement to which it or any of its subsidiaries is a party (other than any involving Parent or its subsidiaries and confidentiality agreements pertaining solely to ordinary course commercial matters); and (ii) the Company shall enforce, to the fullest extent permitted under Applicable Law, the provisions of any such agreements, including obtaining injunctions to prevent any breaches of such confidentiality or standstill agreements and enforcing specifically the terms and provisions thereof in any court of the United States or any state thereof having jurisdiction.

ARTICLE VI

CONDITIONS TO THE FIRST MERGER

6.1.  Conditions to the Obligations of Each Party.  The obligations of the Company, Parent and Merger Sub to consummate the First Merger shall be subject to the satisfaction or waiver of the following conditions at or prior to the Closing:

(a) The Company Stockholder Approval shall have been obtained in accordance with Applicable Law, the Company’s Certificate and the Company’s Bylaws.

(b) The Parent Stockholder Approval shall have been obtained in accordance with Applicable Law, the rules and regulations of the NYSE, Parent’s Certificate and Parent’s Bylaws.

(c) Any applicable waiting period (and any extension thereof) under the HSR Act shall have expired or been terminated.

(d) No judgment, temporary restraining order, preliminary or permanent injunction, order or decree by any court or other tribunal of competent jurisdiction which prohibits the consummation of the Transaction shall have been entered and shall continue to be in effect.

(e) The Form S-4 shall have been declared effective under the Securities Act and no stop order suspending the effectiveness of the Form S-4 shall be in effect and no proceedings for such purpose shall be pending or threatened before the Commission.

(f) The shares of Parent Common Stock to be issued in the First Merger shall have been approved for listing on the NYSE, subject to official notice of issuance.

6.2.  Conditions to Obligations of Parent and Merger Sub.  The obligation of Parent and Merger Sub to consummate the First Merger shall also be subject to the satisfaction or waiver of the following conditions by Parent at or prior to the Closing:

(a) (i) The representations and warranties of the Company set forth in Article IV (other than Sections 4.12(b) and 4.4(a)) which are qualified by a “Material Adverse Effect” qualification shall be true and correct in all respects as so qualified at and as of the date of this Agreement and at and as of the Closing Date as though made at and as of the Closing Date and (ii) the representations and warranties of the Company set forth in Article IV (other than Sections 4.12(b) and 4.4(a)) which are not qualified by a “Material Adverse Effect” qualification shall be true and correct at and as of the date of this Agreement and at and as of the Closing Date as though made at and as of the Closing Date, except for such failures to be true and correct as would not have, in the aggregate, a Material Adverse Effect on the Company, (iii) the representations and warranties set forth in Section 4.4(a) shall be true and correct in all material respects on the date hereof and on the Closing Date as if made on and as of such dates, other than with respect to any issuances permitted pursuant to this Agreement, and (iv) the representation set forth in Section 4.12(b) shall be true and correct in all respects on the Closing Date as if made on and as of such date; provided, however, that, with respect to clauses (i), (ii), (iii) and (iv) above, representations and warranties that are made as of a particular date or period shall be true and correct (in the manner set forth in clause (i), (ii), (iii) or (iv), as applicable) only as of such date or period.

(b) The Company shall have performed and complied with all of its covenants hereunder to be performed or complied with by it prior to the Effective Time in all material respects through the Closing.

(c) The Company shall have delivered to Parent a certificate duly executed by the Company’s chief executive officer and chief financial officer on behalf of the Company to the effect that each of the conditions specified above in Sections 6.2(a) and 6.2(b) is satisfied in all respects.

(d) Parent shall have received from Latham & Watkins LLP, counsel to Parent, a written opinion dated the Closing Date to the effect that, on the basis of the facts, representations and assumptions set forth or referred to in such opinion, for United States federal income tax purposes, the Transaction will constitute a “reorganization” within the meaning of Section 368(a) of the Code. In rendering such opinion, counsel to Parent shall be entitled to rely upon assumptions, representations, warranties and covenants, including those contained in the Tax Representation Letters described in Section 5.1(l).

6.3.  Conditions to Obligation of the Company.  The obligation of the Company to consummate the First Merger shall also be subject to the satisfaction or waiver of the following conditions by the Company at or prior to the Closing:

(a) (i) The representations and warranties of Parent and Merger Sub set forth in Article III (other than Sections 3.12(b) and 3.3) which are qualified by a “Material Adverse Effect” qualification shall be true and correct in all respects as so qualified at and as of the date of this Agreement and at and as of the Closing Date as though made at and as of the Closing Date and (ii) the representations and warranties of Parent and Merger Sub set forth in Article III (other than Sections 3.12(b) and 3.3) which are not qualified by a “Material Adverse Effect” qualification shall be true and correct at and as of the date of this Agreement and at and as of the Closing Date as though made at and as of the Closing Date, except for such failures to be true and correct as would not have, in the aggregate, a Material Adverse Effect on Parent, (iii) the representations and warranties set forth in Section 3.3 shall be true and correct in all material respects on the date hereof and on the Closing Date as if made on and as of such dates, other than with respect to any issuances permitted pursuant to this Agreement, and (iv) the representation set forth in Section 3.12(b) shall be true and correct in all respects on the Closing Date as if made on and as of such date; provided, however, that, with respect to clauses (i), (ii), (iii) and (iv) above, representations and warranties that are made as of a particular date or period shall be true and correct (in the manner set forth in clause (i), (ii), (iii) or (iv), as applicable) only as of such date or period.

(b) Parent and Merger Sub shall have performed and complied with all of their respective covenants hereunder to be performed or complied with by it prior to the Effective Time in all material respects through the Closing.

(c) Parent shall have delivered to the Company a certificate executed by Parent’s chief executive officer and chief financial officer on behalf of Parent to the effect that each of the conditions specified above in Sections 6.3(a) and 6.3(b) is satisfied in all respects.

(d) The Company shall have received from Wachtell, Lipton, Rosen & Katz, counsel to the Company, a written opinion dated the Closing Date to the effect that, on the basis of the facts, representations and assumptions set forth or referred to in such opinion, for United States federal income tax purposes, the Transaction will constitute a “reorganization” within the meaning of Section 368(a) of the Code. In rendering such opinion, counsel to the Company shall be entitled to rely upon assumptions, representations, warranties and covenants, including those contained in the Tax Representation Letters described in Section 5.1(l) of this Agreement.

6.4.  Frustration of Closing Conditions.  None of the Company, Parent or Merger Sub may rely, either as a basis for not consummating the First Merger or for terminating this Agreement and abandoning the First Merger, on the failure of any condition set forth in Section 6.1, 6.2 or 6.3, as the case may be, to be satisfied if such failure was caused by such party’s breach of any provision of this Agreement or failure to use its reasonable best efforts to consummate the First Merger and the other transactions contemplated hereby, as required by and subject to Section 5.1(a).

ARTICLE VII

TERMINATION; FEES AND EXPENSES

7.1.  Termination by Mutual Consent.  This Agreement may be terminated and the Transaction may be abandoned at any time prior to the Effective Time, whether before or after the adoption and approval of this Agreement by the Company’s Stockholders referred to in Section 6.1(a), by mutual written consent of the Company and Parent by action of their respective Boards. The date that a termination of this Agreement shall be effective is referred to as the “Termination Date”.

7.2.  Termination by Either Parent or the Company.  This Agreement may be terminated and the Transaction may be abandoned at any time prior to the Effective Time by action of the Board of either Parent or the Company if (a) the First Merger shall not have been consummated by the date that is seven months following the date of this Agreement (or if the second provision in this Section 7.2(a) shall apply, the Extended End Date) (the latest such date, the “End Date”), whether such date is before or after the date of the adoption and approval of this Agreement and the First Merger by the Company’s Stockholders; provided, however, that, if, as of the End Date, all conditions set forth in Sections 6.1, 6.2 and 6.3 shall have been satisfied or waived (other than those that are to be satisfied by action taken at the Closing) other than the condition set forth in Section 6.1(c), then the Company or Parent may extend the End Date until the date that is 12 months following the date of this Agreement (the “Extended End Date”), by providing written notice to the other party or before the End Date; provided, further, however, that the right to terminate this Agreement pursuant to this Section 7.2(a) shall not be available to any party whose breach of any provision of this Agreement results in the failure of the First Merger to be consummated by the End Date or the Extended End Date, (b) the Company Stockholder Approval required by Section 6.1(a) shall not have been obtained at the Company Stockholder Meeting (after giving effect to all adjournments or postponements thereof), (c) the Parent Stockholder Approval required by Section 6.1(b) shall not have been obtained at the Parent Stockholder Meeting (after giving effect to all adjournments or postponements thereof) or (d) any Governmental Authority of competent jurisdiction shall have issued an order, decree, injunction or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting the consummation of the Transaction and such order, decree or ruling or other action shall have become final and nonappealable, whether before or after the adoption and approval of this Agreement by the Company’s Stockholders referred to in Section 6.1(a) (provided, that the party seeking to terminate this Agreement pursuant to this Section 7.2(d) shall have used its reasonable best efforts to remove such injunction, restraint or other action in compliance with Section 5.1(a)).

7.3.  Termination by the Company.

(a) This Agreement may be terminated and the Transaction may be abandoned at any time prior to the Effective Time, whether before or after the adoption and approval of this Agreement by the Company Stockholder

Approval referred to in Section 6.1(a), by action of the Company’s Board if there has been a breach of any representation, warranty, covenant or agreement made by Parent, Merger Sub or Second Merger Sub in this Agreement, or any such representation and warranty shall have become untrue or incorrect after the execution of this Agreement, in each case such that the conditions set forth in Sections 6.1 and 6.3 would not be satisfied and such breach or failure to be true and correct is not cured within 30 calendar days following receipt of written notice from the Company of such breach or failure.

(b) This Agreement may be terminated and the Transaction may be abandoned at any time prior to the Company Stockholder Meeting by action of the Company’s Board if, prior to the Company Stockholder Meeting, the Company receives an unsolicited bona fide written Company Acquisition Proposal (other than this Agreement, the First Merger and the Second Merger) in compliance with Section 5.3(c) that is a Company Superior Proposal and the Company has complied with its obligations set forth in Section 5.3(c)(iv).

(c) This Agreement may be terminated and the Transaction may be abandoned at any time prior to the Effective Time by action of the Company’s Board, if, prior to the Parent Stockholder Meeting, Parent’s Board shall have withdrawn, qualified or modified its approval of this Agreement or the Parent Board Recommendation in each case in a manner adverse to the Company or approved or recommended any Parent Acquisition Proposal (other than this Agreement, the First Merger and the Second Merger).

(d) This Agreement may be terminated and the Transaction may be abandoned at any time by action of the Company’s Board if Parent does not effect the Closing within five (5) business days after notice by the Company to Parent that the conditions set forth in Sections 6.1 and 6.3 are satisfied and all such conditions have in fact been satisfied (or, upon an immediate Closing, would be satisfied as of such Closing).

7.4.  Termination by Parent.

(a) This Agreement may be terminated and the Transaction may be abandoned at any time prior to the Effective Time, whether before or after the Company Stockholder Approval referred to in Section 6.1(a), by action of Parent’s Board if there has been a breach of any representation, warranty, covenant or agreement made by the Company in this Agreement, or any such representation and warranty shall have become untrue or incorrect after the execution of this Agreement, in each case such that the conditions set forth in Section 6.1 or 6.2 would not be satisfied and such breach or failure to be true and correct is not cured within 30 calendar days following receipt of written notice from Parent of such breach or failure.

(b) This Agreement may be terminated and the Transaction may be abandoned at any time prior to the Parent Stockholder Meeting by action of Parent’s Board if, prior to the Parent Stockholder Meeting, Parent receives an unsolicited bona fide written Parent Acquisition Proposal (other than this Agreement, the First Merger and the Second Merger) in compliance with Section 5.2(c) that is a Parent Superior Proposal and Parent has complied with its obligations set forth in Section 5.2(c)(iv).

(c) This Agreement may be terminated and the Transaction may be abandoned at any time prior to the Effective Time by action of Parent’s Board, if, prior to the Company Stockholder Meeting, the Company’s Board shall have withdrawn, qualified or modified its approval of this Agreement or the Company Board Recommendation in each case in a manner adverse to Parent or approved or recommended any Company Acquisition Proposal (other than this Agreement, the First Merger and the Second Merger).

7.5.  Effect of Termination and Abandonment.  (a) In the event of a termination of this Agreement and the abandonment of the Transaction pursuant to this Article VII, this Agreement shall become void and of no effect with no liability on the part of any party hereto (or of any of its directors, officers, employees, agents, legal and financial advisors or other Representatives), other than the Confidentiality Agreement, the provisions of this Section 7.5, Section 7.6 and Article VIII; provided, however, that, except as otherwise provided in this Agreement, no such termination shall relieve any party hereto of any liability or damages resulting from any willful or intentional breach of this Agreement.

7.6.  Fees and Expenses.

(a) In the event that:

(i) (A) Parent or the Company shall have terminated this Agreement pursuant to Section 7.2(b), (B) on or prior to the Company Stockholder Meeting any Person (other than Parent) shall have publicly proposed or publicly disclosed prior to (or publicly disclosed its intention to make) and not publicly withdrawn a Company Acquisition Proposal (substituting 50% for the 15% threshold set forth in the definition of Company Acquisition Proposal, a “Covered Company Proposal”) at the time of the Company Stockholder Meeting, and (C) within twelve (12) months of such termination of this Agreement, the Company consummates any Covered Company Proposal, then the Company shall pay to Parent a termination fee in cash of $70,000,000 (the “Termination Fee”).

(ii) (A) Parent or the Company shall have terminated this Agreement pursuant to Section 7.2(c), (B) on or prior to the Parent Stockholder Meeting any Person (other than the Company) shall have publicly proposed or publicly disclosed prior to (or publicly disclosed its intention to make) and not publicly withdrawn a Parent Acquisition Proposal (substituting 50% for the 15% threshold set forth in the definition of Parent Acquisition Proposal, a “Covered Parent Proposal”) at the time of the Parent Stockholder Meeting, and (C) within twelve (12) months of such termination of this Agreement, Parent consummates any Covered Parent Proposal, then Parent shall pay to the Company the Termination Fee.

(iii) The Company or Parent shall have terminated this Agreement pursuant to Section 7.2(a) or 7.2(d) and at the date of termination the government approvals which are the subject of the Closing conditions set forth in Section 6.1(c) has not been received, but the other conditions set forth in Sections 6.1 (other than Sections 6.1(c) and 6.1(d)), 6.2(a) and 6.2(b) have been or are capable of being satisfied as of the date of termination, then Parent shall pay to the Company a termination fee in cash of $50,000,000.

(iv) The Company shall have terminated this Agreement pursuant to Section 7.3(b) or Parent shall have terminated this Agreement pursuant to Section 7.4(c), then the Company shall pay to Parent the Termination Fee.

(v) Parent shall have terminated this Agreement pursuant to Section 7.4(b) or the Company shall have terminated this Agreement pursuant to Section 7.3(c), then Parent shall pay to the Company the Termination Fee.

(vi) Any Termination Fee that becomes payable shall be paid not later than the second business day after the date that the Agreement is terminated, in each case payable by wire transfer of same day funds. Under no circumstances will more than one Termination Fee be paid under this Section 7.6.

(b) Parent and the Company acknowledge that the agreements contained in this Section 7.6 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Parent and the Company would not enter into this Agreement; accordingly, if a party fails to promptly pay any amount due by such party pursuant to this Section 7.6 (the “Defaulting Party”), and, in order to obtain such payment, the other party commences a suit that results in a judgment against the Defaulting Party for the fees set forth in this Section 7.6 or any portion of such fees, the Defaulting Party shall pay to the other party its costs and expenses (including attorneys’ fees) in connection with such suit, together with interest on the amount of the fees at the prime rate of Citibank, N.A. in effect on the date such payment was required to be made from the date such payment was required to be made through the date of payment.

(c) All costs and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the party hereto incurring such expenses, except (i) filing fees incurred in connection with Commission and regulatory filings relating to the Transaction and the transactions contemplated by this Agreement all of which shall be borne by Parent and (ii) printing costs related to the Transaction and the actions contemplated by this Agreement, all of which shall be borne equally by Parent and the Company.

ARTICLE VIII

MISCELLANEOUS

8.1.  Non-Survival of Representations and Warranties.  The representations, warranties, covenants and agreements in this Agreement shall not survive the consummation of the Transaction or the termination of this Agreement. Notwithstanding the foregoing, the agreements and covenants which by their nature are to be performed following the Effective Time, shall survive consummation of the Transaction.

8.2.  Notices.  All notices and other communications under this Agreement shall be in writing and shall be deemed given if delivered personally, telecopied (which is confirmed) (provided, that any notice received by facsimile transmission or otherwise at the addressee’s location on any business day after 5:00 p.m. (addressee’s local time) shall be deemed to have been received at 9:00 a.m. (addressee’s local time) on the next business day) or delivered by a nationally recognized overnight courier service (with proof of service), hand delivery or certified or registered mail (return receipt requested and first-class postage prepaid) to the parties hereto at the following addresses (or at such other address for a party hereto as shall be specified by like notice):

(a) if to Parent, Merger Sub or Second Merger Sub:

URS CORPORATION
600 Montgomery Street, 26th Floor San Francisco, CA 94111
Attention: General Counsel
Telecopy No.: (415) 398-4525

with a copy to:

Paul D. Tosetti, Esq.
David M. Hernand, Esq.
Latham & Watkins LLP
633 West Fifth Street
Suite 4000
Los Angeles, CA 90071
Telecopy No.: (212) 751-4864

(b) if to the Company:

WASHINGTON GROUP INTERNATIONAL, INC.
720 Park Boulevard, Boise, ID 83712
Attention: General Counsel
Telecopy No.: (208) 386-5220

with a copy to

David A. Katz, Esq.
Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, NY 10019
Telecopy No.: (212) 403-2000

8.3.  Interpretation.  When a reference is made in this Agreement to an Article or Section, such reference shall be to an Article or Section of this Agreement unless otherwise indicated. The headings, the table of contents and the index of defined terms contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant thereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or referred to in this Agreement or in any agreement or instrument that is referred to in this Agreement means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. Each of the parties has participated in the drafting and negotiation of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement must be construed as if it is drafted by all the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of authorship of any of the provisions of this Agreement. Whenever the words “include,” “includes,” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. For the purposes of this Agreement, “Material Adverse Effect” with respect to any party hereto means such facts, circumstances, events or changes that are materially adverse to the business or financial condition of the Company or Parent, as the case may be, and its subsidiaries, taken as a whole, but shall not include facts, circumstances, events or changes (a) generally affecting any of the industries in which such party operates generally in the United States or the economy or the financial or securities markets in the United States or elsewhere in the world, including regulatory and political conditions or developments (including any outbreak or escalation of hostilities or acts of war or terrorism) or changes in interest rates, in each case to the extent not having a materially disproportionate impact on such party and its subsidiaries, taken as a whole, as compared to other Persons in such industries or (b) resulting from (i) the announcement or the existence of, or compliance with, this Agreement or the announcement of the Transaction or any of the other transactions contemplated by this Agreement, (ii) any litigation arising from allegations of a breach of fiduciary duty or other violation of Applicable Law relating to this Agreement or the transactions contemplated by this Agreement, (iii) changes in Applicable Law, GAAP or accounting standards, (iv) changes in the market price or trading volume of the Company Common Stock or Parent Common Stock, as the case may be, (v) changes in any analyst’s recommendations, any financial strength rating or any other recommendations or ratings as to the Company or Parent, as the case may be, or its subsidiaries (including, in and of itself, any failure to meet analyst projections) or (vi) the failure, in and of itself, of the Company or Parent, as the case may be, to meet any expected or projected financial or operating performance target publicly announced prior to the date of this Agreement, as well as any change, in and of itself, by the Company or Parent, as the case may be, in any expected or projected financial or operating performance target as compared with any target publicly announced prior to the date of this Agreement. For purposes of this Agreement, a “subsidiary,” when used with respect to any party hereto, means any entity of which such party (a) owns 50% or more of the outstanding voting securities or other voting ownership interests which are on the date of this Agreement directly or indirectly owned by such party, or (b) through contract or otherwise possesses power to appoint at least 50% of the directors of such entity (or Persons performing similar functions). Information disclosed in one Section of the Company Disclosure Schedule shall be integrated into another Section of the Company Disclosure Schedule without the necessity of a cross-reference to the extent its applicability thereto is readily apparent. References in this Agreement (except as specifically otherwise defined) to “affiliates” shall mean, as to any Person, any other Person which, directly or indirectly, controls, or is controlled by, or is under common control with, such Person. As used in this Agreement, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise. As used in this Agreement, “knowledge” means (x) with respect to Parent, the actual knowledge of the executive officers of Parent and (y) with respect to the Company, the actual knowledge of the executive officers of the Company. As used in this Agreement, “business day” shall mean any day other than a Saturday, Sunday or a day on which the banks in New York are authorized by law or executive order to be closed. References in this Agreement to specific laws or to specific provisions of laws shall include all rules and regulations promulgated thereunder. Any statute defined or referred to in this Agreement or in any agreement or instrument referred to in this Agreement shall mean such statute as from time to time amended, modified or supplemented, including by succession of comparable successor statutes.

8.4.  Counterparts.  This Agreement may be executed in counterparts, which together shall constitute one and the same agreement. The parties hereto may execute more than one copy of this Agreement, each of which shall constitute an original. Signatures to this Agreement transmitted by facsimile transmission, by electronic mail in “portable document format” (“.pdf”) form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing the original signature.

8.5.  Entire Agreement.  This Agreement (including the exhibits and schedules hereto), the Confidentiality Agreement and the Joint Defense Agreement constitute the entire agreement among the parties hereto and thereto and supersede all prior agreements and understandings, agreements or representations by or among the parties hereto and thereto, written and oral, with respect to the subject matter hereof and thereof. No representation, warranty, inducement, promise, understanding or condition not set forth in this Agreement has been made or relied upon by any of the parties hereto.

8.6.  Third-Party Beneficiaries.  Except for the agreement set forth in Section 2.1(a), 2.6, 5.2(b) and 5.2(d)(v) nothing in this Agreement, express or implied, is intended or shall be construed to create any third-party beneficiaries.

8.7.  Governing Law.  This Agreement shall be governed and construed in accordance with the laws of the State of Delaware without regard to any choice of law or conflicts of law rules of such state (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

8.8.  Consent to Jurisdiction; Specific Performance; Venue.

(a) The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement exclusively in the Delaware Court of Chancery, or in the event (but only in the event) that such court does not have subject matter jurisdiction over such Action, in the United States District Court for the District of Delaware. The parties hereto further agree to waive any requirement for the securing or posting of any bond in connection with the obtaining of any such injunctive or other equitable relief. In addition, each of the parties hereto irrevocably agrees that any legal Action with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by the other party hereto or its successors or assigns, shall be brought and determined exclusively in the Delaware Court of Chancery, or in the event (but only in the event) that such court does not have subject matter jurisdiction over such Action, in the United States District Court for the District of Delaware. Each of the parties hereto hereby irrevocably submits with regard to any such Action for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any Action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than the aforesaid courts. Each of the parties hereto hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any Action with respect to this Agreement, (a) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason other than the failure to serve in accordance with this Section 8.8, (b) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) to the fullest extent permitted by the Applicable Law, any claim that (i) the Action in such court is brought in an inconvenient forum, (ii) the venue of such Action is improper or (iii) this Agreement, or the subject matter of this Agreement, may not be enforced in or by such courts.

(b) Each of the Company, Parent and Merger Sub hereby consents to service being made through the notice procedures set forth in Section 8.2 and agrees that service of any process, summons, notice or document by registered mail (return receipt requested and first-class postage prepaid) to the respective addresses set forth in Section 8.2 shall be effective service of process for any suit or proceeding in connection with this Agreement or the transactions contemplated by this Agreement.

8.9.  WAIVER OF JURY TRIAL.  EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

8.10.  Assignment.  Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties hereto. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties hereto and their respective successors and assigns.

8.11.  Amendment.  This Agreement may be amended by the parties hereto at any time before or after approval of the First Merger by the Company’s Stockholders; provided, however, that after any such approval, no amendment shall be made that by law requires further approval by the Company’s Stockholders without such approval having been obtained. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

8.12.  Extension; Waiver.  At any time prior to the Effective Time, the parties may (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties contained in this Agreement or in any document delivered pursuant hereto or (c) subject to the proviso of Section 8.11, waive compliance with any of the agreements or conditions contained in this Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights and the single or partial exercise of any rights of this Agreement shall not preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

8.13.  Severability.  Any term or provision of this Agreement that is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable.

[Signature page follows]

IN WITNESS WHEREOF, Parent, Merger Sub, Second Merger Sub and the Company have signed this Agreement as of the date first written above.

URS CORPORATION

By:	/s/ H. Thomas Hicks
Name: H. Thomas Hicks

Title:	Vice President and Chief Financial Officer

ELK MERGER CORPORATION

By:	/s/ H. Thomas Hicks
Name: H. Thomas Hicks

Title:	President

BEAR MERGER SUB, INC.

By:	/s/ H. Thomas Hicks
Name: H. Thomas Hicks

Title:	President

WASHINGTON GROUP INTERNATIONAL, INC.

By:	/s/ Stephen G. Hanks
Name: Stephen G. Hanks

Title:	President and Chief Executive Officer

ANNEX B
May 28, 2007
Board of Directors
URS Corporation
600 Montgomery Street, 26th Floor
San Francisco, California 94111
Members of the Board,
We understand that URS Corporation (the “Buyer”), Elk Merger Corporation, a wholly owned subsidiary of the Buyer (“Merger Sub”), Bear Merger Sub, Inc., a wholly owned subsidiary of the Buyer (“Second Merger Sub”), and Washington Group International, Inc. (“Elk” or the “Company”) propose to enter into an Agreement and Plan of Merger, substantially in the form of the draft dated May 27, 2007 (the “Merger Agreement”), which provides, among other things, for (i) the merger of Merger Sub with and into the Company (the “First Merger”) and (ii) promptly following the First Merger, the subsequent merger of the Company with and into Second Merger Sub (the “Second Merger”, and together with the First Merger, the “Merger”). Pursuant to the Merger, a wholly owned subsidiary of the Buyer will continue as the surviving entity and each outstanding share of common stock, par value $0.01 per share (the “Company Common Stock”) of the Company, other than shares held in treasury or held by the Buyer or Merger Sub, or as to which dissenters’ rights have been perfected, will be converted into the right to receive $43.80 per share in cash without interest and 0.772 of a share of common stock, par value $0.01 per share, (the “Buyer Common Stock”) of the Buyer (together, the “Consideration”). The terms and conditions of the Merger are more fully set forth in the Merger Agreement. You have asked for our opinion as to whether the Consideration to be paid by the Buyer pursuant to the Merger Agreement is fair from a financial point of view to the Buyer.
For purposes of the opinion set forth herein, we have:
i)	reviewed certain publicly available financial statements and other business and financial information of the Company and the Buyer, respectively;

ii)	reviewed certain internal financial statements and other financial and operating data, including certain financial projections, concerning the Company prepared by the management of the Company;

iii)	reviewed certain financial projections concerning the Company prepared by the management of the Company and reviewed by the management of Buyer;

iv)	reviewed certain internal financial statements and other financial and operating data, including certain financial projections, concerning the Buyer prepared by the management of the Buyer;

v)	reviewed information relating to certain strategic, financial and operational benefits anticipated from the Merger, prepared by the management of the Buyer;

Board of Directors
URS Corporation

vi)	discussed the past and current operations and financial condition and the prospects of the Buyer and the Company, including information relating to certain strategic, financial and operational benefits anticipated from the Merger, with senior executives of the Buyer;

vii)	reviewed the pro forma impact of the Merger on the Buyer’s earnings per share, cash flow, capitalization and financial ratios;

viii)	reviewed the reported prices and trading activity for the Company Common Stock and the Buyer Common Stock, respectively;

ix)	compared the financial performance of the Company and the Buyer and the prices and trading activity of the Company Common Stock and the Buyer Common Stock with that of certain other publicly-traded companies comparable with the Company and the Buyer, respectively, and their respective securities;

x)	reviewed the financial terms, to the extent publicly available, of certain comparable acquisition transactions;

xi)	participated in discussions and negotiations among representatives of the Company and the Buyer and their financial and legal advisors;

xii)	reviewed the Merger Agreement, draft debt commitment letters of the Buyer substantially in the form of the drafts dated May 27, 2007 (the “Commitment Letters”), and certain related documents; and

xiii)	performed such other analyses and considered such other factors as we have deemed appropriate.
We have assumed and relied upon without independent verification the accuracy and completeness of the information supplied or otherwise made available to us by the Company and the Buyer for the purposes of this opinion. With respect to the financial projections prepared by the management of the Buyer, including information relating to certain strategic, financial and operational benefits anticipated from the Merger, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the future financial performance of the Company and the Buyer. In addition, we have assumed that the Merger will be consummated in accordance with the terms set forth in the Merger Agreement without any material waiver, amendment or delay of any terms or conditions, including, among other things, that the Second Merger will be consummated promptly following the First Merger, that the First Merger and the Second Merger will be treated as a single integrated transaction and that the Merger will be treated as a tax-free “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended. We have not made any independent valuation or appraisal of the assets or liabilities of the Company and Buyer, nor have we been furnished with any such appraisals. In addition, we have assumed that the Buyer will obtain financing in connection with the Merger on terms consistent with the Commitment Letters and as discussed with the senior management of the Buyer. Morgan Stanley has assumed that, in connection with the receipt of all the necessary governmental, regulatory or other approvals and

Board of Directors
URS Corporation

consents required for the Merger, no delays, limitations, conditions or restrictions will be imposed that would have a material adverse effect on the contemplated benefits expected to be derived in the Merger. We have relied upon, without independent verification, the assessment by the management of the Buyer of: (i) the strategic, financial and other benefits expected to result from the Merger; (ii) the timing and risks associated with the integration of the Company and the Buyer; (iii) the strategic rationale for the Merger and (iv) the validity of, and risks associated with, the Company’s and the Buyer’s existing and future services, technologies, intellectual property, products and business models. We are not legal, tax or regulatory advisors and have relied upon, without independent verification, the assessment of the Buyer and its legal, tax or regulatory advisors with respect to legal, tax or regulatory matters. Our opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. Events occurring after the date hereof may affect this opinion and the assumptions used in preparing it, and we do not assume any obligation to update, revise or reaffirm this opinion.
We have acted as financial advisor to the Board of Directors of the Buyer in connection with this transaction and will receive a fee for our services, a significant portion of which is contingent upon the closing of the transaction. In addition, the Buyer has agreed to offer us the opportunity to provide financing services in connection with the transaction and we may receive a fee for such services. In the past, we and our affiliates have provided financial advisory and financing services for the Buyer and have received fees for the rendering of these services. In the ordinary course of our trading, brokerage, investment management and financing activities, we and our affiliates may at any time hold long or short positions, and may trade or otherwise effect transactions, for our own account or the accounts of customers, in debt or equity securities or senior loans of the Buyer, the Company or any other company or any currency or commodity that may be involved in this transaction.

Board of Directors
URS Corporation

It is understood that this letter is for the information of the Board of Directors of the Buyer and may not be used for any other purpose without our prior written consent, except that a copy of this opinion may be included in its entirety in any filing the Buyer is required to make with the Securities and Exchange Commission in connection with this transaction if such inclusion is required by applicable law. In addition, this opinion does not in any manner address the prices at which the Buyer Common Stock will trade following consummation of the Merger and we express no opinion or recommendation as to how the shareholders of the Buyer and the Company should vote at the shareholders’ meetings to be held in connection with the Merger.
Based upon and subject to the foregoing, we are of the opinion on the date hereof that the Consideration to be paid by the Buyer pursuant to the Merger Agreement is fair from a financial point of view to the Buyer.
Very truly yours,
MORGAN STANLEY & CO. INCORPORATED

By:	/s/ Jeffrey N. Hogan
Jeffrey N. Hogan
Managing Director

ANNEX C
PERSONAL AND CONFIDENTIAL
May 27, 2007
Board of Directors
Washington Group International, Inc.
720 Park Boulevard
Boise, Idaho 83712
Madam and Gentlemen:
You have requested our opinion as to the fairness from a financial point of view to the holders of the outstanding shares of common stock, par value $0.01 per share (the “Shares”), of Washington Group International, Inc. (the “Company”) of the Consideration (as defined below) to be received by such holders, taken in the aggregate, pursuant to the Agreement and Plan of Merger, dated as of May 27, 2007 (the “Agreement”), by and among the Company, URS Corporation (“Purchaser”), Elk Merger Corporation (“Merger Sub”), a wholly owned subsidiary of Purchaser, and Bear Merger Sub, Inc. (“Second Merger Sub”), a wholly owned subsidiary of Purchaser. The Agreement provides that Merger Sub will be merged with and into the Company and immediately thereafter the Company will be merged with and into Second Merger Sub and each outstanding Share will be converted into $43.80 in cash (the “Cash Consideration”) and 0.772 shares of common stock, par value $0.01 per share (“Purchaser Common Stock”), of Purchaser (the “Stock Consideration”; together with the Cash Consideration, the “Consideration”).
Goldman, Sachs & Co. and its affiliates, as part of their investment banking business, are continually engaged in performing financial analyses with respect to businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and other transactions as well as for estate, corporate and other purposes. We have acted as financial advisor to the Company in connection with, and have participated in certain of the negotiations leading to, the transaction contemplated by the Agreement (the “Transaction”). We expect to receive fees for our services in connection with the Transaction, a substantial portion of which are contingent upon consummation of the Transaction, and the Company has agreed to reimburse our expenses and indemnify us against certain liabilities arising out of our engagement. In addition, we have provided certain investment banking services to the Company from time to time. We also may provide investment banking services to the Company and Purchaser in the future. In connection with the above-described investment banking services we have received, and may receive, compensation.

Board of Directors
Washington Group International, Inc.
May 27, 2007
Page Two
Goldman, Sachs & Co. is a full service securities firm engaged, either directly or through its affiliates, in securities trading, investment management, financial planning and benefits counseling, risk management, hedging, financing and brokerage activities for both companies and individuals. In the ordinary course of these activities, Goldman, Sachs & Co. and its affiliates may provide such services to the Company, Purchaser and their respective affiliates, may actively trade the debt and equity securities (or related derivative securities) of the Company and Purchaser for their own account and for the accounts of their customers and may at any time hold long and short positions of such securities.
In connection with this opinion, we have reviewed, among other things, the Agreement; annual reports to stockholders and Annual Reports on Form 10-K of the Company and Purchaser for the five fiscal years ended December 29, 2006; certain interim reports to stockholders and Quarterly Reports on Form 10-Q of the Company and Purchaser; certain other communications from the Company and Purchaser to their respective stockholders; and certain internal financial analyses and forecasts for the Company and Purchaser prepared by their respective managements (the “Forecasts”), including certain cost savings and operating synergies projected by the managements of the Company and Purchaser to result from the Transaction (the “Synergies”). We also have held discussions with members of the senior managements of the Company and Purchaser regarding their assessment of the strategic rationale for, and the potential benefits of, the Transaction and the past and current business operations, financial condition and future prospects of their respective companies. In addition, we have reviewed the reported price and trading activity for the Shares and Purchaser Common Stock, compared certain financial and stock market information for the Company and Purchaser with similar information for certain other companies the securities of which are publicly traded, reviewed the financial terms of certain recent business combinations in the engineering and construction industry specifically and in other industries generally and performed such other studies and analyses, and considered such other factors, as we considered appropriate.
For purposes of rendering this opinion, we have relied upon and assumed, without assuming any responsibility for independent verification, the accuracy and completeness of all of the financial, accounting, legal, tax and other information discussed with or reviewed by us. In that regard, we have assumed with your consent that the Forecasts, including the Synergies, have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the managements of the Company and Purchaser, as the case may be. In addition, we have not made an independent evaluation or appraisal of the assets and liabilities (including any contingent, derivative or off-balance-sheet assets and liabilities) of the Company or Purchaser or any of their respective subsidiaries and we have not been furnished with any such evaluation or appraisal.

Board of Directors
Washington Group International, Inc.
May 27, 2007
Page Three
Our opinion does not address the underlying business decision of the Company to engage in the Transaction or the relative merits of the Transaction as compared to any alternative business strategies or transactions that might be available to the Company nor are we expressing any opinion as to the prices at which shares of Purchaser Common Stock will trade at any time. We have assumed, with your consent, that all governmental, regulatory or other consents and approvals necessary for the consummation of the Transaction contemplated by the Agreement will be obtained without the imposition of any delay, limitation, restriction or condition that would have an adverse effect on the Company or Purchaser or on the expected benefits of the Transaction in any way meaningful to our analysis.
Our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof. We were not authorized to solicit, and did not solicit, interest from any party with respect to a merger or other business combination transaction involving the Company or any of its assets. Our advisory services and the opinion expressed herein are provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the Transaction and such opinion does not constitute a recommendation as to how any holder of Shares should vote with respect to the Transaction or any other matter.
Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Consideration to be received by holders of Shares, taken in the aggregate, pursuant to the Agreement is fair from a financial point of view to such holders.
Very truly yours,

/s/ Goldman, Sachs & Co.
(GOLDMAN, SACHS & CO.)

ANNEX D
GENERAL CORPORATION LAW OF THE STATE OF DELAWARE
Section 262. Appraisal Rights.
     (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.
     (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 257, § 258, § 263 or § 264 of this title:
          (1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of § 251 of this title.
          (2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:
               a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;
               b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;
               c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

               d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.
          (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.
     (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.
     (d) Appraisal rights shall be perfected as follows:
          (1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or
          (2) If the merger or consolidation was approved pursuant to § 228 or § 253 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.
     (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) of this section hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition or request from the corporation the statement described in this subsection.
     (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.
     (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.
     (h) After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.
     (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

     (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.
     (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.
     (l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.	Indemnification of Officers and Directors

Section 145 of the DGCL permits a Delaware corporation to indemnify any person who was or is a party or witness or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reasons of the fact that he or she is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise. Depending on the character of the proceeding, a corporation may indemnify against expenses, costs and fees (including attorneys’ fees) judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding if the person indemnified acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. In the case of an action or suit by or in the right of the corporation, no indemnification may be made in respect to any claim, issue or matter as to which such person will have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery of the State of Delaware, or the court in which such action or suit was brought, determines that, despite the adjudication of liability, such person is fairly and reasonably entitled to indemnity for such expenses which the court deems proper. Section 145 provides that, to the extent a director, officer, employee or agent of a corporation has been successful in the defense of any action, suit or proceeding referred to above or in the defense of any claim, issue or manner therein, he or she will be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him or her in connection therewith.

The undersigned registrant’s bylaws provide for indemnification of its directors and officers to the fullest extent permitted by Delaware law and such right to indemnification continues as to a person who has ceased to be our director or officer and inures to the benefit of his or her heirs, executors and administrators. The undersigned registrant’s bylaws provide that every person is indemnified against any and all judgments, fines, expenses including attorneys’ fees, amounts paid in settling or otherwise disposing of threatened, pending or completed actions, suits or proceedings (including an action by or in the right of the corporation, subject to certain conditions), whether by fact that he or she is or was the undersigned registrant’s director or officer or is or was serving at the undersigned registrant’s request as a director or officer of another corporation, subject in all instances to the requirements that such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the undersigned registrant’s best interests, and with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful. While these provisions provide directors with protection from awards for monetary damages for breaches of their duty of care, they do not eliminate such duty. Accordingly, these provisions have no effect on the availability of equitable remedies, such as an injunction or rescission based on a director’s breach of his or her duty of care.

The undersigned registrant has purchased and maintain insurance to protect persons entitled to indemnification in accordance with the undersigned registrant’s bylaws against liabilities asserted against or incurred by them in their capacity or arising out of their status.

The undersigned registrant has entered into agreements with its directors and certain of its officers, which provide for indemnification. These agreements, among other things, require the undersigned registrant to indemnify the director or officer to the fullest extent permitted by Delaware law, including indemnification for attorneys’ fees and all other costs, expenses and obligations paid or incurred by the director or officer in any action or proceeding, including any action by or in the right of the undersigned registrant, arising out of the person’s services as a director or officer of the undersigned registrant or any other corporation, partnership, joint venture, employee benefit plan, trust or other enterprise to which the person provides services at our request.

Delaware law permits such indemnification, provided such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interest of the undersigned registrant and, with respect to any criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful. The undersigned registrant believes that its charter provisions and indemnification agreements are necessary to attract and retain qualified persons as directors and officers.

Item 21.	Exhibits and Financial Statements Schedules

(a) See Exhibit Index.

Item 22.	Undertakings

(a) The undersigned registrant hereby undertakes:

1. To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i. To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

ii. To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

iii. To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

2. That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus contains the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(c) The registrant undertakes that every prospectus (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Securities Act of 1933, as amended, which is referred to as the Securities Act, and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment will be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time will be deemed to be the initial bona fide offering thereof.

(d) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934, as amended, which is referred to as the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement will be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time will be deemed to be the initial bona fide offering thereof.

(e) The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Exchange Act; and where interim financial information required to be presented by Article 3 of Regulation S-X is not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

(f) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or controlling persons of the registrant pursuant to the foregoing provisions hereof, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(g) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(h) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

Pursuant to the requirements of the Securities Act of 1933, as amended, the undersigned registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the city of San Francisco state of California on September 17, 2007.

URS Corporation

 /s/ Martin M. Koffel

By:	Martin M. Koffel
Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN AND WOMEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Martin M. Koffel, H. Thomas Hicks, Reed N. Brimhall or any of them, his or her attorney-in-fact, each with the power of substitution, for him or her in any and all capacities, to sign any amendments to this Registration Statement, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that each of said attorneys-in-fact, or his or her substitute or substitutes, may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below by the following persons on behalf of the registrant and in the capacities and on the dates indicated:

Signature	Title	Date

/s/ Martin M. Koffel Martin M. Koffel	Chairman of the Board of Directors and Chief Executive Officer	September 17, 2007

/s/ H. Thomas Hicks H. Thomas Hicks	Chief Financial Officer	September 17, 2007

/s/ Reed N. Brimhall Reed N. Brimhall	Vice President, Controller and Chief Accounting Officer	September 17, 2007

/s/ H. Jesse Arnelle H. Jesse Arnelle	Director	September 17, 2007

/s/ Armen Der Marderosian Armen Der Marderosian	Director	September 17, 2007

/s/ Mickey P. Foret Mickey P. Foret	Director	September 17, 2007

Lydia H. Kennard	Director

/s/ Joseph W. Ralston Joseph W. Ralston	Director	September 17, 2007

Signature	Title	Date

/s/ John D. Roach John D. Roach	Director	September 17, 2007

/s/ Douglas W. Stotlar Douglas W. Stotlar	Director	September 17, 2007

/s/ William P. Sullivan William P. Sullivan	Director	September 17, 2007

/s/ William D. Walsh William D. Walsh	Director	September 17, 2007

EXHIBIT INDEX

2.1	Agreement and Plan of Merger, dated as of May 27, 2007, by and among URS Corporation, Elk Merger Corporation, Bear Merger Sub, Inc. and Washington Group International, Inc., filed as Exhibit 2.1 to URS’ Form 8-K, dated May 28, 2007, and incorporated herein by reference
3.1	Certificate of Incorporation of URS Corporation, filed as Exhibit 3.1 to URS’ Form 10-K for the fiscal year ended October 31, 1991, and incorporated herein by reference
3.2	Certificate of Elimination, as filed with the Secretary of the State of Delaware on July 23, 2003, filed as Exhibit 3.1 to URS’ Form 10-Q for the quarter ended July 31, 2003, and incorporated herein by reference
3.3	Certificate of Amendment of Certificate of Incorporation of URS Corporation, as amended October 18, 1999, filed as Exhibit 3.3 to URS’ Form 10-K for the fiscal year ended October 31, 2003, and incorporated herein by reference
3.4	Certificate of Amendment of Certificate of Incorporation of URS Corporation, as amended March 24, 2004, filed as Exhibit 3.1 to URS’ Form 10-Q for the quarter ended April 30, 2004, and incorporated herein by reference
3.5	By-laws of URS Corporation, as amended through November 14, 2006, filed as Exhibit 3.1 to URS’ Form 8-K, dated November 20, 2006, and incorporated herein by reference
4.1	Credit Agreement, dated as of June 28, 2005, by and among URS Corporation, Credit Suisse, New York, as a co-lead arranger and administrative agent, Wells Fargo Bank, National Association, as a co-lead arranger and syndication agent, and the lenders named therein, filed as Exhibit 4.1 to URS’ Form 8-K, dated June 30, 2005, and incorporated herein by reference
4.2	Specimen Common Stock Certificate, filed as an exhibit to URS’ registration statement on Form S-1 or amendments thereto
5.1	Opinion of Latham & Watkins LLP regarding the legality of the securities being registered
8.1	Opinion of Latham & Watkins LLP as to tax matters
8.2	Opinion of Wachtell, Lipton, Rosen & Katz as to tax matters
10.1	Employee Stock Purchase Plan of URS Corporation, as amended and restated effective on September 8, 2005, filed as Exhibit 10.1 to URS’ Form 10-Q for the quarter ended September 30, 2005 and incorporated herein by reference
10.2	URS Corporation Amended and Restated 1999 Equity Incentive Plan, dated as of September 30, 2006, filed as Exhibit 10.2 to URS’ Form 8-K, dated as of September 13, 2006, and incorporated herein by reference
10.3	Non-Executive Directors Stock Grant Plan of URS Corporation, adopted December 17, 1996, filed as Exhibit 10.5 to URS’ 1996 Form 10-K filed with the SEC on January 14, 1997, and incorporated herein by reference
10.4	Selected Executive Deferred Compensation Plan of URS Corporation, filed as Exhibit 10.3 to the 1990 Form S-1, and incorporated herein by reference
10.5	1999 Incentive Compensation Plan of URS Corporation, filed as Appendix A to URS’ definitive proxy statement for the 1999 Annual Meeting of Stockholders, filed with the SEC on February 17, 1999, and incorporated herein by reference
10.6	2006 URS Corporation Annual Incentive Compensation Plan pursuant to the 1999 Incentive Compensation Plan, filed as Exhibit 10.1 to URS’ Form 10-Q for the quarter ended March 31, 2006, and incorporated herein by reference
10.7	2007 URS Corporation Annual Incentive Compensation Plan pursuant to the 1999 Incentive Compensation Plan, filed as Exhibit 10.1 to URS’ Form 8-K, dated March 22, 2007, and incorporated herein by reference
10.8	Non-Executive Directors Stock Grant Plan, as amended, filed as Exhibit 10.1 to URS’ Form 10-Q for the quarter ended January 31, 1998, and incorporated herein by reference
10.9	EG&G Technical Services, Inc. Amended and Restated Employees Retirement Plan, filed as Exhibit 10.9 to URS’ Form 10-K for the fiscal year ended December 29, 2006, and incorporated herein by reference
10.10	Amended and Restated Employment Agreement, dated September 5, 2003, between URS Corporation and Martin M. Koffel, filed as Exhibit 10.10 to URS’ Form 10-K for the fiscal year ended October 31, 2003, and incorporated herein by reference

10.11	First Amendment to the Amended and Restated Employment Agreement between URS Corporation and Martin M. Koffel, dated as of December 7, 2006, filed as Exhibit 10.1 to URS’ Form 8-K, dated December 8, 2006, and incorporated herein by reference
10.12	Amended and Restated Supplemental Executive Retirement Agreement between URS Corporation and Martin M. Koffel, dated as of December 7, 2006, filed as Exhibit 10.3 to URS’ Form 8-K, dated December 8, 2006, and incorporated herein by reference
10.13	Amended and Restated Employment Agreement, dated May 31, 2005, between URS Corporation and Kent P. Ainsworth, filed as Exhibit 10.1 to URS’ Form 8-K, dated May 31, 2005, and incorporated herein by reference
10.14	Employment Agreement, dated as of September 8, 2000, between URS Corporation and Joseph Masters, filed as Exhibit 10.14 to URS’ 1999 Form 10-K for the fiscal year ended October 31, 2000, and incorporated herein by reference
10.15	Amendment to Employment Agreement, dated August 11, 2003, between URS Corporation and Joseph Masters, filed as Exhibit 10.15 to URS’ Form 10-K for the fiscal year ended October 31, 2003, and incorporated herein by reference
10.16	Second amendment to Employment Agreement, dated August 20, 2004, between URS Corporation and Joseph Masters, filed as Exhibit 10.17 to URS’ Form 10-K for the fiscal year ended October 31, 2004, and incorporated herein by reference
10.17	Fourth Amendment to Employment Agreement, dated as of November 15, 2005, between URS Corporation and Joseph Masters, filed as Exhibit 10.1 to URS’ Form 8-K, dated November 18, 2005, and incorporated herein by reference
10.18	Employment Agreement, dated May 19, 2003, between URS Corporation and Reed N. Brimhall, Vice President, Corporate Controller, filed as Exhibit 10.1 to URS’ Form 10-Q for the quarter ended July 31, 2003, and incorporated herein by reference
10.19	Employment Agreement, dated January 29, 2004, between URS Corporation and Gary V. Jandegian, filed as Exhibit 10.1 to URS’ Form 10-Q for the quarter ended January 31, 2004, and incorporated herein by reference
10.20	Employment Agreement, dated January 30, 2004, between URS Corporation and Thomas W. Bishop, filed as Exhibit 10.2 to URS’ Form 10-Q for the quarter ended January 31, 2004, and incorporated herein by reference
10.21	Employment Agreement, dated as of November 19, 2004, between URS Corporation and Randall A. Wotring, filed as Exhibit 10.1 to URS’ Form 8-K, dated November 24, 2004, and incorporated herein by reference
10.22	Employment Agreement, dated May 31, 2005, between URS Corporation and H. Thomas Hicks, filed as Exhibit 10.2 to URS’ Form 8-K, dated May 31, 2005, and incorporated herein by reference
10.23	Employment Agreement, dated May 25, 2006, between URS Corporation and Susan B. Kilgannon, filed as Exhibit 10.3 to URS’ Form 8-K, dated as of May 31, 2006, and incorporated herein by reference
10.24	Stock Option Agreement, dated as of November 5, 1999 and between URS Corporation and Martin M. Koffel, filed as Exhibit 10.24 to URS’ Form 10-K for the fiscal year ended October 31, 1999, and incorporated herein by reference
10.25	URS Corporation 1999 Equity Incentive Plan Nonstatutory Stock Option Agreement, dated as of April 25, 2001, between Martin M. Koffel and URS Corporation, filed as Exhibit 10.2 to URS’ Form 10-Q for the quarter ended April 30, 2001, and incorporated herein by reference
10.26	Form of URS Corporation 1999 Equity Incentive Plan Restricted Stock Unit Award Agreement, dated as of July 12, 2004, executed between URS Corporation and Martin M. Koffel for 50,000 shares of deferred restricted stock units, filed as Exhibit 10.3 to URS’ Form 10-Q for the quarter ended July 31, 2004, and incorporated herein by reference
10.27	URS Corporation 1999 Equity Incentive Plan Restricted Stock Award to Mr. Koffel, dated December 7, 2006, between URS Corporation and Martin M. Koffel, filed as Exhibit 10.4 to URS’ Form 8-K, dated December 8, 2006, and incorporated herein by reference

10.28	Form of URS Corporation 1999 Equity Incentive Plan Restricted Stock Award Agreement, dated as of July 12, 2004, executed as separate agreements between URS Corporation and each of Kent P. Ainsworth and Joseph Masters, filed as Exhibit 10.4 to URS’ Form 10-Q for the quarter ended July 31, 2004, and incorporated herein by reference
10.29	Form of URS Corporation 1999 Equity Incentive Plan Nonstatutory Stock Option Agreement, dated as of July 12, 2004, executed between URS Corporation and Joseph Masters, filed as Exhibit 10.6 to URS’ Form 10-Q for the quarter ended July 31, 2004, and incorporated herein by reference
10.30	Form of URS Corporation 1999 Equity Incentive Plan Restricted Stock Award Agreement, dated as of July 12, 2004, executed as separate agreements between URS Corporation and each of Thomas W. Bishop, Reed N. Brimhall and Gary Jandegian, filed as Exhibit 10.36 to URS’ Form 10-K for the fiscal year ended October 31, 2004, and incorporated herein by reference
10.31	Form of URS Corporation 1999 Equity Incentive Plan Nonstatutory Stock Option Agreement and Grant Notice, adopted July 12, 2004, executed as separate agreements between URS Corporation and each of Thomas W. Bishop, Reed N. Brimhall, and Gary Jandegian, filed as Exhibit 10.2 to URS’ Form 10-Q for the quarter ended April 1, 2005, and incorporated herein by reference
10.32	Form of URS Corporation 1999 Equity Incentive Plan Restricted Stock Award, dated as of October 4, 2005 and February 16, 2006, executed as separate agreements between URS Corporation and each of Martin M. Koffel, Kent P. Ainsworth, Thomas W. Bishop, Reed N. Brimhall, H. Thomas Hicks, Gary V. Jandegian, Joseph Masters, and Randall A. Wotring, filed as Exhibit 10.1 to URS’ Form 8-K, dated as of October 7, 2005, and incorporated herein by reference
10.33	Form of URS Corporation 1999 Equity Incentive Plan Restricted Stock Award, dated as of May 25, 2006, executed as separate agreements between URS Corporation and each of Martin M. Koffel, Kent P. Ainsworth, Thomas W. Bishop, Reed N. Brimhall, H. Thomas Hicks, Gary V. Jandegian, Joseph Masters, Susan Kilgannon and Randall A. Wotring, filed as Exhibit 10.2 to URS’ Form 8-K, dated as of May 31, 2006, and incorporated herein by reference
10.34	Form Nonstatutory Stock Option Agreement, filed as Exhibit 10.40 to URS’ Form 10-K for the fiscal year ended December 30, 2005, and incorporated herein by reference
10.35	Form Restricted Stock Award Agreement, filed as Exhibit 10.41 to URS’ Form 10-K for the fiscal year ended December 30, 2005, and incorporated herein by reference
10.36	Form of Officer Indemnification Agreement filed as Exhibit 10.3 to URS’ Form 10-Q for the quarter ended April 30, 2004, and incorporated herein by reference; dated as of March 23, 2004, between URS Corporation and each of Kent P. Ainsworth, Thomas W. Bishop, Reed N. Brimhall, Susan B. Kilgannon, Gary V. Jandegian and Joseph Masters; dated as of November 19, 2004, between URS Corporation and Randall A. Wotring; and dated as of March 17, 2006 between URS Corporation and H. Thomas Hicks
10.37	Form of Director Indemnification Agreement filed as Exhibit 10.4 to URS’ Form 10-Q for the quarter ended April 30, 2004, and incorporated herein by reference; dated as of March 23, 2004, between URS Corporation and each of H. Jesse Arnelle, Richard C. Blum, Armen Der Marderosian, Mickey P. Foret, Martin M. Koffel, Richard B. Madden, General Joseph W. Ralston, USAF (Ret.), John D. Roach and William D. Walsh; dated as of August 6, 2004, between URS Corporation and Betsy Bernard; and dated as of August 1, 2006 between URS Corporation and William P. Sullivan
10.38	URS Corporation Summary of Non-Executive Director Compensation, dated as of September 30, 2006, filed as Exhibit 10.1 to URS’ Form 8-K, dated September 13, 2006, and incorporated herein by reference
10.39	Form of URS Corporation 1999 Equity Incentive Plan Restricted Stock Award, dated as of October 4, 2005, executed as separate agreements between URS Corporation and each of Martin M. Koffel for 55,000 shares of common stock, Kent P. Ainsworth for 15,000 shares of common stock, Thomas W. Bishop for 4,000 shares of common stock, Reed N. Brimhall for 2,500 shares of common stock, H. Thomas Hicks for 40,000 shares of common stock, Gary V. Jandegian for 7,500 shares of common stock, Joseph Masters for 3,500 shares of common stock, and Randall A. Wotring for 6,000 shares of common stock, filed as Exhibit 10.1 to URS’ Form 8-K, dated as of October 7, 2005, and incorporated herein by reference
10.40	URS Corporation Summary of Non-Executive Director Compensation, dated as of September 30, 2006, filed as Exhibit 10.1 to URS’ Form 8-K, dated September 13, 2006, and incorporated herein by reference

10.41	Form of Director Indemnification Agreement filed as Exhibit 10.4 to URS’ Form 10-Q for the quarter ended April 30, 2004, agreed to between URS Corporation and Douglas W. Stotlar, and incorporated herein by reference
13.1	Annual report to security holders for the fiscal year ended December 29, 2006, and incorporated herein by reference
13.2	Quarterly report to security holders for the quarter ended March 30, 2007, and incorporated herein by reference
21.1	Subsidiaries of URS Corporation, filed as Exhibit 21.1 to URS’ Form 10-K for the fiscal year ended December 29, 2006, and incorporated herein by reference
23.1	Consent of Independent Registered Public Accounting Firm, related to URS’ consolidated financial statements
23.2	Consent of Independent Registered Public Accounting Firm, related to Washington Group’s consolidated financial statements
23.3	Consent of Latham & Watkins LLP (included in Exhibits 5.1 and 8.1)
23.4	Consent of Wachtell, Lipton, Rosen & Katz (included in Exhibit 8.2)
24.1	Powers of Attorney of URS’ directors and officers (see page II-4)
99.1	Preliminary Form of Proxy Card of URS
99.2	Preliminary Form of Proxy Card of Washington Group International
99.3	Consent of Morgan Stanley & Co. Incorporated.
99.4	Consent of Goldman, Sachs & Co.